As filed with the Securities and Exchange Commission on December 6, 2007
Registration No. 333-145849

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

NEW GIANT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	2361	26-0405422
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Stephen A. Hellrung, Esq.
Senior Vice President, General Counsel and Secretary
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William Scott Ortwein, Esq. Justin R. Howard, Esq. Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7000	Andrew W. Smith, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED DECEMBER 6, 2007

BUSINESS COMBINATION PROPOSED — YOUR VOTE IS IMPORTANT

To our stockholders:

I am pleased to invite you to attend the special meeting of stockholders of Graphic Packaging Corporation (“Graphic”) to be held on January 17, 2008 at 10:00 a.m., local time at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, 15th Floor, Atlanta, Georgia 30309. At the special meeting, you will be asked to consider and vote on (1) a proposal to adopt the transaction agreement and agreement and plan of merger, dated as of July 9, 2007, that Graphic and certain of its affiliates entered into with Bluegrass Container Holdings, LLC (“BCH”), the company that holds all of the equity interests of Altivity Packaging, LLC (“Altivity”), and BCH’s equity holders, which provides for the combination of the businesses of Graphic and Altivity, (2) a proposal to approve provisions in New Giant Corporation’s restated certificate of incorporation authorizing 1.1 billion shares of capital stock, including 1 billion shares of common stock and 100 million shares of preferred stock, and (3) any proposal by Graphic to adjourn or postpone the special meeting, if determined to be necessary.

If the transactions contemplated by the transaction agreement are completed, you will receive one share of common stock of a new company, currently named New Giant Corporation, which we refer to as “New Graphic,” for each share of Graphic common stock that you held immediately prior to the effective time of the merger. New Graphic will also issue shares of its common stock to BCH’s current equity holders such that upon the completion of these transactions, BCH’s current equity holders will own approximately 40.6% of New Graphic common stock, and holders of Graphic common stock immediately prior to the effective time will own approximately 59.4% of New Graphic common stock, each calculated on a fully diluted basis. In connection with these transactions, New Graphic will be renamed Graphic Packaging Holding Company, and its common stock will be listed on the New York Stock Exchange under the symbol “GPK,” which is the symbol under which Graphic common stock is currently traded on the NYSE.

The board of directors of Graphic has unanimously approved the transaction agreement and the transactions and has determined that the transactions are advisable and in the best interests of Graphic and its stockholders.

This proxy statement/prospectus describes these transactions and provides specific information concerning the special meeting. We encourage you to read this entire document carefully.

Sincerely,

David W. Scheible
President and Chief Executive Officer

For a discussion of certain risk factors that you should consider in evaluating the transactions contemplated by the transaction agreement and an investment in New Graphic common stock, see “Risk Factors” beginning on page 20.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions or passed on the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

We may amend or supplement this proxy statement/prospectus from time to time by filing amendments or supplements as required.

This proxy statement/prospectus is dated December   , 2007, and is first being mailed to Graphic stockholders on or about December 12, 2007.

GRAPHIC PACKAGING CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JANUARY 17, 2008

To our stockholders:

Graphic Packaging Corporation (“Graphic”) will hold a special meeting of its stockholders on January 17, 2008 at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, 15th Floor, Atlanta, Georgia 30309, for the following purposes:

1. To vote on a proposal to adopt the transaction agreement and agreement and plan of merger, dated as of July 9, 2007, by and among Graphic, Bluegrass Container Holdings, LLC (“BCH”), TPG Bluegrass IV, L.P., TPG Bluegrass IV-AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V-AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management, LLC, (collectively with TPG Bluegrass IV, L.P., TPG Bluegrass IV-AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V-AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P. and any transferees of their interests in BCH, the “Sellers”), New Giant Corporation (“New Graphic”) and Giant Merger Sub, Inc. (“Merger Sub”) and to approve the transactions contemplated by such transaction agreement. The transaction agreement contemplates, among other transactions, that:

•	Merger Sub, a new, wholly-owned subsidiary of New Graphic, will merge with and into Graphic, as a result of which Graphic will become a wholly-owned subsidiary of New Graphic (the “merger”);

•	each share of Graphic common stock outstanding immediately prior to the merger will be converted into the right to receive one share of the common stock of New Graphic pursuant to the merger; and

•	immediately after the merger, the Sellers will transfer all of their equity interests in BCH, the company that holds all of the equity interests in Altivity Packaging, LLC, to New Graphic in exchange for shares of common stock of New Graphic (the “exchange,” and together with the merger, the “transactions”).

2. To vote on a proposal to approve provisions in New Graphic’s restated certificate of incorporation authorizing 1.1 billion shares of capital stock, including 1 billion shares of common stock and 100 million shares of preferred stock. THIS PROVISION WILL ONLY BE IMPLEMENTED IF PROPOSAL 1 IS ALSO APPROVED.

3. To vote upon any proposal by Graphic to adjourn or postpone the special meeting, if determined to be necessary.

A copy of the transaction agreement is attached to this proxy statement/prospectus as Annex A. The certificate of incorporation and by-laws of New Graphic to be in effect following the merger are set forth as Annex B and Annex C, respectively, to this proxy statement/prospectus.

The board of directors of Graphic has unanimously approved the transaction agreement and the transactions and has determined that the transactions are advisable and in the best interests of Graphic and its stockholders. The board of directors of Graphic recommends that you vote “FOR” the adoption of the transaction agreement and the approval of the transactions, “FOR” the approval of the provisions of New Graphic’s restated certificate of incorporation increasing New Graphic’s authorized capital stock, and “FOR” the adjournment or postponement of the special meeting, if determined to be necessary.

Only Graphic stockholders of record at the close of business on December 7, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. No business other than the proposals described in this notice will be considered at the special meeting or any adjournment or postponement thereof. A complete list of Graphic stockholders of record entitled to vote at the special meeting will be available for inspection at the special meeting.

Your vote is very important, regardless of the number of shares you own. Graphic cannot complete the transactions unless the transaction agreement is adopted and the transactions are approved by the affirmative vote of a majority of the issued and outstanding shares of Graphic common stock. Please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

For your shares to be voted, you may complete, sign, date and return the enclosed proxy card or you may submit your proxy by telephone or over the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account by a broker, bank or other nominee, you must instruct them on how to vote your shares. If you do not submit your proxy, vote in person or instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the adoption of the transaction agreement and the approval of the transactions.

By order of the board of directors,

Stephen A. Hellrung
Senior Vice President, General Counsel and Secretary
December   , 2007

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Graphic from other documents that are not included in or delivered with this proxy statement/prospectus. The Securities and Exchange Commission (the “SEC”) maintains a website that contains annual, quarterly and current reports, proxy and information statements and other information regarding registrants, like Graphic, that file reports with the SEC electronically. The SEC’s website address is http://www.sec.gov. You may also read and copy any document Graphic files with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. The information Graphic files with the SEC and other information about Graphic is also available on Graphic’s website at http://www.graphicpkg.com. However, the information on Graphic’s website is not a part of, nor incorporated by reference into, this proxy statement/prospectus. For a listing of the documents incorporated by reference, please see “Where You Can Find More Information.”

You can also obtain those documents incorporated by reference in this proxy statement/prospectus without charge by contacting Graphic at:

Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
Attention: Investor Relations Department

In order to ensure timely delivery of requested documents, any request should be made at least five business days prior to the date on which an investment decision is to be made and, in any event, no later than January 10, 2008, which is five business days prior to the special meeting.

i

ii

Page

Experts	141
Future Stockholder Proposals	141
Where You Can Find More Information	142
Index to Financial Statements	F-1

ANNEXES

Annex A — Transaction Agreement and Agreement and Plan of Merger
Annex B — New Graphic Form of Restated Certificate of Incorporation
Annex C — New Graphic Form of Amended and Restated Bylaws
Annex D — Voting Agreement
Annex E — Stockholders Agreement
Annex F — Registration Rights Agreement
Annex G — Opinion of Goldman, Sachs & Co.
EX-4.2 FORM OF CERTIFICATE
EX-8.1 OPINION OF ALSTON & BIRD LLP
EX-23.1 CONSENT OF PRICEWATERHOUSECOOPERS LLP
EX-23.2 CONSENT OF ERNST & YOUNG LLP
EX-99.13 CONSENT OF GOLDMAN, SACHS & CO
EX-99.14 FORM OF PROXY CARD

iii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address some frequently asked questions regarding the merger (as defined below) and the exchange (as defined below and together with the merger, the “transactions”) contemplated by the transaction agreement (as defined below). These questions and answers may not address all questions that may be important to you as a stockholder of Graphic Packaging Corporation (“Graphic”). You are urged to read this entire proxy statement/prospectus carefully and the other documents to which Graphic and New Graphic (as defined below) refer you before casting your vote on adoption of the transaction agreement and approval of the transactions.

Q:	When and where is the special meeting?

A:	The special meeting will take place on January 17, 2008, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, 15th Floor, Atlanta, Georgia 30309.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to adopt the transaction agreement and agreement and plan of merger, dated as of July 9, 2007 (the “transaction agreement”), by and among Graphic, Bluegrass Container Holdings, LLC (“BCH”), the company that holds all of the equity interests in Altivity Packaging, LLC (“Altivity”), TPG Bluegrass IV, L.P., TPG Bluegrass IV-AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V-AIV 2, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P. (collectively with TPG Bluegrass IV, L.P., TPG Bluegrass IV-AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V-AIV 2, L.P. and TPG FOF V-A, L.P., the “TPG Entities”), BCH Management, LLC, Field Holdings, Inc. (together with BCH Management, LLC, the TPG Entities, and any transferee of their interests in BCH, the “Sellers”), New Giant Corporation (“New Graphic”) and Giant Merger Sub, Inc. (“Merger Sub”) and approve the transactions. The transaction agreement contemplates, among other transactions, that:

• Merger Sub, a new, wholly-owned subsidiary of New Graphic, will merge with and into Graphic, as a result of which Graphic will become a wholly-owned subsidiary of New Graphic (the “merger”);

• each share of Graphic common stock outstanding immediately prior to the merger will be converted into the right to receive one share of the common stock of New Graphic pursuant to the merger; and

• immediately after the merger, the Sellers will transfer all of their equity interests in BCH to New Graphic in exchange for shares of common stock of New Graphic (the “exchange”).

Upon the completion of the transactions, Graphic stockholders, in the aggregate, will hold approximately 59.4%, and the Sellers will hold approximately 40.6%, of the outstanding common stock of New Graphic, each calculated on a fully diluted basis.

For a more detailed discussion about the transactions, please see “The Transactions” beginning on page 33 and “The Transaction Agreement and Agreement and Plan of Merger” beginning on page 62.

You are also being asked to vote to approve a provision in New Graphic’s restated certificate of incorporation authorizing 1.1 billion shares of capital stock, including 1 billion shares of common stock and 100 million shares of preferred stock.

In addition, you are being asked to vote to approve any proposal by Graphic to adjourn or postpone the special meeting, if determined to be necessary.

Q:	What will I receive after the transactions are completed?

A:	After the transactions are completed, you will receive one share of New Graphic common stock for each share of Graphic common stock you hold.

Q:	Are there any important risks related to the transactions or New Graphic’s business of which I should be aware?

A:	Yes, there are important risks involved. Before making any decision on whether and how to vote, Graphic urges you to read carefully and in its entirety the section entitled “Risk Factors” beginning on page 20.

Q:	Will my rights as a stockholder of New Graphic be different from my rights as a stockholder of Graphic?

A:	Yes, there are certain material differences between your rights as a stockholder of Graphic and your rights as a stockholder of New Graphic. We urge you to read the section entitled “Description of New Graphic Capital Stock” beginning on page 133 and “Comparison of Rights of Graphic Stockholders and New Graphic Stockholders” beginning on page 140.

Q:	What stockholder approvals are needed to approve the transactions?

A:	The adoption of the transaction agreement and the approval of the transactions and the approval of the provision in New Graphic’s restated certificate of incorporation each requires the affirmative vote of a majority of the issued and outstanding shares of Graphic common stock as of the record date.

Pursuant to the voting agreement, dated as of July 9, 2007, entered into by and among BCH, Graphic, certain members and affiliates of the Coors family (the “Coors Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (the “CDR Fund”) and EXOR Group S.A. (“EXOR”), each of the Coors Family Stockholders, the CDR Fund and EXOR has agreed, subject to limited exceptions, to vote all of its shares of Graphic common stock in favor of adopting the transaction agreement and approving the transactions and any other action reasonably requested by BCH in furtherance thereof. The Coors Family Stockholders, the CDR Fund and EXOR collectively hold 129,376,414 issued and outstanding shares of Graphic common stock, which represented approximately 65% of the total number of shares of Graphic common stock issued and outstanding as of July 9, 2007 and as of the record date.

Q:	Who is entitled to vote at the special meeting?

A:	Graphic stockholders as of the close of business on December 7, 2007, which is the record date for the special meeting, are entitled to vote at the special meeting. As of the record date, there were [ ● ] shares of Graphic common stock issued and outstanding and entitled to be voted at the special meeting. Each share of Graphic common stock outstanding on the record date will entitle its holder of record on such date to one vote on the transaction agreement and the transactions.

Q:	Who can attend the special meeting?

A:	Only stockholders, their designated proxies and guests of Graphic may attend the special meeting. If you plan to attend the special meeting, you must be a stockholder of record as of December 7, 2007 or, if you have beneficial ownership of shares of Graphic common stock held of record by a broker, bank or other nominee, you must bring an account statement or letter from your broker, bank or other nominee showing that you are the beneficial owner of shares of Graphic common stock as of the record date in order to be admitted to the special meeting.

Q:	What happens if I sell my shares of Graphic common stock before the special meeting?

A:	The record date for the special meeting is December 7, 2007. If you transfer your shares of Graphic common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting but will transfer the right to receive one share of New Graphic common stock for each share of Graphic common stock you hold (if the transactions are completed) to the person to whom you transfer your shares.

Q:	If I would like to submit a proxy, what do I need to do now?

A:	If your shares are registered directly in your name at Graphic’s transfer agent, you are considered a stockholder of record and you may submit your proxy (i) by mail by completing, signing, dating and returning the enclosed proxy card by mailing it in the enclosed postage prepaid envelope provided for receipt prior to the date of the special meeting or (ii) by telephone or through the Internet until 12:00 p.m. Central Time on January 16, 2008. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card. Please submit your proxy as soon as possible so that your shares may be represented at the special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	If your shares are registered through a broker, bank or other nominee, your shares are considered to be held beneficially in street name. Your broker, bank or other nominee will vote your shares for you only if you provide instructions to it on how to vote. You should follow the directions your broker, bank or other nominee provides on how to instruct it to vote your shares. If your broker, bank or other nominee holds your shares and you wish to vote your shares in person at the special meeting, please bring an account statement or a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares as of the record date and granting you a proxy to vote those shares at the special meeting.

Q:	What do I do if I want to change my vote or vote in person?

A:	You may revoke your vote at any time before the special meeting by:

• executing and submitting a revised proxy (including by telephone or over the Internet);

• sending written notice of revocation to Graphic’s Secretary at the address provided at the beginning of this proxy statement/prospectus; or

• voting in person at the meeting.

If your shares are registered directly in your name, you are considered the stockholder of record and you may vote in person at the special meeting. If your shares are held beneficially in street name and you wish to vote in person at the special meeting, you will need to obtain a proxy from the broker, bank or other nominee that holds your shares. Please note that even if you plan to attend the special meeting, Graphic recommends that you submit your proxy card voting your shares before the special meeting in case you later decide not to attend the meeting.

Q:	What will happen if I do not send in my proxy or if I abstain from voting?

A:	If you do not send in your proxy or if you abstain from voting, it will have the effect of a vote “AGAINST” the adoption of the transaction agreement and the approval of the transactions, and “AGAINST” the approval of the provisions in New Graphic’s restated certificate of incorporation increasing the authorized capital stock of New Graphic. If you do not send in your proxy it will not affect the proposal to adjourn or postpone the special meeting, if determined to be necessary. If you return your proxy, but mark “abstain,” it will have the effect of a vote “AGAINST” the proposal to adjourn or postpone the special meeting, if determined to be necessary.

Q:	Should I send in my stock certificates now?

A:	No. If the transactions are completed and you hold stock certificates evidencing your shares of Graphic common stock, New Graphic will send you written instructions for exchanging your Graphic stock certificates.

Q:	How will Graphic solicit proxies?

A:	Proxies may be solicited by mail or facsimile, or by Graphic’s directors, officers or employees, without extra compensation, in person or by telephone. Graphic will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Graphic common stock.

Q:	Who can help answer my questions?

A:	If you have any questions about the special meeting or the transaction agreement or the transactions, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you may contact:

Graphic Packaging Corporation 814 Livingston Court Marietta, Georgia 30067 (770) 644-3000 Attention: Investor Relations Department

SUMMARY

This summary is qualified in its entirety by the more detailed information included elsewhere in this proxy statement/prospectus. Because this is a summary, it may not contain all of the information that is material or important to you. You should read this entire proxy statement/prospectus carefully, including the section entitled “Risk Factors,” as well as Graphic’s periodic and other reports filed with the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and incorporated by reference in this proxy statement/prospectus before making a decision. See “Where You Can Find More Information.”

The Companies

GRAPHIC PACKAGING CORPORATION

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000

Graphic is a leading provider of paperboard packaging solutions for a wide variety of products to multinational food, beverage and other consumer products companies. Graphic strives to provide its customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on its low-cost paperboard mills and converting plants, its proprietary carton designs and packaging machines, and its commitment to customer service.

Graphic focuses on providing a range of paperboard packaging products to major companies with well-recognized brands. Its customers generally have prominent market positions in the beverage, food and household products industries. Graphic offers customers its paperboard, cartons and packaging machines, either as an integrated solution or separately. Graphic has long-term relationships with major companies, including Kraft Foods, Inc., Anheuser-Busch Companies, Inc., General Mills, Inc., SABMiller plc., Molson Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies.

BLUEGRASS CONTAINER HOLDINGS, LLC and ALTIVITY PACKAGING, LLC

1500 Nicholas Boulevard
Elk Grove Village, Illinois 60007
(888) 801-2579

Bluegrass Container Holdings, LLC is a privately-held holding company that conducts no operations and its only material asset is its membership interest in Altivity Packaging, LLC (“Altivity”). Altivity, headquartered in the Chicago, Illinois area, is a provider of packaging solutions, including folding cartons and paperboard, multi-wall bags, flexible packaging and labels. The end-markets for Altivity’s products are primarily consumer oriented, which provides stability and long-term predictable growth. Altivity has approximately 7,900 employees and owns 6 boxboard mills, 23 folding carton plants, 12 multi-wall bag and specialty facilities, 10 flexible packaging and labels facilities and 5 ink facilities.

Across its businesses, Altivity provides packaging solutions to customers in the consumer packaged goods, agriculture, pet care, building materials and chemicals industries. These end-markets are generally characterized by stable and predictable demand growth. Key demand drivers in these markets include rising disposable income levels and increased consumption of non-durable goods among consumers. Altivity’s customer base includes a number of well-known, blue-chip companies.

NEW GIANT CORPORATION

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000

New Graphic was formed in June 2007 as a Delaware corporation and is currently a wholly-owned subsidiary of Graphic. To date, New Graphic has not conducted any activities other than those related to its formation and the completion of the transactions. In connection with the transactions, New Graphic’s name will be changed to “Graphic Packaging Holding Company,” and Graphic has filed an application to list New Graphic’s common stock on the New York Stock Exchange (“NYSE”) under the symbol “GPK,” which is the symbol under which Graphic common stock is currently listed on the NYSE.

GIANT MERGER SUB, INC.

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000

Merger Sub was formed in June 2007 as a Delaware corporation and is currently a wholly-owned subsidiary of New Graphic. To date, Merger Sub has not conducted any activities other than those related to its formation and the completion of the transactions. In the merger, Merger Sub will be merged with and into Graphic, with Graphic as the surviving corporation.

Organization of Graphic and BCH

The following charts depict the organization and ownership structure of Graphic and BCH immediately prior to the consummation of the transactions.

Organization of New Graphic

The following chart depicts the anticipated organization of New Graphic upon the completion of the transactions and a post-closing inter-company reorganization that New Graphic expects to take to position BCH and Altivity as subsidiaries of Graphic’s operating company, Graphic Packaging International, Inc. This reorganization will include the contribution of the BCH equity interests from New Graphic to Graphic, and from Graphic to Graphic Packaging International, Inc., the results of which are reflected in the following chart.

The Transaction Agreement and the Transactions (Page 62)

The Transaction Agreement

The transaction agreement, a summary of which is provided beginning on page 62 of this proxy statement/prospectus, is attached as Annex A to this proxy statement/prospectus. You are urged to read the transaction agreement in its entirety.

Merger of Graphic and Merger Sub

The transaction agreement provides that Merger Sub, a new, wholly-owned subsidiary of New Graphic, will merge with and into Graphic. As a result, Graphic will survive the merger and become a wholly-owned subsidiary of New Graphic.

What Graphic Stockholders Will Receive in the Merger

Upon the completion of the merger, each outstanding share of Graphic common stock will be converted into the right to receive one share of New Graphic common stock.

Contribution from the Sellers to New Graphic

Immediately after the completion of the merger, the Sellers will transfer all of the outstanding equity interests of BCH to New Graphic in exchange for 139,445,038 shares of New Graphic common stock.

Ownership of New Graphic Upon Completion of the Transactions

Upon the completion of these transactions, Graphic stockholders, in the aggregate, will hold approximately 59.4%, and the Sellers will hold approximately 40.6%, of the outstanding common stock of New Graphic, each calculated on a fully diluted basis.

Recommendation of Graphic’s Board of Directors (Page 38)

Graphic’s board of directors has unanimously determined that the transaction agreement and the transactions are advisable, fair to and in the best interests of Graphic stockholders, and has unanimously approved the transaction agreement and the transactions. Graphic’s board of directors recommends that you vote “FOR” the adoption of the transaction agreement and approval of the transactions. If the board of directors of Graphic amends, modifies or otherwise changes its recommendation regarding adoption of the transaction agreement and approval of the transactions, Graphic is still obligated to submit the transaction agreement and the transactions to a vote of its stockholders.

Reasons of Graphic for the Transactions (Page 38)

The Graphic board of directors, in reaching its unanimous decision to approve the transaction agreement and the transactions and recommend them to Graphic stockholders, consulted with Graphic’s management, its financial advisor and its legal counsel, and considered the following factors, among others described herein, as generally supporting its decision:

•	The Graphic board of directors believed that the combination of the operations of Graphic and Altivity would provide stronger and more stable cash flows, and therefore greater financial stability, than could have been achieved by Graphic on a stand-alone basis. This enhanced financial performance and position should permit New Graphic to accelerate its debt reduction, enhance the company’s credit profile, improve leverage ratios and finance ongoing investments.

•	The complementary product offerings of Graphic and Altivity, which when combined create an ability to offer comprehensive consumer packaging solutions to existing and new customers of both companies.

•	The new company will have expanded market reach into smaller specialty segments of the folding carton market, as well as new packaging markets, including labels, flexible packaging and multi-wall bags.

•	The opportunity to achieve significant cost synergies identified in connection with the transactions, including:

–	operating and overhead expense reductions;

–	supply chain procurement improvements;

–	facility optimization; and

–	manufacturing process improvements.

•	The opportunity for additional cost savings from Altivity’s ongoing integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies (as defined below) as a result of manufacturing network optimization efforts, overhead reduction and supply chain improvements.

•	The ability to offer a tax-free transaction to Altivity’s current owners by structuring the transactions under the federal income tax laws as a contribution by Graphic and BCH of their respective businesses to New Graphic.

•	The opinion of Goldman Sachs, dated July 9, 2007, provided to the Graphic board of directors, that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding equity interests in BCH pursuant to the transaction agreement was fair from a financial point of view to Graphic, as more fully described below under “The Transactions — Opinion of Financial Advisor to Graphic.”

In making its determination to approve the transaction agreement and the transactions, the Graphic board of directors did not assign any relative or specific weights to the various factors that it considered in reaching its determination that the transaction agreement and the transactions are advisable, fair to, and in the best interests of, Graphic and Graphic stockholders. Rather, the Graphic board of directors viewed its position and recommendation as being based on the totality of the information presented to it, and the factors it considered. In addition, individual members of the Graphic board of directors, in making their decisions, may have given different weight to different information and factors.

Opinion of Financial Advisor (Page 40)

On July 9, 2007, Goldman Sachs delivered its opinion to Graphic’s board of directors that, as of July 9, 2007 and based upon and subject to the factors and assumptions set forth in the opinion, the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding equity interests in BCH pursuant to the transaction agreement was fair from a financial point of view to Graphic.

The full text of the written opinion of Goldman Sachs, dated July 9, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its advisory services and opinion for the information and assistance of Graphic’s board of directors in connection with its consideration of the transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of Graphic common stock should vote with respect to such transactions or any other matter. Pursuant to an engagement letter between Graphic and Goldman Sachs, Graphic has agreed to pay Goldman Sachs a transaction fee of $20 million, all of which is payable only upon consummation of the transactions.

Interests of Certain Persons (Page 51)

In considering the recommendation of the Graphic board of directors with respect to the transaction agreement and the transactions, Graphic stockholders should be aware that some of Graphic’s executive officers and directors have interests in the transactions and have arrangements that are different from, or in addition to, those of Graphic stockholders generally. The Graphic board of directors was aware of these interests, which include the vesting of certain equity compensation awards, arrangements under certain executive officer employment agreements, continuing board positions, indemnification obligations and reimbursement of certain legal fees, and considered them, among other matters, in reaching its decisions to approve the transaction agreement and the transactions and to recommend that Graphic stockholders vote in favor of adopting the transaction agreement and approving the transactions.

Conditions to the Transactions (Page 63)

The obligations of the parties to complete the transactions are subject to, among others, the following conditions:

•	the adoption of the transaction agreement and the approval of the transactions by Graphic stockholders;

•	no law, order or judgment having been issued, enacted, entered or enforced by any court or other governmental authority preventing or making illegal the consummation of the transactions;

•	the expiration or termination of any waiting period applicable to the transactions in respect of filings by Graphic and BCH under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

•	the approval of the listing on the NYSE of New Graphic common stock to be issued in connection with the transactions;

•	the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”) and shall not be the subject of any stop order or proceedings seeking a stop order; and

•	other customary conditions set forth in the transaction agreement, including the receipt of tax opinions, the accuracy of the representations and warranties, and the performance of obligations under the transaction agreement having been satisfied or waived.

Regulatory Approvals (Page 53)

The transaction agreement requires that Graphic and BCH submit filings with, and obtain certain orders or approvals from the Federal Trade Commission and the Department of Justice (“DOJ”) pursuant to the HSR Act and the German Cartel Office. Clearance of the transactions from the German Cartel Office was received on August 28, 2007. A request was received on August 22, 2007 for additional information, commonly referred to as a “second request,” from the Antitrust Division of the DOJ regarding the transactions. The second request extends the waiting period imposed by the HSR Act until 30 days after the second request has been substantially complied with, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. On November 2, 2007, Graphic and BCH certified to the DOJ that they had substantially complied with the second request. At the request of the DOJ, Graphic and BCH have voluntarily agreed to extend the waiting period imposed by the HSR Act until December 31, 2007.

No Solicitation (Page 65)

The transaction agreement generally prohibits Graphic, BCH and each Seller from directly or indirectly soliciting or participating in discussions or negotiations regarding any takeover proposal other than the transactions. If, however, prior to obtaining its stockholders’ approval of the transactions, Graphic receives an unsolicited bona fide, written takeover proposal that the Graphic board of directors determines in good faith, after consultation with its legal advisor and financial advisor, would reasonably be expected to result in a superior proposal, as described herein, Graphic may furnish information to the person making such takeover proposal and participate in discussions or negotiations regarding such takeover proposal, if and only to the extent that the Graphic board of directors concludes in good faith, after consultation with its counsel, that the failure to take such action would be reasonably expected to violate its fiduciary duties under applicable law.

Termination (Page 67)

The transaction agreement may be terminated at any time prior to the occurrence of the transactions under any of the following circumstances:

•	by mutual consent of the Sellers Representative (as defined herein) and Graphic;

•	by either the Sellers Representative or Graphic if:

–	any governmental law or order prohibiting the completion of the transactions becomes final;

–	the transactions have not been completed by March 31, 2008 (which date may be extended to May 31, 2008 if the delay is the result of the failure to obtain antitrust approvals);

–	Graphic stockholders fail to adopt the transaction agreement and approve the transactions at the special meeting; or

–	there shall have been a breach by the other party of any of the covenants, agreements, representations or warranties of such other party contained in the transaction agreement in a material way; or

•	by the Sellers Representative if the Graphic board of directors (i) changes its recommendation regarding the transaction agreement and the transactions or (ii) fails to publicly reaffirm its recommendation regarding the transaction agreement and the transactions or if Graphic otherwise breaches certain provisions of the transaction agreement relating to its obligations not to solicit alternative takeover proposals.

Termination Fees (Page 68)

If the transaction agreement is terminated in certain circumstances in which the Graphic board of directors adversely changes its recommendation regarding the transaction agreement and the transactions or takes certain other specified actions, Graphic may be required to pay BCH a termination fee of $35,000,000. If the transaction agreement is terminated in certain circumstances in which a takeover proposal has been made prior to the transaction agreement being terminated, but the takeover proposal is not consummated, Graphic may be required to pay BCH an amount equal to the documented out-of-pocket fees and expenses of BCH incurred by BCH and the Sellers in connection with the transaction agreement and the transactions, up to a maximum amount of $5,000,000. If within 12 months of such termination Graphic consummates or enters into a binding written agreement with respect to a takeover proposal, Graphic shall pay BCH the excess of the difference between $35,000,000 and any out-of-pocket expenses previously paid.

Financing (Page 58)

Graphic currently expects to complete the following financing transactions through its wholly-owned subsidiary, Graphic Packaging International, Inc., in connection with the transactions:

•	The closing of a new $1.2 billion senior secured term loan facility to refinance the outstanding amounts under BCH’s existing first and second lien credit facilities.

•	The closing of an increase to the existing revolving credit facility to $400 million from $300 million.

Assuming hypothetically the transaction closed on September 30, 2007, Graphic and BCH currently expect that approximately $1.2 billion of borrowings and cash-on-hand would have been required to consummate the refinancing of BCH’s existing indebtedness and pay fees and expenses related to the financing and the transactions with approximately $1.1 billion expected to be drawn under the new senior secured term loan facility and approximately $8 million expected to be drawn under the revolving credit facility. With the new borrowings, Graphic and BCH expect that all outstanding amounts under BCH’s existing first and second lien credit facilities (estimated to be approximately $1.1 billion at the time of the transactions) will be repaid in full and such BCH credit facilities will be terminated. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries.

The indentures governing Graphic Packaging International Inc.’s 8.5% Senior Notes and 9.5% Senior Subordinated Notes do not prohibit the consummation of the transactions. Both of Graphic Packaging International, Inc.’s 8.5% Senior Notes and 9.5% Senior Subordinated Notes will remain outstanding without amendment after the consummation of the transactions.

No Dissenters’ Rights (Page 32)

Although Graphic stockholders that are not subject to the voting agreement may vote against adoption of the transaction agreement and approval of the transactions, under no circumstances are holders of Graphic common stock entitled to dissenters’ rights of appraisal under Delaware law in connection with the transactions.

Material U.S. Federal Income Tax Consequences (Page 53)

The parties have structured the transactions to qualify as exchanges under Section 351 of the Internal Revenue Code or a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The exchange of Graphic shares for New Graphic shares will generally not be taxable to Graphic stockholders. The completion of the transactions is conditioned upon, among other things, Graphic receiving an opinion of Alston & Bird LLP regarding the tax treatment of the transactions and BCH receiving an opinion of Simpson Thacher & Bartlett LLP regarding the tax treatment of the transactions.

Tax matters are very complicated and the tax consequences of the transactions to each Graphic stockholder will depend on such stockholder’s particular facts and circumstances. Graphic stockholders are urged to consult their tax advisors to understand fully the tax consequences to them of the transactions.

Restated Certificate of Incorporation and Amended and Restated By-laws (Page 133)

Effective upon the closing of the transactions, New Graphic’s certificate of incorporation and by-laws will be amended (as amended, “New Graphic’s certificate of incorporation” and “New Graphic’s by-laws,” respectively) to set forth certain rights, preferences, powers and restrictions of the capital stock of New Graphic and will govern certain aspects of the internal affairs of New Graphic. A summary of these rights is set forth in “Description of New Graphic Capital Stock.” New Graphic’s certificate of incorporation and New Graphic’s by-laws, in the forms which give effect to certain changes contemplated in connection with the merger, are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus.

You are urged to read these documents, as they will govern your rights as a stockholder of New Graphic, which will be different from your rights currently as a Graphic stockholder. For further discussion regarding these differences, please see “Comparison of Rights of Graphic Stockholders and New Graphic Stockholders.”

The Stockholders Agreement (Page 73)

Certain entities that will be significant stockholders of New Graphic after the completion of the transactions, which we refer to as the “covered stockholders,” have entered into a stockholders agreement that will become effective upon completion of the transactions. The covered stockholders are the Coors Family Stockholders, the CDR Fund, EXOR, Field Holdings, Inc. and the TPG Entities. The stockholders agreement is attached as Annex E to this proxy statement/prospectus, and you are urged to read the stockholders agreement in its entirety. The stockholders agreement, among other things: (i) provides the covered stockholders certain rights to designate members of New Graphic’s board of directors; (ii) restricts the ability of the covered stockholders to transfer their shares of New Graphic common stock; and (iii) limits the covered stockholders from acquiring additional shares of New Graphic common stock and from taking certain other actions with respect to New Graphic described herein.

The Registration Rights Agreement (Page 77)

The covered stockholders, certain other individuals who will become stockholders of New Graphic and New Graphic have entered into a registration rights agreement that will become effective upon completion of the transactions. The registration rights agreement is attached as Annex F to this proxy statement/prospectus, and you are urged to read the registration rights agreement in its entirety. The registration rights agreement, among other things, provides the parties thereto with the right to request registration of their New Graphic common stock with the SEC and/or participate in registered offerings of common stock by New Graphic under certain circumstances described herein.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED/COMBINED FINANCIAL DATA

Summary Historical Consolidated Financial Data of Graphic

The following summary historical consolidated financial data of Graphic as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 have been derived from Graphic’s audited consolidated financial statements incorporated by reference in this proxy statement/prospectus. The following summary historical consolidated financial data of Graphic as of December 31, 2004, 2003 and 2002 and for the years ended December 31, 2003 and 2002 have been derived from Graphic’s audited consolidated financial statements which are not included in, or incorporated by reference in, this proxy statement/prospectus. The following summary historical consolidated financial data of Graphic as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from Graphic’s unaudited condensed consolidated financial statements incorporated by reference in this proxy statement/prospectus. Graphic’s unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing its audited consolidated financial statements and include all material adjustments that, in the opinion of Graphic’s management, are necessary for a fair presentation of Graphic’s financial position and results of operations for the unaudited periods. The summary historical consolidated financial data of Graphic set forth below should be read in conjunction with Graphic’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Graphic’s historical consolidated financial statements and the notes thereto included in its Current Report on Form 8-K filed on November 27, 2007, and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, each incorporated by reference herein. Historical results are not necessarily indicative of results that may be expected for any future period. The historical results of Graphic are not necessarily indicative of the results that may be expected for New Graphic for any future period.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003(a)	2002
	(unaudited)
	In millions, except per share amounts

Statement of Operations Data:
Net Sales	$1,819.3	$1,756.0	$2,321.7	$2,294.3	$2,295.5	$1,591.6	$1,170.8
Cost of Sales	1,555.6	1,521.5	2,020.6	1,985.9	1,944.6	1,319.2	921.3
Selling, General and Administrative	141.5	147.4	197.0	203.0	198.4	149.4	114.2
Research, Development and Engineering	6.7	8.3	10.8	9.2	8.7	6.6	4.5
Other Expense (Income), Net	2.1	0.4	(0.5)	9.7	32.2	17.7	(0.6)
Income from Operations	113.4	78.4	93.8	86.5	111.6	98.7	131.4
Interest Income	0.3	0.5	0.6	0.6	0.5	0.9	1.3
Interest Expense	(127.8)	(127.8)	(172.0)	(156.4)	(148.1)	(143.7)	(146.8)
Loss of Early Extinguishment of Debt	(9.5)	—	—	—	—	(45.3)	(11.5)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(23.6)	(48.9)	(77.6)	(69.3)	(36.0)	(89.4)	(25.6)
Income Tax Expense	(19.1)	(15.3)	(20.8)	(22.0)	(28.6)	(12.7)	(30.9)
Loss before Equity in Net Earnings of Affiliates	(42.7)	(64.2)	(98.4)	(91.3)	(64.6)	(102.1)	(56.5)
Equity in Net Earnings of Affiliates	0.7	0.8	1.0	1.2	1.4	1.4	1.0
Loss from Continuing Operations	(42.0)	(63.4)	(97.4)	(90.1)	(63.2)	(100.7)	(55.5)
(Loss) Income from Discontinued Operations, Net of Taxes	(31.9)	(1.2)	(3.1)	(1.0)	2.3	5.0	6.5
Net Loss	(73.9)	(64.6)	(100.5)	(91.1)	(60.9)	(95.7)	(49.0)
Loss Per Share — Basic:
Continuing Operations	(0.21)	(0.31)	(0.48)	(0.45)	(0.32)	(0.68)	(0.48)
Discontinued Operations	(0.16)	(0.01)	(0.02)	(0.01)	0.01	0.03	0.05
Total	(0.37)	(0.32)	(0.50)	(0.46)	(0.31)	(0.65)	(0.43)
Loss Per Share — Diluted:
Continuing Operations	(0.21)	(0.31)	(0.48)	(0.45)	(0.32)	(0.68)	(0.48)
Discontinued Operations	(0.16)	(0.01)	(0.02)	(0.01)	0.01	0.03	0.05
Total	(0.37)	(0.32)	(0.50)	(0.46)	(0.31)	(0.65)	(0.43)
Weighted Average Shares Outstanding:
Basic	201.7	200.5	201.1	200.0	198.9	148.3	115.1
Diluted	201.7	200.5	201.1	200.0	198.9	148.3	115.1

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003(a)	2002
	(unaudited)
	In millions, except per share amounts

Balance Sheet Data:
Cash and Cash Equivalents	10.2	4.9	7.3	12.7	7.3	17.5	13.8
Total Assets	3,187.7	3,307.5	3,233.6	3,356.0	3,465.3	3,612.0	2,251.2
Total Debt	1,949.7	1,977.2	1,922.7	1,978.3	2,025.2	2,154.6	1,528.4
Total Shareholders’ Equity	125.3	214.1	181.7	268.7	386.9	438.4	87.8
Other Data:
Depreciation and Amortization	144.6	141.9	188.5	198.8	223.1	154.6	129.0
Capital Spending(b)	61.6	63.8	94.5	110.8	149.1	136.6	56.0

(a)	Graphic (formerly known as Riverwood Holding, Inc.) was incorporated on December 7, 1995 under the laws of the State of Delaware. On August 8, 2003, the corporation formerly known as Graphic Packaging International Corporation (“GPIC”) merged with and into Riverwood Acquisition Sub LLC, a wholly-owned subsidiary of Riverwood Holding, Inc. (“Riverwood Holding”), with Riverwood Acquisition Sub LLC as the surviving entity. Riverwood Acquisition Sub LLC then merged into Riverwood Holding, which was renamed Graphic Packaging Corporation.

(b)	Includes capitalized interest and amounts invested in packaging machinery.

Summary Historical Consolidated Financial Position of BCH

Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or the “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of BCH, purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”). BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). Bluegrass completed the CPD acquisition on June 30, 2006. On August 16, 2006, Bluegrass completed the acquisition of substantially all of the operational assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (collectively, the “Field Companies”) (the “Field acquisition”).

The following summary historical consolidated financial data of BCH, the company that holds all of the equity interests of Altivity, as of December 31, 2006 and 2005 and for the period from July 1, 2006 to December 31, 2006, the period from January 1, 2006 to June 30, 2006 and for the years ended December 31, 2005 and 2004 have been derived from BCH’s audited consolidated financial statements included in this proxy statement/prospectus. The following summary historical consolidated financial data of BCH as of December 31, 2004 and 2003 and for the year ended December 31, 2003 have been derived from BCH’s audited consolidated financial statements which are not included in this proxy statement/prospectus. The following summary historical consolidated financial data of BCH as of September 30, 2007 and 2006 and for the nine months ended September 30, 2007 and three months ended September 30, 2006 have been derived from BCH’s unaudited condensed consolidated financial statements included in this proxy statement/prospectus. BCH’s unaudited condensed consolidated financial statements were prepared on a basis consistent with that used in preparing its audited consolidated financial statements and include all material adjustments that, in the opinion of BCH’s management, are necessary for a fair presentation of BCH’s financial position and results of operations for the unaudited periods. Financial data as of December 31, 2002 and for the fiscal year ended December 31, 2002 is unavailable and has not been presented. As noted above, Altivity was created by the acquisition and combination of CPD, a division of SSCC, a publicly held company, and the privately held Field Companies. When Altivity acquired CPD, SSCC had only prepared audited financial statements for CPD as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005. Information for 2002 is unavailable and cannot be provided without unreasonable effort and expense. The omission of this data does not have a material impact on the reader’s understanding of BCH’s financial results and related trends.

The summary historical consolidated financial data of BCH set forth below should be read in conjunction with BCH’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and BCH’s historical consolidated financial statements and the notes thereto included in this proxy statement/prospectus. Historical results are not necessarily indicative of results that may be expected for any future period. The historical results of BCH are not necessarily indicative of the results that may be expected for New Graphic for any future period.

		Successor
		Three		Predecessor
	Successor	Months	July 1,	January 1,
	Nine Months Ended	Ended	2006 to	2006 to
	September 30,	September	December 31,	June 30,	Years Ended December 31,
	2007	30, 2006	2006	2006	2005	2004	2003

	(unaudited)	(unaudited)
		In millions
Statement of Operations Data:
Net Sales	$1,527.7	$463.0	$964.2	$789.4	$1,584.4	$1,541.2	$1,520.2
Cost of Sales	1,321.8	416.0	881.3	699.0	1,381.1	1,338.2	1,316.8
Selling, General and Administrative	141.5	37.0	89.7	75.4	141.0	137.9	136.5
Litigation Charge	—	—	—	—	4.0	—	—
Restructuring Charges	—	—	—	—	5.0	1.9	10.8
Loss (Gain) on Sale of Assets	(0.1)	—	—	(0.1)	(0.1)	0.1	0.1
Gain on Insurance Claim	(1.3)	—	—	—	—	—	—
Income (Loss) from Operations	65.8	10.0	(6.8)	15.1	53.4	63.1	56.0
Interest Expense, Net	(71.6)	(22.0)	(45.8)	(0.6)	(1.2)	(0.9)	(0.8)
Other (Expense) Income, Net	(0.5)	1.0	(0.4)	—	0.1	0.2	0.4
Income (Loss) before Income Taxes and Cumulative Effect of Accounting Change	(6.3)	(11.0)	(53.0)	14.5	52.3	62.4	55.6
Income Tax Expense	(1.6)	(0.3)	(0.5)	(5.8)	(20.9)	(24.8)	(22.1)
Income (Loss) before Cumulative Effect of Accounting Change	(7.9)	(11.3)	(53.5)	8.7	31.4	37.6	33.5
Cumulative Effect of Accounting Change	—	—	—	—	—	—	(0.1)
Net (Loss) Income	(7.9)	(11.3)	(53.5)	8.7	31.4	37.6	33.4
Balance Sheet Data:
Cash and Cash Equivalents	85.9	77.3	99.2	—	—	—	0.1
Total Assets	1,679.8	1,764.2	1,671.2	836.0	821.8	841.8	830.1
Total Debt	1,157.0	1,165.5	1,163.3	17.0	16.9	17.6	10.6
Total Equity	232.5	332.5	244.5	615.0	576.6	587.9	596.3
Other Data:
Depreciation and Amortization	67.7	17.7	42.5	20.4	40.4	39.5	36.8
Capital Spending	53.8	8.9	21.4	39.0	37.9	31.5	37.8

Summary Unaudited Pro Forma Condensed Combined Financial Data of New Graphic (Page 79)

The following summary unaudited pro forma condensed combined statement of operations data of New Graphic for the year ended December 31, 2006 and for the nine months ended September 30, 2007 give effect to the transactions as if they had been completed on January 1, 2006. The following summary unaudited pro forma condensed combined balance sheet data of New Graphic as of September 30, 2007 give effect to the transactions as if they had been completed on September 30, 2007.

The summary unaudited pro forma condensed combined financial data of New Graphic for the year ended December 31, 2006 and as of and for the nine months ended September 30, 2007 are based on the unaudited pro forma condensed combined financial information set forth elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” Such financial data does not purport to reflect what New Graphic’s actual results of operations and financial position would have been had the transactions in fact occurred (i) as of January 1, 2006 (in the case of the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2006 and the nine months ended September 30, 2007) or (ii) as of September 30, 2007 (in the case of the unaudited pro forma condensed combined balance sheet data as of September 30, 2007), nor are they necessarily indicative of the results of operations that New Graphic may achieve in the future.

The summary unaudited pro forma condensed combined financial data of New Graphic set forth below should be read in conjunction with Graphic’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in Graphic’s Current Report on Form 8-K filed on November 27, 2007, and in Graphic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, each incorporated by reference herein. The summary unaudited pro forma condensed combined financial data of New Graphic set forth below should also be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements of BCH and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of BCH included in this proxy statement/prospectus. The historical results of Graphic and BCH are not necessarily indicative of the results that may be expected for New Graphic for any future period.

The pro forma financial information included herein does not include adjustments for any transactions other than the transactions contemplated by the transaction agreement. The financial condition, results of operations and cash flows of the Field Companies have not been included in the combined financial statements of BCH as of any dates or for any periods prior to its acquisition by BCH.

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2007	2006
	In millions, except per share data

Statement of Operations Information
Net Sales	$3,314.5	$4,273.0
Income from Operations	154.7	74.4
Loss per Basic and Diluted Share	(0.17)	(0.44)
Balance Sheet Information
Cash and Cash Equivalents	10.2
Total Assets	5,256.9
Total Debt	3,064.8
Total Shareholders’ Equity	787.0

HISTORICAL AND PRO FORMA PER SHARE DATA

The following table shows selected historical per share data for Graphic and unaudited pro forma per share data for New Graphic. The pro forma data gives effect to the transactions as if they had occurred on January 1, 2006. We compute basic earnings per share based upon the weighted average number of shares of Graphic common stock outstanding during the period presented. We include options to purchase shares of Graphic common stock and restricted stock units or other securities convertible into shares of Graphic common stock granted to Graphic’s directors, officers and employees in the computation only after the options or stock units become fully vested and only if Graphic or New Graphic has positive net income. We compute diluted earnings per share based upon the weighted average number of shares of Graphic common stock and dilutive common stock equivalents outstanding during the periods presented. The diluted earnings per share computations include the dilutive impact of options to purchase common stock which were outstanding during the period calculated by the “treasury stock” method, unvested stock grants and other restricted awards to directors, officers and employees. The pro forma data gives effect to the issuance of the total number of shares to be issued in the transactions (based on the weighted average number of shares outstanding during the year ended December 31, 2006 and the nine months ended September 30, 2007).

	As of and for the
	Nine Months		As of and for the
	Ended		Year Ended
	September 30,		December 31,
	2007		2006
	(Unaudited)

Basic earnings per share — Continuing Operations
Historical	$(0.21	)(1)	$(0.48	)(2)
Pro forma	(0.17)		(0.44)
Diluted earnings per share — Continuing Operations
Historical	(0.21	)(1)	(0.48	)(2)
Pro forma	(0.17)		(0.44)
Dividends per share
Historical	—		—
Pro forma	—		—
Book value per share
Historical	0.62		0.91
Pro forma	2.30		—

(1)	Amounts derived from Graphic’s unaudited condensed consolidated financial statements as of, and for the nine months ended September 30, 2007.

(2)	Amounts derived from Graphic’s audited consolidated financial statements as of, and for the year ended December 31, 2006.

PER SHARE MARKET PRICE INFORMATION

Historical Price Range of Graphic Common Stock

Graphic common stock is traded on the NYSE under the symbol “GPK.” The following table shows the high and low sales prices per share of Graphic common stock for the periods indicated, as reported on the NYSE composite transaction tape. On July 9, 2007, the last trading day before the public announcement of the execution of the transaction agreement, the last reported sale price of Graphic common stock was $4.89 per share. On December 7, 2007, the last reported sale price of Graphic common stock was $[    ●    ] per share. As of December 7, 2007, Graphic common stock was held by [    ●    ] holders of record and, as of December 7, 2007, the number of outstanding shares of Graphic common stock was [    ●    ]. The historical range of the high and low sales price per share for each quarter of 2007 (year to date), 2006 and 2005 are as follows:

	High		Low

2007
First Quarter		$6.04		$4.11
Second Quarter		$5.40		$4.52
Third Quarter		$6.10		$4.07
Fourth Quarter (through December 7, 2007)	$	[ ● ]	$	[ ● ]

2006
First Quarter		$3.00		$1.94
Second Quarter		$4.09		$2.09
Third Quarter		$4.09		$3.20
Fourth Quarter		$4.57		$3.45

2005
First Quarter		$7.42		$4.26
Second Quarter		$4.63		$2.98
Third Quarter		$3.97		$2.72
Fourth Quarter		$3.04		$2.09

Dividend Policy

No dividends have been paid since 1996 to the Graphic common stockholders. New Graphic does not intend to pay dividends at this time. Additionally, Graphic’s credit facilities and the indentures governing its debt securities place substantial limitations on Graphic’s ability to pay cash dividends on its common stock.

RISK FACTORS

Risks Related to the Transactions

In addition to the other information included or incorporated by reference in this proxy statement/prospectus, Graphic stockholders should carefully consider the matters described below to determine whether to vote to adopt the transaction agreement and approve the transactions. Many of the risks described below are present with Graphic’s current business activities and opportunities and will continue after the completion of the transactions.

The anticipated benefits of combining the operations of Graphic and Altivity may not be realized, and New Graphic may face difficulties integrating Altivity’s operations.

Graphic and BCH entered into the transaction agreement with the expectation that the transactions would result in various benefits, including, among other things, cost synergies and operating efficiencies. However, the achievement of the anticipated benefits of the transactions, including the cost synergies, cannot be assured or may take longer than expected. In addition, New Graphic may not be able to integrate Altivity’s operations with Graphic’s existing operations without encountering difficulties, including:

•	inconsistencies in standards, systems and controls;

•	the diversion of management’s focus and resources from ordinary business activities and opportunities;

•	difficulties in achieving expected cost savings associated with the transactions;

•	difficulties in the assimilation of employees and in creating a unified corporate culture;

•	challenges in retaining existing customers and obtaining new customers; and

•	challenges in attracting and retaining key personnel.

These risks may be exacerbated by the fact that Altivity is the result of the combination of the Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies in 2006, and Altivity continues to integrate these predecessor companies and receive integration support from Smurfit-Stone Container Corporation. As a result of these risks, New Graphic may not be able to realize the expected revenue and cash flow growth and other benefits that it expects to achieve from the transactions. In addition, New Graphic may be required to spend additional time or money on integration efforts that would otherwise have been spent on the development and expansion of its business and services.

Graphic and Altivity will be subject to business uncertainties and contractual restrictions in advance of the transactions, which could have a material adverse effect on their businesses.

Uncertainty about the effect of the transactions on customers or suppliers could cause customers, suppliers and others that deal with Graphic and Altivity to seek to change existing business relationships with Graphic and Altivity prior to the close of the transactions, which may have an adverse effect on New Graphic. In addition, if key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain an employee of New Graphic, New Graphic’s business could be materially affected. Further, the transaction agreement restricts Graphic and Altivity, without the other party’s consent, from making certain acquisitions and taking other specified actions until the transactions occur or the transaction agreement terminates. These restrictions may prevent Graphic and Altivity from pursuing otherwise attractive business opportunities and making other changes to their businesses that may arise prior to completion of the transactions or termination of the transaction agreement.

The failure to complete the transactions could cause Graphic to incur significant fees and expenses and could lead to negative perceptions among investors, potential investors and customers.

In the event the transactions are not completed, Graphic may bear certain fees and expenses associated with the transactions that would not be offset by any benefits from the transactions, in addition to the significant costs incurred prior to any termination of the transaction agreement. In addition, investors, potential investors and customers may consider the failure to complete the transactions to be a significantly negative development regarding Graphic. The market price of Graphic common stock may reflect positive market assumptions that the transactions will be completed and the related benefits will be realized. As a consequence of any or all of the foregoing, Graphic’s stock price may be negatively impacted by the failure to complete the transactions.

Graphic may waive one or more of the conditions to the transaction agreement that is important to you without your approval.

Each of the conditions to Graphic’s obligation to complete the transactions may be waived, in whole or in part, by Graphic, to the extent permitted by applicable law. Graphic’s board of directors will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. If Graphic’s board of directors determines that a waiver is not significant enough to require resolicitation of its stockholders’ proxies, it will have the discretion to complete the transactions without seeking further stockholder approval. See “The Transaction Agreement and Agreement and Plan of Merger — Conditions.” Because certain conditions may not be satisfied prior to the date of the special meeting, there is a risk that Graphic’s board of directors may waive a condition that is important to you without your approval.

The transactions are subject to various regulatory approvals, approval by Graphic stockholders and other customary closing conditions prior to consummation.

The transactions, which have been unanimously approved by the boards of directors of Graphic and New Graphic and the board of managers of BCH, are subject to various regulatory approvals, approval by Graphic’s stockholders and other customary closing conditions. If the necessary approvals are not obtained by the contractual deadline of March 31, 2008 (which date may be extended to May 31, 2008 if the delay is the result of the failure to obtain antitrust approvals), the transactions may not be completed, which could cause Graphic’s earnings or stock price to decline.

With respect to the approval required from the Federal Trade Commission and the Antitrust Division of the DOJ, a request was received on August 22, 2007 for additional information, commonly referred to as a “second request,” from the Antitrust Division of the DOJ regarding the transactions. The second request extends the waiting period imposed by the HSR Act until 30 days after the second request has been substantially complied with, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. On November 2, 2007, Graphic and BCH certified to the DOJ that they had substantially complied with the second request. At the request of the DOJ, Graphic and BCH have voluntarily agreed to extend the waiting period imposed by the HSR Act until December 31, 2007. In addition, the DOJ, the Federal Trade Commission or others could take additional action under the antitrust laws with respect to the transactions, including seeking to enjoin the consummation of the transactions before the effective time of the transactions or to impose conditions on, or to require divestitures relating to, the divisions, operations or assets of Graphic or BCH. These conditions or divestitures may jeopardize or delay completion of the transactions or may reduce the benefits of the transactions and negatively impact the pro forma financial information included in this proxy statement/prospectus. Even if all governmental approvals are obtained, no assurance can be given as to the terms, conditions and timing of the governmental approvals.

Certain directors and executive officers of Graphic may have interests in the transactions different from, or in addition to, the interests of other stockholders of Graphic.

Certain of the directors and executive officers of Graphic are parties to agreements or participate in other arrangements that give them interests in the transactions that are different from, or in addition to, your interests as a stockholder of Graphic. In voting on the adoption of transaction agreement and approval of the transactions, you should consider whether these interests may have influenced the decisions of Graphic’s directors and executive officers in pursuing, executing, approving and recommending the transaction agreement and the transactions. These different interests include vesting of certain equity compensation awards, arrangements under certain executive officer employment agreements, continuing board positions, indemnification obligations and reimbursement of certain legal fees and are described under “The Transaction — Interests of Graphic’s Directors and Executive Officers in the Transactions.”

Neither New Graphic nor its stockholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the transaction consideration in the event that any of the representations and warranties made by BCH or the Sellers in the transaction agreement ultimately proves to be inaccurate or incorrect.

As is often the case in stock for stock transactions, the representations and warranties made by Graphic and BCH to each other in the transaction agreement will not survive the completion of the transactions. As a result, Graphic and its stockholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the transaction consideration if any representation or warranty made by BCH or Sellers in the transaction agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representation or warranties are incorrect, our financial condition or results of operations could be adversely affected.

Risks Relating to the Business of New Graphic

After completion of the transactions, New Graphic will be subject to many risks and uncertainties. Many of these risks are substantially similar to the risks currently faced by Graphic. New Graphic’s risks and uncertainties include the following.

New Graphic will have significant debt that could negatively impact its business, and its credit ratings are anticipated to be less than investment grade.

New Graphic will be highly leveraged and will have pledged substantially all of its assets to secure its debt. Assuming hypothetically that the transactions were closed on September 30, 2007, on that date New Graphic would have total pro forma net debt (defined as total debt minus cash and cash equivalents) of $3.1 billion, which includes:

•	debt outstanding under New Graphic’s credit agreement, as amended or amended and restated in connection with the transactions, which is expected to include term loans in an aggregate outstanding principal amount at the time of the consummation of the transactions equal to $2.2 billion and revolving loans in an aggregate outstanding principal amount equal to approximately $8 million;

•	$425 million of 8.5% Senior Notes;

•	$425 million of 9.5% Senior Subordinated Notes; and

•	approximately $10.2 million of other debt.

New Graphic’s significant level of debt could:

•	make it difficult to satisfy its financial obligations, including debt service requirements;

•	limit its ability to obtain additional financing to operate its business;

•	limit its financial flexibility in planning for and reacting to business and industry changes;

•	impact the evaluation of its creditworthiness by counterparties to commercial agreements;

•	place it at a competitive disadvantage compared to less leveraged companies;

•	increase its vulnerability to general adverse economic and industry conditions, including changes in interest rates and volatility in commodity prices; and

•	require it to dedicate a substantial portion of its cash flows to payments on its debt, thereby reducing the availability of its cash flow for other purposes including its operations, capital expenditures and future business opportunities.

New Graphic may incur additional indebtedness as part of completing the transactions and in the future. If new debt is added to the current debt levels of New Graphic and its subsidiaries, the related risks that New Graphic and its subsidiaries face could increase significantly.

The payment of dividends on New Graphic common stock will be restricted and, moreover, subject to the discretion of New Graphic’s board of directors.

The financing agreements under which certain of New Graphic’s subsidiaries will be borrowers and New Graphic will be a guarantor will contain certain restrictions on the payment of dividends on New Graphic common stock similar to those to which Graphic is currently subject. See “Per Share Market Price Information — Dividend Policy.” Moreover, even if permitted under New Graphic’s financing agreements, dividend payments on New Graphic common stock will be at the discretion of New Graphic’s board of directors. Graphic has not paid a dividend on its common stock since 1996, and New Graphic does not intend to pay dividends at this time.

New Graphic’s access to the capital markets may be limited.

New Graphic will be a highly leveraged company that may require additional capital from time to time. Unlike those companies in New Graphic’s industry that are “investment grade” and for which the capital markets are typically open, New Graphic’s access to the capital markets may be limited (following the closing of the transactions). Moreover, the timing of any capital-raising transaction may be impacted by unforeseen events, such as strategic growth opportunities, which could require New Graphic to pursue additional capital in the near term. New Graphic’s ability to obtain capital and the costs of such capital are dependent on numerous factors, including:

•	general economic and capital market conditions;

•	covenants in its existing debt and credit agreements;

•	credit availability from banks and other financial institutions;

•	investor confidence in New Graphic;

•	its consolidated financial performance;

•	its levels of indebtedness;

•	its maintenance of acceptable credit ratings;

•	its cash flow;

•	provisions of tax and securities laws that may impact raising capital; and

•	its long-term business prospects.

New Graphic may not be successful in obtaining additional capital for these or other reasons. An inability to access capital may limit New Graphic’s ability to pursue development projects, plant improvements or acquisitions that it may rely on for future growth and to comply with regulatory requirements and, as a result, may have a material adverse effect on New Graphic’s financial condition, results of operations and cash flows, and on its ability to execute its business strategy.

New Graphic will be dependent on key customers and strategic relationships, and the loss of or reduced sales to key customers or changes in these relationships could result in decreased revenues, lower cash flows and harm New Graphic’s financial position.

The loss of one or more key customers or strategic relationships, or a declining market in which these customers reduce orders or request reduced prices, may result in decreased revenues, negatively impact New Graphic’s cash flows and harm its financial condition. New Graphic’s success will depend upon its relationships with the key customers of Graphic and Altivity, including Anheuser-Busch Companies, SABMiller plc, Molson Coors Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Inbev, Asahi

Breweries, Kraft Foods, Inc., General Mills, Inc. Nestle Group, Unilever, PepsiCo, Inc., The Schwann’s Food Company, and Perseco, among others. Graphic’s top ten customers accounted for approximately 48% of its net sales in 2006, and Altivity’s top ten customers accounted for approximately 29% of its net sales in 2006.

From time to time New Graphic’s contracts with its customers will come up for renewal, and New Graphic may be unable to renew agreements with its key customers. New Graphic may not be able to enter contracts with new customers to replace any key customers or strategic relationships that are lost or reduced. In addition, Graphic’s and Altivity’s contracts typically do not require customers to purchase any minimum level of products and many of New Graphic’s contracts will permit customers to obtain price quotations from its competitors, which New Graphic would generally have to meet to retain their business.

New Graphic will face intense competition and, if it is unable to compete successfully against other manufacturers of packaging product solutions it could lose customers and its revenues may decline.

Graphic and Altivity currently are, and New Graphic will be, subject to strong competition. New Graphic has a number of large domestic and foreign competitors in the paperboard packaging industry. New Graphic’s primary competitors in one or more of the segments in which it competes include Caraustar Industries, Inc., Cascades, Inc., Stora Enso (OYJ) Corporation, Ponderosa Paper, LLC, Klabin S.A., Hansol Paper Manufacturing Company, International Paper Company, MeadWestvaco Corporation (“MeadWestvaco”), Packaging Corporation of America, R.A. Jones & Company, Inc. and Rock-Tenn Company. In addition, companies not currently in direct competition with Graphic or Altivity may introduce competing products in the future, and New Graphic may face increasing competition from products imported from Asia and South America. There are also substitutes for paperboard packaging for many products currently packaged in paperboard, including plastic, corrugated and shrink-wrap packaging.

New Graphic’s highly leveraged capital structure could limit its ability to respond to market conditions or to make necessary or desirable capital expenditures as quickly as its competitors. In addition, New Graphic could experience increased competition if there are new entrants in segments in which it operates. In beverage multiple packaging, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Plastics and corrugated packaging generally provide lower-cost packaging solutions.

New Graphic’s paperboard sales for use in consumer products packaging are affected by competition from other substrates, including CUK board, solid bleached sulfate and recycled clay-coated news and, internationally, white lined chip board and folding boxboard. Paperboard grades compete based on price, strength and printability. There are a large number of suppliers in paperboard packaging which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of strength and printability of their paperboard, quality, service and price. These grades of paperboard face substitution in folding carton applications for each other or by alternative substrates including corrugated paperboard, flexible packaging and a variety of paper and film laminated structures.

Significant increases in prices for raw materials, energy, transportation and other necessary supplies and services could adversely affect New Graphic’s financial results.

Increases in the cost and availability of raw materials, including petroleum-based materials, the cost of energy, transportation and other necessary services could have an adverse effect on New Graphic’s financial results. New Graphic may also be limited in its ability to pass along such cost increases to customers due to contractual provisions and competitive reasons.

There is no guarantee that New Graphic’s efforts to reduce costs will be successful.

New Graphic will utilize a global continuous improvement initiative that uses statistical process control to help design and manage many types of activities, including production and maintenance. New Graphic’s ability to implement successfully its business strategies and to realize anticipated savings is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond New Graphic’s control. These strategies include the infrastructure and reliability improvements at New Graphic’s West

Monroe mill. In addition, Altivity has been actively engaged in integrating the recently acquired Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies, and New Graphic will continue to focus on realizing cost savings from manufacturing network, overhead and supply chain improvements. If New Graphic cannot successfully implement the strategic cost reductions or other cost savings plans, it may not be able to compete successfully against other manufacturers. In addition, any failure to generate anticipated efficiencies and savings could adversely affect New Graphic’s financial results.

Loss of key management personnel could adversely affect New Graphic’s business.

New Graphic’s future success will depend, in significant part, upon the service of David W. Scheible, who will be its President and Chief Executive Officer, and Daniel J. Blount, who will be its Senior Vice President and Chief Financial Officer. New Graphic has employment agreements with each of these executive officers. The loss of the services of one or both of these executive officers could adversely affect its future operating results because of their experience and knowledge of New Graphic’s business and customer relationships. New Graphic does not expect to maintain key person insurance on any of its executive officers.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for New Graphic to manufacture and distribute its products, which could result in decreased sales or increased costs, either of which would negatively impact New Graphic’s financial condition and results of operations.

Approximately 46% of Graphic’s and Altivity’s workforce is represented by labor unions, whose goals and objectives may differ significantly from New Graphic’s. The collective bargaining agreements covering these employees expire between October 31, 2008 and February 28, 2013, with seventeen agreements covering approximately 37% of the workforce expiring in 2008. Graphic or New Graphic may not be able to successfully negotiate agreements on terms that are advantageous to New Graphic without work stoppages or other labor difficulties. These events may also occur in the ordinary course of business apart from contract re-negotiations. In addition, labor organizing activities could occur at any of New Graphic’s facilities. Increased unionization of the workforce or a prolonged disruption at any of New Graphic’s facilities due to work stoppages or other labor difficulties could have a material adverse effect on its net sales, margins and cash flows. In addition, if new union agreements contain significant increases in wages or other benefits, New Graphic’s margins would be adversely impacted.

New Graphic may not be able to adequately protect its intellectual property and proprietary rights, which could harm its future success and competitive position.

New Graphic’s future success and competitive position depend in part upon its ability to obtain and maintain protection for certain proprietary carton and packaging machine technologies used in its products, particularly those incorporating the Fridge Vendor®, IntegraPak®, MicroFlex Q®, Micro-Rite®, Quilt Wave®, Qwik Crisp® and Z-Flute®, Alti-Kraft®, Alti-Print®, Cap-Sac®, DI-NA-Cal®, Force Flow®, Kitchen Master®, Lithoflute®, Lustergrip®, Master Impressions®, Master Coat®, Peel Pak®, Shape FX®, Soni-Lok®, Soni-Seal®, The Yard Master® technologies. Failure to protect New Graphic’s existing intellectual property rights may result in the loss of valuable technologies or may require it to license other companies’ intellectual property rights. It is possible that any of the patents owned by New Graphic may be invalidated, circumvented, challenged or licensed to others or any of its pending or future patent applications may not be issued within the scope of the claims sought by New Graphic, if at all. Further, others may develop technologies that are similar or superior to New Graphic’s technologies, duplicate its technologies or design around its patents, and steps taken by New Graphic to protect its technologies may not prevent misappropriation of such technologies.

New Graphic will be subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact its financial condition and results of operations.

New Graphic will be subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations that change from time to time, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, solid waste and hazardous wastes, the investigation and remediation of contamination resulting from historical site operations and releases of hazardous substances, and the health and safety of employees. Compliance initiatives could result in significant costs, which could negatively impact New Graphic’s financial position, results of operations or cash flows. Any failure to comply with such laws and regulations or any permits and authorizations required thereunder could subject New Graphic to fines, corrective action or other sanctions.

In addition, some of New Graphic’s current and former facilities may be the subject of environmental investigations and remediation resulting from historical operations and the release of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations may be imposed in the future or for which indemnification claims may be asserted against New Graphic. Also, potential future closures or sales of facilities may necessitate further investigation and may result in future remediation at those facilities.

New Graphic’s operations outside the U.S. will be subject to the risks of doing business in foreign countries.

New Graphic will have several converting plants in 7 foreign countries and will sell its products worldwide. For 2006, before intercompany eliminations, net sales from operations outside of the U.S. represented approximately 17% of Graphic’s net sales and approximately 5% of BCH’s net sales. New Graphic’s revenues from export sales will fluctuate with changes in foreign currency exchange rates. At December 31, 2006, approximately 8% of Graphic’s total assets and approximately 4% of BCH’s total assets were denominated in currencies other than the U.S. dollar. New Graphic will have significant operations in countries that use the British pound sterling, the Australian dollar, the Japanese yen, the Euro, the Canadian dollar and the Mexican peso as their functional currencies. New Graphic cannot predict major currency fluctuations. New Graphic will continue to pursue Graphic’s currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results.

New Graphic will be subject to the following significant risks associated with operating in foreign countries:

•	compliance with and enforcement of environmental, health and safety and labor laws and other regulations of the foreign countries in which New Graphic operates;

•	export compliance;

•	imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries; and

•	imposition or increase of investment and other restrictions by foreign governments.

If any of the above events were to occur, New Graphic’s financial position, results of operations or cash flows could be adversely impacted, possibly materially.

If New Graphic issues a material amount of its common stock in the future, certain New Graphic stockholders sell a material amount of New Graphic common stock, or a material amount of interests in the indirect stockholders of New Graphic are sold, New Graphic’s ability to use its net operating losses to offset its future taxable income may be limited under Section 382 of the Internal Revenue Code.

New Graphic’s ability to utilize previously incurred net operating losses (“NOLs”) of Graphic to offset future taxable income would be reduced if New Graphic were to undergo an “ownership change” within the meaning of Section 382 of the Internal Revenue Code. In general, an “ownership change” occurs whenever the percentage of the stock of a corporation owned, directly or indirectly, by “5-percent stockholders” (within the meaning of Section 382 of the Internal Revenue Code) increases by more than 50 percentage points over the lowest percentage of the stock of such corporation owned, directly or indirectly, by such “5-percent stockholders” at any time over the preceding three years. Under certain circumstances, issuances of New Graphic common stock by New Graphic or sales or other dispositions of New Graphic common stock by the Coors Family Stockholders, the CDR Fund, EXOR, the TPG Entities or other stockholders could trigger an “ownership change,” and New Graphic will have limited control over the timing of any such issuances, sales or other dispositions of New Graphic common stock. Additionally, under certain circumstances, issuances, sales or other dispositions of interests in the CDR Fund, the TPG Entities or other stockholders could trigger an “ownership change,” and New Graphic will have no control over the timing of any such issuances, sales or other dispositions of interests in such entities. Any such future ownership change could result in limitations, pursuant to Section 382 of the Internal Revenue Code, on New Graphic’s utilization of NOLs to offset its future taxable income.

More specifically, depending on prevailing interest rates and New Graphic’s market value at the time of such future ownership change, an ownership change under Section 382 of the Internal Revenue Code would establish an annual limitation which might prevent full utilization of the deferred tax assets attributable to Graphic’s previously incurred NOLs against the total future taxable income of a given year. The transactions will increase the likelihood that previously incurred NOLs will become subject to the limitations set forth in Section 382 of the Internal Revenue Code. If such an ownership change were to occur, New Graphic’s ability to raise additional equity capital may be adversely affected.

The magnitude of such limitations and their effect on New Graphic is difficult to assess and depends in part on New Graphic’s value at the time of any such ownership change and prevailing interest rates. For accounting purposes, at December 31, 2006, Graphic’s United States federal net operating loss was approximately $1.3 billion and the related deferred tax asset attributable to its previously incurred NOLs was valued at approximately $514.3 million fully offset by a corresponding valuation allowance. Graphic believes that it has generated material incremental NOLs in 2007.

Risks Associated with New Graphic Common Stock

The value of the shares of New Graphic common stock that you receive upon the completion of the transactions may be less than the value of your shares of Graphic common stock as of the date of the transaction agreement or on the date of the special meeting.

The exchange ratio of Graphic common stock for New Graphic common stock in the merger, as well as the number of shares to be issued to the Sellers, is fixed and will not be adjusted in the event of any change in the stock price of Graphic or the value of BCH before the completion of the transactions. The relative price of shares of Graphic common stock and the value of BCH may vary significantly between the date of this proxy statement/prospectus, the date of the special meeting and the date of the completion of the transactions. These variations may be caused by, among other things, changes in the businesses, operations and results of Graphic or BCH, market expectations of the likelihood that the transactions will be completed and the timing of completion, the prospects of post-transaction operations, the effect of any conditions or restrictions imposed on or proposed with respect to New Graphic by regulatory agencies and authorities, general market and economic conditions and other factors. In addition, it is impossible to predict accurately the market price of New Graphic common stock to be received by Graphic stockholders after the completion of the transactions. Accordingly, the price of Graphic common stock on the date of the special meeting may not be indicative of its price immediately before the completion of the transactions and the price of New Graphic common stock after the transactions are completed.

A few significant stockholders may influence or control the direction of New Graphic’s business. If the ownership of New Graphic common stock continues to be highly concentrated, it may limit the ability of you and other stockholders to influence significant corporate decisions.

The interests of the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities may not be fully aligned with your interests and this could lead to a strategy that is not in your best interest. Following the completion of the transactions, the Coors Family Stockholders, the CDR Fund and EXOR will beneficially own approximately 18.4%, 10.0% and 10.0%, respectively, and the TPG Entities will own approximately 38.6% of New Graphic common stock, each calculated on a fully diluted basis. As a result, the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities will exercise significant influence over matters requiring stockholder approval. New Graphic has entered into a new stockholders agreement that will become effective upon the completion of the transactions, pursuant to which the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities will have the right to designate for nomination for election, in the aggregate, six members of New Graphic’s board of directors following the completion of the transactions. The concentrated holdings of the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities and the presence of their designees on New Graphic’s board of directors may delay or deter possible changes in control of New Graphic, which may reduce the market price of New Graphic, or may otherwise result in New Graphic either taking actions that New Graphic’s other stockholders do not support or failing to take actions that New Graphic’s other stockholders do support. See “Other Agreements — Stockholders Agreement” and “Description of New Graphic Capital Stock.”

New Graphic stockholders may be adversely affected by the expiration of the transfer restrictions in the stockholders agreement, which would enable the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities to transfer a significant percentage of their New Graphic common stock to a third party.

The transfer provisions in the stockholders agreement, subject to specified exceptions (see “Other Agreements — Stockholders Agreement — Transfer Restrictions”), restrict the covered stockholders from transferring shares of New Graphic common stock. Many of these restrictions will expire 180 days from the date of the closing of the transactions.

When the transfer restrictions in the stockholders agreement expire or are terminated, the covered stockholders will be free to sell their shares of New Graphic common stock, subject to certain exceptions and limitations under the securities laws, to any person on the open market, in privately negotiated transactions or otherwise in accordance with law. In addition, at any time after 180 days from the date of the closing of the transactions, the covered stockholders will be able to exercise their rights, subject to certain limitations, to require New Graphic to register their shares of New Graphic common stock for resale in a public offering. These sales or transfers could create a substantial decline in the price of shares of New Graphic common stock. See “Other Agreements — Stockholders Agreement” and “Other Agreements — Registration Rights Agreement.”

New Graphic’s proposed certificate of incorporation, by-laws, stockholder rights plan and Delaware law may discourage takeovers and business combinations that its stockholders might consider in their best interests.

Provisions in New Graphic’s proposed certificate of incorporation and by-laws attached to this proxy statement/prospectus as Annexes B and C, respectively, New Graphic’s proposed stockholder rights plan and provisions of Delaware corporate law, may delay, deter, prevent or render more difficult a takeover attempt which is not approved by New Graphic’s board of directors but which New Graphic stockholders might consider in their best interests. These provisions include:

•	authorization of the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

•	a classified board of directors with staggered, three-year terms;

•	provisions giving the board of directors sole power to set the number of directors;

•	limitation on the ability of stockholders to remove directors;

•	prohibition on stockholders calling special meetings of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•	requirement that the holders of at least 75% of outstanding common stock approve the amendment of New Graphic’s by-laws and provisions of New Graphic’s certificate of incorporation governing the classified board and the liability of directors.

These provisions may prevent New Graphic stockholders from receiving the benefit from any premium to the market price of New Graphic common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of New Graphic common stock if they are viewed as discouraging takeover attempts in the future. These provisions may also make it difficult for stockholders to replace or remove New Graphic’s management. See “Description of New Graphic Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes or incorporates by reference statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements included or incorporated by reference in this proxy statement/prospectus, other than statements of historical fact, that address activities, events or developments that New Graphic or its management expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent New Graphic’s reasonable judgment regarding the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause, among other statements, the actual results and financial position of New Graphic and the effects and consequences of the transactions to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They may use words such as “anticipate,” “estimate,” “project,” “forecast,” “plan,” “may,” “will,” “should,” “expect” and other words of similar meaning. In addition to factors previously disclosed in Graphic’s SEC reports and those identified elsewhere in this proxy statement/prospectus, including those matters discussed under the caption “Risk Factors” the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	the ability of Graphic and BCH to complete the transactions;

•	the success of the business of New Graphic after the completion of the transactions;

•	the successful integration of Graphic and BCH after the completion of the transactions;

•	the anticipated benefits of combining Graphic and BCH;

•	beliefs and assumptions about costs relating to the transactions and integrating Graphic and BCH;

•	inflation of and volatility in raw material and energy costs;

•	New Graphic’s substantial amount of debt;

•	continuing pressure for lower cost products;

•	New Graphic’s ability to implement its business strategies, including productivity initiatives and cost reduction plans;

•	currency movements and other risks of conducting business internationally;

•	the impact of regulatory and litigation matters, including those that impact New Graphic’s ability to protect and use its intellectual property;

•	the availability of net operating losses to offset future taxable income; and

•	the interests and actions of the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities and the implications of these stockholders’ significant influence over New Graphic.

Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and New Graphic undertakes no obligation to update such statements.

THE SPECIAL MEETING

General

The Graphic board of directors is using this proxy statement/prospectus to solicit proxies from the holders of shares of Graphic common stock for use at the special meeting. This proxy statement/prospectus and accompanying proxy card are first being mailed to Graphic stockholders on or about December 12, 2007.

Date, Time and Place of the Special Meeting

Graphic will hold its special meeting of stockholders on January 17, 2008, at 10:00 a.m., local time, at the offices of Alston & Bird LLP, Atlantic Center Plaza, 1180 West Peachtree Street, 15th Floor, Atlanta, Georgia 30309, or at any reconvened meeting after an adjournment or postponement of the special meeting.

Purpose of the Special Meeting

At the special meeting, holders of Graphic common stock will be asked (1) to adopt the transaction agreement and approve the transactions, (2) to approve the provisions in New Graphic’s restated certificate of incorporation authorizing 1.1 billion shares of capital stock, including 1 billion shares of common stock and 100 million shares of preferred stock and (3) to approve any proposal by Graphic to adjourn or postpone the special meeting, if determined to be necessary.

The Graphic board of directors has unanimously approved the transaction agreement and the transactions and recommends that Graphic stockholders vote “FOR” the adoption of the transaction agreement and the approval of the transactions, “FOR” the proposal to approve provisions of New Graphic’s restated certificate of incorporation authorizing additional capital stock and “FOR” the adjournment or postponement of the special meeting, if determined to be necessary. Implementation of the proposal relating to the authorization of additional capital stock is conditioned upon the adoption of the transaction agreement and approval of the transactions.

Record Date and Outstanding Shares

The Graphic board of directors has fixed the close of business on December 7, 2007 as the record date for determining holders of outstanding shares of Graphic common stock entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were outstanding [    ●    ] shares of Graphic common stock held of record by [    ●    ] stockholders. Graphic common stock is the only class of outstanding securities entitled to notice of, and to vote at, the special meeting. Each holder of Graphic common stock is entitled to one vote at the special meeting for each share of Graphic common stock held by that stockholder at the close of business on the record date.

Quorum

In order to carry out the business of the special meeting, there must be a quorum. This means that at least one-third (1/3) of the outstanding shares eligible to vote must be represented at the special meeting, either by proxy or in person. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes present at the special meeting for purposes of calculating whether a quorum is present.

Vote Required

Adoption of the transaction agreement and approval of the transactions and approval of the provisions of New Graphic’s restated certificate of incorporation increasing the authorized capital stock requires the affirmative vote of a majority of the issued and outstanding shares of Graphic common stock. In accordance with the rules of the NYSE, brokers, banks and other nominees who hold shares in street name for customers may not exercise discretionary voting authority with respect to the adoption of the transaction agreement and the approval of the transactions. Thus, absent specific instructions from the beneficial owner of such shares, brokers, banks and other nominees may not vote such shares with respect to the adoption of the transaction agreement and the approval of the transactions. Shares represented by these “broker non-votes” will not vote, effectively counting as votes “AGAINST” the proposal to adopt the transaction agreement and approve the transactions and the proposal to approve provisions of New Graphic’s restated certificate of incorporation increasing the authorized capital stock of New Graphic. Abstentions also have the same effect as shares voted “AGAINST” the proposal to adopt the transaction agreement and approve the transactions.

Approval of a proposal to adjourn or postpone the special meeting, if determined to be necessary, requires the affirmative vote of holders of a majority of the shares present in person or by proxy and entitled to vote at the special meeting (whether or not a quorum is present). Abstentions and broker non-votes with respect to the adjournment or postponement of the special meeting, if determined to be necessary, will have the effect of a vote against such proposal.

Voting Agreement

Pursuant to the voting agreement, dated as of July 9, 2007, entered into by and among BCH, Graphic, the Coors Family Stockholders, the CDR Fund and EXOR, each of the Coors Family Stockholders, the CDR Fund and EXOR has agreed to vote all of its shares of Graphic common stock, subject to certain exceptions, in favor of adopting the transaction agreement and approving the transactions and any other action reasonably requested by BCH in furtherance thereof. The Coors Family Stockholders, the CDR Fund and EXOR collectively hold 129,376,414 issued and outstanding shares of Graphic common stock, which represented approximately 65% of the total number of shares of Graphic common stock issued and outstanding as of July 9, 2007 and as of the record date. See “The Transactions — Voting Agreement.”

As of the record date, Graphic’s executive officers and directors (excluding representatives of the Coors Family Stockholders, the CDR Fund and EXOR) had the right to vote less than 1% of the shares of Graphic common stock outstanding and entitled to vote at the special meeting. Graphic’s directors and executive officers have indicated their intention to vote their shares of Graphic common stock for the adoption of the transaction agreement and the approval of the transactions.

Solicitation of Proxies

Graphic will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by Graphic’s directors, officers or employees, without extra compensation, in person or by telephone. Graphic will reimburse brokers, banks and other nominees for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Graphic common stock.

Questions concerning the proposal to be acted upon at the special meeting should be directed to Graphic’s Investor Relations Department at (770) 644-3000. Additional copies of this proxy statement/prospectus or the proxy card may be obtained from Graphic’s Investor Relations Department at its principal executive office at 814 Livingston Court, Marietta, Georgia 30067, and the telephone number is (770) 644-3000. For a period of at least ten days prior to the special meeting, a complete list of stockholders entitled to vote at the special meeting will be available for inspection during ordinary business hours at Graphic’s executive offices by stockholders of record for proper purposes.

Revocation of Proxies

The enclosed proxy, even though executed and returned, may be revoked at any time before the special meeting by:

•	executing and submitting a revised proxy (including a telephone or Internet vote);

•	sending written notice of revocation to Graphic’s Secretary at the address provided at the beginning of this proxy statement/prospectus; or

•	voting in person at the special meeting.

In the absence of a revocation, shares represented by proxies submitted in response to this solicitation will be voted at the special meeting.

Voting by Telephone or Internet

Stockholders of record can simplify their voting and reduce Graphic’s costs by voting their shares by telephone or through the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, allow stockholders to vote their shares and confirm that their instructions have been properly recorded. If your shares are held in the name of a broker, bank or other nominee, the availability of telephone and Internet voting will depend upon the voting processes of the broker, bank or other nominee. Accordingly, stockholders should follow the voting instructions on the form they receive from their broker, bank or other nominee.

Stockholders who elect to vote by telephone or through the Internet may incur telecommunications and Internet access charges and other costs for which they are solely responsible. The telephone and Internet voting facilities for stockholders of record will close at 12:00 p.m., Central Time, on January 16, 2008. Instructions for voting by telephone or through the Internet are contained on the enclosed proxy card. Voting your shares by telephone or through the Internet will not affect your right to vote in person if you decide to attend the special meeting; however, if you attend and vote at the special meeting, any votes you cast previously via telephone or the Internet will automatically be revoked and superseded by the votes cast at the special meeting.

Voting by Mail

Stockholders who elect to vote by mail are asked to sign, date and return the enclosed proxy card using the postage-paid envelope provided. The persons named as proxies on the proxy card were designated by the Graphic board of directors. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the transaction agreement and approval of the transactions and “FOR” any proposal by Graphic to adjourn or postpone the special meeting.

Special Meeting Attendance and Voting in Person

Only stockholders, their designated proxies and guests of Graphic may attend the special meeting. If you plan to attend the special meeting, you must be a stockholder of record as of December 7, 2007 or, if you have beneficial ownership of shares of Graphic common stock held by a broker, bank or other nominee, you must bring an account statement or letter from your broker, bank or other nominee showing that you are the beneficial owner of shares of Graphic common stock as of the record date in order to be admitted to the special meeting.

If your shares are held by a broker, bank or other nominee and you wish to vote your shares in person at the special meeting, please also bring a letter from your broker, bank or other nominee granting you a proxy to vote those shares at the special meeting.

Dissenters’ Rights

Although Graphic stockholders that are not subject to the voting agreement may vote against adoption of the transaction agreement and approval of the transactions, under no circumstances are holders of Graphic common stock entitled to dissenters’ rights of appraisal under Delaware law in connection with the transactions.

THE TRANSACTIONS

Background of the Transactions

In 2006, having substantially completed the integration of Graphic Packaging International Corporation and Riverwood Holding, Inc. and related business optimization initiatives, Graphic began exploring various strategic alternatives to strengthen its business, expand its product offerings and increase stockholder value, including potential acquisitions and business combinations.

In October and November 2006, representatives of Goldman Sachs, Graphic’s financial advisor, met several times with Stephen M. Humphrey, President and Chief Executive Officer of Graphic, and David W. Scheible, then Senior Vice President and Chief Operating Officer and, as of January 1, 2007, President and Chief Executive Officer of Graphic, to discuss a potential transaction with Altivity.

On October 24, 2006 Messrs. Humphrey and Scheible and representatives of Goldman Sachs met with Michael G. MacDougall, a partner of TPG and a member of the Altivity board of directors, and discussed briefly the potential for a transaction between Graphic and Altivity.

On November 16, at a regularly scheduled meeting of the Graphic board of directors, representatives of Goldman Sachs discussed several potential acquisition opportunities for Graphic, including Altivity. At this meeting, the Graphic board of directors authorized the retention of Goldman Sachs to assist it in evaluating a potential transaction with Altivity and authorized Graphic management to continue their work in such regard. In determining to engage Goldman Sachs as financial advisor to Graphic in connection with a potential transaction with Altivity, the board of directors considered that Goldman Sachs is an internationally recognized investment banking firm that has substantial experience in transactions similar to the potential transaction. The board of directors also carefully considered the terms and structure of the proposed engagement letter with Goldman Sachs and determined that such terms, including the amount of the transaction fee and that such fee would be payable in its entirety only upon consummation of the potential transaction were customary and appropriate for this engagement. After the adjournment of the Graphic board meeting, Graphic executed an engagement letter with Goldman Sachs.

During November and December 2006, Goldman Sachs and Graphic management commenced a preliminary financial analysis of the Altivity business and began to evaluate strategic considerations related to the acquisition of Altivity by Graphic based on publicly available information and the limited information exchanged by the parties.

On December 21, the Graphic board of directors held a special meeting by teleconference to discuss the preliminary financial analysis of the Altivity business. Goldman Sachs and Graphic management discussed the results of this valuation and answered questions from the board of directors. At the conclusion of this meeting, the Graphic board of directors authorized Goldman Sachs to begin discussions with TPG regarding a transaction in which Graphic would acquire Altivity.

During late December and early January, Mr. Scheible and representatives of Goldman Sachs held several conversations with Mr. MacDougall and other representatives of TPG to discuss a potential combination of Graphic and Altivity and to exchange further limited information on the two companies.

On January 9, 2007, Mr. Scheible held an introductory meeting with Altivity and TPG representatives in Chicago to discuss the business and prospects of Graphic and Altivity and the potential for a transaction between the two companies. As a result of the favorable discussions at this meeting, the parties agreed to conduct preliminary due diligence activities and to exchange limited non-public information about their respective businesses. On January 10, TPG, Altivity and Graphic signed a customary reciprocal confidentiality agreement.

During January, the parties exchanged limited, high level due diligence materials and conducted discussions about the Graphic and Altivity businesses and the potential benefits of a combination of the two companies.

On January 29 and 30, Mr. Scheible, Daniel J. Blount, Senior Vice President and Chief Financial Officer, Michael P. Doss, Senior Vice President, Consumer Products Packaging, other representatives of Graphic and Goldman Sachs met with Mr. MacDougall, Nathan Wright, Jeffrey Liaw and Benjamin Landis, representatives of TPG, Lawrence I. Field, a member of Altivity’s board of directors and the President of Field Holdings, Inc., George V. Bayly, Chairman and interim Chief Executive Officer of Altivity, Donald Sturdivant, Executive Vice President of Operations of Altivity, and representatives of Altivity’s financial advisor, Banc of America Securities LLC. At this meeting, the parties discussed their respective businesses and financial performance as well as the benefits and challenges of a combination. Based upon these initial discussions, the parties agreed to initiate a process to further explore a transaction including high level discussions regarding the financial performance and outlook of the respective businesses.

On February 8, the Graphic board of directors held a special meeting by teleconference to discuss the potential transaction with Altivity and related matters. Mr. Scheible and representatives of Goldman Sachs reported on the meeting among the parties at the end of January. At this meeting, the Graphic board of directors authorized management to expand its due diligence investigation of Altivity and discussions with Altivity and TPG and their advisors regarding a potential transaction.

During the remainder of February, the parties continued high level due diligence investigations focused primarily on the historical financial performance and prospective outlook for the respective businesses and worked with their respective financial advisors to determine an appropriate ownership split in the combined entity between the equity holders of each company in a potential combination transaction.

On March 2, the Graphic board of directors held a special meeting by teleconference to discuss the progress of the company’s investigation of a potential transaction with Altivity. At this meeting, representatives of Goldman Sachs discussed their preliminary financial analysis relating to a potential transaction with Altivity, and the board and management discussed potential valuation ranges for Altivity and other proposed principal terms of a potential transaction, including board composition and other governance matters. The Graphic board of directors then authorized Goldman Sachs to discuss with Altivity’s financial advisors a proposed division of ownership interests in a combined entity prepared by Graphic management and other principal terms of a potential transaction.

On March 6, based on the then-known information and subject to confirmatory due diligence, Goldman Sachs, on behalf of Graphic, had discussions with TPG and Altivity’s financial advisor relating to preliminary terms of a potential transaction in which Graphic proposed that the owners of BCH would receive 40% of Graphic’s common stock in exchange for their ownership interests in BCH and the Graphic stockholders would retain 60% of Graphic’s common stock. Graphic also proposed that the post-closing Graphic board of directors be comprised of a majority of independent directors with Graphic designating five of the independent directors and TPG designating one independent director and the balance of the board to be comprised of two TPG designees, one designee from each of the Coors Family Stockholders, the CDR Fund and EXOR and the Chief Executive Officer of Graphic. In addition, Graphic proposed that the current Graphic Chairman of the Board John R. Miller would become Chairman of the Board of the combined company, that Mr. Scheible would become President and Chief Executive Officer and that the headquarters of the combined business would be in Atlanta, Georgia. The proposal also noted that there would be a registration rights agreement with customary terms and a stockholders agreement that was generally consistent with the terms of the existing Graphic stockholders agreement.

The parties participated in several telephonic discussions regarding the preliminary terms between March 6 and March 14. Among other things, later in the week of March 6, BCH’s financial advisors, at the direction of Altivity, proposed to Goldman Sachs that Altivity’s owners should receive 45% of the common stock of the combined company and greater governance rights in the combined company. On March 14, Graphic again proposed that the equity holders of BCH should receive 40% of the combined company and that the current Graphic stockholders should receive 60% of the combined company, in each case on a fully diluted basis and subject to adjustments relating to the apportionment of transaction costs. The parties continued to discuss the ownership split proposed by Graphic and the other Graphic proposed terms, including board composition over the next two weeks. During these discussions, TPG indicated that it would be a condition to any transaction that each of the Coors Family Stockholders, the CDR Fund and EXOR agree to support the transaction.

Also during this period, Graphic, TPG and their respective financial and legal advisors began preliminary discussions regarding potential transaction structures that would provide the owners of BCH with tax-free treatment of any Graphic common stock received in the transaction, which was also indicated by TPG to be a requirement of a transaction with Graphic.

On March 28 and April 9, the Graphic board of directors held special meetings by teleconference to discuss the proposed principal terms. At these board meetings, management and representatives of Goldman Sachs updated the board as to the status of negotiations with TPG regarding the potential transaction with Altivity. Also, at the board meeting on April 9, representatives of Alston & Bird LLP, legal advisors to Graphic, advised the directors as to their fiduciary duties under Delaware law and discussed issues relating to the transaction. Alston & Bird also led a discussion with the directors relating to governance matters arising from the issuance to affiliates of TPG of a significant percentage of Graphic’s outstanding common stock and potential terms of a standstill agreement that would, among other things, restrict TPG from acquiring additional shares of Graphic common stock after completion of the transactions.

On April 13, Graphic distributed a term sheet that included modified proposals regarding board composition and other governance matters. Discussions were held during this week among Messrs. Miller, Scheible, MacDougall and Liaw and Graphic’s and TPG’s respective financial advisors regarding board composition and other governance matters.

In late April, based on the progress reached with respect to the principal terms and the preliminary results of high level due diligence, the parties agreed to conduct more detailed due diligence investigations. During late April through early June, the parties performed detailed due diligence, including several meetings among Graphic and its advisors and TPG, Altivity and their advisors.

During April and May, the parties held several meetings with a consulting firm to discuss potential cost savings and other cost synergies from a combination of the two companies.

Also during this period, the parties and their advisors agreed on the proposed structure of the transaction involving the creation of a new holding company as described in detail elsewhere in this proxy statement/prospectus.

On May 15, the Graphic board of directors held a meeting and discussed the status of the transaction and due diligence. Messrs. Blount and Scheible reported on the status of the discussions between the parties and the progress of due diligence. Graphic’s legal advisor discussed some of the specific governance provisions being negotiated, including the board composition and proposed standstill provisions that would, among other things, restrict TPG from acquiring additional shares of Graphic common stock after completion of the transactions. Graphic’s legal advisors also advised the directors as to their fiduciary duties under Delaware law and discussed potential issues relating to the antitrust clearance process in connection with the potential transaction. The directors discussed the status of the proposed transaction and due diligence and asked questions of management and Graphic’s financial and legal advisors.

From May 15 through May 17, Messrs. Scheible, Blount and Doss, and other Graphic representatives met with Messrs. Liaw, Wright, Sturdivant, Landis and Mr. Edward Byczynski, Altivity’s chief financial officer, and other TPG and Altivity representatives for mutual management presentations and discussions regarding year-to-date performance, 2007 full-year forecast and potential cost savings opportunities. The meeting was also attended by representatives of the legal, financial and other advisors to Graphic and Altivity.

On May 16, Mr. Scheible met with Kelvin L. Davis, a senior partner of TPG, to discuss the management team of the new combined company, as well as potential approaches to appoint key managers following the close of the transactions.

On May 25, Altivity’s legal advisors, Simpson Thacher & Bartlett LLP, circulated an initial draft transaction agreement and agreement and plan of merger. On May 29, Graphic’s legal advisors circulated an initial draft stockholders agreement and registration rights agreement.

On June 4, Altivity’s legal advisors circulated an initial draft voting agreement that contemplated that the Coors Family Stockholders, the CDR Fund and EXOR would agree to vote all of the shares of Graphic common stock owned by them in favor of the adoption of the transaction agreement at the special meeting of Graphic stockholders that would be called to consider the transaction agreement.

On June 5, representatives of TPG, Altivity and Graphic, including their respective legal and financial advisors, met to discuss plans to finalize their respective due diligence processes. At this meeting, it was decided that KPMG, Graphic’s accounting advisor, would be granted additional access to Altivity management to finalize their diligence. Representatives from KPMG and Mr. Blount traveled to Altivity’s offices in the Chicago area on June 7 to spend additional time with management on key open diligence points, primarily related to the cost savings initiatives at Altivity.

Also on June 5, Graphic’s legal advisors delivered to Altivity’s legal advisors comments on the draft transaction agreement. During the period from June 5 through July 9, Graphic’s and Altivity’s legal advisors negotiated the provisions of the transaction agreement and the related disclosure schedules. The negotiations, among other things, addressed the nature of the representations and warranties to be made by the parties, the limitations on the conduct of business between signing and closing, the extent of Graphic’s obligation to take actions to obtain requisite regulatory approvals, the parties’ respective rights and obligations in the event a third party sought to make a takeover proposal for Graphic and various provisions relating to termination fees and expense reimbursements.

In addition, during that period, Graphic’s and Altivity’s legal advisors, together with representatives of and advisors to the Coors Family Stockholders, the CDR Fund and EXOR, negotiated the provisions of the voting agreement, the stockholders agreement and the registration rights agreement. The negotiations, among other things, addressed the circumstances under which these stockholders would be required to vote their shares of Graphic common stock in favor of the transaction agreement and transactions, board and committee composition and related designation rights, the mechanics, timing and limitations under which these stockholders could sell New Graphic common stock, and the restrictions and limitations on the ability of the parties to acquire additional shares of New Graphic common stock and to take other actions with respect to controlling New Graphic after completion of the transactions.

On June 6 and 7, Messrs. Blount and Liaw and other representatives from Graphic and Altivity held several conference calls with potential lenders regarding the transaction financing. Throughout this period and through July 8, representatives of Graphic, in particular Mr. Blount, with the assistance of potential financing sources, including representatives of TPG, negotiated the terms of the financing for the transactions with representatives of a bank group that included Bank of America, N.A., Goldman Sachs Credit Partners, L.P. and JPMorgan Chase Bank, N.A.

On June 11, the Graphic board of directors, together with Graphic’s legal and financial advisors, met by telephone. During this meeting, Messrs. Scheible and Blount updated the directors on the status of the negotiations of the transactions. They also provided a summary of due diligence conducted by representatives of and advisors to Graphic. In addition, Goldman Sachs discussed a preliminary financial analysis of Altivity, and Graphic’s legal advisor discussed some of the principal transaction terms. The directors asked management and Graphic’s financial and legal advisors questions related to these matters and discussed the information presented.

On June 12, representatives of the Coors Family Stockholders, the CDR Fund, EXOR, Messrs. MacDougall and Liaw and representatives of Graphic’s and Altivity’s financial and legal advisors met in New York to discuss the prospects of the combined company and to negotiate terms of the stockholders and registration rights agreement, including, among other things, board and committee composition and related designation rights, the mechanics, timing and limitations under which these stockholders could sell New Graphic common stock, and the restrictions and limitations on the ability of the parties to acquire additional shares of New Graphic common stock and to take other actions with respect to controlling New Graphic after completion of the transactions.

On June 14, Messrs. Blount and Liaw met by telephone to discuss the status of the financing for the transaction and related matters.

On June 15, Messrs. Scheible and Liaw and a representative of the Coors Family Stockholders met to discuss issues relating to the mechanics, timing and limitations under which the stockholders could sell New Graphic common stock following the transactions.

On June 22, Messrs. Scheible and Liaw continued ongoing discussions regarding the calculation of shares of New Graphic common stock to be issued to the Graphic stockholders and the equity holders of BCH in the proposed transactions. These discussions continued until shortly before the announcement of the transaction agreement in July.

On June 25, the Graphic board of directors held a special meeting by teleconference to discuss the status of the transaction. Representatives of Graphic’s financial and legal advisors were also in attendance.

On July 2, Mr. Scheible, representatives of TPG and representatives of Graphic’s and Altivity’s financial and legal advisors held a conference call in which they negotiated and finalized substantially all remaining issues in the transaction documents, including the number of shares to be issued to the equity holders of BCH in the transactions.

On July 9, the Graphic board of directors held a telephonic meeting, which was attended by Graphic’s legal and financial advisors. At the meeting, Graphic’s legal advisors summarized the principal terms of the draft transaction agreement and voting agreement, including the key deal protection provisions, the stockholders agreement and registration rights agreement, and again reviewed the fiduciary duties of the directors under Delaware law. Goldman Sachs reviewed its final financial analysis and rendered its oral opinion (subsequently confirmed in writing) to the Graphic board of directors that, as of July 9, 2007, and based upon and subject to the factors and assumptions therein, the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding equity interests in BCH pursuant to the transaction agreement was fair from a financial point of view to Graphic. The board of directors then discussed with Graphic’s management team and its legal and financial advisors the terms of the proposed transactions and, based on the factors outlined below under “Reasons for the Transactions and Recommendation of the Graphic Board of Directors,” determined to proceed with the proposed transactions. The Graphic board of directors, by unanimous vote, determined that the transaction agreement and the transactions were advisable, fair to and in the best interests of Graphic stockholders, and unanimously approved the transaction agreement and the transactions and the voting agreement, the stockholders agreement and the registration rights agreement. The Graphic board also approved an amendment to Graphic’s existing stockholder protection rights plan to exempt the transactions and related actions from the provisions of the plan.

Thereafter, in the evening of July 9, Graphic, New Graphic, Giant Merger Sub, Inc. and the other parties thereto executed the transaction agreement and Graphic, the Coors Family Stockholders, the CDR Fund, EXOR and BCH executed the voting agreement. In addition, New Graphic and certain individuals and entities that will be stockholders of New Graphic after the completion of the transactions entered into the stockholders agreement and the registration rights agreement. Graphic also entered into financing commitment letters with several institutional banks relating to the proposed refinancing of Altivity’s outstanding indebtedness and other debt facilities. See “The Transactions — Financing” for a detailed discussion of the terms of the proposed financing.

On July 10, before the opening of trading on the NYSE, Graphic and Altivity issued a joint press release announcing the execution of the transaction agreement. The terms of the transaction agreement, the voting agreement, the stockholders agreement and the registration rights agreement are detailed below under “The Transaction Agreement and Agreement and Plan of Merger,” “The Transactions — Voting Agreement,” “Other Agreements — Stockholders Agreement” and “Other Agreements — Registration Rights Agreement.”

Reasons for the Transactions and Recommendation of the Graphic Board of Directors

The Graphic board of directors, in reaching its unanimous decision to approve the transaction agreement and the transactions and recommend them to Graphic stockholders, consulted with Graphic’s management, its financial advisor and its legal counsel, and considered the following factors as generally supporting its decision:

•	The Graphic board of directors believed that the combination of the operations of Graphic and Altivity would provide stronger and more stable cash flows, and therefore greater financial stability, than could have been achieved by Graphic on a stand-alone basis. This enhanced financial performance and position should permit New Graphic to accelerate its debt reduction, enhance its credit profile, improve leverage ratios and finance ongoing investments.

•	The complementary product offerings of Graphic and Altivity, which when combined create an ability to offer comprehensive consumer packaging solutions to existing and new customers of both companies.

•	The new company will have expanded market reach into small specialty segments of the folding carton market, as well as new packaging markets, including labels, flexible packaging and multi-wall bags.

•	The expansion of product growth opportunities for the combined company in the packaging market.

•	The opportunity to achieve significant cost synergies identified in connection with the transactions, including:

–	operating and overhead expense reductions;

–	supply chain procurement improvements;

–	facility optimization; and

–	manufacturing process improvements.

•	The opportunity for additional cost savings from Altivity’s ongoing integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies as a result of manufacturing network optimization efforts, overhead reduction and supply chain improvements.

•	The potential for enhanced liquidity for stockholders.

•	Potential tax savings from Graphic’s net operating losses.

•	The balance of rights and restrictions in the stockholders agreement. While the TPG Entities would have a significant share ownership position in New Graphic, the stockholders agreement and the New Graphic stockholders rights plan, subject to their terms, would prevent the acquisition of additional equity securities of New Graphic and restrict the ability of the TPG Entities to exert control over New Graphic.

•	The transactions are intended to be tax-free to Graphic stockholders. The transactions are not intended to result in any adverse tax consequences to a Graphic stockholder that does not have certain tax attributes. See “— Material U.S. Federal Tax Consequences to Graphic Stockholders.”

•	The ability to offer a tax-free transaction to Altivity’s current owners by structuring the transactions under federal income tax laws as a contribution by Graphic and BCH of their respective businesses to New Graphic.

•	The terms and conditions of the transaction agreement, including:

–	the closing conditions to the transaction;

–	the provisions of the transaction agreement that allow Graphic to engage in negotiations with, and provide information to, third parties, under certain limited circumstances in response to an unsolicited written takeover proposal that the Graphic board of directors determines in good faith, after consultation with its legal advisors and its financial advisors, would reasonably be expected to result in a superior proposal (defined below), if the Graphic board of directors concludes that the failure to take such action would be reasonably expected to violate its fiduciary duties;

–	the provisions of the transaction agreement that allow the Graphic board of directors, under certain limited circumstances if required in order not to violate its fiduciary duties under applicable law, to change its recommendation that Graphic stockholders vote in favor of the adoption of the transaction agreement. Such a change, if made in connection with a superior proposal, would reduce the percentage of the shares of Graphic common stock owned by certain parties to the stockholders agreement that are required to be voted in favor of the adoption of the transaction agreement under the terms of the voting agreement; and

–	the termination fee of up to $35,000,000 and the circumstances under which such fee is payable (including a termination due to a change of recommendation, as referenced above), which the Graphic board of directors concluded were reasonable in light of the benefits of the transactions and commercial precedent.

•	The opinion of Goldman Sachs, dated July 9, 2007, provided to the Graphic board of directors, that, as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding BCH equity interests pursuant to the transaction agreement was fair from a financial point of view to Graphic, as more fully described below under “— Opinion of Financial Advisor to Graphic.”

The Graphic board of directors also considered the following risks and other potential adverse consequences of the proposed transactions to Graphic:

•	The difficulty of integrating Graphic and Altivity, including difficulties in the ongoing integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies.

•	The risk that the identified cost synergies will not be fully attained within the expected time frame, or at all.

•	The substantial costs to be incurred in connection with the transactions, including transaction expenses and costs related to integration of the two companies.

•	The initial highly leveraged financial position of the combined company.

•	The presence of a new large stockholder, the TPG Entities, which have the right to nominate three directors to the board of directors of New Graphic following the completion of the transactions and will otherwise be able to exercise significant influence over matters requiring stockholder approval, which could result in New Graphic taking actions that New Graphic’s other stockholders do not support.

•	The potential that the transactions would not be consummated and the resulting expenditure of resources without receipt of the expected benefits.

•	The risk that various provisions of the transaction agreement, including the requirement that Graphic submit the transaction agreement to its stockholders even if the Graphic board of directors changes its recommendation of the transaction agreement and the transactions, and the voting agreement may have the effect of discouraging other persons potentially interested in an acquisition of, or combination with, Graphic from pursuing that opportunity.

•	The absence of contractual indemnities for breaches of representations and warranties by BCH.

•	Loss of customers or key employees.

•	The other risks described in “Risk Factors” beginning on page 20.

The Graphic board of directors determined that these potential adverse consequences were outweighed by the potential benefits of the transactions.

This discussion of the information and factors considered by the Graphic board of directors is for illustrative purposes only and is not intended to be exhaustive. In making its determination to approve the transaction agreement and the transactions, the Graphic board of directors did not assign any relative or specific weights to the various factors that it considered in reaching its determination that the transaction agreement and the transactions are advisable, fair to, and in the best interests of, Graphic and Graphic stockholders. Rather, the Graphic board of directors viewed its position and recommendation as being based on the totality of the information presented to it, and the factors it considered. In addition, individual members of the Graphic board of directors, in making their decisions, may have given different weight to different information and factors.

Graphic’s board of directors has unanimously determined that the transaction agreement and the transactions are advisable, fair to and in the best interests of Graphic stockholders, and has unanimously approved the transaction agreement and the transactions. Graphic’s board of directors recommends that you vote “FOR” the adoption of the transaction agreement and approval of the transactions. If the board of directors of Graphic amends, modifies or otherwise changes its recommendation regarding adoption of the transaction agreement and approval of the transactions, Graphic is still obligated to submit the transaction agreement and the transactions to a vote of its stockholders.

Opinion of Financial Advisor to Graphic

On July 9, 2007, Goldman Sachs rendered its opinion to Graphic’s board of directors that, as of July 9, 2007, and based upon and subject to the factors and assumptions set forth therein, the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding equity interests in BCH pursuant to the transaction agreement was fair from a financial point of view to Graphic.

The full text of the written opinion of Goldman Sachs, dated July 9, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex G. Goldman Sachs provided its advisory services and opinion for the information and assistance of Graphic’s board of directors in connection with its consideration of the transactions. The Goldman Sachs opinion is not a recommendation as to how any holder of Graphic common stock should vote with respect to the transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the transaction agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Graphic for the three fiscal years ended December 31, 2006;

•	audited financial statements and accompanying notes of Altivity for the two fiscal years ended December 31, 2006;

•	the unaudited balance sheet of BCH as of March 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Graphic;

•	certain other communications from Graphic and Altivity to their respective equity holders;

•	certain internal financial analyses and forecasts for Altivity and BCH prepared by the management of BCH;

•	certain internal financial analyses and forecasts for Graphic prepared by its management; and

•	certain financial analyses and forecasts for Altivity and BCH prepared by the management of Graphic, which we refer to as the “forecasts,” including certain cost savings and operating synergies projected by the management of Graphic to result from the transactions, which we refer to as the “synergies.”

Goldman Sachs also held discussions with members of the senior managements of Graphic and BCH regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions and the past and current business operations, financial condition, and future prospects of Graphic and BCH. In addition, Goldman Sachs compared certain financial and stock market information for Graphic and certain financial information for BCH with similar financial and stock market information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper-based packaging industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with Graphic’s consent that the forecasts, including the synergies, were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of Graphic. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Graphic or BCH or any of their respective subsidiaries, and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address any legal, regulatory or tax matters. In addition, Goldman Sachs’ opinion does not address the underlying business decision of Graphic to engage in the transactions or the relative merits of the transactions as compared to any strategic alternative that may be available to Graphic, nor does it express any opinion as to the prices at which shares of Graphic common stock or New Graphic common stock will trade at any time. Goldman Sachs assumed with Graphic’s consent that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions will be obtained without any adverse effect on Graphic or BCH or on the expected benefits of the transactions in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs’ opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Graphic board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 9, 2007 and is not necessarily indicative of current market conditions.

Contribution Analysis

Goldman Sachs analyzed the relative potential contribution of Graphic and BCH to the combined company’s equity value following consummation of the transactions based on adjusted EBITDA and adjusted free cash flow (as such terms are described in “Certain Financial Forecasts of Graphic and BCH”), in each case before taking into account any of the possible benefits that may be realized following the transactions. This analysis was performed based on fiscal year 2006 adjusted EBITDA for Graphic and BCH provided by their respective managements, in each case as adjusted by Graphic management, and estimated adjusted EBITDA and adjusted free cash flows for fiscal years 2007 through 2009 for Graphic and BCH provided to Goldman Sachs by Graphic management. In addition, for illustrative purposes, Goldman Sachs also used in its analysis fiscal year 2007 adjusted EBITDA estimates provided by BCH management (unadjusted by Graphic management).

For purposes of this analysis, Goldman Sachs first calculated the implied enterprise value and equity value of Graphic assuming Graphic’s share price of $4.91 as of July 6, 2007, 203.9 million fully diluted shares outstanding and estimated net debt of Graphic based on amounts outstanding as of March 31, 2007. Graphic’s enterprise value was then used to calculate trading multiples of Graphic for fiscal years 2006 through 2009 based on Graphic’s estimated adjusted EBITDA and adjusted free cash flows for such year. Goldman Sachs then used those implied Graphic trading multiples to calculate BCH’s implied enterprise value and equity value based on net debt of BCH outstanding as of March 31, 2007 (i.e. for purposes of this analysis Goldman Sachs assumed BCH was valued at Graphic’s implied trading multiples for fiscal years 2006 through 2009). Based on the foregoing assumptions and metrics, Goldman Sachs derived the implied equity values of Graphic, BCH and the combined company (the latter by adding together the implied equity values of Graphic and BCH). Goldman Sachs then calculated percentages of the implied equity contribution of Graphic and BCH to the equity value of the combined company, and compared these results to the pro forma ownership of the combined company by Graphic and BCH stockholders following consummation of the transactions.

The following table presents the results of this analysis:

		Adjusted	Adjusted	Adjusted
	Adjusted	EBITDA — Capital	EBITDA — Ordinary	Free Cash
	EBITDA	Expenditures(1)	Capital Expenditures(2)	Flow(3)

Graphic Contribution to Combined Company Equity Value	55 – 68%	59 – 80%	52 – 70%	43 – 79%

(1)	BCH’s capital expenditures for fiscal years 2007 through 2009 include capital expenditures to achieve cost savings for BCH as a standalone company resulting from the integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies.

(2)	BCH’s ordinary capital expenditures for fiscal years 2007 through 2009 exclude capital expenditures to achieve cost savings for BCH as a standalone company resulting from the integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies.

(3)	BCH’s free cash flows for fiscal years 2007 through 2009 exclude capital expenditures and other expenditures to achieve cost savings for BCH as a standalone company resulting from the integration of Smurfit-Stone Container Corporation’s Consumer Packaging Division and the Field Companies.

The pro forma ownership of the combined company by former Graphic and BCH equity holders following the consummation of the transactions will be approximately 59.4% and 40.6%, respectively.

Analysis of Transaction Implied Multiples

Goldman Sachs calculated implied equity values for BCH and the combined company of $685 million and $1.686 billion, respectively, based on Graphic’s equity value of approximately $1.0 billion as of July 6, 2007 and the approximately 59.4% pro forma ownership of the combined company by former Graphic stockholders. Goldman Sachs then calculated an implied enterprise value of approximately $1.8 billion for BCH based on estimated net debt of BCH of approximately $1.1 billion. Goldman Sachs then calculated the implied ratio of enterprise value to both adjusted EBITDA and adjusted EBITDA minus ordinary capital expenditures for BCH, in each case for fiscal years 2006, 2007, 2008 and 2009 based on the Graphic management forecasts for BCH. Goldman Sachs then compared such multiples with those of Graphic and Rock-Tenn Company. The following table presents the results of Goldman Sachs’ analysis:

		BCH		Graphic		Rock-Tenn
		Implied Multiple		Implied Multiple		Implied Multiple(1)

Enterprise Value/Adjusted EBITDA	FY 2006	10.6	x	9.2	x	8.0	x
	FY 2007E	8.7		8.5		7.4
	FY 2008E	7.8		7.6		7.3
	FY 2009E	7.0		6.7		—
Enterprise Value/Adjusted EBITDA — Ordinary Capex	FY 2006	15.1	x	12.9	x	11.3	x
	FY 2007E	12.0		11.9		10.3
	FY 2008E	10.4		10.0		10.0
	FY 2009E	8.9		8.4		—

(1)	Based on IBES estimates of EBITDA and assumes capital expenditures held constant for 2007-2008.

Goldman Sachs also provided to the Graphic board of directors implied multiples for the following companies, which were based on IBES estimates of EBITDA in 2007 and 2008 for the applicable company:

			Caraustar		Chesapeake		Sunoco
			Industries, Inc.		Corp.		Products Co.
			Implied Multiple		Implied Multiple		Implied Multiple

Enterprise Value/EBITDA	LTM	(1)	13.0	x	7.0	x	9.4	x
	FY 2007		9.5		6.3		9.1
	FY 2008		7.6		5.7		8.4

(1)	“Last Twelve Months” representing the twelve months ending March 31, 2007.

Multiples for these companies were provided to the Graphic board of directors for informational purposes only. Goldman Sachs performed a formal analysis of transaction implied multiples only on Rock-Tenn because in its professional judgment Goldman Sachs deemed Rock-Tenn to be the company with business characteristics most similar to those of Graphic.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Graphic and BCH using projections for the respective companies prepared by Graphic management. Goldman Sachs calculated indications of net present value as of September 30, 2007 of unlevered free cash flows for Graphic and BCH for fiscal years 2008 through 2010 using discount rates ranging from 10.0% to 14.0%. Goldman Sachs also calculated illustrative terminal values in fiscal year 2010 for each of Graphic and BCH based on multiples ranging from 7.0x adjusted EBITDA to 9.0x adjusted EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10.0% to 14.0%. The ranges of discount rates were chosen to reflect a theoretical analysis of weighted average cost of capital for Graphic and BCH. The following table summarizes the illustrative ranges of equity value for Graphic and BCH implied by the illustrative discounted cash flow analysis and illustrates Graphic’s and BCH’s equity holders’ implied pro forma ownership of the combined company calculated on this basis.

	Illustrative Equity Value	Implied Pro Forma
	(US$ in millions)	Ownership (%)

Graphic	1,039 - 2,017	64.06 - 64.74
BCH	566 - 1,132	35.26 - 35.94

The ranges of equity values for Graphic and BCH implied by the illustrative discounted cash flow analysis were $1.039 billion to $2.017 billion and $566 million to $1.132 billion, respectively, as compared to implied equity values of $1.001 billion and $685 million, respectively, calculated based on Graphic’s implied equity value as of July 6, 2007 and the approximately 59% pro forma ownership of the combined company by former Graphic stockholders. Based on the ranges of equity values for Graphic and BCH implied by the illustrative discounted cash flow analysis, the ranges of implied pro forma ownership percentages of the combined company by former Graphic and BCH equity holders were 64.06% to 64.74% and 35.26% to 35.94%, respectively, as compared to the approximately 59.4% and 40.6% pro forma ownership percentages of the combined company by former Graphic and BCH equity holders, respectively, following the consummation of the transactions.

Selected Transactions Analysis

Goldman Sachs analyzed certain public information relating to the following selected transactions in the folding carton and paper-based packaging industry since 1994 (listed by acquirer, followed by target and announcement year):

•	Carter Holt Harvey Limited — International Paper Company’s beverage packaging business (2007);

•	Texas Pacific Group — Field Container Company, L.P. (2006);

•	Texas Pacific Group — Smurfit-Stone Container Corporation’s consumer packaging segment (2006);

•	American Capital Strategies Ltd. — Ranpak Corporation (2005);

•	Rock-Tenn Company — Gulf States Paper Corporation (2005);

•	Sonoco Products Company — CorrFlex Graphics, LLC (2004);

•	Riverwood Holding, Inc. — Graphic International Corporation (2003);

•	Solo Cup Company — Sweetheart Holdings Inc. (2003);

•	SCA Packaging International BV— Tuscarora Incorporated (2001);

•	Chesapeake Corporation — First Carton Group Limited (2000);

•	Westvaco Corporation — IMPAC Group, Inc. (2000);

•	International Paper Company — Shorewood Packaging Corporation (2000);

•	Westvaco Corporation — Mebane Packaging Group Inc. (2000);

•	Chesapeake Corporation — Boxmore International PLC (1999);

•	Chesapeake Corporation — Consumer Promotions International, Inc. (1999);

•	Gulf States Paper Corporation — Laird Packaging, Inc. (1999);

•	ACX Technologies, Inc. — Fort James Packaging Corporation’s packaging business (1999);

•	Caraustar Industries, Inc. — Tenneco Packaging Inc.’s folding carton division (1999);

•	Caraustar — International Paper Company’s boxboard mill (1999);

•	Chesapeake Corporation — Field Group P.L.C. (1999);

•	Huhtamaki — Royal Packaging Industries Van Leer N.V. (1999);

•	Madison Dearborn Partners — Tenneco Automotive Inc.’s containerboard business (1999);

•	IMPAC Group, Inc. — Tinsley Robor PLC (1998);

•	Packaging Dynamics Corporation — Bagcraft Corporation of America (1998);

•	Shorewood Packaging Corporation — Queens Group, Inc. (1998);

•	Huhtamaki Oy — Sealright Co., Inc. (1998);

•	The Blackstone Group — Graham Packaging Holdings Company (1997);

•	ACX Technologies, Inc. — Britton Group plc (UPC packaging only) (1997);

•	Caraustar Industries, Inc. — Oak Tree Packaging Corporation (1997);

•	Cravey, Green & Whalen — Mebane Packaging Group (1997);

•	Ranger — Waldorf (1997);

•	Heritage Partners — Klearfold, Inc. (1996);

•	Caraustar Industries, Inc. — Tenneco, Inc. (Ritman and Tana plants) (1996);

•	Caraustar Industries, Inc. — GAR Holding Company (1995);

•	Clayton Dubilier — Riverwood International Corporation (1995);

•	Republic Group Incorporated — Halltown Paperboard Company/Dillard Investment Corporation (1995);

•	Ranger — Olympic Packaging (1994);

•	Alusuisse-Lonza Holding AG — Lawson Mardon Group Ltd. (1994); and

•	Shorewood Packaging Corporation — Premium Packaging Group of Cascades Paperboard International, Inc. (1994).

For each of the selected transactions, Goldman Sachs calculated and compared levered aggregate consideration as a multiple of latest twelve months sales and EBITDA. While none of the companies that participated in the selected transactions are directly comparable to Graphic, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Graphic’s results, market size and product profile.

The following table presents the results of this analysis:

Levered Market Capitalization	Selected Transactions
as a Multiple of:	Range	Median

LTM Sales	0.6x-1.9x	0.9x
LTM EBITDA	4.8x-10.3x	7.2x

Levered aggregate consideration as a multiple of current year adjusted EBITDA for this transaction was approximately 8.7x.

Illustrative Future Stock Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of Graphic, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated forward adjusted EBITDA and its assumed adjusted EBITDA trading multiple. For this analysis, Goldman Sachs used the financial forecasts for Graphic prepared by its management for fiscal years 2008 through 2010 under three scenarios:

•	Scenario one: Graphic continuing as a standalone company;

•	Scenario two: Graphic combining with BCH, assuming synergies for fiscal years 2008, 2009 and 2010, and no limitations on the use of Graphic’s net operating losses, or NOLs; and

•	Scenario three: Graphic combining with BCH, assuming synergies for fiscal years 2008, 2009 and 2010, and an NOL limitation per Graphic management’s guidance.

Goldman Sachs calculated implied per share values for the common stock under each scenario for each of the fiscal years 2007 to 2009 by applying a forward adjusted EBITDA multiple of 8.5x, which is Graphic’s estimated 2007 implied adjusted EBITDA multiple, to adjusted EBITDA estimates prepared by Graphic management for fiscal years 2008 to 2010 adjusted to add the estimated value of expected synergies, but which exclude costs to achieve such synergies. Goldman Sachs then discounted those values to July 6, 2007 using an equity discount rate of 12.0%. Goldman Sachs determined to use this discount rate based on its professional judgment and utilizing a weighted average cost of capital analysis based on certain financial metrics for Graphic and certain other companies that exhibited similar business characteristics to Graphic or one of its business units. Goldman Sachs assumed 343.4 million pro forma diluted shares outstanding of the combined entity. This analysis resulted in a range of implied present values per share of Graphic common stock of $6.96 to $8.74 for Graphic as a standalone company, as compared to a range of implied present values per share of common stock of the combined company of $6.99 to $9.99 for scenarios two and three on a combined basis.

Pro Forma Merger Analysis

Goldman Sachs prepared illustrative pro forma analyses of the potential financial impact of the transactions using earnings estimates for Graphic on a standalone and combined basis prepared by Graphic management. For each of fiscal years 2008 and 2009, Goldman Sachs compared the projected earnings per share, cash earnings per share and free cash flows per share of Graphic common stock, on a standalone basis, to the projected earnings per share, cash earnings per share and free cash flows per share of the common stock of the combined companies, respectively. The earnings per share and cash earnings per share calculations added back expensed cost to achieve synergies. Goldman Sachs assumed no limitations on the use of Graphic’s NOLs. Based on such analyses, the proposed transactions would be accretive to Graphic stockholders on an earnings per share, cash earnings per share and free cash flows per share basis in fiscal years 2008 and 2009.

Goldman Sachs also performed the foregoing analyses assuming an NOL limitation per Graphic management’s guidance. Based on such analyses, the proposed transactions would be accretive to Graphic stockholders on an earnings per share basis in fiscal years 2008 and 2009; accretive on a cash earnings per share basis in fiscal year 2008 and neither accretive nor dilutive in fiscal year 2009; and dilutive on a free cash flow per share basis in fiscal years 2008 and 2009.

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Graphic or BCH or the contemplated transactions.

Goldman Sachs prepared these analyses for purposes of providing its opinion to Graphic’s board of directors as to the fairness, from a financial point of view to Graphic, of the 139,445,038 shares of New Graphic common stock, taken in the aggregate, to be issued by New Graphic in exchange for 100% of the outstanding equity interests in BCH pursuant to the transaction agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Graphic, BCH, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The transaction consideration was determined through arm’s-length negotiations between Graphic and BCH and was approved by Graphic’s board of directors. Goldman Sachs provided advice to Graphic during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Graphic or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Graphic’s board of directors was one of many factors taken into consideration by the Graphic board of directors in making its determination to approve the transaction agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex G.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Graphic in connection with, and have participated in certain of the negotiations leading to, the transactions contemplated by the transaction agreement. An affiliate of Goldman Sachs entered into financing commitments to provide Graphic with one third of the senior secured credit facilities in connection with the consummation of the transactions, and has agreed to act as joint lead arranger and bookrunner in respect of the syndication of such credit facilities and the consummation of certain amendments to Graphic’s existing senior secured credit facilities, in each case subject to the terms of such commitments and agreements. Goldman Sachs expects to receive fees in connection with these financing commitments and facilities that are contingent upon their closing upon consummation of the transactions.

In addition, Goldman Sachs and its affiliates have provided certain investment banking and other financial services to Graphic and its affiliates from time to time, including having acted as joint book manager in connection with the refinancing of Graphic’s senior secured credit facility in May 2007. During the past two years, Goldman Sachs has received fees from Graphic for investment banking and other financial services unrelated to the transactions of approximately $140,000.

Goldman Sachs also has provided certain investment banking and other financial services to Clayton, Dubilier and Rice, Inc., or CD&R, an affiliate of a significant stockholder of Graphic, and its affiliates and portfolio companies from time to time, including having acted as its financial advisor in connection with the sale of Kinko’s, a former portfolio company of CD&R, in February 2004; and as its financial advisor in connection with the sale of VWR International, a former portfolio company of CD&R, announced in May 2007. Goldman Sachs also has provided certain investment banking and other financial services to TPG Capital, or TPG, a significant equity holder of BCH, and its affiliates and portfolio companies from time to time, including having acted as its financial advisor in connection with the acquisition of Texas Genco Holdings Inc. by TPG in December 2004; as underwriter with respect to the initial public offering of shares of common stock of Burger King Holdings, Inc., or Burger King, a portfolio company of TPG, in May 2006; as underwriter with respect to the initial public offering of shares of common stock of J. Crew Group, Inc., or J. Crew, a portfolio company of TPG, in June 2006; as joint bookrunner with respect to a follow on offering of shares of common stock of J. Crew in January 2007; as joint bookrunner with respect to a follow on offering of shares of common stock of Burger King in February 2007; as financial advisor to the consortium that includes TPG with respect to its proposed acquisition of Biomet, Inc, including acting as joint bookrunner and joint lead arranger with respect to the financing of such acquisition, announced December 2006; and as financial advisor to the consortium that includes TPG with respect to its acquisition of TXU Corp., completed in October 2007. Goldman Sachs may provide investment banking and other financial services to Graphic and its affiliates and CD&R and TPG and their respective affiliates and portfolio companies in the future. In connection with the above-described services Goldman Sachs has received, and may receive, compensation.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Graphic and its affiliates, BCH, CD&R and TPG and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of Graphic, BCH and affiliates and portfolio companies of CD&R and TPG for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman Sachs have co-invested with CD&R and TPG and their respective affiliates from time to time and such affiliates of Goldman Sachs have invested and may invest in the future in limited partnership units of affiliates of CD&R and TPG.

The board of directors of Graphic selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions. Pursuant to a letter agreement dated November 13, 2006, as amended on July 9, 2007, Graphic engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transactions. Pursuant to the terms of this engagement letter, as amended, Graphic has agreed to pay Goldman Sachs a transaction fee of $20 million, all of which is payable only upon consummation of the transactions. The board of directors does not believe that the structure of the engagement letter with Goldman Sachs should materially affect your consideration of the transactions. In addition, Graphic has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Financial Forecasts of Graphic and BCH

Neither Graphic nor BCH as a matter of course makes public financial forecasts. However, in connection with the discussions concerning the proposed transactions, each of Graphic’s and BCH’s management furnished to the other certain financial forecasts for their respective companies on a stand-alone basis, without giving effect to the transactions. During its due diligence reviews of BCH, Graphic management also prepared its own adjusted financial forecasts regarding BCH. The financial forecasts with respect to adjusted EBITDA and adjusted free cash flow set out below were prepared by the respective managements of Graphic and BCH, as indicated, in early 2007 based on their then current expectations. These financial forecasts were provided to Goldman Sachs for use in their financial analyses as described in this proxy statement/prospectus.

The inclusion of these financial forecasts in this proxy statement/prospectus should not be regarded as an indication that Graphic, BCH or either of their boards of directors considered, or now considers, these forecasts to be material to a stockholder or a reliable predictor of future results. You should not place undue reliance on the financial forecasts contained in this proxy statement/prospectus. Please read carefully “Important Information about the Financial Forecasts” below.

Adjusted EBITDA Forecasts

Adjusted EBITDA	Graphic	BCH
	(US$ in millions)

2007E per Graphic	349	202
2007E per BCH	—	222
2008E per Graphic	390	226
2009E per Graphic	446	252

EBITDA is defined as net income before interest expense, income tax expense and depreciation and amortization. The financial forecasts of adjusted EBITDA and adjusted free cash flow were not prepared in accordance with GAAP and include a number of non-GAAP adjustments and exclusions. Therefore, the financial forecasts should not be compared to actual results disclosed in Graphic’s periodic reports or elsewhere. Graphic’s adjusted EBITDA forecasts for 2007 through 2009 excluded restructuring costs and other adjustments that related to cost reduction initiatives in North American and European converting operations. BCH’s adjusted EBITDA forecasts for 2007 through 2009 excluded consulting fees, management fees and other one-time expenses, including those to achieve cost savings.

Adjusted Free Cash Flow Forecasts

Adjusted Free Cash Flow per Graphic	Graphic	BCH
	(US$ in millions)

2007E	100	55
2008E	96	77
2009E	190	85

Adjusted free cash flow is defined as net income, plus depreciation, plus increase in deferred tax liabilities and other long-term liabilities, minus an increase in net working capital, an increase in other long-term assets and capital expenditures. As with the adjusted EBITDA forecasts, Graphic’s adjusted free cash flow forecasts for 2007 through 2009 excluded restructuring costs and other adjustments that related to cost reduction initiatives in North American and European converting operations. BCH’s adjusted free cash flow forecasts for 2007 through 2009 excluded consulting fees, management fees and other one time expenses, including those to achieve cost savings.

Important Information about the Financial Forecasts

The financial forecasts set forth above were not prepared with a view toward public disclosure, were not prepared in accordance with GAAP and are included in this proxy statement/prospectus only because they were exchanged by management of Graphic and BCH for purposes of engaging in discussions with respect to the transactions. The financial forecasts of adjusted EBITDA for BCH prepared by BCH management for 2007 and the financial forecasts of adjusted EBITDA and adjusted free cash flow for BCH and Graphic prepared by Graphic management were provided to Goldman Sachs and included in the presentation by Goldman Sachs of its financial analyses of the transactions that was presented to the Graphic board of directors at its meeting on July 9, 2007.

The financial forecasts included in this proxy statement/prospectus were prepared by and are the responsibility of the respective managements of Graphic and BCH, as indicated. Neither Ernst & Young LLP nor PricewaterhouseCoopers LLP has examined, compiled or performed any procedures with respect to the financial forecasts and, accordingly, neither Ernst & Young LLP nor PricewaterhouseCoopers LLP expresses an opinion or any other form of assurance with respect thereto and they assume no responsibility for the prospective financial information. The PricewaterhouseCoopers LLP and Ernst & Young LLP reports included in this proxy statement/prospectus relate to Graphic’s and BCH’s respective historical financial information, as the case may be. They do not extend to the financial forecasts and should not be read to do so. The financial forecasts were not prepared by Graphic or BCH management with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

The financial forecasts are not guarantees of performance of Graphic or BCH, as the case may be, or of the combined company. The financial forecasts are forward-looking statements that are subject to a number of significant risks, uncertainties and assumptions, and should be read with caution. See “Risk Factors” beginning on page 20.

While presented with numeric specificity, the financial forecasts reflect numerous important assumptions, many of which are highly subjective, made by the management of each of Graphic and BCH in light of business, industry and market conditions at the time of their respective preparation. The financial forecasts and assumptions underlying them have not been updated since the dates of preparation in early 2007. There can be no assurance that the assumptions made in preparing the financial forecasts or the financial forecasts themselves will prove accurate. Actual results may be materially different than the financial forecasts. In addition, the financial forecasts do not take into account any of the costs of the transactions contemplated by the merger agreement, including the costs of the transactions, the related financing transactions and any integration costs. Neither Graphic nor BCH intends to (and each of Graphic, BCH and the combined company specifically disclaims any obligation to) make publicly available any update or other revisions to the financial forecasts.

Voting Agreement

The following is a summary of the material provisions of the voting agreement. This summary is qualified in its entirety by reference to the voting agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex D. This summary may not contain all of the information about the voting agreement which is important to you, and we encourage you to read the voting agreement in its entirety.

Concurrently with the execution of the transaction agreement, BCH executed a voting agreement with the Coors Family Stockholders, the CDR Fund, EXOR and Graphic to facilitate the transactions. As of July 9, 2007 and as of the record date, the Coors Family Stockholders, the CDR Fund and EXOR collectively beneficially owned 129,376,414 shares of Graphic common stock, which represented approximately 65% of Graphic common stock outstanding as of July 9, 2007 and as of the record date.

Voting of Shares

Under the voting agreement, and as further described below, each of the Coors Family Stockholders, the CDR Fund and EXOR has agreed, prior to termination of the voting agreement, at the special meeting and at any other meeting of the stockholders of Graphic, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Graphic, such stockholder shall, in each case to the fullest extent that its shares of Graphic common stock are entitled to vote thereon or consent thereto, vote or consent:

•	in favor of the adoption of the transaction agreement and approval of the transactions and any other related proposal submitted for a vote of Graphic stockholders in furtherance of the transaction agreement, as reasonably requested by BCH;

•	against any action or agreement submitted for a vote or written consent of Graphic stockholders that is in opposition to, or competitive or materially inconsistent with the transactions or that would result in a breach of the transaction agreement by Graphic or of the voting agreement by such stockholder; and

•	against any takeover proposal and any other action, agreement or transaction submitted for a vote or written consent of Graphic stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the transactions contemplated by the transaction agreement or the voting agreement or Graphic’s performance of its obligations under the transaction agreement or by such stockholder of its obligations under the voting agreement.

The obligations of the Coors Family Stockholders, the CDR Fund and EXOR to vote as described in the paragraph above apply whether or not the transactions or any action described above is recommended by the Graphic board of directors. However, if the Graphic board of directors changes adversely its recommendation with respect to the transaction agreement in connection with a takeover proposal, the obligation of such stockholders to vote in the manner described in the paragraph above will only apply to an aggregate number of such stockholders’ shares equal to 32% of the outstanding shares of Graphic common stock. In that instance, each of such stockholders has agreed to cause its remaining shares so entitled to vote to be voted in a manner that is proportionate to the manner in which all shares of Graphic common stock (other than shares voted by the stockholders subject to the voting agreements) which are voted in respect of such matter, are voted.

Grant of Proxy

In furtherance of the voting agreement, each of the Coors Family Stockholders, the CDR Fund and EXOR granted an irrevocable proxy to designated officers of BCH to vote its shares in the manner described in the two immediately preceding paragraphs.

Transfer and Other Restrictions

Each of the Coors Family Stockholders, the CDR Fund and EXOR has agreed that beginning July 9, 2007, until the termination of the voting agreement, it will not:

•	sell, transfer, assign, pledge or similarly dispose of its shares of Graphic common stock or any interest in Graphic common stock (except for certain transfers to related parties of the stockholders that agree to be bound by the voting agreement);

•	enter into any agreement, arrangement or understanding with any person, or take any action that would violate or conflict with its representations, warranties, covenants or obligations under the voting agreement or that would restrict or otherwise affect its legal power, authority and right to perform its covenants and obligations under the voting agreement; or

•	take any action that could restrict or otherwise affect such stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under the voting agreement.

No Solicitation

Each of the Coors Family Stockholders, the CDR Fund and EXOR has also agreed not to, and not to permit any of its subsidiaries, representatives or affiliates to:

•	solicit, initiate, or knowingly encourage or knowingly facilitate any takeover proposal or the making or consummation of a takeover proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish any confidential information in connection with, or otherwise cooperate in any way with any takeover proposal;

•	waive, terminate, modify or fail to enforce any provision of any standstill or similar obligation of any person other than BCH;

•	make or participate in any solicitation of proxies, or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of Graphic common stock other than to recommend the adoption of the transaction agreement;

•	approve, adopt or recommend or allow any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any takeover proposal; or

•	agree or publicly propose to do any of the foregoing.

For purposes of the voting agreement, the term takeover proposal has the meaning described under “The Transaction Agreement and Agreement and Plan of Merger — No Other Transactions Involving Graphic or the Sellers.”

The voting agreement terminates on the earlier to occur of:

•	the closing of the transactions;

•	the date of termination of the transaction agreement in accordance with its terms; and

•	the delivery of written notice of termination by the stockholders to BCH following any amendment to the transaction agreement, without the prior written consent of the Graphic stockholders, if such amendment changes the form or reduces the amount of consideration to be paid in the merger.

Interests of Graphic’s Directors and Executive Officers in the Transactions

In considering the recommendation of the Graphic board of directors with respect to the transaction agreement and the transactions, Graphic stockholders should be aware that some of Graphic’s executive officers and directors have interests in the transactions and have arrangements that are different from, or in addition to, those of Graphic stockholders generally. The Graphic board of directors was aware of these interests, which include the vesting of certain equity compensation awards, arrangements under certain executive officer employment agreements, continuing board positions, indemnification obligations and reimbursement of certain legal fees and considered them, among other matters, in reaching its decisions to approve the transaction agreement and the transactions and to recommend that Graphic stockholders vote in favor of adopting the transaction agreement and approving the transactions.

Equity Compensation Awards

The transaction agreement provides that upon completion of the merger, each Graphic stock option, including those held by executive officers and directors of Graphic, will be converted into an option to purchase New Graphic common stock on a one-for-one basis. In addition, the transaction agreement provides that, upon completion of the merger, each share of restricted stock or performance unit and other equity awards based upon shares of Graphic common stock other than restricted stock units, including those held by executive officers and directors of Graphic, will be converted into equity-based awards with respect to New Graphic common stock on a one-for-one basis. In accordance with the terms of Graphic’s 2004 Stock and Incentive Compensation Plan, 4.8 million restricted stock units will immediately vest and become payable upon completion of the transactions. In connection with the payments in respect of these units, New Graphic will issue an aggregate of 1.7 million shares of New Graphic common stock and make aggregate cash payments of $13.9 million. The executive officers of Graphic listed below have restricted stock units that will vest and become payable, one-half in shares and one-half in cash, upon completion of the transactions. The gross number of shares and gross amount of cash payable (prior to the withholding of shares and cash for taxes) is set forth beside each such officer’s name:

	Shares	Cash*
Daniel J. Blount	128,052	$509,647
Michael P. Doss	79,188	$315,168
Stephen A. Hellrung	131,910	$525,002
Stephen M. Humphrey	579,093	$2,304,790
Wayne E. Juby	123,498	$491,522
David W. Scheible	257,178	$1,023,568
Michael R. Schmal	133,702	$532,134
Robert M. Simko	115,541	$459,853

*	Based upon an assumed market value of Graphic’s common stock of $3.98 per share, the closing price of Graphic on November 27, 2007.

Continuing Executive Positions

Although final determinations have not been made with respect to the senior management of New Graphic, other than the President, Chief Executive Officer and Chief Financial Officer, New Graphic expects that some, if not all, of Graphic’s executive officers will serve as executive officers of New Graphic upon completion of the transactions. Although New Graphic has not finalized its management team, New Graphic expects to retain the majority of Altivity’s employees, including members of Altivity’s management team.

Continuing Board Positions

New Graphic’s board of directors will consist initially of 13 directors. Eight members of Graphic’s current board of directors, John D. Beckett, G. Andrea Botta, Kevin J. Conway, Jeffrey H. Coors, Harold R. Logan, John R. Miller, Robert W. Tieken and David W. Scheible, are each expected to serve as members of New Graphic’s board of directors.

Indemnification Obligations

New Graphic has agreed to indemnify officers, directors and managers of BCH, Altivity and Graphic against claims arising from facts or events that occurred before the closing date of the transaction agreement to the fullest extent permitted by law (including with respect to the advancement of expenses). Such provisions will not be amended, repealed or otherwise modified for six years from the closing date of the transaction agreement in any manner that would affect adversely the rights of individuals who at or at any time before the closing date of the transaction agreement were employees, directors, members or managers of BCH, Altivity and Graphic, as applicable.

Reimbursement of HSR Filing Fees

Graphic has previously reimbursed each of the Coors Family Stockholders, the CDR Fund, and EXOR $125,000 for filing fees associated with filings submitted by each of them relating to the transactions under the HSR Act and has agreed to reimburse them for legal fees incurred in the preparation of the filings under the HSR Act and negotiation of the transactions.

Accounting Treatment

New Graphic will account for the transactions using the purchase method of accounting in accordance with generally accepted accounting principles in the United States (“GAAP”), with Graphic being treated as the acquirer for accounting purposes. Under the purchase method of accounting, the purchase price will be allocated to the individual tangible and intangible assets acquired and liabilities assumed from BCH based on their fair market values at the date of the completion of the transactions. Any excess of the purchase price over these fair market values will be treated as goodwill. The acquired assets, liabilities and results of operations will be consolidated into the assets, liabilities and results of operations of New Graphic on a prospective basis after the completion of the transactions.

Regulatory Approvals

In order to complete the transactions, Graphic and BCH were required to submit filings with, and obtain certain orders or approvals from, a number of regulatory authorities. The material regulatory approvals and filings are described below. Graphic and BCH are not aware of any other material approvals or filings that are required before completing the transactions.

Hart-Scott-Rodino Act

The transactions are subject to the requirements of the HSR Act and the rules and regulations promulgated thereunder. Each of Graphic, BCH, the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities have submitted their required filings under the HSR Act to the Federal Trade Commission and the DOJ. A request was received on August 22, 2007 for additional information, commonly referred to as a “second request,” from the Antitrust Division of the DOJ regarding the transactions. The second request extends the waiting period imposed by the HSR Act until 30 days after the second request has been substantially complied with, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. On November 2, 2007, Graphic and BCH certified to the DOJ that they had substantially complied with the second request. At the request of the DOJ, Graphic and BCH have voluntarily agreed to extend the waiting period imposed by the HSR Act until December 31, 2007. In addition, the DOJ, the Federal Trade Commission or others could take additional action under the antitrust laws with respect to the transactions, including seeking to enjoin the consummation of the transactions before the effective time of the transactions or to impose conditions on, or to require divestitures relating to, the divisions, operations or assets of Graphic or BCH. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Regulatory Filings

The transactions are also subject to the approval by the German Cartel Office. On August 2, 2007, Graphic made a filing with the German Cartel Office. Clearance of the transactions from the German Cartel Office was received on August 28, 2007.

Material U.S. Federal Income Tax Consequences to Graphic Stockholders

The following summary discusses the anticipated material U.S. federal income tax consequences of the transactions to Graphic stockholders. This summary does not deal with special situations. For example, the summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as expatriates, brokers and dealers in securities or currencies, financial institutions, mutual funds, tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and insurance companies;

•	tax consequences to Graphic stockholders who acquired their shares of Graphic common stock pursuant to the exercise of employee stock options or warrants or otherwise as compensation;

•	tax consequences to persons holding Graphic common stock as part of a hedging, integrated, constructive sale or conversion transaction, a straddle or other risk reduction transaction;

•	tax consequences to holders of outstanding Graphic stock options;

•	tax consequences to “U.S. holders,” as defined below, of Graphic common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to certain “non-U.S. holders,” as defined below, subject to special rules such as “controlled foreign corporations,” “passive foreign investment companies” and “foreign personal holding companies”;

•	alternative minimum tax consequences, if any; and

•	any state, local, foreign or other tax consequences.

If a partnership holds Graphic common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Graphic common stock, you are strongly encouraged to consult your own tax advisor as to your tax treatment as a partner.

This summary is based on the Internal Revenue Code, its legislative history, Treasury Department regulations, IRS rulings, and judicial decisions, all as of the date hereof. Any of these authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion assumes that Graphic stockholders hold their Graphic common stock, and will hold New Graphic common stock, as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

This summary is not binding on the IRS and no ruling will be sought from the IRS as to the tax consequences of the transactions. This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the transactions. There can be no assurance that the IRS or the courts will agree with the statements and conclusions in the summary. Accordingly, you are strongly encouraged to consult your own tax advisor concerning the specific U.S. federal income and estate tax consequences to you of the transactions relating to your own personal tax situation and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Tax Treatment of Transactions

Alston & Bird LLP, counsel to Graphic, will deliver a tax opinion to Graphic, dated as of the closing date of the transactions, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the exchange of Graphic common stock for New Graphic common stock, taken together with the exchange of equity interests of BCH held by the Sellers for New Graphic common stock, will constitute an exchange to which Section 351 of the Internal Revenue Code applies, or the exchange of Graphic common stock for New Graphic common stock will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or both. Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Alston & Bird tax opinion.

Considerations for U.S. Holders of Graphic Common Stock

The following is a summary of the material U.S. federal income tax consequences if you are a U.S. holder of Graphic common stock. Certain considerations for non-U.S. holders of Graphic common stock are described under “Considerations for Non-U.S. Holders of Graphic Common Stock” below. “U.S. holder” means a beneficial owner of Graphic common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or a partnership or other entity treated as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will not recognize gain or loss on the exchange of your Graphic common stock for New Graphic common stock pursuant to the transactions. Your aggregate tax basis in New Graphic common stock received in the transactions will be the same as your aggregate tax basis in Graphic common stock exchanged in the transactions. Your holding period for New Graphic common stock received in the transactions will include the period for which you held Graphic common stock exchanged in the transactions. If you acquired different blocks of Graphic common stock at different times and at different prices, your tax basis and holding period in your New Graphic common stock may be determined with reference to each block of Graphic common stock.

Distributions, if any, on New Graphic common stock will constitute dividends for U.S. federal income tax purposes to the extent of New Graphic’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent that a U.S. holder receives a distribution on common stock that exceeds New Graphic’s current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder’s tax basis in New Graphic common stock. Any distribution in excess of the U.S. holder’s tax basis in the common stock will be treated as capital gain. Dividends paid to an individual U.S. holder in taxable years beginning before 2011 that constitute qualified dividend income generally will be taxable at a preferential rate of 15%.

A U.S. holder of New Graphic common stock will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of such common stock measured by the difference between:

•	the amount of cash and the fair market value of any property received; and

•	the U.S. holder’s tax basis in such stock.

Gain or loss on the disposition of New Graphic common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the common stock disposed of exceeded one year. Net long-term capital gain recognized by non-corporate U.S. holders prior to 2011 is generally taxable at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

Considerations for Non-U.S. Holders of Graphic Common Stock

The following is a summary of the material U.S. federal income tax consequences if you are a non-U.S. holder of Graphic common stock. Non-U.S. holder means a beneficial owner of a share of common stock that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations,” “passive foreign investment companies,” and “foreign personal holding companies.” All non-U.S. holders are strongly urged to consult their own tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

You will not recognize gain or loss on the exchange of your Graphic common stock for New Graphic common stock pursuant to the transactions. Your aggregate tax basis in New Graphic common stock received in the transactions will be the same as your aggregate tax basis in Graphic common stock exchanged in the transactions. Your holding period for New Graphic common stock received in the transactions will include the period for which you held Graphic common stock exchanged in the transactions. If you acquired different blocks of Graphic common stock at different times and at different prices, your tax basis and holding period in your New Graphic common stock may be determined with reference to each block of Graphic common stock.

Any dividends paid to you with respect to your shares of New Graphic common stock generally will be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States or, where an applicable tax treaty so provides, are attributable to a U.S. permanent establishment, generally are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable treaty.

A non-U.S. holder of shares of New Graphic common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Information Reporting and Backup Withholding

Generally, the amount of dividends paid to you and the amount of tax, if any, withheld from those payments must be reported to the IRS and to you in information returns. If the provisions of certain income tax treaties apply to dividend payments made to you, copies of those information returns may be made available to the tax authorities of the country where you reside.

In general, if you are not a U.S. person you will not be subject to backup withholding with respect to payments that are made to you provided that:

•	there is no actual knowledge or reason to know that you are a U.S. person, as defined under the Internal Revenue Code, that is not an exempt recipient; and

•	you have provided your name and address, and certified under penalties of perjury, that you are not a U.S. person, which certification may be made on the appropriate IRS Form W-8BEN; W-8ECI, W-8EXP or W-8IMY or substitute IRS Form W-8BEN, W-8ECI, W-8EXP or W-8IMY.

If you are a U.S. person, you generally will not be subject to backup withholding if you provide a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

Information reporting and, depending on the circumstances, backup withholding at a rate of 28%, subject to future adjustment under applicable law, will apply with respect to the proceeds of the sale or other disposition of New Graphic common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless:

•	the payor of the proceeds receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Internal Revenue Code, that is not an exempt recipient;

•	you provide the payor with a taxpayer identification number and other information, certified under penalties of perjury; or

•	you otherwise establish, in the manner prescribed by law, an exemption from backup withholding.

Backup withholding is not an additional income tax. Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

This summary is not a complete analysis or description of all potential U.S. federal income tax consequences of the transactions. This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition it does not address any non-income tax or any foreign, state or local tax consequences of the transactions. Accordingly, you are strongly encouraged to consult your own tax advisor concerning the specific U.S. federal income and estate tax consequences to you of the transactions relating to your personal tax situation and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Federal Securities Laws Consequences; Stock Transfer Restrictions

If the transactions are completed, Graphic will delist its common stock from the NYSE and will deregister its common stock under the Exchange Act, as a result of which Graphic will no longer be required to file annual, quarterly, current and other reports with the SEC. The stockholders of Graphic will become stockholders of New Graphic and their rights as stockholders will be governed by Delaware law and by New Graphic’s certificate of incorporation and New Graphic’s by-laws. See “Description of New Graphic Capital Stock” and “Comparison of Rights of Graphic Stockholders and New Graphic Stockholders.”

All shares of New Graphic common stock received by Graphic stockholders in the merger will be freely transferable under the federal securities laws, except that shares of New Graphic common stock received by persons who are deemed to be affiliates of New Graphic under the Securities Act, at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of New Graphic for such purposes generally include individuals or entities that control, or are controlled by or are under common control with, New Graphic and may include certain officers, directors and significant stockholders of New Graphic, such as the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities (although the shares being issued to the TPG Entities and the other Sellers in the exchange are being issued in a transaction exempt from the registration requirements of the Securities Act and not under this registration statement).

Graphic’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of New Graphic common stock to be received in connection with the transactions by persons who may be deemed to be affiliates of New Graphic, and no person is authorized to make any use of this document in connection with any such sale. However, the Coors Family Stockholders, the CDR Fund, EXOR and the Sellers are parties to a registration rights agreement with New Graphic. This registration rights agreement provides each of the Coors Family Stockholders, the CDR Fund, EXOR and the Sellers with the right in certain instances to demand registration of their shares of New Graphic common stock or to participate in registered offerings of shares by New Graphic. See “Other Agreements — Registration Rights Agreement.”

The Coors Family Stockholders, the CDR Fund, EXOR, the TPG Entities, and certain other owners of BCH equity interests have also entered into a stockholders agreement that restricts their ability to transfer shares of New Graphic common stock to be received in connection with the transactions. See “Other Agreements — Stockholders Agreement.”

Rights Agreement

Graphic entered into a rights agreement dated August 7, 2003, with Wells Fargo Bank Minnesota, N.A. (now known as Wells Fargo Bank, N.A.) as rights agent. Under this agreement, Graphic effected a dividend of stockholder rights that carry certain conversion rights in the event of a significant change in beneficial ownership of Graphic. One right is attached to each share of Graphic common stock outstanding and is not detachable until such time as a person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Graphic’s outstanding common stock. The time that such an acquisition occurs is referred to in the rights agreement as a stock acquisition time. Each right entitles each registered holder (excluding the acquiring person or group) to purchase from Graphic one-thousandth of a share of Series A junior participating preferred stock, par value $0.01 per share, at a purchase price of $35.00 per one-thousandth of a share. Registered holders would receive shares of Graphic common stock valued at twice the exercise price of the right upon exercise. Upon the occurrence of a stock acquisition time, Graphic is entitled to exchange one share of its common stock for each right outstanding, or to redeem the rights at a price of $0.001 per right. The rights will expire on August 8, 2013.

In connection with the proposed transactions, Graphic and the rights agent amended the terms of the rights agreement so that the execution and delivery of the transaction agreement and voting agreement and the consummation of the transactions will not constitute a stock acquisition time. This means that holders of Graphic common stock will not obtain the detachable rights in connection with the proposed transactions.

Also, in connection with the proposed transactions, the board of directors of New Graphic intends to adopt a new stockholder rights plan. See “Description of New Graphic Capital Stock — New Rights Plan.”

Financing

Graphic currently expects to complete the following financing transactions in connection with the transactions:

•	The closing of a new $1.2 billion senior secured term loan facility to refinance the outstanding amounts under BCH’s existing first and second lien credit facilities.

•	The closing of an increase to the existing revolving credit facility to $400 million from $300 million.

Existing Graphic Indebtedness

On May 16, 2007, Graphic refinanced its existing senior secured credit facility with various lenders and Bank of America, N.A., as administrative agent. The current credit facilities consist of a $300 million revolving facility having a maturity date of March 16, 2013 and a $1,055 million term loan facility due on May 16, 2014. The revolving facility initially bore interest at a rate of LIBOR plus 225 basis points but is subject to adjustment pursuant to a pricing grid based upon Graphic’s consolidated leverage ratio. The term loan facility bore interest at a rate of LIBOR plus 200 basis points. Graphic Packaging International, Inc. is the borrower under the existing credit facilities and will be the borrower under the new credit facilities and is referred to in this joint proxy statement/prospectus as the “borrower”.

Under the terms of the existing credit facilities, Graphic must comply with a maximum consolidated leverage ratio covenant and a minimum consolidated interest coverage ratio covenant. In addition, covenants under the existing credit facilities impose restrictions upon the borrower’s ability to, among other things:

•	incur additional indebtedness;

•	incur guarantee obligations;

•	create or permit liens on assets;

•	dispose of assets;

•	prepay other indebtedness;

•	make dividends and other restricted payments;

•	make certain debt or equity investments;

•	make certain acquisitions;

•	engage in certain transactions with affiliates; and

•	change the business conducted by Graphic and its subsidiaries.

The obligations under the existing credit facilities are secured by substantially all of the assets of Graphic, the borrower and each existing and future material domestic subsidiary of the borrower and guaranteed by Graphic and each existing or future material domestic subsidiary of the borrower.

On August 8, 2003, Graphic Packaging International, Inc. issued its 8.50% senior notes due August 15, 2011 in an aggregate principal amount equal to $425 million and its 9.50% senior subordinated notes due August 15, 2013 in an aggregate principal amount equal to $425 million. Each issuance of notes was issued pursuant to an indenture, each dated August 8, 2003. These indentures do not prohibit the consummation of the transactions. It is expected that the senior notes and senior subordinated notes will remain outstanding after the transactions and their terms and the terms of the indentures will not be amended.

New Credit Facilities and Certain Amendments to Existing Senior Secured Credit Facilities

Pursuant to a commitment letter dated July 9, 2007, Bank of America, N.A., JPMorgan Chase Bank, N.A., Goldman Sachs Credit Partners L.P. and certain of their affiliates (which we refer to as the “joint bookrunners”) have committed to provide the below-described financing in connection with the transactions, subject to certain conditions. Pursuant to the contemplated financing, the above-described existing credit facilities will remain in place but may be amended or amended and restated to accommodate the transactions and to modify certain financial and other affirmative and negative covenants contained in the existing facility.

The new credit facilities are expected to provide for aggregate maximum borrowings of $1.6 billion under (1) a new term loan facility providing for term loans in an aggregate principal amount of up to $1.2 billion, and (2) an increase to the existing revolving credit facility to $400 million up from $300 million. The existing $1,055 million term loan facility will remain in place and be subject to the same documentation governing the new credit facilities.

Availability.  The availability of the new credit facilities are subject to conditions precedent, which include the following:

•	the consummation of the transactions in all material respects in accordance with the transaction agreement without modifications, amendments or waivers material and adverse to the lenders;

•	the negotiation, execution and delivery of definitive loan documentation, provided that such documentation will not contain any provisions which would cause the new credit facilities to not be available if the explicit conditions in the commitment letter are met and representations and warranties will be limited to those representations and warranties in the transaction agreement to the extent material to the interests of the lenders and certain specified representations and warranties;

•	the delivery of certain financial statements; and

•	the delivery of certain customary closing certificates and opinions.

Maturity; Prepayments.  The new term loans are expected to mature on May 16, 2014, and the increased revolving credit facility is expected to mature on May 16, 2013. Amortization of the principal amount of the new term loan facility will be required semi-annually in an annual amount of 1.0% of the original amount of the term loans thereunder. It is expected that the amortization and maturity date of the existing $1,055 million term loan will remain unchanged and will continue to amortize in an annual amount of 1.0% of the original amount of the existing term loans payable in semi-annual installments.

Subject to certain exceptions and reinvestment provisions, the new term loan facility and the existing term loan facility are expected to be subject to mandatory prepayment on a pro-rata basis in an amount equal to:

•	the net proceeds of certain debt offerings by the borrower and its subsidiaries (other than debt offerings permitted by the credit facilities); and

•	the net proceeds of certain non-ordinary asset sales by the borrower and its subsidiaries.

Security; Guaranty.  The obligations of the borrower under the new credit facilities are expected to be guaranteed by Graphic and each existing or future domestic subsidiary of the borrower (including BCH and its subsidiaries). In addition, the new credit facilities and the guarantees thereunder are expected to be secured by the same collateral package as the existing credit facilities including security interests in and pledges of or liens on substantially all of the material tangible and intangible assets of the borrower and the guarantors, including pledges of all the capital stock of the borrower and certain direct or indirect domestic subsidiaries of the borrower and of up to 65% of the capital stock of each direct foreign subsidiary of the borrower. The lenders under the revolving credit facility, the new term loan facility and the existing term loan facility will share in all collateral security, in each case to the same extent as the existing credit facility, on a pari passu basis.

Interest.  The commitment letter provides that the weighted average interest rate on the existing term loan and on the new term loan will be LIBOR plus 225 basis points, subject to limited adjustment. The interest rate on the existing revolver, as increased to $400 million from $300 million, will bear interest at LIBOR plus a margin ranging between 175 basis points and 225 basis points depending upon Graphic’s consolidated leverage ratio, subject to limited adjustment.

Fees.  Subject to the consummation of the transactions, Graphic has agreed to pay (or cause the borrower to pay) certain fees with respect to the new and existing credit facilities, including (i) fees on the unused commitments of the lenders, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting bank fee for the letter of credit issuing bank, (iii) quarterly administration fees and (iv) arrangement and other similar fees.

Covenants.  It is anticipated that the new credit facilities will be subject to covenants similar to those contained in the existing credit facility, as the same is amended or amended and restated, including certain financial covenants and covenants that, among other things, would limit or restrict the ability of the borrower and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay subordinated indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions or engage in mergers or consolidations.

Events of Default.  It is anticipated that the new credit facilities will be subject to customary events of default similar to those contained in the existing credit facility, as the same is amended or amended and restated, including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

Sources and Uses of Funds

Graphic and BCH currently expect that approximately $1.2 billion of borrowings and cash-on-hand will be required to consummate the refinancing of BCH’s existing indebtedness and pay fees and expenses related to the financing and the transactions. Assuming the transaction closed on September 30, 2007, approximately $1.1 billion would have been required to be drawn under the new senior secured term loan facility and approximately $8 million would be expected to have been drawn under the revolving credit facility. With the new borrowings, Graphic and BCH expect that all outstanding amounts under BCH’s existing first and second lien credit facilities (estimated to be approximately $1.1 billion at the time of the transactions) will be repaid in full and such BCH credit facilities will be terminated. Undrawn amounts under the revolving credit facility will be available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries.

Exchange of Shares

Exchange Agent

Prior to the transactions, Graphic will appoint an exchange agent to effect the exchange of certificates representing shares of Graphic common stock for certificates representing shares of New Graphic common stock. Prior to the completion of the transactions, New Graphic will deposit with the exchange agent, in trust for the holders of Graphic common stock, certificates representing New Graphic common stock issuable upon conversion of shares of Graphic common stock.

Exchange of Graphic Shares

Promptly after the transactions, the exchange agent will mail to each holder of certificates of Graphic common stock a letter of transmittal and instructions explaining how to surrender such certificates to the exchange agent.

Graphic stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive New Graphic common stock certificates representing such number of shares as such holders are entitled to receive in accordance with the transaction agreement.

Graphic common stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent, as provided in the instructions that will accompany the letter of transmittal, which will be provided to Graphic stockholders following the transactions.

THE TRANSACTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER

Graphic, BCH, the Sellers, Merger Sub, and New Graphic entered into the transaction agreement on July 9, 2007. The transaction agreement, in general, provides for the combination of the businesses of Graphic and BCH. The following is a summary of the material provisions of the transaction agreement. This summary is qualified in its entirety by reference to the transaction agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. This summary may not contain all of the information about the transaction agreement which is important to you, and we encourage you to read the transaction agreement in its entirety.

The transaction agreement has been included to provide you with information regarding its terms, and we recommend that you read carefully the transaction agreement in its entirety. The transaction agreement contains representations and warranties of the parties as of specific dates and that may have been used for the purposes of allocating risk between the parties and not for establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the transaction agreement, including contractual standards of materiality that may be different from what may be viewed as material to stockholders. Except for the parties themselves, under the terms of the transaction agreement only certain other specifically identified persons are third party beneficiaries of the transaction agreement who may enforce its terms. As stockholders, you are not third party beneficiaries of the transaction agreement and therefore may not directly enforce its terms and conditions. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the transaction agreement and subsequently developed or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus.

The transaction agreement provides for the Sellers to exchange BCH equity interests owned by each Seller for newly issued shares of New Graphic common stock. New Graphic will issue an aggregate of 139,445,038 shares of New Graphic common stock to the Sellers for all of the equity interests of BCH. The total number of shares of New Graphic common stock issued to the Sellers is expected to constitute 40.6% of the total number of shares of New Graphic common stock on a fully diluted basis (which includes, in addition to outstanding shares of Graphic common stock, Graphic’s restricted stock units, “in the money” stock options, phantom stock and stock issued in connection with Graphic’s employee incentive program), and the total number of shares of New Graphic common stock issued to Graphic stockholders is expected to constitute 59.4% of the total number of shares of New Graphic common stock on a fully diluted basis.

The transaction agreement also governs the merger of Merger Sub, a wholly-owned subsidiary of New Graphic, with and into Graphic, the result of which will be the conversion of each outstanding share of Graphic common stock into the right to receive one share of New Graphic’s newly issued common stock. Pursuant to the transaction agreement, New Graphic and the Sellers have entered into, and will enter into, additional agreements in connection with the transactions, including the following agreements:

•	the voting agreement;

•	the stockholders agreement; and

•	the registration rights agreement.

With regard to certain matters pertaining to the transaction agreement, the Sellers have appointed TPG Bluegrass V-AIV 2, L.P. as their representative to act on behalf of the Sellers under the transaction agreement. When acting in this capacity, we refer to TPG Bluegrass V-AIV 2, L.P. as the “Sellers Representative.”

The Transactions

Merger of Graphic and Merger Sub

In connection with the merger, Merger Sub, a new, wholly-owned subsidiary of New Graphic, will merge with and into Graphic. As a result, Graphic will survive the merger and become a wholly-owned subsidiary of

New Graphic. Upon the completion of the merger, each outstanding share of Graphic common stock will be converted into the right to receive one share of New Graphic common stock.

Contribution from the Sellers to New Graphic

Immediately after the completion of the merger, the Sellers will contribute all of the outstanding equity interests of BCH to New Graphic in exchange for 139,445,038 shares of New Graphic common stock. Of those shares of New Graphic common stock being issued to the Sellers in the transaction, 3,286,732 shares are being issued in exchange for the “profits units” of BCH, which are indirectly held by members of Altivity’s management. In most cases those shares will be subject to forfeiture back to New Graphic if the manager terminates his employment with New Graphic; those forfeiture restrictions will lapse over the 18 months following the closing.

Upon the completion of these transactions, Graphic stockholders, in the aggregate, will hold approximately 59.4%, and the Sellers will hold approximately 40.6%, of the common stock of New Graphic that will be outstanding, each calculated on a fully diluted basis.

Conditions

Conditions to the Obligations of Graphic, BCH and the Sellers to Complete the Transactions

The respective obligations of each party to complete the transactions are subject to the satisfaction or waiver on or prior to the closing date of the transactions, of the following conditions:

•	the adoption of the transaction agreement and the approval of the transactions by Graphic stockholders;

•	no law, order or judgment having been issued, enacted, entered or enforced by any court or other governmental authority preventing or making illegal the consummation of the transactions;

•	any required clearance or approval of the German Cartel Office;

•	the expiration or termination of any waiting period applicable to the transactions in respect of filings by Graphic and BCH under the HSR Act;

•	the approval of the listing on the NYSE of New Graphic common stock to be issued in connection with the transactions; and

•	the registration statement of which this proxy statement/prospectus forms a part shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking stop order.

Conditions to the Obligations of the Sellers to Complete the Transactions

The Sellers’ obligations to complete the transactions are further subject to the satisfaction or waiver on or prior to the closing date of the transactions, of the following additional conditions:

•	the representations and warranties of Graphic must be true and correct on the date of the transaction agreement and as of the closing date of the transactions as though they were made on and as of such date, except for representations and warranties which speak as of an earlier date, which must be true and correct as of such date, except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as described below, on Graphic;

•	Graphic, New Graphic and Merger Sub must have performed in all material respects all obligations required to be performed by them under the transaction agreement prior to the closing date of the transactions;

•	BCH must have received an opinion from Simpson Thacher & Bartlett LLP, counsel to BCH, regarding the tax treatment of the merger and the contribution of the equity interests of BCH by the Sellers as exchanges under Section 351 of the Internal Revenue Code and that the exchange and subsequent liquidation of certain corporate Sellers will be treated for federal income tax purposes as transactions described in Section 368(a) of the Internal Revenue Code; and

•	New Graphic, along with any of the TPG Entities that make such a request of New Graphic, shall have entered into management rights agreements substantially in the forms of the existing management rights agreements certain of the Sellers have entered into with BCH.

Conditions to the Obligations of Graphic to Complete the Transactions

Graphic’s obligations to complete the transactions are further subject to the satisfaction or waiver, on or prior to the closing date of the transactions, of the following additional conditions:

•	the representations and warranties of the Sellers and BCH must be true and correct as of the closing date of the transactions as though they were made on and as of such date, except for representations and warranties which speak as of an earlier date, which must be true and correct as of such date, except where the failure of such representations and warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as described below, on BCH;

•	BCH and the Sellers must have performed in all material respects all obligations required to be performed by them under the transaction agreement prior to the closing date of the transactions; and

•	Graphic must have received the opinion of Alston & Bird LLP, counsel to Graphic, to the effect that the exchange of BCH equity interests and Graphic common stock for New Graphic common stock pursuant to the transactions, taken together, will, with respect to Graphic, be treated for Federal income tax purposes as a transaction described in Section 351 or 368(a) of the Internal Revenue Code.

“Material Adverse Effect” means, with respect to any person, any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such person and its subsidiaries considered as a single enterprise, or on the ability of such person to consummate the transactions. However, none of the following events, conditions, changes, occurrences, developments or states of circumstances shall be deemed, either alone or in combination, nor considered in determining whether any matter has or would reasonably be expected to have, a “material adverse effect” on the business, financial condition or results of operations of such person:

•	changes or developments in financial, economic, political or industry conditions in the United States or any other jurisdiction in which such person has substantial business operations (except to the extent those changes have a materially disproportionate effect on such person);

•	changes or developments resulting from factors generally affecting any business in which such person has substantial business operations (except to the extent those changes have a materially disproportionate effect on such person and its subsidiaries);

•	changes or developments, after the date of the transaction agreement, in any laws or generally accepted accounting principles or the interpretation or enforcement thereof;

•	changes or developments resulting from or caused by natural disasters, outbreak of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities or citizens wherever located;

•	changes or developments relating to the announcement of, entry into, pendency of, actions contemplated by or performance of obligations under, the transaction agreement and the transactions or the identity of the parties to the transaction agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such person relating thereto;

•	failure by such person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect;

•	changes in the market value or the market price or trading value of the publicly traded securities of such person; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such change has or resulted in, or contributed to, a Material Adverse Effect; or

•	actions required or contemplated to be taken by such person under the transaction agreement or taken at the express request or direction of the other party to the transaction agreement.

No Other Transactions Involving Graphic or the Sellers

No Solicitation of Takeover Proposals

Graphic, BCH and each Seller have agreed that neither it nor its subsidiaries will, and each of Graphic and the Sellers will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any takeover proposal, as described below or the consummation thereof;

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with any takeover proposal; or

•	waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person.

A “takeover proposal” means any inquiry, proposal or offer from any person, other than the Sellers, New Graphic, Merger Sub or any of their affiliates, relating to:

•	any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets or businesses that constitute 15% or more of the consolidated revenues, net income or assets of BCH or Graphic, as the case may be, or 15% or more of any class of equity securities of BCH or Graphic, as the case may be; or

•	any tender offer or exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of BCH or Graphic or any resulting parent of BCH or Graphic, as the case may be;

in each case other than the transactions.

If, however, prior to obtaining its stockholders’ approval of the transaction agreement, Graphic receives an unsolicited, bona fide, written takeover proposal that the Graphic board of directors determines in good faith, after consultation with its legal advisors and financial advisors, would reasonably be expected to result in a superior proposal, as described below, Graphic may furnish information to the person making such takeover proposal pursuant to a customary confidentiality agreement (including standstill provisions) not less restrictive than the provisions of the confidentiality agreement between Graphic and BCH and participate in discussions or negotiations regarding such takeover proposal, if and only to the extent that the Graphic board of directors concludes in good faith, after consultation with its counsel, that the failure to take such action would be reasonably expected to violate its fiduciary duties under applicable law.

A “superior proposal” means any bona fide written offer made by a third party that if consummated would result in such person owning, directly or indirectly, more than 50% of the shares of Graphic common stock or of any other surviving entity then outstanding or all or substantially all the assets of Graphic, which the Graphic board of directors determines in good faith (after consultation with its legal advisors and financial advisors) taking into account all relevant financial, legal, regulatory and other aspects of such proposal, including any break-up fee, expense reimbursement provisions and conditions to consummation, and the person making the proposal:

•	to be more favorable to the stockholders of Graphic from a financial point of view than the transactions (after giving effect to any changes proposed by BCH in response to such offer) and reasonably capable of being completed in a timely manner on the terms set forth in the proposal; and

•	for which financing, to the extent required, is reasonably assured of being obtained.

Change in Graphic Board of Directors’ Recommendation

The Graphic board of directors may not:

•	withdraw, modify, or qualify in any manner or take any action or make any public statement that is inconsistent with, its recommendation of the transaction agreement and the transactions;

•	approve or recommend, or publicly propose to approve or recommend, any takeover proposal; or

•	allow Graphic to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any takeover proposal;

unless, prior to obtaining its stockholders’ approval of the transaction agreement, the Graphic board of directors has concluded in good faith, after consultation with, and taking into account the advice of, its legal advisors, that the failure of the board of directors to change, amend or otherwise modify its recommendation would be reasonably expected to violate its fiduciary duties under applicable law. If the Graphic board of directors makes such a determination, then the Graphic board of directors may adversely change its recommendation regarding the transaction agreement and transactions, so long as Graphic has:

•	provided to BCH five business days’ prior written notice advising BCH that the Graphic board of directors intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any superior proposal that is the basis of the proposed action by the Graphic board of directors and the identity of the person making the proposal (any material amendment to such superior proposal will require a new written notice to BCH plus two additional business days); and

•	during such five business day period, if requested by BCH, engaged in good faith negotiations with BCH to amend the transaction agreement or make other agreements in such a manner that failure to take the proposed action by the board of directors would not be reasonably expected to violate its fiduciary duties under applicable law.

Graphic shall, as promptly as practicable (and in any event within 24 hours after receipt), advise BCH orally and in writing of any takeover proposal or any matter giving rise to a change in the recommendation of the Graphic board of directors regarding the transactions and the material terms and conditions of any such takeover proposal or any matter giving rise to a change in the recommendation of the Graphic board of directors. Graphic shall keep BCH informed on a reasonably current basis of material developments with respect to any such takeover proposal or any matter giving rise to a change in the recommendation of the Graphic board of directors.

Stockholder Meeting

The obligation of Graphic to call, give notice of, convene and hold a stockholders meeting so Graphic stockholders can vote on the adoption of the transaction agreement and approval of the transactions is not limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any takeover proposal. If the board of directors of Graphic amends, modifies or otherwise changes its recommendation regarding the transaction agreement and the transactions, Graphic is still obligated to submit the transaction agreement and the transactions to a vote of its stockholders.

In addition, the transaction agreement does not prohibit Graphic from taking and disclosing to Graphic stockholders a position contemplated by Rule 14e-2(a)(2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act with respect to a tender or exchange offer by a third party; provided, that compliance with those rules will not limit or modify the effect that any action pursuant to such rules has under the transaction agreement and in no event shall Graphic, or its board of directors or any committee thereof take, or agree or resolve to take, any action recommending that Graphic stockholders tender their shares of Graphic common stock in connection with any such tender or exchange offer unless the Graphic board of directors determines in good faith (after consultation with its financial advisor and legal counsel) that the failure of the Graphic board of directors to take such action would be reasonably expected to violate its fiduciary duties under applicable law, and Graphic shall have complied in all material respects with all of its obligations under the takeover proposals provisions of the transaction agreement.

Termination of the Transaction Agreement

The transaction agreement may be terminated at any time prior to the completion of the transactions (regardless of whether Graphic stockholders have adopted the transaction agreement) under any of the following circumstances:

•	by mutual consent of the Sellers Representative and Graphic;

•	by either the Sellers Representative or Graphic if:

–	any judgment, decree, injunction, ruling, award, settlement, stipulation or order permanently restraining, enjoining or otherwise prohibiting the completion of the transactions becomes final and non-appealable, except no party may terminate the transaction agreement if such party’s failure to fulfill any obligation under the transaction agreement has been the cause of such action;

–	the transactions have not been completed by March 31, 2008 (which date may be extended by Graphic or the Sellers Representative by written notice to the other prior to March 31, 2008 to May 31, 2008 if the delay is the result of the failure to obtain antitrust approvals), except no party may terminate the transaction agreement on such date if such party’s failure to fulfill any obligation under the transaction agreement has prevented the completion of the transactions from occurring prior to such date;

–	Graphic stockholders fail to adopt the transaction agreement and approve the transactions at the special meeting;

–	there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date of the transactions, the closing conditions under the transaction agreement to fail to be satisfied, which breach is not cured within 30 days after notice of such breach or which cannot be cured within such time frame; provided, however, that no party may terminate the transaction agreement under this provision if such party is in material breach of any covenant or other agreement or in willful and material breach of any representation or warranty; or

•	by Sellers Representative if, prior to the time the transaction agreement has been adopted and the transactions approved by Graphic stockholders,

–	the Graphic board of directors (i) withdraws, amends, modifies or qualifies or publicly proposes to withdraw, amend, modify or qualify its recommendation, approval, adoption or declaration of advisability of the transaction agreement or has recommended that Graphic stockholders reject the transaction agreement or the transactions; or (ii) fails to publicly reaffirm its adoption and recommendation of the transactions within ten business days of receipt of a written request by BCH to provide such reaffirmation following a takeover proposal; or

–	Graphic has materially breached certain provisions of the transaction agreement relating to the non-solicitation of takeover proposals and such breach is not cured within 30 days after notice of such breach or exempts any person from any Delaware “interested stockholder” law or amends its stockholder rights plan to exclude any person for the purpose of permitting an acquisition of shares of Graphic common stock.

Fees and Expenses

General

Whether or not transactions are consummated, all costs and expenses incurred in connection with the transactions shall be paid by the party incurring such expense, except as discussed below, although BCH may pay expenses of the Sellers. If the transactions are consummated, New Graphic shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the transactions, and expenses incurred in connection with filing, printing and mailing this prospectus/proxy statement will be paid by Graphic.

Payment of the Termination Fee by Graphic.

Under the terms of the transaction agreement, Graphic will be obligated to pay to BCH a termination fee in the amount of $35,000,000 if the transaction agreement is terminated:

•	by either Sellers Representative or Graphic, if the transactions have not been completed by March 31, 2008 (which date may be extended by Graphic or Sellers Representative by written notice to the other prior to March 31, 2008 to May 31, 2008 if the delay is the result of the failure to obtain antitrust approvals) and the Graphic board of directors had previously adversely changed its recommendation regarding the transaction agreement and the transactions;

•	by Sellers Representative due to a breach by Graphic of any of its covenants or agreements or representations or warranties, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the closing conditions under the transaction agreement to fail to be satisfied, which breach is not cured within 30 days after notice of such breach or which cannot be cured within such time frame and the Graphic board of directors had previously adversely changed its recommendation regarding the transaction agreement and the transactions; or

•	by Sellers Representative prior to the time the transaction agreement has been adopted and the transactions approved by Graphic stockholders, if (i) the Graphic board of directors (x) withdraws, amends, modifies or qualifies or publicly proposes to withdraw, amend, modify or qualify its recommendation, approval, adoption or declaration of advisability of the transaction agreement or has recommended that Graphic stockholders reject the transaction agreement or the transactions; or (y) fails to publicly reaffirm its adoption and recommendation of the transactions within ten business days of receipt of a written request by BCH to provide such reaffirmation following a takeover proposal; or (ii) Graphic has materially breached certain provisions of the transaction agreement relating to non-solicitation or takeover proposals which such breach is not cured within 30 days after notice of such breach or exempts any person from any Delaware “interested stockholder” law or amends its stockholder rights plan to exclude any person for the purpose of permitting an acquisition of shares of Graphic common stock.

Additionally, in the event that prior to obtaining the approval of the Graphic stockholders of the transaction agreement and the transactions, a takeover proposal (substituting 50% for each instance of 15% in the definition of takeover proposal above) shall have been made to Graphic or shall have been made publicly to the stockholders of Graphic or shall have otherwise become publicly known or any person shall have publicly announced an intention to make a takeover proposal and, in each case, such takeover proposal is not withdrawn or abandoned at least 15 days prior to the earlier of (i) the date of the Graphic stockholders meeting and (ii) the date of termination of the transaction agreement and thereafter the transaction agreement is terminated in the following circumstances (but does not otherwise result in the payment of the termination fee):

•	by either Sellers Representative or Graphic, if the transactions have not been completed by March 31, 2008 (which date may be extended by Graphic or the Sellers Representative by written notice to the other prior to March 31, 2008 to May 31, 2008 if the delay is the result of failure to obtain antitrust approvals);

•	by either Sellers Representative or Graphic, if Graphic stockholders fail to adopt the transaction agreement and approve the transactions at the special meeting; or

•	by either Sellers Representative, due to a breach by Graphic of any of its covenants or agreements or representations or warranties, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the closing date, the closing conditions under the transaction agreement to fail to be satisfied, which breach is not cured within 30 days after notice of such breach or which cannot be cured within such time frame;

then Graphic shall pay to BCH an amount equal to the documented out-of-pocket fees and expenses of BCH incurred by BCH and the Sellers and their representatives (excluding any consulting, investment banking or similar fee) in connection with the authorization, preparation, negotiation, execution and performance of the transaction agreement and the transactions, up to a maximum amount of $5,000,000. If within 12 months of such termination Graphic consummates or enters into a binding written agreement with respect to a takeover proposal (substituting 50% for each instance of 15% in the definition of takeover proposal above), Graphic shall pay BCH the excess of the difference between $35,000,000 and any out-of-pocket expenses previously paid.

Other Covenants

Employee and Employee Benefit Matters

For a period of twelve months following the closing of the transactions, New Graphic shall provide to officers and employees of BCH and Graphic who become employees of New Graphic employee benefits on terms and conditions which are no less favorable in the aggregate than those provided to such employees immediately prior to the closing of the transactions. New Graphic will review, evaluate and analyze the existing Graphic and BCH benefit plans with a view towards developing an appropriate and effective benefit plan for employees of New Graphic on a going forward basis. New Graphic will also honor, in accordance with their terms, all vested or accrued benefit obligations to, the employees of New Graphic, including, without limitation, any benefits or rights arising as a result of the transactions.

Conduct of Business Pending the Closing

The transaction agreement provides that each of BCH and Graphic will conduct its business in the ordinary course and use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.

In addition, subject to certain exceptions each of BCH and Graphic have also agreed, prior to the closing of the transactions, not to:

•	pay any dividends;

•	split, combine or reclassify any capital stock;

•	redeem any shares of capital stock;

•	issue any additional shares of capital stock or rights to purchase such shares;

•	amend its governing documents;

•	acquire in any manner assets of any third party, except for certain capital expenditures not in excess of $20 million, ordinary course transactions or other acquisitions not in excess of $1 million;

•	sell, lease or encumber any of its material properties or assets to third parties, except for disclosed agreements, ordinary course transactions or other sales, leases or encumbrances on assets not exceeding $10 million in the aggregate in any 6 month period;

•	redeem or incur additional indebtedness, except in the ordinary course of business under current agreements;

•	settle, waive or assign any claims or rights material to such person;

•	enter into, materially modify, terminate or cancel any material contract;

•	adopt, enter into, terminate or amend any Benefit Plan;

•	make any material changes in accounting methods, principles or practices, except as required by GAAP; or

•	make any material changes in its method of tax accounting or tax elections.

Reasonable Best Efforts

The parties to the transaction agreement have agreed to cooperate and to use their reasonable best efforts to take all actions necessary, proper or advisable to complete the transactions as soon as practicable.

In addition, the parties to the transaction agreement have agreed, among other things, to make, appropriate filings pursuant to the HSR Act. Graphic and BCH made these filings on July 23, 2007. On August 22, 2007, Graphic and BCH received a second request from the DOJ regarding the transactions, which extends the waiting period imposed by the HSR Act until 30 days after Graphic and BCH have substantially complied with the second request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. On November 2, 2007, Graphic and BCH certified to the DOJ that they had substantially complied with the second request. At the request of the DOJ, Graphic and BCH have voluntarily agreed to extend the waiting period imposed by the HSR Act until December 31, 2007. See “The Transactions — Regulatory Approvals — Hart-Scott-Rodino Act.”

Each of Graphic and BCH have agreed to use their best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of required approvals under antitrust laws as soon as practicable, including selling, holding separate or disposing of any business or assets or conducting its business in any specified manner. However, neither Graphic nor BCH would be required to take any such action:

•	if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on New Graphic; or

•	that is not conditioned upon the completion of the transactions.

Graphic and BCH have further agreed that they will use reasonable best efforts to:

•	cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry;

•	promptly inform each other of the status of any of the matters contemplated by the transaction agreement, including copies of any written communication received by or given to any governmental authority or in connection with any proceeding by a private party regarding the transactions; and

•	consult with each other prior to any meeting with any governmental authority or in connection with any proceeding by a private party and give the other party an opportunity to participate in such meetings.

If any objections are asserted with respect to the transactions by any law or governmental order or any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transactions as violative of any antitrust law, or if any law, order or decree is enacted, entered, promulgated or enforced by a governmental entity that would make the transactions illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions, each of Graphic and BCH have agreed to use its best efforts to resolve such objections, actions or proceedings to permit the consummation of the transactions, including selling, holding separate or disposing of any business or assets or conducting its business in any specified manner, subject to the limitations described above. Each of Graphic and BCH have also agreed to use its best efforts to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions.

Other Customary Covenants

The transaction agreement contains other customary covenants relating to the completion of the transactions, including covenants relating to this proxy statement/prospectus and the special meeting of Graphic stockholders that will be convened to vote on the transaction agreement and the transactions, the listing of New Graphic common stock, access to information, confidentiality, public announcements, preservation of books and records, compliance with certain SEC matters, restrictions on transfer of BCH equity interests, amendment to the Graphic stockholder rights plan, establishment of a New Graphic stockholder rights plan and a mutual release by each Seller, on the one hand, and BCH and New Graphic, on the other hand, and certain tax matters.

Representations and Warranties

Graphic, BCH, New Graphic and Merger Sub have made various representations and warranties in the transaction agreement. These representations and warranties relate to, among other things:

•	organization, standing, power and foreign qualifications;

•	capitalization, including the capitalization of New Graphic;

•	authorization and the absence of conflicts;

•	necessary consents and approvals for the completion of the transactions;

•	subsidiaries;

•	reports, financial statements and no undisclosed liabilities;

•	absence of certain changes or other material adverse effect;

•	litigation;

•	broker’s or finder’s fees;

•	employee benefit plans;

•	taxes;

•	environmental matters;

•	compliance with law;

•	labor matters;

•	real and tangible property;

•	material contracts;

•	intellectual property;

•	information supplied in this proxy statement/prospectus;

•	affiliate transactions; and

•	insurance.

The Sellers have made various representations and warranties in the transaction agreement. These representations and warranties relate to, among other things:

•	organization, standing, power and foreign qualifications;

•	the ownership of equity interests;

•	authorization and the absence of conflicts;

•	accredited investor status;

•	information supplied in this proxy statement/prospectus; and

•	broker’s or finder’s fees.

Amendment

The transaction agreement cannot be amended except by an instrument in writing signed on behalf of each party thereto. The transaction agreement may be amended at any time, except that if Graphic stockholders approve the transactions, then no amendment may be made to the transaction agreement that would materially and adversely affect the rights of such stockholders (except for a termination of the transaction agreement pursuant to the terms thereof) without the further approval of such stockholders.

Governing Law

The transaction agreement is governed by and is to be construed in accordance with the laws of the State of Delaware. The parties have agreed that all litigation arising out of or related to the transaction agreement must be brought in any state or federal court sitting in Delaware.

OTHER AGREEMENTS

Stockholders Agreement

The following is a summary of the material provisions of the stockholders agreement. This summary is qualified in its entirety by reference to the stockholders agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex E. This summary may not contain all of the information about the stockholders agreement which is important to you, and we encourage you to read the stockholders agreement in its entirety.

Certain individuals and entities that will be significant stockholders of New Graphic after the completion of the transactions, which we refer to as the “covered stockholders” have entered into the stockholders agreement, that will become effective upon completion of the transactions. The covered stockholders are the Coors Family Stockholders, the CDR Fund, EXOR, Field Holdings, Inc. and the TPG Entities. The parties thereto have made certain agreements regarding matters further described below, that, among other things: (i) provides the covered stockholders certain rights to designate members of New Graphic’s board of directors; (ii) restricts the ability of the covered stockholders to transfer their shares of New Graphic common stock; and (iii) limits the covered stockholders from acquiring additional shares of New Graphic common stock and from taking certain other actions with respect to New Graphic.

Composition of New Graphic’s Board of Directors

Under the terms of the stockholders agreement, the board of directors of New Graphic will initially consist of thirteen members, which will include eight of the nine current members of Graphic’s board of directors, classified into three classes. Class I will initially consist of five members, and classes II and III will each initially consist of four members. The initial term of each class, starting with Class I, will expire at the first, second and third annual meetings of stockholders following the completion of the transactions.

Upon consummation of the transactions, New Graphic’s board of directors will consist of John R. Miller (who will be the non-executive chairman), G. Andrea Botta, Jeffrey H. Coors, Kevin J. Conway, Harold R. Logan, Jr., David W. Scheible, John D. Beckett, Robert W. Tieken, George V. Bayly (the current interim Chief Executive Officer of Altivity), Kelvin L. Davis, Michael G. MacDougall, Jeffrey Liaw and Jack A. Fusco. Jeffrey H. Coors is the Coors Family Stockholders’ designee; Kevin J. Conway is the CDR Fund’s designee; and G. Andrew Botta is EXOR’s designee. Kelvin L. Davis, Michael G. MacDougall and Jeffrey Liaw are the TPG Entities’ designees.

Designation Rights

The stockholders agreement provides that each of the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities will have the right, subject to requirements related to stock ownership, to designate a certain number of individuals for nomination for election to the board of directors of New Graphic as described below. Each of the Coors Family Stockholders, the CDR Fund and EXOR is entitled to designate one individual for nomination for election to the board for so long as each such stockholder owns at least 3% of the fully diluted shares of New Graphic common stock.

The TPG Entities, as a group, are entitled to designate the following number of individuals for nomination for election to the New Graphic board of directors for so long as they meet the requirements related to stock ownership specified below:

•	three individuals for so long as the TPG Entities own at least 20% of the fully diluted shares of New Graphic common stock in the aggregate;

•	two individuals for so long as the TPG Entities own at least the lesser of (i) 16% of the fully diluted shares of New Graphic common stock in the aggregate or (ii) the percentage of New Graphic common stock then held by the Coors Family Stockholders, but not less than 10%; and

•	one individual for so long as the TPG Entities own at least 3% of the fully diluted outstanding shares of New Graphic common stock.

The stockholders agreement further provides that each of the other directors, not designated in the manner described above, will be independent directors, as described below, designated for nomination by the nominating and corporate governance committee of the board.

Pursuant to the stockholders agreement, at each meeting of the stockholders of New Graphic at which directors of New Graphic are to be elected, New Graphic will recommend that the stockholders elect to the board of directors of New Graphic the designees of the individuals designated by the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities. In addition, the then serving Chief Executive Officer of New Graphic shall be nominated for election to the board.

In the event that the Coors Family Stockholders, the CDR Fund, EXOR or the TPG Entities lose the right to designate a person to the board, such designee will resign immediately upon receiving notice from the nominating and corporate governance committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the board. The board seat formerly occupied by such designee shall become a seat for an additional New Graphic independent director to be selected solely by the nominating and corporate governance committee or the board may determine to reduce its size by the number of vacated board seats.

An “independent director” is a director who: (i) is not an officer or employee of New Graphic or any of its affiliates, (ii) is not an officer or employee of any covered stockholder or, if such covered stockholder is a trust, a direct or indirect beneficiary of such trust and (iii) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

Agreement to Vote for Directors; Vacancies

Each covered stockholder agrees to vote all of the shares owned by such covered stockholder in favor of the CEO director and each of the parties’ designees to the board, and to take all other steps within such covered stockholder’s power to ensure that the composition of the board is as contemplated by the stockholders agreement.

As long as the Coors Family Stockholders, the CDR Fund, EXOR or the TPG Entities, as the case may be, has the right to designate a person for nomination for election to the board, at any time at which the seat occupied by such party’s designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. New Graphic and each of the covered stockholders has agreed to take such actions as will result in the appointment to the board as soon as practicable of any individual so designated by the Coors Family Representative, the CDR Fund, EXOR or the TPG Entities.

In addition, each covered stockholder has agreed that: (i) it will not vote or give any proxy or written consent in favor of the removal as a director of New Graphic of any of the designees of the covered stockholders (other than such covered stockholders own designee) without the prior written consent of the applicable covered stockholder unless such designee has taken any action contrary to the stockholders agreement; (ii) it will not give any proxy with respect to shares of New Graphic common stock entitling the holder of such proxy to vote on the election of directors unless the holder of such proxy has agreed to comply with the obligations of the stockholders agreement; and (iii) if, in connection with the election of any director, any covered stockholder indicates that it will not vote as required by the stockholders agreement or votes or gives any proxy in contravention of the stockholders agreement, such breaching covered stockholder constitutes the covered stockholder whose interests are detrimentally affected by such failure to vote as the breaching covered stockholder’s irrevocable proxy and attorney-in-fact to vote the breaching covered stockholder’s shares in accordance with the stockholders agreement.

At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the nominating and corporate governance committee will notify the board of a replacement who is a New Graphic independent director. Each of New Graphic and the covered stockholders has agreed to take such actions as will result in the appointment of such replacement to the board as soon as practicable.

Actions of the Board of Directors; Affiliate Agreements

The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the board, except that a board decision regarding the merger, consolidation or sale of substantially all the assets of New Graphic will require the affirmative vote of a majority of the directors then in office. In addition, a decision by New Graphic to enter into, modify or terminate any agreement with an affiliate of the Coors Family Stockholders, the CDR Fund, EXOR or the TPG Entities will require the affirmative vote of a majority of the directors not nominated by a covered stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

Committees of the Board of Directors

The stockholders agreement provides for the board to have an audit committee, a compensation and benefits committee and a nominating and corporate governance committee as follows:

•	the audit committee will have at least three members, each of whom will be an independent director;

•	the compensation and benefits committee will have three members, each of whom will be an independent director;

•	the nominating and corporate governance committee will have five members, consisting of the directors designated by the Coors Family Stockholders, the CDR Fund, EXOR and two of the directors designated by the TPG Entities. The chairman of the nominating and corporate governance committee shall be any member of the committee chosen by an affirmative vote of a majority of the members of the committee; provided, however, that initially the chairman shall be John R. Miller, who shall be a non-voting chairman, and in which case the committee shall have six members.

Each of New Graphic and the covered stockholders has agreed to take all steps within their power to ensure that the composition of the board’s committees are as provided in the stockholders agreement. The rights described above of each of the covered stockholders to have its director designee sit as a member of board committees will cease at such time as such stockholder holds less than 3% of the fully diluted shares of New Graphic common stock, and in the case of the two TPG Entities’ designees on the nominating and corporate governance committee, one such designee shall resign from the committee at such time as the TPG Entities have the right to designate only one director for nomination for election to the board. The New Graphic board of directors will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent directors. The board is prohibited from forming an executive committee.

Transfer Restrictions

The covered stockholders are generally restricted from transferring their shares until the expiration of a lock-up period of 180 days after closing of the transactions. After the expiration of the lock-up period, the covered stockholders may transfer their shares:

•	to New Graphic or in a transaction approved by the New Graphic board of directors;

•	to certain affiliated permitted transferees that agree to be bound by the stockholders agreement;

•	pursuant to a public offering; or

•	pursuant to a transfer made in accordance with Rule 144 of the Securities Act or that is exempt from the registration requirements of the Securities Act, to any person so long as such transferee would not own in excess of 5% of the fully diluted shares of New Graphic common stock.

The share certificates owned by each covered stockholder will bear customary legends with respect to transfer restrictions.

Standstill Agreement

The covered stockholders are also subject to standstill provisions that generally restrict the covered stockholders from acquiring additional equity securities of New Graphic (or any rights to purchase equity securities) that would increase such covered stockholder’s beneficial ownership of New Graphic common stock on a percentage basis greater than the percentage held as of the closing date of the transactions, or otherwise take action to increase such covered stockholder’s control over New Graphic. These restrictions prohibit the covered stockholders from taking the following actions, among other items:

•	acquiring the beneficial ownership of additional equity securities (or the rights to purchase equity securities) of New Graphic, subject to certain exceptions;

•	making or participating in any solicitation of proxies to vote any securities of New Graphic in an election contest;

•	participating in the formation of a group with respect to shares of New Graphic common stock (except to the extent such group is formed with respect to the stockholders agreement or the registration rights agreement);

•	granting any proxy to any person other than New Graphic or its designees to vote at any meeting of the New Graphic stockholders;

•	initiating or soliciting stockholders for the approval of one or more stockholder proposals with respect to New Graphic;

•	seeking to place a representative on the New Graphic board of directors, except as contemplated by the stockholders agreement;

•	seeking to publicly call a meeting of the New Graphic stockholders;

•	making any public announcement or proposal with respect to any form of business combination involving New Graphic; and

•	disclosing any plan to do any of the foregoing or assist or encouraging any third party to do any of the foregoing.

Once the TPG Entities transfer New Graphic common stock such that their aggregate percentage holdings of the outstanding New Graphic common stock drops below 25%, and then below 15%, respectively, the TPG Entities may not acquire beneficial ownership on a percentage basis of shares greater than 25% or 15%, as the case may be.

Effectiveness; Term of Stockholders Agreement

The stockholders agreement will not be effective until the closing of the transactions. In addition, the stockholders agreement will terminate under the following circumstances:

•	by the unanimous consent of New Graphic and the covered stockholders;

•	with respect to any covered stockholder, at such time as such covered stockholder holds less than 3% of the fully diluted shares of New Graphic common stock;

•	except with respect to the standstill provisions, at such time as no more than one of the covered stockholders holds more than 3% of the fully diluted shares of New Graphic common stock;

•	except with respect to the standstill provisions, at such time as approved by each of the covered stockholders who holds in excess of 3% of the fully diluted shares of New Graphic common stock; or

•	upon the fifth anniversary of the effective date of the stockholders agreement; provided, however, that the confidentiality provisions of the stockholders agreement shall survive for one year following the termination of the stockholders agreement.

Notwithstanding the foregoing, the standstill provisions of the stockholders agreement will terminate on the earlier of the date on which the TPG Entities or the covered stockholders other than the TPG Entities collectively, beneficially own less than 10% of the fully diluted shares of New Graphic common stock and the third anniversary of the closing of the transactions; provided, however, that in no event will the standstill provisions of the stockholders agreement terminate prior to the second anniversary of the closing of the transactions.

Registration Rights Agreement

The following is a summary of the material terms of the registration rights agreement among New Graphic and the Coors Family Stockholders, the CDR Fund, EXOR, the TPG Entities and certain other anticipated stockholders of New Graphic. This summary is qualified in its entirety by reference to the registration rights agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex F. This summary may not contain all of the information about the registration rights agreement which is important to you, and we encourage you to read the registration rights agreement in its entirety.

Demand Registration Rights

The registration rights agreement, dated as of July 9, 2007, becomes effective immediately upon the completion of the transactions. The registration rights agreement provides that 180 days following the closing, the stockholder parties to the agreement representing 10% of the number of outstanding shares of New Graphic (for the first two requests) and 5% at all times thereafter (which percentage drops to 3% to the extent the stockholder has held less than 5% for more than 180 days prior to the request), may request on one or more occasions that New Graphic prepare and file a registration statement (including, except as to the initial registration, a shelf registration statement pursuant to Rule 415 under the Securities Act, providing for an offering to be made on a continuous basis, if so requested and if New Graphic is eligible to use Form S-3) relating to the sale of their New Graphic common stock. Notwithstanding the previous sentence, the first request must be made by at least two of four of the Coors Family Stockholders, the CDR Fund, EXOR and the TPG Entities, although only one of such four stockholders actually need offer its shares, and the first registration and offering must be a marketed underwritten offering.

Upon receipt of such a request, New Graphic is required to promptly give written notice of such requested registration to all holders of registrable securities under the registration rights agreement and, thereafter, to use its reasonable best efforts to effect the registration under the Securities Act of all registrable securities which it has been requested to register pursuant to the terms of the registration rights agreement. New Graphic is not required to effect a registration requested by the stockholder parties for 180 days after the effectiveness of the registration statement for the first registration effected pursuant to such a request. In all cases, New Graphic’s obligations to register the registrable securities are subject to the minimum and maximum offering size limitations set forth below.

The stockholder parties have the right to request that any offering requested by them under the registration rights agreement be an underwritten offering. In such case, the requesting stockholder parties by majority of shares requested to be included in the registration will have the right to select one or more underwriters to administer the requested offering, subject to approval by the finance committee (described below), which shall not be unreasonably withheld.

With respect to the first two requests to effect a registration, New Graphic will not be required to effect such registration if such requests relate to less than 10% of the outstanding shares of common stock. Any request for registration after the first two requests will be subject to a minimum offering size of 5% of the outstanding shares of New Graphic common stock.

If the stockholder parties request registration of any of their shares of New Graphic common stock, New Graphic is required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request (45 days in the case of a Form S-3 registration statement), subject to the right of New Graphic and the finance committee described below to delay such filing.

New Graphic is permitted to postpone an offering for a reasonable time period that does not exceed 60 days if the New Graphic board of directors determines that the offering would reasonably be expected to materially adversely affect or materially interfere with a material financing of New Graphic or a material transaction under consideration by New Graphic or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which could materially adversely affect New Graphic, subject to certain limitations.

If New Graphic is participating in a sale with other stockholders who have requested registration and New Graphic and holders of a majority of the shares requesting registration determine that the offering should be limited due to market conditions, New Graphic is permitted to include no more than 25% of its shares in the total number of shares of New Graphic common stock being offered in such offering.

Incidental Registration Rights

In the event that New Graphic proposes to register equity securities, subject to certain limitations, New Graphic is required to promptly give written notice of such proposed registration to all holders of registrable securities (as defined below). Under certain circumstances, New Graphic will be obligated to include in such registration the securities of such stockholders desiring to sell their New Graphic common stock. If New Graphic is advised by the managing underwriters (or, in connection with an offering that is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) that the offering should be limited due to market conditions, securities being sold by New Graphic will have priority in being included in such registration.

Fees and Expenses

New Graphic is generally obligated to pay the expenses related to such registrations, except in the cases where stockholders requesting registration have refused to proceed with the transaction.

Finance Committee

Under the terms of the registration rights agreement, New Graphic and the New Graphic stockholders party thereto will create a finance committee which will initially consist of two representatives designated by the TPG Entities, the chief executive officer of New Graphic, and one representative of each of the Coors Family Stockholders, the CDR Fund and EXOR. Each party’s right to membership on the Finance Committee ends at the same time as its right to nominate members of the New Graphic board of directors ends under the stockholders agreement. The finance committee will have the authority to specify reasonable limitations on a registration or offering requested pursuant to the registration rights agreement, including setting the maximum size of the registration or offering, the timing of registration or offering, the underwriters and the plan of distribution. Notwithstanding the foregoing, the finance committee does not have the authority to delay a proposed registration or offering for more than three months, subject to certain further limitations.

Termination

The registration rights agreement will terminate on the earliest to occur of its termination by unanimous consent of the parties thereto, the date on which no shares of New Graphic common stock subject to the agreement are outstanding, or the dissolution, liquidation or winding up of New Graphic.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statements of operations of New Graphic for the year ended December 31, 2006 and for the nine months ended September 30, 2007 give effect to the transactions and the Field acquisition as if they had been completed on January 1, 2006. The following unaudited pro forma condensed combined balance sheet of New Graphic as of September 30, 2007 gives effect to the transactions as if they had been completed on September 30, 2007.

The unaudited pro forma condensed combined financial information of New Graphic, which has been prepared using the purchase method of accounting for business combinations with Graphic as the acquirer, is based upon the historical financial statements of Graphic and BCH (the holding company of Altivity Packaging, LLC) and does not reflect any of the synergies and cost reductions that may result from the transactions. In addition, this unaudited pro forma condensed combined financial information of New Graphic does not include any transition costs, restructuring costs or recognition of compensation expenses or other one-time charges that may be incurred in connection with integrating the operations of Graphic and BCH.

The unaudited pro forma condensed combined financial statements of New Graphic for the year ended December 31, 2006 and as of and for the nine months ended September 30, 2007 are based on certain assumptions and adjustments by the management of Graphic as discussed in the accompanying Notes to Unaudited Pro Forma Condensed Combined Statements of Operations and accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet and do not purport to reflect what New Graphic’s actual results of operations and financial position would have been had each such transaction in fact occurred (i) as of January 1, 2006 (in the case of the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2006 and the nine months ended September 30, 2007) or (ii) as of September 30, 2007 (in the case of the unaudited pro forma condensed combined balance sheet as of September 30, 2007), nor are they necessarily indicative of the results of operations that New Graphic may achieve in the future.

The unaudited pro forma condensed combined financial information of New Graphic set forth below should be read in conjunction with Graphic’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included in Graphic’s Current Report on Form 8-K filed on November 27, 2007, and in Graphic’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, each incorporated by reference herein. The pro forma financial information included herein does not include adjustments for any transactions other than the transactions contemplated by the transaction agreement.

The unaudited pro forma condensed combined financial information of New Graphic set forth below should also be read in conjunction with “Summary Historical and Unaudited Pro Forma Condensed Consolidated/Combined Financial Data,” the historical financial statements of BCH and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of BCH included in this proxy statement/prospectus. Because of the timing of acquisitions, period-to-period comparisons and analyses of financial condition and results of operations of BCH may not be helpful for understanding the financial and operational performance of BCH as a whole.

The historical results of Graphic and BCH are not necessarily indicative of the results that may be expected for New Graphic for any future period.

In creating the unaudited pro forma condensed combined financial statements, the primary adjustments to the historical financial statements of Graphic and BCH were purchase accounting adjustments, which include adjustments necessary to allocate the purchase price to the tangible and intangible assets and liabilities of BCH based on their estimated fair values.

NEW GIANT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of September 30, 2007
					Condensed
	Historical		Pro Forma		Pro Forma
	Graphic	BCH	Adjustments		Combined
	In millions

ASSETS
Current Assets:
Cash and Equivalents	$10.2	$85.9	$(26.0	)(a)	$10.2
			(59.9	)(b)
Receivables, Net	256.9	207.1	(5.5	)(c)	458.5
Inventories	310.9	229.8	18.1	(d)	558.8
Other Current Assets	25.2	13.6			38.8
Assets Held for Sale	35.8	—			35.8

Total Current Assets	639.0	536.4	(73.3)		1,102.1
Property, Plant and Equipment, Net	1,385.9	620.6	82.4	(e)	2,088.9
Goodwill	642.3	370.7	50.2	(f)	1,063.2
Intangible Assets, Net	141.8	127.0	348.9	(f)	617.7
Deferred Tax Assets	344.5	—			344.5
Other Assets	34.2	25.1	(36.8	)(b)	40.5
			18.0	(b)

Total Assets	$3,187.7	$1,679.8	$389.4		$5,256.9

LIABILITIES
Current Liabilities:
Short Term Debt	$18.8	$10.5	$		$29.3
Accounts Payable	204.5	154.0	(5.5	)(c)	353.0
Other Accrued Liabilities	161.8	86.7	7.6	(a)	256.1
Liabilities Held for Sale	27.2	—			27.2

Total Current Liabilities	412.3	251.2	2.1		665.6
Long Term Debt	1,930.9	1,146.5	(41.9	)(b)	3,035.5
Deferred Tax Liabilities	480.3	0.2			480.5
Accrued Pension and Postretirement Benefits	194.0	41.8			235.8
Other Noncurrent Liabilities	44.9	7.6			52.5

Total Liabilities	$3,062.4	$1,447.3	$(39.8)		$4,469.9

SHAREHOLDERS’ EQUITY
Preferred Stock	$—	$—	$—		$—
Contributed Capital	—	305.0	(305.0	)(a)	—
Common Stock	2.0	—	0.1	(a)	3.5
			1.4	(a)
Capital in Excess of Par Value	1,191.0	—	1.1	(a)	1,876.8
			684.7	(a)
Accumulated Deficit	(975.0)	(61.4)	61.4	(a)	(1,000.6)
			(8.8	)(a)
			(16.8	)(b)
Accumulated Other Comprehensive Loss	(92.7)	(11.1)	11.1	(a)	(92.7)

Total Shareholders’ Equity	125.3	232.5	429.2		787.0

Total Liabilities and Shareholders’ Equity	$3,187.7	$1,679.8	$389.4		$5,256.9

NEW GIANT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For the Nine Months Ended September 30, 2007
					Condensed
	Historical		Pro Forma		Pro Forma
	Graphic	BCH	Adjustments		Combined
	In millions, except per share amounts

Net Sales	$1,819.3	$1,527.7	$(32.5	)(c)	$3,314.5
Cost of Sales	1,555.6	1,321.8	(32.5	)(c)	2,860.9
			6.9	(e)
			9.1	(f)
Selling, General and Administrative	141.5	141.5	8.5	(f)	291.5
Research, Development and Engineering	6.7	—			6.7
Other Expense (Income), net	2.1	(1.4)			0.7

Income (Loss) from Operations	113.4	65.8	(24.5)		154.7
Interest Income	0.3	3.5			3.8
Interest Expense	(127.8)	(75.1)	15.2	(b)	(187.7)
Other	—	(0.5)			(0.5)
Loss on Early Extinguishment of Debt	(9.5)	—			(9.5)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(23.6)	(6.3)	(9.3)		(39.2)
Income Tax Expense	(19.1)	(1.6)			(20.7)

Loss before Equity in Net Earnings of Affiliates	(42.7)	(7.9)	(9.3)		(59.9)
Equity in Net Earnings of Affiliates	0.7	—			0.7

Loss from Continuing Operations	$(42.0)	$(7.9)	$(9.3)		$(59.2)
Income (Loss) Per Share:
Basic	(0.21)				(0.17)
Diluted	(0.21)				(0.17)
Weighted Average Shares Outstanding:
Basic	201.7		141.1		342.8
Diluted	201.7		141.1		342.8

NEW GIANT CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	For The Year Ended December 31, 2006
	Historical
		BCH
		Predecessor	Successor	Field			Condensed
		Jan. 1-	Jul. 1-	Jan. 1-	Pro Forma		Pro Forma
	Graphic	June 30	Dec. 31	Aug. 16	Adjustments		Combined
	In millions, except per share amounts

Net Sales	$2,321.7	$789.4	$964.2	$229.2	$(31.5	)(c)	$4,273.0
Cost of Sales	2,020.6	699.0	881.3	197.9	(31.5	)(c)	3,788.7
					9.2	(e)
					12.2	(f)
Selling, General and Administrative	197.0	75.4	89.7	25.1	11.2	(f)	398.4
Research, Development and Engineering	10.8	—	—	—			10.8
Other (Income) Expense, net	(0.5)	(0.1)	—	1.3			0.7

Income (Loss) from Operations	93.8	15.1	(6.8)	4.9	(32.6)		74.4
Interest Income	0.6		2.7	—			3.3
Interest Expense	(172.0)	(0.6)	(48.5)	(3.8)	22.7	(b)	(202.2)
Other	—	—	(0.4)	—			(0.4)

(Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates	(77.6)	14.5	(53.0)	1.1	(9.9)		(124.9)
Income Tax Expense	(20.8)	(5.8)	(0.5)	(0.8)			(27.9)

Loss before Equity in Net Earnings of Affiliates	(98.4)	8.7	(53.5)	0.3	(9.9)		(152.8)
Equity in Net Earnings of Affiliates	1.0	—	—	—			1.0

(Loss) Income from Continuing Operations	$(97.4)	$8.7	$(53.5)	$0.3	$(9.9)		$(151.8)

Loss Per Share - Continuing Operations:
Basic	(0.48)						(0.44)
Diluted	(0.48)						(0.44)
Weighted Average Shares Outstanding:
Basic	201.1				141.1		342.2
Diluted	201.1				141.1		342.2

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1.	Basis of Presentation

These unaudited pro forma condensed combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the transactions, the Field acquisition by BCH, and financing transactions and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. These unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transaction actually taken place at the dates indicated and do not purport to be indicative of New Graphic’s future financial position or operating results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements described below.

The pro forma balance sheet was prepared by combining the historical consolidated balance sheet data as of September 30, 2007 of Graphic and BCH, assuming the transactions and related financing transactions had occurred on September 30, 2007. The pro forma statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 have been prepared by combining the consolidated statements of operations for those periods, assuming the transactions and related financing transactions had occurred on January 1, 2006. In addition, the combined pro forma statement of operations for the year ended December 31, 2006 includes the unaudited historical results of the Field Companies for the period January 1, 2006 through August 16, 2006. On August 16, 2006, BCH completed the acquisition of substantially all of the assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (collectively, the “Field Companies”). Subsequent to August 16, 2006, the results of operations of the Field Companies are reflected in the BCH results of operations. Management has included the historical results of the Field Companies as these operations will be part of the ongoing entity.

The transactions will be accounted for using the purchase method of accounting. The transactions are accounted for such that Graphic is treated as the acquirer and BCH as the acquired company. Under the purchase method, the purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any excess of the purchase price over the estimated fair value of the net assets acquired (including both tangible and identifiable intangible assets) is allocated to goodwill.

The unaudited pro forma condensed combined financial statements and purchase price allocations have been prepared based on available information and estimates and assumptions that management believes are reasonable. However, the allocation of the purchase price has not been finalized and the actual adjustments to our combined financial statements upon the closing of the transactions will depend on the net assets on the closing date of the transactions. Accordingly, there can be no assurance that the final allocation of the purchase price will not differ from the preliminary allocation reflected in the unaudited pro forma condensed financial combined financial statements. However, management does not believe the final purchase price allocation will differ materially from the preliminary valuation. Management is unaware of any other acquisition-related contingencies that would impact the purchase price allocation or post-acquisition operating results.

The unaudited pro forma condensed combined financial statements do not include any transition costs, restructuring costs or recognition of compensation expenses or other one-time charges that may be incurred in connection with integrating the operations of Graphic and BCH. In addition, synergies and cost reductions that

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

may result from the transaction have not been reflected in the unaudited pro forma condensed combined financial statements. The initial forecast is to achieve more than $90 million of cost synergies, of which two-thirds are expected to be realized by 2009, through operating and overhead expense reduction, supply chain procurement improvements, facility optimization and manufacturing process improvements.

The unaudited pro forma condensed combined financial statements do not reflect significant operational and administrative cost savings that management of the combined company estimates may be achieved as a result of the transactions.

Note 2.	Pro Forma Transactions

On July 9, 2007, Graphic entered into a transaction agreement and agreement and plan of merger (the “transaction agreement”) by and among Graphic, Bluegrass Container Holdings, LLC (“BCH”), TPG Bluegrass IV, L.P. (“TPG IV”), TPG Bluegrass IV-AIV 2, L.P. (“TPG IV-AIV”), TPG Bluegrass V, L.P. (“TPG V”), TPG Bluegrass V-AIV 2, L.P. (“TPG V-AIV”), Field Holdings, Inc. (“Field Holdings”), TPG FOF V-A, L.P. (“FOF V-A”), TPG FOF V-B, L.P. (“FOF V-B”), BCH Management, LLC (together with Field Holdings, TPG IV, TPG IV-AIV, TPG V, TPG V-AIV, FOF V-A, FOF V-B and any transferee of their interests in BCH, the “Sellers”), New Giant Corporation, a wholly-owned subsidiary of Graphic (“New Graphic”), and Giant Merger Sub, Inc., a wholly-owned subsidiary of New Graphic (“Merger Sub”). Under the terms of the transaction agreement, Merger Sub will be merged with and into Graphic (the “merger”), and Graphic will become a wholly-owned subsidiary of New Graphic. As a result of the merger, each issued and outstanding share of Graphic’s common stock will be converted into the right to receive one newly issued share of New Graphic common stock. The transaction agreement also provides for each Seller to exchange BCH equity interests owned by each Seller for newly issued shares of New Graphic common stock (the “exchange,” and together with the merger, the “transactions”). Contemporaneously with the closing of the transactions, New Graphic expects to take certain reorganization steps such that BCH will become a wholly-owned subsidiary of Graphic Packaging International, Inc., a direct, wholly-owned subsidiary of Graphic.

The effect of the transactions and post-closing reorganization is that New Graphic will directly hold all of the equity of Graphic and indirectly hold all of the equity interests of BCH. Graphic’s current stockholders will initially own approximately 59.4% of New Graphic’s common stock, while the equity holders of BCH will initially own approximately 40.6% of New Graphic’s common stock, each calculated on a fully diluted basis.

In connection with the transactions, the combined company intends to refinance the existing bank financing of Graphic and BCH. For accounting purposes, the purchase price of BCH of $1,869.1 million, including assumed debt of $1,157.0 million, is based upon the estimated fair value of 139.4 million shares of New Graphic common stock to be issued in the transactions which approximates $686.1 million plus estimated direct transaction costs to be incurred of approximately $26 million (comprised of Graphic’s financial advisory and legal fees and excluding transaction-related expenses). The estimated value of New Graphic common stock of $4.92 per share used in the calculation of the purchase price is based upon available information and management’s best estimates as of July 6, 2007. The actual fair value of New Graphic common stock and the purchase price may change subject to final valuation.

The purchase consideration of $1,869.1 million was allocated to assets acquired and liabilities assumed based on their estimated fair value as of the acquisition date. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined financial statements based on management’s estimates. The final purchase price allocation is dependent on, among other things, the finalization of asset and liability valuations. As of the date of this proxy statement/prospectus, only a preliminary valuation has been completed to estimate the fair values of the assets acquired and liabilities assumed and the related allocation of purchase price. The total estimated purchase price, calculated as described above, has been allocated to the unaudited pro forma condensed combined

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

balance sheet, to the assets acquired and liabilities assumed based on preliminary estimates of their fair values. A final determination of these fair values will reflect consideration of a final valuation. This final valuation will be based on the actual net tangible and identifiable intangible assets that existed as of the closing date of the transactions. Any final adjustment will change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements, including a change to goodwill and a change to the amortization of tangible and identifiable intangible assets. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

The preliminary allocation of the purchase consideration is as follows (in millions):

Estimated Purchase Price	$686.1
Estimated Acquisition Costs	26.0
Assumed Debt	1,157.0

Total Estimated Purchase Consideration	$1,869.1

Preliminary Allocation of Purchase Price:
Property, Plant and Equipment	703.0
Inventories	247.9
Customer Relationships	458.5
Patents and Trademarks	8.1
Other Identifiable Intangible Assets(a)	9.3
Deferred Taxes(b)	—
Other Net Assets:
Cash	85.9
Receivables, Net	207.1
Other Current Assets	13.6
Other Assets	5.1
Accounts Payable	(154.0)
Accrued Liabilities	(86.7)
Other Noncurrent Liabilities	(49.6)

Net Assets Acquired(c)	21.4
Goodwill	420.9

Total Estimated Fair Value of Net Assets Acquired	$1,869.1

(a)	Includes other identifiable intangible assets consisting of non-compete agreements of $10.1 million, favorable lease agreements of $1.2 million, and unfavorable supply contracts of $2.0 million. The non-compete agreements, which resulted from BCH’s acquisitions of CPD and the Field Companies, have estimated remaining lives of 3.2 years and annual amortization expense of $3.2 million.

(b)	Graphic recorded deferred taxes of $169.7 million as a result of the step-up in net assets. These deferred taxes were offset by the release of a corresponding amount of the valuation allowance related to deferred tax assets associated with net operating losses of Graphic. As such, there was no impact on goodwill in the purchase price allocation.

(c)	At date of acquisition, it was assumed that the book value approximated fair market value.

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 3.	Pro Forma Adjustments for the Acquisition

The unaudited pro forma condensed combined financial statements give effect to the transactions described in Note 2, as if they had occurred on September 30, 2007 for purposes of the unaudited pro forma condensed combined balance sheet and January 1, 2006 for purposes of the unaudited pro forma condensed combined statements of operations. The unaudited pro forma condensed combined statements of operations do not include any material non-recurring charges that will arise as a result of the transactions described in Note 2. Adjustments in the unaudited pro forma condensed combined financial statements are as follows:

a. This adjustment reflects the elimination of the historical equity of BCH and reflects the new equity structure of the combined company, including the following:

•	Issuance of 1,725,591 shares of common stock in payment of restricted stock units granted under the Graphic Packaging Corporation 2004 Stock and Incentive Compensation Plan (the “2004 Plan”). Such restricted stock units vest and become payable pursuant to Section 18.1(b) of the 2004 Plan upon a change of control. “Change of Control” is defined in the 2004 Plan to include an acquisition by any person of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of Graphic entitled to vote generally in the election of directors, which will occur upon the consummation of the merger and the exchange. The unaudited pro forma condensed combined statement of operations does not reflect the $4.2 million non-cash expense nor the $4.6 million cash expense for the vesting and payout of the restricted stock units, as these amounts are directly related to the transactions and are not expected to have a continuing impact on operations.

• Issuance of 139,445,038 shares of common stock to BCH at a share price of $4.92.

•	Acquisition costs of approximately $26.0 million.

Upon completion of the transactions, approximately 342.1 million shares of $0.01 par value of combined company common stock would have been outstanding as of September 30, 2007.

b. As contemplated by the commitment letter between Graphic and each of Bank of America, N.A., Goldman Sachs Credit Partners, L.P. and JPMorgan Chase Bank, N.A., the combined company intends to refinance the existing bank financing of Graphic and BCH as follows (in millions):

		Refinanced
		Pro Forma Combined
	Existing Combined	Debt at
	Debt at September 30, 2007	September 30, 2007

Bank financing	$2,196.5	$2,196.5
Senior and senior subordinated notes	850.0	850.0
Revolving credit facilities	50.0	8.1
Other debt	10.2	10.2

Total	$3,106.7	$3,064.8

Refinanced pro forma combined debt at September 30, 2007 is classified in the unaudited pro forma condensed combined balance sheet as follows:

Short-term debt	$29.3
Long-term debt	3,035.5

Total debt	$3,064.8

The pro forma adjustments reflect the refinancing of the combined company’s bank financing, including the write-off of unamortized debt issuance costs of $36.8 million (representing a write-off of $16.8 million and $20.0 million of Graphic and BCH unamortized debt issuance costs, respectively), and the repayment of

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

$41.9 million of combined debt which is reflected as a reduction to other assets and cash in the combined balance sheet at September 30, 2007; and the recognition of new debt issuance costs related to the refinancing of $18 million which is reflected as an increase to other assets in the combined balance sheet at September 30, 2007. The new debt issuance costs of $18 million will be amortized using either the effective interest or straight line method depending on the debt instrument to which the costs pertain. Note that the unaudited pro forma condensed combined statement of operations do not reflect the $16.8 million impact of the write-off of the unamortized debt issuance costs as the amount is directly related to the transactions and is not expected to have a continuing impact on operations. Further, the $20.0 million of BCH unamortized debt issuance costs were assigned a fair value of zero in the purchase price allocation and thus are reflected in goodwill because the combined company would not receive any benefits from these costs. As such, there is no impact to the unaudited pro forma condensed combined statement of operations.

The pro forma interest expense adjustments reflect an average variable interest rate of LIBOR +2.25% for the combined company’s new bank debt. The pro forma cash interest savings of $9.5 million and $15.4 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, were increased by the lower amortization of debt issue costs of $5.7 million and $7.3 million, respectively. A 0.125% change in the assumed variable interest rate related to the bank financing, without taking interest rate hedges into account, would change annual pro forma interest expense by approximately $3 million. The total blended interest rate utilized in the pro forma adjustments approximated 8%.

c. During the periods presented, Graphic sold coated unbleached kraft (“CUK”) folding boxboard to BCH for use in certain cartons manufactured by BCH. This pro forma adjustment eliminates the sales and cost of goods sold and the respective accounts receivable and accounts payable related to these transactions.

d. Represents a $18.1 million step-up in inventory basis to fair market value of inventories acquired in the transactions. The pro forma combined statement of operations does not reflect the impact on cost of sales of an increase of $18.1 million of the estimated purchase accounting adjustment to value inventories at estimated selling prices less the sum of costs of disposal and a reasonable profit allowance for the selling effort. The amount is directly related to the transactions and is not expected to have a continuing impact on New Graphic’s operations. Note that as a result of the Field acquisition by BCH, BCH recognized a step-up in inventory basis to fair market value in the amount of $7.6 million, which is recorded as cost of sales in the historical financial statements of the Successor during the period from July 1, 2006 to December 31, 2006.

e. Property, plant and equipment acquired in the transactions were stepped-up by $82.4 million to fair market value at September 30, 2007. This adjustment of $82.4 million will be depreciated on a straight-line basis over the remaining useful life of the respective assets, which ranges from 3 years to 15 years. The incremental depreciation expense related to the fair market value adjustment approximates $6.9 million and $9.2 million for the nine month period ended September 30, 2007 and the year ended December 31, 2006, respectively, and is reflected in cost of sales in the statements of operations.

f.	The fair market value of acquired intangible assets was adjusted as follows at September 30, 2007:

Customer Relationships	$344.1
Trademarks and Patents	2.6
Lease and Supply Contracts	2.2

Total fair market value adjustment to intangible assets at September 30, 2007	$348.9

This adjustment of $348.9 million will be amortized on a straight-line basis over the remaining useful life of 16 years for customer relationships, 4 years for trademarks and patents, and the remaining contractual period for the lease and supply contracts. Incremental amortization expense recorded for the transactions was $17.6 million and $23.4 million for the nine month period ended September 30, 2007 and the year ended December 31, 2006, respectively, and is reflected in cost of sales and selling, general and administrative in the

NEW GIANT CORPORATION

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

statements of operations. In addition, as a result of the transactions, goodwill, which has an indefinite life, is estimated to be $420.9 million, which results in an adjustment of $50.2 million.

g. Represents the estimated tax effect of the pro forma adjustments at a statutory rate of approximately 38.2%. All current federal tax expense has been fully offset by the utilization of Graphic net operating loss carryovers. This also results in a corresponding reduction of Graphic’s deferred tax valuation allowance. Graphic has recorded the valuation allowance because it is more likely than not that the deferred tax asset will not be realized.

Note 4.	Unaudited Pro Forma Loss Per Share

The following table sets forth the computation of unaudited pro forma basic and diluted loss per share (in millions, except for per share information):

	Year Ended			Nine Months Ended
	December 31, 2006			September 30, 2007
			Per share			Per Share
	Loss	Shares	Amount	Loss	Shares	Amount
Loss per basic share	$(151.8)	342.2	$(0.44)	$(59.2)	342.8	$(0.17)
Loss per diluted share	$(151.8)	342.2	$(0.44)	$(59.2)	342.8	$(0.17)

Shares utilized in the calculation of pro forma basic and diluted loss per share are as follows:

		Nine Months
	Year Ended	Ended
In millions of shares	December 31, 2006	September 30, 2007

Weighted average Graphic shares outstanding	201.1	201.7
Shares issued in the transactions	139.4	139.4
Shares issued for restricted stock units	1.7	1.7

Total	342.2	342.8

Other potentially dilutive securities consisting of stock options, totaling 12.7 million and 14.9 million for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, were excluded from the per share calculations above, because of their anti-dilutive effect.

INFORMATION ABOUT GRAPHIC PACKAGING CORPORATION

Graphic is a leading provider of paperboard packaging solutions for a wide variety of products to multinational food, beverage and other consumer products companies. Graphic strives to provide its customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on its low-cost paperboard mills and converting plants, its proprietary carton designs and packaging machines, and its commitment to customer service.

Graphic focuses on providing a range of paperboard packaging products to major companies with well-recognized brands. Its customers generally have prominent market positions in the beverage, food and household products industries. Graphic offers customers its paperboard, cartons and packaging machines, either as an integrated solution or separately. Graphic has long-term relationships with major companies, including Kraft Foods, Inc., Anheuser-Busch Companies, Inc., General Mills, Inc., SABMiller plc., Molson Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies.

This proxy statement/prospectus incorporates important business and financial information about Graphic from other documents that are not included or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference in this proxy statement/prospectus, see “Where You Can Find More Information.”

INFORMATION ABOUT BLUEGRASS CONTAINER HOLDINGS, LLC
AND ALTIVITY PACKAGING, LLC

Overview

Bluegrass Container Holdings, LLC is a privately-held holding company that conducts no operations and its only material asset is its membership interest in Altivity Packaging, LLC (“Altivity”). Altivity, headquartered in the Chicago, Illinois area, is a provider of packaging solutions, including folding cartons and paperboard, multi-wall bags, flexible packaging and labels. The end-markets for Altivity’s products are primarily consumer oriented, which provides stability and long-term predictable growth. Altivity has approximately 7,900 employees and owns 6 boxboard mills, 23 folding carton plants, 12 multi-wall bag and specialty facilities, 10 flexible packaging and labels facilities and 5 ink facilities.

Across its businesses, Altivity provides packaging solutions to customers in the consumer packaged goods, agriculture, pet care, building materials and chemicals industries. These end-markets are generally characterized by stable and predictable demand growth. Key demand drivers in these markets include rising disposable income levels and increased consumption of non-durable goods among consumers.

Altivity’s customer base includes a number of well-known, blue-chip companies. As these large consumer product companies have increasingly focused on product positioning as a differentiating factor on retail shelves, packaging has become an integral part of a product’s merchandising strategy. Effective packaging communicates quality, product attributes, product differentiation, and brand identification to potential customers. Across all segments, Altivity works closely with its customers in the early stages of product development to engineer and create innovative packaging solutions.

Altivity’s business includes three major segments:

•	Folding Cartons & Paperboard

•	Multi-wall Bags

•	Flexible Packaging/Labels

Folding Cartons & Paperboard

Altivity’s folding cartons and paperboard segment is an integrated folding carton platform with a long history of delivering value-added packaging solutions to a roster of well-known customers. Altivity offers customers one of the industry’s widest ranges of converted boxboard products made from a complete array of recycled and virgin boxboard grades.

The segment’s folding carton operations include a national network of 23 converting facilities, strategically located to enable timely product delivery and exemplary customer service to customers. The integrated business is supported by Altivity’s six low-cost coated recycled boxboard mills.

The low-cost paperboard mills house seven paper machines and produce approximately 715,000 tons annually, making it among the largest paperboard production bases in North America. Altivity’s scale in paperboard production enables optimization across facilities and provides savings through procurement and freight, as well as supply chain reliability for customers.

The segment is a major supplier to the cereal/dry food, cookie and cracker, bakery goods, soap and detergent and facial tissue end-markets.

Multi-wall Bags

Altivity’s multi-wall bags business is the leading supplier of multi-wall bags in North America. Altivity produces approximately 1.1 billion bags annually and operates 12 multi-wall bag and specialty plants that print, fold and glue paper into packaging. Altivity and its predecessors have made significant investments over the past four years to install state-of-the-art equipment at major plants to expand the business’s ability to manufacture a full range of products.

In addition to a full range of products, Altivity provides multi-wall bag customers with value-added graphical and technical support, customized packaging equipment solutions and packaging workshops to help educate customers.

Altivity’s multi-wall bag facilities are strategically located throughout the U.S., allowing it to provide a high level of service to customers, minimize freight and logistics costs, improve order turnaround times and improve supply chain reliability. Furthermore, with relatively comparable manufacturing lines in each of the major facilities, Altivity has the capacity and the flexibility to manufacture all of its primary multi-wall bag product lines at each location.

The Altivity multi-wall bag business had traditionally provided packaging for low-cost, bulk-type commodity products. However, with the continuing evolution of materials management, bag construction, and distribution systems, the business has gained access to end-markets in which higher-value products are now being packaged in multi-wall bags. For example, today’s applications include custom-designed barriers (caustic soda), variable package sizes for varying product weights and increasingly higher quality graphics for enhanced consumer appeal. The business provides customers in a wide variety of end-markets with high-end graphical printing solutions that enable Altivity to grow with its customers.

Flexible Packaging/Labels

Flexible Packaging

Altivity’s flexible packaging segment operates five modern and technologically competitive manufacturing plants in North America and produces products such as shingle wrap, batch inclusion bags and film, retort pouches (such as meals ready to go), medical test kit and transdermal patch overwraps, multilayer laminations for hard-to-hold products (such as iodine) and plastic bags and films for building materials (such as ready-mix concrete).

Altivity’s flexible packaging business has an established position in end-markets for food products, pharmaceutical and medical products, personal care, industrial, pet food and pet care products, horticulture and military and commercial retort pouches. With the capacity to extrude up to seven layers of multi-layer films and state-of-the-art printing capabilities, the business is ideally positioned to service a variety of niche flexible packaging applications such as stand-up pouches, condiment containers for the fast food industry and plastic valve and shipping sacks.

Altivity’s flexible packaging manufacturing facilities consist of four U.S. and one Canadian based operation. These plants offer flexographic and rotogravure printing, thermoforming and barrier coating, mono layer and co-extruded films, extrusion lamination, adhesive lamination both stand alone and in-line with flexographic printing, polyethylene bags and rolls, shipping sacks and valve bags.

Labels

Altivity’s labels business focuses on two product lines: heat transfer labels and litho labels. As a result of recent investments, Altivity has penetrated new markets such as shrink sleeve, pressure sensitive and in-mold labels.

Altivity’s labels plants in St. Charles, Illinois, Norwood, Ohio and Greensboro, North Carolina feature state-of-the-art lithographic printing presses, including eight color sheet-fed and roll-to-roll equipment that produce both cut and stack, pressure sensitive and heat transfer labels. The labels business can provide customers with high quality labels utilizing virtually any technology application.

Altivity’s labels business includes “cut & stack” labels and pressure sensitive labels which are predominantly sold to food product manufacturers and industrial and household product manufacturers. Finally, heat transfer labels are commonly used in health and beauty applications, as well as in food, beverage, household and automotive markets.

Competition

Although a relatively small number of large competitors hold a significant portion of the paperboard packaging industry, Altivity’s business is subject to strong competition. Altivity’s primary competitors include, in the folding cartons and paperboard segment, Rock-Tenn Company, International Paper Company, Caraustar Industries, Inc., MeadWestvaco, Simkins-Hallin Lumber Company, The Specialized Packaging Group, Inc., White Pigeon Paper Company, The Newark Group and Cascades Inc., and in the multi-wall bag segment, Hood Packaging Corporation, Exopack LLC, Bemis Company, Inc., Mondi Group and Mid-America Paper Recycling Co. Additionally, Altivity faces increasing competition from products imported from Asia and South America.

There are a large number of producers in the paperboard markets, which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of price, strength and printability of their paperboard, quality and service.

Energy and Raw Materials

Paper board, natural kraft, recycled fiber and other paper substrates, poly sheeting and plastic resins used in the manufacture of folding cartons and coated recycle paperboard, multi-wall bags, flexible packaging and labels, as well as various chemicals used to produce coated recycled paperboard represent the largest components of Altivity’s variable costs of production. The cost of these materials is subject to market fluctuations caused by factors largely beyond Altivity’s control.

Folding Carton

The majority of external board purchases are acquired through long term arrangements with major industry suppliers including Smurfit Stone Container Corporation, MeadWestvaco, Georgia-Pacific LLC and International Paper Company. The folding carton business also purchases a variety of other raw materials and supplies for the converting operations, including adhesives, inks and coatings, and printing press consumables such as plates and blankets. These materials are purchased from a diverse supplier base that includes both direct manufacturers and select third-party distributors under a range of short-term and longer-term contractual agreements.

Mills

Altivity’s coated recycled board is made from 100% recycled fiber that is currently sourced primarily through a supply agreement with Smurfit Stone Container Corporation. Altivity believes that this agreement provides better stability in its long-term fiber supply relative to its competitors. In addition, ready-access to a consistent, stable and familiar fiber source results in increased manufacturing efficiencies and a more consistent level of coated recycled product quality.

The mills also purchase a variety of other raw materials and chemicals such as latex, kaolin and titanium dioxide from a diversified base of suppliers. Altivity has secured access to these materials under a variety of mid to long-term contracts and enjoys a long-standing relationship with a majority of its supplier base.

Multi-wall

The multi-wall bag operations use a combination of natural Kraft, high performance, bleached, metallic and clay coated papers in its converting operations. The paper is supplied directly through North American paper mills, including Smurfit Stone Container Corporation, KapStone Kraft Paper Corporation, Georgia-Pacific LLC, Fraser Papers, Tolko Industries Ltd. and Canfor Corporation, under supply agreements that are typically reviewed annually.

Flexible/Label

The flexible packaging group currently purchases the majority of its primary raw material of polyethylene resins or additives from Equistar Chemical Company, Dow Chemical Canada, Inc., AT Plastics, Inc., Nova Chemicals, Spartech Plastics and Pliant Corp. Other key material purchases include films, such as nylon, both saran coated and not, polyester film, metallized polyester film, polypropylene films for retort pouch packaging, aluminum foil, inks and adhesives that are secured through a variety of short and mid-term agreements.

The label group purchases its primary raw materials, which includes heat transfer papers and coated one-side and two-side papers from a limited number of suppliers. In addition, the group purchases wet strength and metallized paper for specific, niche label applications and shrink sleeve film substrates through short and mid-term agreements.

Energy, including natural gas, fuel oil and electricity, represents a significant portion of Altivity’s manufacturing costs. Altivity has entered into contracts designed to manage risks associated with future variability in cash flows and price risk related to future energy cost increases for a portion of its natural gas requirements, primarily at its U.S. mills through March 31, 2008. Altivity plans to continue its hedging program for natural gas as discussed in Note 10 in the Notes to BCH’s Consolidated Financial Statements included herein.

Altivity purchases a variety of other raw materials for the manufacture of its products, such as inks, aluminum foil, plastic filling, plastic resins, adhesives, process chemicals and coating chemicals such as kaolin and titanium dioxide. While such raw materials are generally readily available from many sources, and Altivity is not dependent upon any one source of such raw materials, Altivity has developed strategic long-standing relationships with some of its vendors, including the use of multi-year supply agreements, in order to provide a guaranteed source of raw materials that satisfies customer requirements.

Altivity is negatively impacted by inflationary pressures, including higher costs for energy, chemical-based inputs and freight. Since negotiated contracts and the market largely determine the pricing for its products, Altivity is at times limited in its ability to pass through to its customers any inflationary or other cost increases that Altivity incurs.

Seasonality

Altivity’s net sales, income from operations and cash flows from operations are subject to moderate seasonality, with demand usually increasing in late summer and early fall due to the seasonality of the folding carton business.

Research, Development and Engineering

Altivity’s research and development staff works directly with its sales and marketing personnel in meeting with customers and pursuing new business. Altivity’s development efforts include, but are not limited to, new product and innovation teams to assist in working with customers, sales, marketing and manufacturing to develop new package features, modifications and designs; technical assistance to provide test programs for new or existing packages to provide recommendations for performance packaging modifications, product fitness for use and shelf life improvements and to determine package construction and design; addressing customers’ questions related to the compliance of Altivity’s products to federal, state and local regulations; production of samples for marketing evaluation, checking the package size or other evaluations; and assistance to identify and quantify the key characteristics of materials which affect product and package performance.

Patents and Trademarks

As of December 31, 2006, Altivity had a large patent portfolio, presently owning, controlling or holding rights to more than 61 U.S. and foreign patents, with more than 30 U.S. and foreign patent applications currently pending. Altivity’s patent portfolio consists primarily of patents relating to packaging machinery, structural carton designs, multi-wall bag packaging and manufacturing methods. These patents and processes are significant to Altivity’s operations and are supported by trademarks such as Alti-Kraft®, Alti-Print®, Cap-Sac®, DI-NA-Cal®, Force Flow®, Kitchen Master®, Lithoflute®, Lustergrip®, Master Impressions®, Master Coat®, Peel Pak®, Shape FX®, Soni-Lok®, Soni-Seal®, and The Yard Master®. Altivity takes significant steps to protect its intellectual property and proprietary rights. Altivity does not believe that the expiration of any of its patents at the end of their normal lives will have a material adverse effect on its financial condition or results of operations, and Altivity’s operations are not dependent upon any single patent or trademark.

Employees and Labor Relations

As of December 31, 2006, Altivity had approximately 7,900 employees worldwide (excluding employees of joint ventures), of which approximately 59% were represented by labor unions and covered by collective bargaining agreements. Altivity considers its employee relations to be satisfactory.

Certain employees in the U.S. are covered by collective bargaining agreements at 35 different sites with 49 union contracts. Altivity has contracts with International Brotherhood of Teamsters (“IBT”), International Association of Machinists (“IAM”), International Brotherhood of Firemen and Oilers (“IBFO”), United Food and Commercial Workers International Union (“UFCW”), International Union of Operating Engineers (“IUOE”), United Steelworkers Union (“USW”), International Brotherhood of Electrical Workers (“IBEW”), Communication, Energy and Paperworkers Union of Canada (“CEP”), and Sindicato de Trabajadores de Industrias, which are summarized below:

Type of Facility and Location	Name of Union	Expiration of Agreement

Paperboard Mill:
Pekin, IL	USW	October 31, 2005
Middletown, OH	USW	June 1, 2008
Battlecreek MI	IBT	April 2, 2010
Battlecreek MI	IAM	April 2, 2010
Battlecreek MI	IBEW	April 2, 2010
Battlecreek MI	IUOE	April 2, 2010
Wabash, IN	USW	June 19, 2010
Philadelphia, PA	IBFO	June 19, 2010
Philadelphia, PA	IUOE	June 19, 2010
Philadelphia, PA	USW	June 19, 2010
Santa Clara, CA	IBT	August 31, 2010

Type of Facility and Location	Name of Union	Expiration of Agreement

Folding Cartons:
Queretaro, MX	Sindicato de Trabajadores	March 1, 2008
Fort Wayne, IN	IBT	April 30, 2008
Middletown, OH	USW	June 1, 2008
Carol Stream, IL	IBT	June 1, 2008
Pacific Carton, MO	IBT	July 31, 2008
Stone Mountain, GA	IBT	September 15, 2008
Muncie, IN	IBT	October 8, 2008
Valley Forge, PA	IBFO	June 19, 2009
Valley Forge, PA	USW	June 19, 2009
Solon, OH	USW	June 19, 2009
Morris, IL	USW	July 1, 2009
Muncie, IN	UFCW	August 1, 2009
Greensboro, NC	IBT	November 15, 2009
Santa Clara, CA	IBT	August 31, 2010
Middletown, OH	IBT	August 31, 2010
Irvine, CA	IBT	August 31, 2010
Fort Wayne, IN	IBT	February 19, 2011
Renton, WA	IBT	February 28, 2011
Renton, WA	IBT	April 30, 2011
Carol Stream, IL	IAM	May 2, 2011

Multi-wall Bags:
Salt Lake City, UT	IBT	June 15, 2010
Wellsburg, WV	USW	May 14, 2008
Cantonment, FL	USW	August 31, 2008
New Philadelphia, OH	USW	October 1, 2008
Kansas City, MO	USW	October 31, 2008
Arcadia, LA	USW	March 31, 2009
Louisville, KY	IBT	October 10, 2009
Jacksonville, AR	USW	November 1, 2009
Cantonment, FL	USW	December 31, 2009

Flexible Packaging/Labels/Ink:
Hodge, LA	USW	September 30, 2007
Brampton Ontario, CN	CEP	February 1, 2009
St. Charles, IL	IBT	July 2, 2008
St. Charles, IL	IBT	April 30, 2009
St. Charles, IL	IBT	November 1, 2009
Indianapolis, IN	IBT	June 30, 2011
Bellwood/Riverdale, IL	IBT	June 30, 2008
Elk Grove Village, IL	USW	September 30, 2008
Norwood, OH	USW	March 7, 2009

Note: Altivity’s international employees are represented by unions in Brampton, Ontario, Canada and Queretaro, Mexico.

Environmental Matters

Altivity is subject to federal, state and local environmental regulations and employs a team of professionals in order to maintain compliance at each of its facilities. For additional information on the financial effects of such regulation and compliance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bluegrass Container Holdings, LLC and Altivity Packaging, LLC — Environmental Matters.”

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GRAPHIC PACKAGING CORPORATION

Please see Graphic’s Current Report on Form 8-K filed November 27, 2007, and its quarterly report on Form 10-Q for the quarterly period ended September 30, 2007, each as filed with the SEC and incorporated herein by reference, for Graphic’s historical consolidated financial data as of December 31, 2006 and 2005 and September 30, 2007, and for each of the years in the three-year period ended December 31, 2006 and for each of the nine-month periods ended September 30, 2007 and 2006, and for management’s discussion and analysis of Graphic’s consolidated financial condition and results of operations as of such dates and for such periods. Please also see “Summary Historical and Unaudited Pro Forma Condensed Consolidated/Combined Financial Data — Summary Historical Consolidated Financial Data of Graphic.”

BLUEGRASS CONTAINER HOLDINGS, LLC AND ALTIVITY PACKAGING, LLC

The following discussion and analysis should be read in conjunction with the audited and unaudited consolidated financial statements and related notes thereto, each of which are included elsewhere in this proxy statement/prospectus. Unless otherwise noted, all of the financial information in this discussion is consolidated financial information for the Successor or the Predecessor (as defined below). The forward-looking statements in this discussion, expectations regarding future performance, liquidity and capital resources and other non-historical statements in this discussion are subject to numerous risks and uncertainties including, but not limited to, those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Actual results may differ materially from those contained in any forward-looking statements.

Overview of Business

Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of Bluegrass Container Holdings, LLC (“BCH”), purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”) on June 30, 2006. BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). On August 16, 2006, Bluegrass completed the acquisition of substantially all of the assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership and Field Container Management Corporation, a Delaware corporation (the “Field Companies”) (the “Field acquisition”).

Across its businesses, Altivity provides packaging solutions to customers in the consumer packaged goods, agriculture, pet care, building materials and chemicals industries. These end-markets are generally characterized by stable and predictable demand growth. Key demand drivers in these markets include rising disposable income levels and increased consumption of non-durable goods among consumers.

Altivity’s customer base includes a number of well-known, blue-chip companies. As these large consumer product companies have increasingly focused on product positioning as a differentiating factor on retail shelves, packaging has become an integral part of a product’s merchandising strategy. Effective packaging communicates quality, product attributes, product differentiation, and brand identification to potential customers. Across all segments, Altivity works closely with its customers in the early stages of product development to engineer and create innovative packaging solutions.

Altivity generates revenues primarily through the sales of packaging solutions primarily for consumer oriented end-markets. Altivity produces a broad offering of high quality coated boxboard, paper and plastic based packaging products from a nationwide manufacturing base that includes 23 folding carton facilities, 6 coated and uncoated recycled boxboard mills, 12 multi-wall bag and specialty plants and 10 flexible packaging and label facilities and 5 ink facilities.

Objective and Strategy

Altivity’s objective is to strengthen its position as a leading provider of coated recycled paperboard, folding carton and multi-wall packaging and to continue to grow its flexible and label packaging businesses. To achieve this objective, Altivity offers a solutions-oriented approach in each individual business and as an integrated company-wide platform where ideas and technology are shared across the organization. Altivity is also implementing strategies (i) to identify target markets and expand market share where there exists a competitive advantage and penetrate new markets through innovation; (ii) to capitalize on Altivity’s customer relationships and utilize these relationships to expand and grow in business segments where there is currently no sales activity; (iii) to develop and market innovative products and applications; and (iv) to continue to reduce costs by focusing on operational improvements through lean manufacturing principles.

Significant Factors That Impact the Company’s Business

Altivity’s ability to fully implement its strategies and achieve its objective may be influenced by a variety of factors, many of which are beyond its control, such as inflation of raw material and other costs, which Altivity cannot always pass through to its customers, the effect of overcapacity in the worldwide paperboard packaging industry and alternative packaging solutions and capabilities beyond Altivity’s current reach.

Impact of Inflation.  Altivity’s cost of sales consists primarily of purchased paperboard, paper, plastic films and resins, recycled fibers, foil, energy (including natural gas, fuel oil and electricity), labor and depreciation expense. Altivity was negatively impacted by inflationary pressures which increased year over year costs by $23.1 million and $27.1 million in 2006 and 2005, respectively. The 2006 cost increases are primarily related to labor and related benefits, freight, chemical-based inputs, and maintenance costs. Altivity has entered into contracts designed to manage risks associated with future variability in cash flows caused by changes in the price of natural gas. Altivity has hedged approximately 90% and 12% of its expected natural gas usage for the years 2007 and 2008, respectively. Altivity believes that inflationary pressures, including higher costs for recycled fiber and chemical-based inputs and energy costs will continue to impact its results in 2007 and 2008. Altivity has had reasonable success in negotiating price increases that pass through to its customers some of the inflationary or other cost increases that Altivity has incurred.

Commitment to Cost Reduction.  In light of increasing margin pressure throughout Altivity’s business segments, Altivity has continuous improvement programs in place designed to reduce costs, improve productivity and increase profitability. Altivity has recently implemented lean manufacturing techniques aimed at reducing and eliminating waste in all aspects of variable and fixed manufacturing and administrative costs.

Competition and Market Factors.  As many products can be packaged in different types of materials, Altivity’s folding carton and paperboard sales are affected by competition from other manufacturers’ coated, recycled boxboard, coated unbleached kraft paperboard, or CUK board, and other substrates — solid bleached sulfate, or SBS, recycled clay coated news, or CCN, and, internationally, white lined chipboard, or WLC, and folding boxboard, or FBB. Substitute products also include shrink film and corrugated containers. Multi-wall packaging has also been impacted by alternative packaging such as intermediate bulk containers, plastics and woven polypropylene packaging. In addition, Altivity’s sales historically are driven by consumer buying habits in the markets its customers serve. New product introductions and promotional activity by Altivity’s customers and Altivity’s introduction of new packaging products also impact its sales. Lastly, Altivity’s net sales, income from operations and cash flows from operations are subject to moderate seasonality, with demand usually increasing in late summer and early fall due to the seasonality of consumer product companies that it serves in the gift box market.

Altivity works to maintain market share through efficiency, product innovation and strategic sourcing to its customers; however, pricing, bid activity and other competitive pressures may result in the loss of a customer relationship.

Results of Operations

Year ended December 31, 2006 Predecessor and Successor Results of Operations — Combined Non-GAAP

The following table presents the combined results of operations, consolidated and by segment, for the year ended December 31, 2006. The results of the Predecessor, for the period January 1, 2006 to June 30, 2006, and the Successor, for the period July 1, 2006 to December 31, 2006 were combined.

Generally accepted accounting principles in the United States (“U.S. GAAP”) do not allow for such combination of the financial results of the Predecessor and the Successor and this approach yields results that are not comparable on a period-by-period basis due to the new basis of accounting established at the date of the CPD acquisition. BCH believes the combined results provide the most meaningful way to comment on the results of operations for the year ended December 31, 2006 compared to the prior year because discussion of a partial period consisting of the period from July 1, 2006 to December 31, 2006 compared to the year ended December 31, 2005 would not be meaningful. The combined information is the result of adding the Successor and the Predecessor columns below and does not include any pro forma assumptions or adjustments.

The Combined Non-GAAP financial statements represent the combined results of two distinct organizations, management teams, cost structures and operations. Specifically, the Predecessor was a division of a large publicly traded company. The Successor is comprised of this division and the Field Companies, which were privately held. The results of the Field Companies are included for the period from August 16, 2006 through December 31, 2006. The Successor statements also include the impact of purchase accounting which, includes incremental cost of sales associated with the adjustment of inventory and fixed assets to fair value and other incremental costs associated with the valuation of intangibles. The impacts of purchasing accounting adjustments and the Field acquisition creates an inconsistency when comparing year over year results as well as the results of the Predecessor and Successor for the year ending 2006.

The combination of the financial statements of the Predecessor and Successor provides for a more meaningful discussion of results and past trends by providing investors with a full year of results of operations for the combined company, including the results of the Field Companies since their acquisition.

			Combined
	Successor	Predecessor	Non-GAAP
	July 1, 2006 to	January 1, 2006 to	Year Ended
	December 31, 2006	June 30, 2006	December 31, 2006
	In millions
Net Sales	$964.2	$789.4	$1,753.6
Cost of Sales	881.3	699.0	1,580.3
Selling, General and Administrative	89.7	75.4	165.1
(Gain) Loss on Sale of Assets	—	(0.1)	(0.1)

Income (Loss) from Operations	(6.8)	15.1	8.3
Interest Income	2.7	—	2.7
Interest Expense	(48.5)	(0.6)	(49.1)
Other (Expense) Income, Net	(0.4)	—	(0.4)

Income (Loss) before Income Taxes	(53.0)	14.5	(38.5)
Income Tax Expense	0.5	5.8	6.3

Net (Loss) Income	$(53.5)	$8.7	$(44.8)

Segment Information

BCH reports its results in three business segments: folding carton and paperboard, multi-wall bag and flexible packaging/label. The following tables represent the results of operations of the Predecessor and the Successor, respectively, on a consolidated basis and by segment for the period from January 1, 2006 to June 30,

2006, and for the period from July 1, 2006 to December 31, 2006 and the combination of the results for these periods, as well as the results of the Predecessor for the periods ended December 31, 2005 and 2004.

Corporate expenses of the Predecessor were allocated to the segments. Subsequent to the CPD acquisition, corporate expenses and other business activities not separately reportable as segments have been combined in the corporate/other segment category.

			Combined
	Successor	Predecessor	Non-GAAP
	July 1, 2006 to	January 1, 2006 to	Year Ended
	December 31, 2006	June 30, 2006	December 31, 2006
	In millions
Net Sales:
Folding Carton and Paperboard	$607.0	$443.4	$1,050.4
Multi-Wall Bag	238.8	233.4	472.2
Flexible Packaging/Label	107.0	112.6	219.6
Corporate/Other	11.4	—	11.4

Total	$964.2	$789.4	$1,753.6
Income (Loss) from Operations:(a)
Folding Carton and Paperboard	$43.9	$4.6	$48.5
Multi-Wall Bag	24.4	6.7	31.1
Flexible Packaging/Label	4.1	3.8	7.9
Corporate/Other	(79.2)	—	(79.2)

Total	$(6.8)	$15.1	$8.3

(a)	Income (loss) from operations differs from segment profit as disclosed in Note 17 in the notes to BCH’s consolidated financial statements included in this proxy statement/prospectus. Segment profit as disclosed in BCH’s consolidated financial statements includes the allocation of interest expense and non-operating expense.

The following supplemental tables present the combined results of operations, consolidated and by segment, for the nine months ended September 30, 2007. The results of the Predecessor, for the period January 1, 2006 to June 30, 2006, and the Successor, for the period July 1, 2006 to September 30, 2006 were combined.

U.S. GAAP does not allow for such combination of the financial results of the Predecessor and the Successor and this approach yields results that are not comparable on a period-by-period basis due to the new basis of accounting established at the date of the CPD acquisition. BCH believes the combined results provide the most meaningful way to comment on the results of operations for the nine months ended September 30, 2007 compared to the prior year because discussion of a partial period consisting of the period from July 1, 2006 to September 30, 2006 would not be meaningful. The combined information is the result of adding the Successor and the Predecessor columns below and does not include any pro forma assumptions or adjustments.

			Combined
			Non-GAAP
	Successor	Predecessor	Nine Months
	July 1, 2006 to	January 1, 2006 to	Ended
	September 30, 2006	June 30, 2006	September 30, 2006
	In millions
Net Sales	$463.0	$789.4	$1,252.4
Cost of Sales	416.0	699.0	1,115.0
Selling, General and Administrative	37.0	75.4	112.4
Gain on Sale of Assets	—	(0.1)	(0.1)

Income from Operations	10.0	15.1	25.1
Interest Income	1.4	—	1.4
Interest Expense	(23.4)	(0.6)	(24.0)
Other Income, Net	1.0	—	1.0

(Loss) Income before Income Tax Expense	(11.0)	14.5	3.5
Income Tax Expense	0.3	5.8	6.1

Net (Loss) Income	$(11.3)	$8.7	$(2.6)

			Combined
			Non-GAAP
	Successor	Predecessor	Nine Months
	July 1, 2006 to	January 1, 2006 to	Ended
	September 30, 2006	June 30, 2006	September 30, 2006
	In millions
Net Sales:
Folding Carton and Paperboard	$284.0	$443.4	$727.4
Multi-Wall Bag	120.7	233.4	354.1
Flexible Packaging/Label	56.0	112.6	168.6
Corporate/Other	2.3	—	2.3

Total	$463.0	$789.4	$1,252.4
Income (Loss) From Operations:
Folding Carton and Paperboard	$21.3	$4.6	$25.9
Multi-Wall Bag	9.2	6.7	15.9
Flexible Packaging/Label	3.6	3.8	7.4
Corporate/Other	(24.1)	—	(24.1)

Total	$10.0	$15.1	$25.1

Business segment information is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
		Combined	Combined
	Successor	Non-GAAP	Non-GAAP	Predecessor	Predecessor
	2007	2006	2006	2005	2004
	In millions

Net Sales:
Folding Carton and Paperboard	$987.1	$727.4	$1,050.4	$903.1	$868.0
Multi-Wall Bag	354.5	354.1	472.2	469.3	478.5
Flexible Packaging/Label	169.3	168.6	219.6	212.0	194.7
Corporate/Other	16.8	2.3	11.4	—	—

Total	$1,527.7	$1,252.4	$1,753.6	$1,584.4	$1,541.2

Income (Loss) From Operations:
Folding Carton and Paperboard	$90.2	$25.9	$48.5	$23.2	$27.5
Multi-Wall Bag	25.0	15.9	31.1	18.4	21.6
Flexible Packaging/Label	15.5	7.4	7.9	11.8	14.0
Corporate/Other	(64.9)	(24.1)	(79.2)	—	—

Total	$65.8	$25.1	$8.3	$53.4	$63.1

Nine Months Ended September 30, 2007 Compared with Nine Months Ended September 30, 2006

Net Sales

	Nine Months Ended September 30,
		Combined
	Successor	Non-GAAP	Increase	Percent
	2007	2006	(Decrease)	Change
	In millions

Folding Carton and Paperboard	$987.1	$727.4	$259.7	35.7%
Multi-Wall Bag	354.5	354.1	0.4	0.1%
Flexible Packaging/Label	169.3	168.6	0.7	0.4%
Corporate/Other	16.8	2.3	14.5	n.m.

Total	$1,527.7	$1,252.4	$275.3	22.0%

  n.m. not meaningful

Net sales in the folding carton and paperboard segment increased $259.7 million compared to the nine months ended September 30, 2006 due primarily to the Field acquisition, which accounted for $250.8 million of the increase. In addition, improved pricing in the folding carton and paperboard segment helped offset increases in recycled fiber costs. Higher unit volumes in both folding carton and paperboard also positively impacted overall sales. Multi-wall bag net sales increased $0.4 million compared to the nine months ended September 30, 2006 due in part to the impact of the pass-through to customers of paper price increases offset by a softening in sales of building products. Net sales in the flexible packaging/label segment increased $0.7 million compared to the nine months ended September 30, 2006 due in part to the introduction of a new line of industrial building products offset by a slight decline in label volumes. The increase in corporate/other net sales of $14.5 million represents sales in the ink business acquired as part of the Field acquisition.

Income (Loss) From Operations

	Nine Months Ended September 30,
		Combined
	Successor	Non-GAAP	Increase	Percent
	2007	2006	(Decrease)	Change
	In millions

Folding Carton and Paperboard	$90.2	$25.9	$64.3	n.m.
Multi-Wall Bag	25.0	15.9	9.1	n.m.
Flexible Packaging/Label	15.5	7.4	8.1	n.m.
Corporate/Other	(64.9)	(24.1)	(40.8)	n.m.

Total	$65.8	$25.1	$40.7	n.m.

  n.m. not meaningful

Income from operations in the folding carton and paperboard segment increased $64.3 million compared to the nine months ended September 30, 2006. The Field acquisition accounted for $28.7 million of the increase. Income from operations in the base business improved partially due to improved pricing, offset in part by inflationary increases in recycled fiber costs. Cost reduction programs, including productivity improvements implemented in 2007, positively impacted operating income by $23.4 million. Inflationary increases in labor and benefits were offset by realized savings in procurement, headcount reductions, and productivity gains from capital investment.

The multi-wall bag segment realized an increase in income from operations of $9.1 million compared to the nine months ended September 30, 2006 due primarily to the pass through impact of paper price increases, procurement savings, cost reduction initiatives, and the impact of capital investment programs. These positive impacts were partially offset by a decline in unit volume of 9.3%. Cost reduction initiatives positively impacted 2007 operating income by $4.6 million.

Flexible packaging/label income from operations increased $8.1 million compared to the nine months ended September 30, 2006 due primarily to improved margins in the labels business, the results of cost reduction initiatives, and the impact of capital investment programs. These improvements in the flexible packaging business were offset by the decline in unit volumes in the industrial building products markets. Cost reduction initiatives positively impacted 2007 income by $4.3 million.

In the corporate/other segment, income from operations was negatively impacted by $40.8 million compared to the nine months ended September 30, 2006 due to increases in corporate, general and administrative costs from the establishment of new corporate departments, legal and consulting fees, recruiting, travel, severance and relocation.

Interest Income

Interest income was $3.5 million in the first nine months of 2007 and $1.4 million in 2006, due to higher average cash balances. Prior to the CPD acquisition, cash was centralized with SSCE and transmitted on a daily basis and, as a result, the Predecessor did not generate any interest income.

Interest Expense

Interest expense was $75.1 million in the nine months ended September 30, 2007 and $24.0 million in 2006. As discussed in “Liquidity and Capital Resources,” BCH, in connection with the CPD acquisition, entered into agreements for term loans and revolving credit facilities under which initial borrowings totaled approximately $1.2 billion. In comparison, SSCE did not have indebtedness directly attributable to the assets of the Predecessor, except for an industrial revenue bond of $10.0 million and other debt of $4.9 million.

Income Tax Expense

During the nine months ended September 30, 2007, BCH recognized income tax expense of $1.6 million on loss before income taxes of $6.3 million. The 2006 income tax expense for the Predecessor was $6.1 million on income before income taxes of $3.5 million. The reduction in income tax expense is the result of lower income and as a result of the Successor being taxed as a partnership for federal income tax purposes. The Predecessor’s operating results were included within the taxable income of SSCE (a C-Corporation) and its income tax provisions were computed on a separate return basis.

Unaudited Combined Non-GAAP Year Ended December 31, 2006 compared with Year Ended December 31, 2005

Net Sales

	Year Ended December 31,
	Combined
	Non-GAAP	Predecessor		Percentage
	2006	2005	Increase	Change
	In millions

Folding Carton and Paperboard	$1,050.4	$903.1	$147.3	16.3%
Multi-Wall Bag	472.2	469.3	2.9	0.6%
Flexible Packaging/Label	219.6	212.0	7.6	3.6%
Corporate/Other	11.4	—	11.4	n.m.

Total	$1,753.6	$1,584.4	$169.2	10.7%

Net sales in the folding carton and paperboard segment increased by $147.3 million, or 16.3%, compared to the year ended December 31, 2005, due primarily to the Field acquisition impact of $147.5 million. Sales on the base business were relatively flat from both a price and volume perspective. Multi-wall bag net sales increased by $2.9 million, or 0.6%, compared to the year ended December 31, 2005, due primarily to the pass through impact of paper price increases. In the flexible packaging/label segment, net sales increased $7.6 million, or 3.6%, compared to the year ended December 31, 2005, due to moderate growth in unit volumes offset by competitive price reductions. The corporate/other segment realized net sales of $11.4 million, including a net sales increase of $8.6 million, compared to the year ended December 31, 2005 attributable to the ink business acquired in the Field acquisition.

Income (Loss) From Operations

	Year Ended December 31,
	Combined
	Non-GAAP	Predecessor	Increase	Percent
	2006	2005	(Decrease)	Change
	In millions

Folding Carton and Paperboard	$48.5	$23.2	$25.3	109.1%
Multi-Wall Bag	31.1	18.4	12.7	69.0%
Flexible Packaging/Label	7.9	11.8	(3.9)	(33.1)%
Corporate/Other	(79.2)	—	(79.2)	n.m.

Total	$8.3	$53.4	$(45.1)	(84.5)%

Corporate expenses of the Predecessor were allocated to the segments. Subsequent to the CPD acquisition, corporate expenses and other business activities not separately reportable as segments have been combined in the corporate/other segment category.

Within the folding carton and paperboard segment, income from operations increased by $25.3 million, or 109.1%, compared to the year ended December 31, 2005 due primarily to the Field acquisition impact on the segment of $9.0 million. In addition, there was improved pricing in paperboard as a result of the increase in raw material price inputs, while prices in the folding carton business decreased margins due to contractual and market related price reductions. Total energy cost expenditures were favorable compared to the year ended December 31, 2005 by $5.7 million. Cost reduction programs implemented also positively impacted operating income due to productivity improvements, procurement savings, headcount reduction and capital investment totaling $6.7 million.

Income from operations in the multi-wall bag segment increased by $12.7 million, or 69.0%, compared to the year ended December 31, 2005, due primarily to the gross margin impact of paper price increases in excess of underlying raw material cost increases. Procurement savings, cost reduction initiatives, and the impact of capital investment programs also positively impacted margins.

The flexible packaging/label segment realized a decline in income from operations of $3.9 million, or 33.1%, compared to the year ended December 31, 2005 due primarily to material cost increases in the flexible business, primarily resin, that were not recovered in customer price increases. Reduced unit volumes in the industrial building products markets in the flexible packaging business negatively impacted operating income. Improved margins in the labels business, cost reduction initiatives, and the impact of capital investment programs positively impacted margins and operating income.

In the corporate/other segment, income from operations in 2006 decreased $79.2 million compared to the year ended December 31, 2005 due primarily to expenses associated with the CPD and Field acquisitions. Expenses associated with the CPD and Field acquisitions of $32 million were related to integration costs attributable to establishing new corporate departments, legal fees, recruiting, travel, consulting, severance and relocation expenses. Additionally, in connection with the CPD and Field acquisitions, $36.8 million of inventory step-up was recorded to adjust inventory from its historic cost to fair value at the date of the respective acquisitions. The amount was expensed in the corporate/other segment in 2006.

Interest Income, Interest Expense, and Income Tax Expense

Interest Income

Interest income was $2.7 million in 2006 and nil in 2005, due to the higher average cash balances. Prior to the CPD acquisition, cash was centralized with SSCE and transmitted on a daily basis and, as a result, the Predecessor did not generate any interest income.

Interest Expense

Interest expense was $49.1 million in 2006 and $1.2 million in 2005. As discussed in “ — Liquidity and Capital Resources,” BCH, in connection with the CPD acquisition entered into agreements for term loans and revolving credit facilities. Initial borrowings under term loans and revolvers totaled approximately $1.2 billion. In comparison, SSCE did not have indebtedness directly attributable to the assets of the Predecessor, except for an industrial revenue bond of $10.0 million and other debt of $4.9 million.

Income Tax Expense

During 2006, BCH recognized income tax expense of $6.3 million on loss before income taxes of $38.5 million. The 2006 income tax expense was $5.8 million for the Predecessor on income before income taxes of $14.5 million, and $0.5 million on loss before income taxes of $53.0 million. During 2005, BCH recognized income tax expense of $20.9 million on income before income taxes of $52.3 million. The reduction in income tax expense is the result of lower income and as a result of the Successor being taxed as a partnership for federal income tax purposes. The Predecessor’s operating results were included within the taxable income of SSCE (a C-Corporation), and its income tax provisions were computed on a separate return basis.

Year Ended December 31, 2005 compared with Year Ended December 31, 2004

Net Sales

	Year Ended December 31,
	Predecessor	Predecessor	Increase	Percent
	2005	2004	(Decrease)	Change
	In millions

Folding Carton and Paperboard	$903.1	$868.0	$35.1	4.0%
Multi-Wall Bag	469.3	478.5	(9.2)	(1.9)%
Flexible Packaging/Label	212.0	194.7	17.3	8.9%

Total	$1,584.4	$1,541.2	$43.2	2.8%

The Predecessor’s net sales in the folding carton and paperboard segment increased by $35.1 million, or 4.0%, compared to the year ended December 31, 2004 due primarily to favorable unit volume increases. In addition, improved pricing partially offset the inflationary impact of recycled fiber costs. Multi-wall bag net sales decreased $9.2 million, or 1.9%, compared to the year ended December 31, 2004 due primarily to unit volume deceases of 0.6% in conjunction with the closure of a converting plant, offset by the pass through impact of paper price increases. Net sales were also unfavorably impacted by the sale of distribution rights for SSCC’s flexible intermediate bulk container business in the third quarter of 2004. Within the flexible packaging/label segment, net sales increased $17.3 million, or 8.9%, compared to the year ended December 31, 2004 due primarily to material cost increases passed through to impact customer pricing.

Income (Loss) from Operations

	Year Ended December 31,
	Predecessor	Predecessor		Percent
	2005	2004	(Decrease)	Change
	In millions

Folding Carton and Paperboard	$23.2	$27.5	$(4.3)	(15.6)%
Multi-Wall bag	18.4	21.6	(3.2)	(14.8)%
Flexible Packaging/Label	11.8	14.0	(2.2)	(15.7)%

Total	$53.4	$63.1	$(9.7)	(15.4)%

Income from operations in the folding carton and paperboard segment decreased $4.3 million, or 15.6%, compared to the year ended December 31, 2004 due primarily to material cost increases, higher energy costs, and higher labor costs. Within the multi-wall bag segment, income from operations decreased $3.2 million, or 14.8%, compared to the year ended December 31, 2004 due primarily to lower unit sales volume, offset by overall margin improvement due to cost reductions and capital investment. In addition, income from operations was negatively impacted by higher restructuring charges of $3.1 million and a charge of $4.0 million related to a legal settlement. In the flexible packaging/label segment, income from operations decreased $2.2 million, or 15.7%, compared to the year ended December 31, 2004 due to the impact of the stronger Canadian dollar impact on the Brampton, Ontario facility and higher energy and wage costs. These were partially offset by cost reduction initiatives.

Interest Expense

Interest expense increased by $0.3 million to $1.2 million in 2005 from $0.9 million in 2004, due to higher interest rates which were partially offset by lower average borrowings.

Income Tax Expense

During 2005, the Predecessor recognized income tax expense of $20.9 million on income before income taxes of $52.3 million. During 2004, the Predecessor recognized income tax expense of $24.8 million on income before income taxes of $62.4 million. Income tax expense for 2005 was less than 2004 primarily due to lower income. Included in income tax expense is deferred tax income of $11.0 million recorded in 2005 and deferred tax expense of $5.0 million in 2004. This decrease in deferred taxes was caused by a reduction in the LIFO reserve and a decrease in depreciation expense.

Financial Condition, Liquidity and Capital Resources

BCH broadly defines liquidity as its ability to generate sufficient funds from both internal and external sources to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

Cash Flows

	Successor	Predecessor	Combined
	July 1,	January 1,	Non-GAAP
	2006 to	2006 to	Year Ended
	December 31,	June 30,	December 31,
In millions	2006	2006	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(53.5)	$8.7	$(44.8)
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	42.5	20.4	62.9
Deferred Income Taxes	(0.2)	(10.7)	(10.9)
Amortization of Deferred Debt Issuance Costs	1.8	—	1.8
Asset Retirements Gain	—	(0.1)	(0.1)
Changes in Operating Assets & Liabilities:
Accounts Receivable, Net	(143.5)	3.6	(139.9)
Inventories	59.5	(8.4)	51.1
Prepaid Expenses and Other Current Assets	0.8	(2.2)	(1.4)
Accounts Payable and Accrued Liabilities	50.7	(12.9)	37.8
Other, Net	0.8	0.1	0.9

Net Cash Used in Operating Activities	(41.1)	(1.5)	(42.6)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(21.4)	(39.0)	(60.4)
Acquisitions, Net of Cash Received	(1,281.4)	—	(1,281.4)
Proceeds from Disposal of Property/Other	0.3	0.3	0.6

Net Cash Used in Investing Activities	(1,302.5)	(38.7)	(1.341.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	(2.8)	0.1	(2.7)
Proceeds from Debt	1,165.0	—	1,165.0
Cash Contribution from Parent	305.0	—	305.0
Deferred Debt Issuance Costs	(24.4)	—	(24.4)
Net Advances from SSCE	—	40.1	40.1

Net Cash Provided by Financing Activities	1,442.8	40.2	1,483.0
EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—

Net Increase in Cash and Equivalents	99.2	—	99.2
Cash and Equivalents at Beginning of Period	—	—	—

CASH AND EQUIVALENTS AT END OF PERIOD	$99.2	$—	$99.2

Year Ended December 31, 2006

Cash and equivalents increased from zero to $99.2 million in 2006, as BCH established cash accounts separate from the combined cash management system that Predecessor participated in as a part of SSCC. Cash used in operating activities in 2006 totaled $42.6 million, compared to cash provided by operating activities of $82.6 million in 2005. This reduction was principally due to the net loss and the net change in operating assets and liabilities, consisting primarily of an increase in receivables offset by decreases in inventory, accounts payables, and other accrued liabilities. Prior to the CPD acquisition, the Predecessor participated in an accounts receivable discounting program sponsored by SSCE, which provided for the sale of certain trade receivables of the Predecessor. The qualifying trade receivables of the Predecessor were transferred to SSCE at face value and then sold without recourse to qualifying special purpose entities. As a result, the accompanying Predecessor balance sheet does not include these trade receivables. Depreciation and amortization during 2006 increased to $62.9 million, from $40.4 million for 2005, due primarily to the effects of purchase accounting.

Cash used in investing activities in 2006 totaled $1,341.2 million, compared to $38.9 million in 2005. This year over year change was principally due to the CPD and the Field acquisitions.

Cash provided by financing activities in 2006 totaled $1,483.0 million (see “ — Liquidity and Capital Resources”) reflecting net debt proceeds of $1,165.0 million and cash contributed by equity holders of $305.0 million.

			Combined
	Successor	Predecessor	Non-GAAP
	Three Months Ended	Six Months Ended	Nine Months Ended
In millions	September 30, 2006	June 30, 2006	September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(11.3)	$8.7	$(2.6)
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	17.7	20.4	38.1
Deferred Income Taxes	—	(10.7)	(10.7)
Amortization of Deferred Debt Issuance Costs	1.1	—	1.1
Asset Retirements Gain	—	(0.1)	(0.1)
Changes in Operating Assets and Liabilities:
Accounts Receivable, Net	(168.1)	3.6	(164.5)
Inventories	7.3	(8.4)	(1.1)
Prepaid Expenses and Other Current Assets	(1.9)	(2.2)	(4.1)
Accounts Payable and Accrued Liabilities	78.5	(12.9)	65.6
Other, Net	(2.6)	0.1	(2.5)

Net Cash Used in Operating Activities	(79.3)	(1.5)	(80.8)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(8.9)	(39.0)	(47.9)
Acquisitions, Net of Cash Received	(333.1)	—	(333.1)
Proceeds from Disposal of Property/Other	—	0.3	0.3

Net Cash Used in Investing Activities	(342.0)	(38.7)	(380.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	269.5	0.1	269.6
Cash Contribution from Parent	65.0	—	65.0
Deferred Debt Issuance Costs	(0.4)	—	(0.4)
Net Advances from SSCE	—	40.1	40.1

Net Cash Provided by Financing Activities	334.1	40.2	374.3

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—
Decrease in cash and cash equivalents	(87.2)	—	(87.2)
Cash and cash equivalents:
Beginning of the period	164.5	—	164.5

End of the period	$77.3	$—	$77.3

Nine Months Ended September 30, 2007

Cash and cash equivalents decreased $13.3 million for the nine months ended September 30, 2007. Cash provided by operations totaled $49.7 million, primarily resulting from a net loss of $7.9 million offset by depreciation and amortization totaling $67.7 million.

Accounts receivable increased $18.2 million as a result of an increase in sales and an increase in days sales outstanding. Cash provided by an increase in accounts payable and accrued expenses totaled $9.0 million, primarily resulting from increases in accrued payroll, payroll taxes and bonuses and accrued medical and workers compensation insurance.

Investing activities consumed $56.7 million of cash, including $53.8 million for capital expenditures as compared to $60.4 million for all of 2006. An acquisition related payment of $6.2 million was made to the seller of the Field Companies. Additionally, BCH received $3.1 million on the sale of one its properties closed in connection with its restructuring activities.

BCH received a capital contribution of $9.2 million in connection with the sale to BCH Management, LLC, of a 1.34% ownership interest in BCH. The capital contribution was distributed to the owners of BCH in July 2007.

Liquidity and Capital Resources

BCH’s liquidity needs arise primarily from debt service on its substantial indebtedness and from the funding of its capital expenditures, ongoing operating costs and working capital.

Long-term debt consisted of the following:

	As of	Year Ended December 31,
	September 30,	Successor	Predecessor
	2007	2006	2005
	In millions

First-Lien Term Loan	$816.8	$822.9	$—
Second-Lien Term Loan	330.0	330.0	—
Revolving Credit Facility	10.0	10.0	—
Industrial Revenue Bond	—	—	10.0
Other Debt	—	—	4.9
Obligations under Capitalized Leases	0.2	0.4	2.0

Total Debt	$1,157.0	$1,163.3	$16.9
Less: Current Portion of Long-Term Debt	(10.5)	(10.5)	(0.8)

Total Long-Term Debt	1,146.5	$1,152.8	$16.1

In connection with the CPD acquisition, BCH and its subsidiaries, Bluegrass Mills Holdings Company, LLC and Altivity Packaging Canada Corp. entered into First-Lien and Second-Lien Credit Agreements on June 30, 2006. The First-Lien Credit Agreement provides for First-Lien Term Loans and revolving credit facilities. The Second-Lien Credit Agreement provides for Second-Lien Term Loans. The First-Lien Term Loans are payable in quarterly installments of $2.1 million beginning September 30, 2006 and mature June 28, 2013. The Second-Lien Term Loans mature December 31, 2013.

The U.S. revolving credit facility allows for maximum borrowings of $150.0 million and includes sub-limits on the issuance of letters of credit and swing line loans. An annual commitment fee of 0.5% is payable on a quarterly basis on the unused portion of the facilities. At September 30, 2007, the unused portion, after giving consideration to outstanding letters of credit, was $137.2 million. The Canadian revolving credit facility allows for maximum borrowings of $10.0 million, which was the outstanding balance as of September 30, 2007. The revolving credit facilities mature June 28, 2013.

Initial borrowings of First-Lien and Second-Lien Term Loans and the revolving credit facilities made in connection with the CPD acquisition were $635.0 million, $250.0 million and $10.0 million, respectively. Borrowings of First-Lien and Second-Lien Term Loans made in connection with the Field acquisition were $190.0 million and $80.0 million, respectively.

Borrowings bear interest at rates based on the prime rate or LIBOR plus or minus a floating margin based on BCH’s financial performance. The weighted average variable rates of the borrowings under the First-Lien Term Loans, Second-Lien Term Loans and the revolving credit facility as of September 30, 2007 were 7.5%, 10.7% and 7.6%, respectively.

The obligations of Altivity under the credit agreements are unconditionally guaranteed by its U.S. subsidiaries and BCH. The obligations are secured by substantially all assets of Altivity and its U.S. subsidiaries, a pledge of the equity interests of Altivity and its U.S. subsidiaries and a pledge of 65% of the capital stock of Altivity Packaging Canada Corp. that is directly-owned by Altivity.

The credit agreements contain various covenants and restrictions, including the maintenance of certain financial ratios and limitations on: (i) the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (ii) fundamental changes in corporate structure, (iii) dividends, redemptions and repurchases of capital stock, (iv) the sale of assets, (v) investments, (vi) debt repayments and (vii) capital expenditures. The credit agreements also require prepayments if Altivity exceeds certain cash flow targets, receives proceeds from certain asset sales, receives certain insurance proceeds or incurs certain indebtedness. At September 30, 2007, Altivity was in compliance with the financial covenants required by the credit agreements.

Altivity has entered into interest rate swap contracts effectively fixing the LIBOR interest rate (before the addition of floating margin) at 5.1% for $570.0 million at December 31, 2006 and $560.0 million at September 30, 2007 of the First-Lien Term Loans.

Capitalized interest costs totaled $0.5 million, $0.6 million and $0.7 million for the six months ended December 31, 2006, the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.

Interest payments made by the Successor totaled $42.6 million during the six months ended December 31, 2006. Interest payments made by SSCE on behalf of the Predecessor totaled $0.5 million and $1.0 million during the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.

Capital Investment

Through September 30, 2007 BCH’s capital investment was $53.8 million, compared to $60.4 million in 2006. The 2007 spending was primarily for major folding carton, multi-wall bag and plastics packaging, and corporate projects to increase capacity and process capabilities. The 2007 spending included $36.2 million for increasing productive capacity and improving process capabilities and $8.7 million to maintain or upgrade existing assets. In addition, payments totaling $8.9 million were made for lease buyouts of productive equipment.

BCH’s capital investment in 2006 was $60.4 million, compared to capital investment of $37.9 million of the Predecessor in 2005. This $22.5 million increase was due primarily to spending for several major folding carton, multi-wall bag, and plastic packaging projects to increase capacity and process capabilities. During 2006, BCH had capital spending of $41.8 million for increasing productive capacity and improving process capabilities, $18.6 million to maintain or upgrade existing assets.

Environmental Matters

BCH is subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations that change from time to time, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, solid waste and hazardous wastes, the investigation and remediation of contamination resulting from historical site operations and releases of hazardous substances, and the health and safety of employees. Compliance initiatives could result in significant costs, which could negatively impact BCH’s financial position, results of operations or cash flows. Any failure to comply with such laws and regulations or any permits and authorizations required thereunder could subject BCH to fines, corrective action or other sanctions.

In addition, some of BCH’s current and former facilities are the subject of environmental investigations and remediation’s resulting from historical operations and the release of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations may be imposed in the future or for which indemnification claims may be asserted against BCH. Also, potential future closures or sales of facilities may necessitate further investigation and may result in future remediation at those facilities.

BCH has established reserves for those facilities or issues where liability is probable and the costs are reasonably estimable. BCH believes that the amounts accrued for all of its loss contingencies, and the reasonably possible loss beyond the amounts accrued, are not material to BCH’s financial position, results of operations or cash flows. BCH cannot estimate with certainty future compliance, investigation or remediation costs, all of which BCH currently considers to be remote. Costs relating to historical usage or indemnification claims that BCH considers to be reasonably possible are not quantifiable at this time. BCH will continue to monitor environmental issues at each of its facilities and will revise its accruals, estimates and disclosures relating to past, present and future operations as additional information is obtained.

Contractual Obligations and Commitments

BCH has contractual obligations and commitments that may affect its financial condition. The following table summarizes BCH’s significant contractual obligations and commercial commitments as of December 31, 2006.

A summary of BCH’s contractual obligations and commitments as of December 31, 2006 is as follows:

	Payment Due by Year
	2007	2008	2009	2010	2011	After 2011	Total
	In millions

Long-term debt	$10.5	$8.4	$8.3	$8.3	$6.2	$1,121.6	$1,163.3
Operating leases	28.7	22.2	18.5	14.5	10.6	25.3	119.8
Other commitments(a)	95.8	91.2	90.2	90.0	89.3	148.8	605.3
Purchase obligations(b)	32.3	16.8	—	—	—	—	49.1
Pension and postretirement funding	4.4	—	—	—	—	—	4.4

Total contractual obligations(c)	$171.7	$138.6	$117.0	$112.8	$106.1	$1,295.7	$1,941.9

Notes:

(a)	Other commitments primarily include scheduled interest payments on BCH’s long-term debt.

(b)	Purchase obligations primarily consist of commitments related to paper, paper machine supplies and natural gas.

(c)	Some of the figures included in this table are based on management’s estimates and assumptions about these obligations. Because these estimates and assumptions are necessarily subjective, the obligations BCH will actually pay in the future periods may vary from those reflected in the table.

Financial Instruments

BCH’s derivative instruments and hedging activities are designated as cash flow hedges and are utilized to minimize exposure to fluctuations in the price of commodities used in its operations and the fluctuation in the interest rate on its variable rate debt.

Commodity Derivative Instruments: BCH uses derivative instruments to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of BCH’s purchases of natural gas used in the manufacturing process. These instruments have been designated cash-flow hedges and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in other comprehensive income (loss) until earnings are affected by the cash flows being hedged. The fair value of the commodity derivative agreements is the estimated amount that BCH would pay or receive to terminate the agreements. As of December 31, 2006, the maximum length of time over which BCH is hedging its exposure to variability in future cash flows associated with natural gas transactions is through June 30, 2007.

Interest Rate Derivative Instruments: BCH is subject to interest rate risk on its long-term variable rate debt. To manage a portion of this exposure to interest rate fluctuations on outstanding debt, BCH has entered into interest rate swap agreements. These instruments have been designated as cash-flow hedges, and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in other comprehensive income (loss) until earnings are affected by the cash flows being hedged. The fair value of the interest rate derivative agreements is the estimated amount that BCH would pay or receive to terminate the agreements. During the third quarter of 2006, BCH entered into an interest rate swap agreement at a fixed LIBOR interest rate (before the addition of floating margin) of 5.1% and maturing on December 31, 2009 to hedge interest risk on its long-term variable debt. See “ — Quantitative and Qualitative Disclosure About Market Risk.”

Off Balance Sheet Arrangements

BCH does not have any off balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net sales and expenses during the reporting period. Actual results could differ from these estimates, and changes in these estimates are recorded when known. The critical accounting policies used by management in the preparation of BCH’s consolidated financial statements are those that are important both to the presentation of BCH’s financial condition and results of operations and require significant judgments by management with regard to estimates used. The critical judgments by management relate to pension benefits, derivative and hedging activities, future cash flows associated with impairment testing for goodwill and long-lived assets, and deferred taxes.

Employee Benefit Plans

BCH sponsors noncontributory defined benefit pension plans (the “Plans”) covering substantially all U.S. employees. Certain salaried and hourly employees also participate in healthcare and post retirement benefit plans. The funding policy for the qualified defined benefit plans in North America is to, at a minimum, contribute assets as required by the Internal Revenue Code Section 412.

U.S. pension expense for defined benefits pension plans was $3.3 million for the period July 1 through December 31, 2006. Pension expense is calculated based upon a number of actuarial assumptions applied to each of the defined benefit plans. The expected long-term rate of return on pension fund assets used to calculate pension expense was 8.00 to 8.50%. The expected long-term rate of return on pension assets was determined based on several factors, including input from BCH’s pension investment consultants and projected long-term returns of broadly constituted equity and bond indices. BCH will continue to evaluate its long-term rate of return assumptions at least annually and will adjust them as necessary.

BCH determined pension expense using both the fair value of assets and a calculated value that averages gains and losses over a period of years. Investment gains or losses represent the difference between the expected and actual return on assets. These net losses may increase future pension expense if not offset by (i) actual investment returns that exceed the assumed investment returns, (ii) other factors, including reduced pension liabilities arising from higher discount rates used to calculate pension obligations, or (iii) other actuarial gains, including whether such accumulated actuarial losses at each measurement date exceed the

“corridor” determined under Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions.”

The discount rate used to determine the present value of future pension obligations at December 31, 2006 was based on a yield curve constructed from a portfolio of high quality corporate debt securities. Each year’s expected future benefit payments were discounted to their present value at the appropriate yield curve rate thereby generating the overall discount rate for U.S. pension obligations. The discount rate for U.S. plans was 5.75%.

U.S. pension expense is estimated to be approximately $6.7 million in 2007. The estimate is based on expected long-term rates of return of 8.00% to 8.50%, a discount rate ranging from 6.00% to 6.25% and other assumptions. Pension expense beyond 2008 will depend on future investment performance, BCH’s contribution to the Plans, changes in discount rates and other factors related to covered employees in the Plans. To the extent BCH chose different discount rates or long-term rates of returns, pension expense could be materially affected.

Other Intangible Assets

Other intangible assets represent the fair value of other intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life.

Goodwill

Goodwill represents the excess of purchase price and related costs over the value assigned to the tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if circumstances indicated a possible impairment may exist. No circumstances have occurred to indicate the possibility of impairment and management believes that goodwill is not impaired.

BCH evaluates the recoverability of goodwill by comparing the fair value for the reporting unit to its book value including goodwill. BCH determines fair value using widely accepted valuation techniques, including discounted cash flows. These types of analyses contain uncertainties because they require the use of assumptions and application of judgment to estimate economic factors and the profitability of future strategies. In the case that the fair value is less than the book value, the implied fair value for the goodwill is determined based on the difference between the fair value of the reporting entity and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment loss.

Derivative and Hedging Activities

All derivative financial instruments are recorded at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as a cash flow hedge of a variable rate instrument, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of the future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For derivative instruments not designated at inception as a hedging instrument, the gain or loss is recognized in current earnings during the period of change.

Income Taxes and Potential Assessments

BCH accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Predecessor’s operating results were included in SSCE’s taxable income in its consolidated federal and state income tax returns. The Predecessor’s income tax provisions are computed on a separate return basis and any liability was settled through intercompany accounts included in SSCE’s net investment.

Effective January 1, 2007, BCH adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The impact of the reassessment of tax positions in accordance with FIN 48 did not have a material impact on BCH’s results of operations, financial condition or liquidity.

New Accounting Standards

For a discussion of recent accounting pronouncements impacting BCH, see Note 3 in the Notes to BCH’s Consolidated Financial Statements included in this proxy statement/prospectus.

Quantitative and Qualitative Disclosure About Market Risk

BCH does not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor does it use leveraged instruments or instruments where there are no underlying exposures identified.

Interest Rates

BCH is exposed to changes in interest rates, primarily as a result of its short-term and long-term debt, which bear floating interest rates. BCH uses interest rate swap agreements effectively to fix the LIBOR interest rate (before the addition of floating margin) on $570 million as of December 31, 2006 of variable rate borrowings. The tables below sets forth interest rate sensitivity information related to BCH’s debt.

Long-Term Debt Principal Amount by Maturity-Average Interest Rate

	Expected Maturity Date
								Fair
	2007	2008	2009	2010	2011	Thereafter	Total	Value
	In millions

Total Debt Variable Rate	$10.5	$8.4	$8.3	$8.3	$6.2	$1,121.6	$1,163.3	$1,163.3
Average Interest Rate, spread range is 1.75% — 5.00%	LIBOR+ spread	LIBOR+ spread	LIBOR+ spread	LIBOR+ spread	LIBOR+ spread	LIBOR+ spread

Total Interest Rate Swaps-Notional Amount by Expiration-Average Swap Rate

	Expected Maturity Date
					Fair
	2007	2008	2009	Total	Value
	In millions

Interest rate Swaps
Notional	$20.0	$40.0	$510.0	$570.0	$(0.9)
Average Pay Rate	5.10%	5.10%	5.10%
	3-Month	3-Month	3-Month
Average Receive Rate	LIBOR	LIBOR	LIBOR

Natural Gas Contracts

BCH entered into natural gas swap contracts to hedge prices for a portion of its natural gas requirements through June 30, 2007 with a weighted average contractual rate of $7.13 per MMBTU. The carrying amount and fair value of the natural gas swap contracts was $1.2 million as of December 31, 2006, which was recorded in other accrued liabilities in the consolidated balance sheet. Such contracts are designated as cash flow hedges and are accounted for by deferring the quarterly change in fair value of the outstanding contracts in accumulated other comprehensive loss. On the date a contract matures, the resulting gain or loss is reclassified into cost of sales concurrently with the recognition of the commodity purchased. The ineffective portion of the swap contracts change in fair value, if any, would be recognized immediately in earnings. During 2007 and 2006, there were minimal amounts of ineffective portions related to changes in fair value of natural gas swap contracts. Additionally, there were no amounts excluded from the measure of effectiveness.

NEW GRAPHIC BUSINESS

The following discussion regarding the expected business, properties and operations of New Graphic should be read in conjunction with (i) the discussion regarding the business, properties and operations of Graphic that is incorporated into this proxy statement/prospectus by reference to Graphic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (see “Where You Can Find More Information”) and (ii) the discussion regarding the business, properties and operations of BCH and Altivity set forth in the section of this proxy statement/prospectus entitled “Information about Bluegrass Container Holdings, LLC and Altivity Packaging, LLC.”

Overview

Upon completion of the transactions, New Graphic, a holding company, will conduct substantially all of its operations through its direct and indirect subsidiaries, including Graphic, BCH and Altivity.

New Graphic, as the holding company for Graphic and Altivity, will continue to be a major provider of paperboard packaging solutions for a wide variety of products to multinational food, beverage and other consumer products companies. Additionally, New Graphic will have niche positions in its flexible packaging and labels businesses. New Graphic expects to have approximately 15,600 employees and own 9 mills, 46 converting plants, 12 multi-wall bag and specialty facilities, 10 flexible packaging and label facilities and 5 ink facilities.

New Graphic will focus on providing a range of packaging solutions to major companies with well-recognized brands in the consumer packaged goods, agriculture, pet care, building materials and chemicals industries. Well-known companies with whom New Graphic will have significant relationships include Kraft Foods, Inc., Anheuser-Busch Companies, Inc., General Mills, Inc., SABMiller plc., Molson Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies, among others.

New Graphic’s strategy is to provide its customers with packaging solutions designed to deliver marketing and performance benefits at a competitive cost by capitalizing on its low-cost paperboard mills and converting plants, its proprietary carton designs and packaging machines, and its commitment to customer service.

New Graphic intends to focus on providing a range of paperboard packaging products to major companies with well-recognized brands. The existing customers of Graphic and Altivity generally have prominent market positions in the beverage, food and household products industries. New Graphic will offer its customers its paperboard, cartons and packaging machines, either as an integrated solution or separately.

New Graphic’s packaging products will be made from a variety of grades of paperboard. Graphic and Altivity make most of their packaging products from coated unbleached kraft paperboard (“CUK board”) and coated recycled paperboard (“CRB”) that they produce at their mills. The remaining portion is produced from paperboard purchased from external sources.

Paperboard Packaging

New Graphic’s paperboard packaging products deliver marketing and performance benefits at a competitive cost. New Graphic will supply paperboard cartons and carriers designed to protect and contain products while providing:

•	convenience through ease of carrying, storage, delivery and food preparation for consumers;

•	a smooth surface printed with high-resolution, multi-color graphic images that help improve brand awareness and visibility of products on store shelves; and

•	durability, stiffness, wet and dry tear strength; leak, abrasion and heat resistance; barrier protection from moisture, oxygen, oils and greases, as well as enhanced microwave heating performance.

Both Graphic and Altivity produce paperboard at mills, print and cut (“convert”) the paperboard into cartons at their converting plants and design and manufacture specialized, proprietary packaging machines that package bottles, cans and non-beverage consumer products. Graphic also installs its packaging machines at customer plants under long-term leases and provides support, service and advanced performance monitoring of the machines. Both Graphic and Altivity also sell the paperboard they produce to independent converters and, particularly in Graphic’s international operations, to joint ventures which, in turn, sell converted beverage cartons to end-users for use on Graphic’s proprietary packaging machines. Graphic and Altivity also sell limited amounts of CUK board to customers for use on third-party packaging machines.

Both Graphic and Altivity offer a variety of laminated, coated and printed packaging structures that are produced from its CUK board and CRB, as well as other grades of paperboard that are purchased from third-party suppliers. New Graphic will produce cartons using diverse structural designs and combinations of paperboard, films, foils, metallization, holographics, embossing and other characteristics that are tailored to the needs of individual products. New Graphic will provide a wide range of paperboard packaging solutions for the following end-use markets:

•	beverage, including beer, soft drinks, water and juices;

•	food, including cereal, desserts, frozen, refrigerated and microwavable foods and pet foods;

•	prepared foods, including snacks, quick-serve foods in restaurants and food service products; and

•	household products, including dishwasher and laundry detergent, health care and beauty aids and tissues and papers.

For its beverage customers, Graphic supplies beverage cartons in a variety of designs and formats, including 6, 8, 12, 18, 24, 30 and 36 unit multi-packs. Its proprietary high speed beverage packaging machines package cans, bottles and other beverage containers into its beverage cartons. Graphic believes the use of such machines creates “pull-through” demand for its cartons, which in turn creates demand for its CUK board. Graphic seeks to increase the customers’ use of integrated packaging solutions in order to improve revenue opportunities, enhance customer relationships, provide customers with greater packaging line and supply chain efficiencies and overall cash benefits, and expand opportunities for New Graphic to provide value-added support and service. Graphic generally enters into annual or multi-year carton supply contracts with its beverage packaging customers, which often require the customer to purchase a fixed portion of its carton requirements from Graphic.

New Graphic’s packaging applications will meet the needs of its customers for:

Strength Packaging.  Through its application of materials and package designs, Graphic and Altivity’s products provide sturdiness to meet a variety of packaging needs, including tear and wet strength, puncture resistance, durability and compression strength (providing stacking strength to meet store display packaging requirements). These strength characteristics are achieved through combinations of paperboard and film laminates tailored on a product-by-product basis.

Promotional Packaging.  Both Graphic and Altivity offer a broad range of promotional packaging options that help differentiate its customers’ products. Products are designed to enhance point-of-purchase and marketing opportunities through package shapes, portability, metallization, holographics, embossing and micro-embossing, brilliant high-tech inks, specialized coatings, hot-stamp metal foil surfaces, in-pack and on-pack customized promotions, inserts, windows and die-cuts. These promotional enhancements improve brand awareness and visibility on store shelves.

Convenience Packaging.  These packaging solutions offered by Graphic are designed to improve package usage and food preparation:

•	beverage multiple packaging — Fridge Vendor® and 6, 8, 12, 18, 24, 30 and 36 unit multi-packs for beer, soft drinks, water and juices;

•	active microwave technologies — Micro-Rite®, Microrite Technology Browns, Crisps, Cooks Evenlytm, Qwik Crisp® trays, Quilt Wave™ and MicroFlex® Q substrates that improve the preparation of foods in the microwave;

•	easy opening and closing features — pour spouts and sealable liners;

•	IntegraPak — Graphic’s alternative to traditional “bag-in-box” packaging; and

•	alternative containers — Z-Flute®, Graphic’s answer to corrugated box strength, with the look, feel and consistency of a paperboard folding carton.

Barrier Packaging.  Both Graphic and Altivity provide packages that protect against moisture, grease, oil, oxygen, sunlight, insects and other potential product-damaging factors. Barrier technologies integrate a variety of specialized laminate and extruded film layers, metallicized package layers, package sealing, applied coatings and other techniques — all customized to specific barrier requirements.

Converting Operations

New Graphic will convert CUK board and CRB, as well as other grades of paperboard, into cartons at 46 carton converting plants that Graphic and Altivity currently operate in the U.S., Canada, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with Graphic’s joint ventures in Japan and Denmark, contract converters and at licensees in other markets outside the U.S. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications. These plants utilize roll-fed web-printing presses with in-line cutters and sheet-fed printing presses to print and cut paperboard. Printed and cut cartons are in turn glued and shipped to customers.

Converting plants in the U.S. are dedicated to converting paperboard produced by Graphic or Altivity, as well as paperboard supplied by outside producers, into cartons. The presses at these converting plants have high cutting and printing speeds, thereby reducing the labor hours per ton of cartons produced for the high-volume U.S. market. Graphic’s international converting plants convert paperboard produced by Graphic, as well as paperboard supplied by outside producers, into cartons. These converting plants outside of the U.S. are designed to meet the smaller volume orders of these markets.

Paperboard Production

CUK Board Production.  Graphic is the larger of two worldwide producers of CUK board. CUK board is a specialized high-quality grade of paperboard with excellent wet and dry tear strength characteristics and printability for high resolution graphics that make it particularly suited for a variety of packaging applications. Graphic produces CUK board at its West Monroe, Louisiana mill and its Macon, Georgia mill. Graphic has three machines at its West Monroe mill and two machines at its Macon mill capable of making paperboard. Graphic’s CUK board production at its West Monroe and Macon mills was approximately 696,000 and 544,000 net tons, respectively, in 2006. In 2006, Graphic consumed approximately 72% and 79% of the West Monroe and Macon mills’ output, respectively, in its carton converting operations. As of December 31, 2006 New Graphic would have consumed approximately 75% and 85% of the West Monroe and Macon mills’ output, respectively, in its carton converting operations.

CUK board is manufactured from blends of pine and hardwood fibers and, in some cases, recycled fibers, such as double lined kraft cuttings from corrugated box plants (“DLK”) and clippings from its converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or Graphic’s long-term purchase contract with Plum Creek Timber Company, L.P. See “Energy and Raw Materials.” Wood chips are chemically treated to form softwood and hardwood pulp, which are then blended (together, in some cases, with recycled fibers). In the case of carrierboard (paperboard used in the beverage industry’s multi-pack cartons), chemicals are added to increase moisture resistance. The pulp is then processed through the mill’s paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet paperboard between rolls), a drying section and a coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade on the print side of the paperboard. After the CUK board is coated, it is wound into rolls, which are then shipped to converting plants or to outside converters.

CRB Production.  CRB is a grade of recycled paperboard that offers superior quality graphics, strength and appearance characteristics when compared to other recycled grades. New Graphic will be capable of producing over 1,000,000 tons of CRB annually. New Graphic expects to consume most of its CRB output in its carton converting operations, which is an integral part of its low cost converting strategy.

Packaging Design and Proprietary Packaging Machinery

New Graphic will have five research and design centers previously operated by Graphic located in Golden, Colorado, Marietta, Georgia, Menasha, Wisconsin, West Monroe, Louisiana and Mississauga, Ontario, Canada, and three research and design centers previously operated by Altivity located in Carol Stream, Illinois, Valley Forge, Pennsylvania and Irvine, California. At these centers, Graphic currently designs, tests and manufactures prototype packaging for consumer products packaging applications. Graphic designs and tests packaging machinery at its Marietta, Georgia product development center. Graphic’s Golden, Colorado product development center contains full size pilot lines. New Graphic will also utilize a network of computer equipment at its converting facilities to provide automated computer-to-plate graphic services designed to improve efficiencies and reduce errors associated with the pre-press preparation of printing plates.

At Graphic’s two microwave laboratories, in Menasha, Wisconsin and Mississauga, Ontario, Canada, Graphic designs, tests and reports food performance as part of full-service, turn-key microwave solutions for food customers. Graphic has broad technical expertise in chemistry, paper science, microwave engineering, mechanical engineering, physics, electrical engineering, and food science. This experience base, along with food technologists and investment in sample line equipment, will enable New Graphic to rapidly design and test prototypes to help customers develop, test and launch successful microwaveable food products into the market.

Engineers create and test packaging designs, processes and materials based on market and customer needs, which are generally characterized as enhanced stacking or tear strength, promotional or aesthetic appeal, consumer convenience or barrier properties. Concepts go through a gated review process through their development to ensure that resources are being focused on those projects that are most likely to succeed commercially. Graphic also works to refine and build on current proprietary materials, processes and designs.

At Graphic’s product development center in Marietta, Georgia, Graphic integrates carton and packaging machinery designs from a common database balancing carton manufacturing costs and packaging line performance. Graphic also manufactures and designs packaging machines for beverage multiple packaging and other consumer products packaging applications at its principal U.S. manufacturing facility in Crosby, Minnesota and at a facility near Barcelona, Spain. Graphic leases substantially all of its packaging machines to customers, typically under machinery use agreements with original terms of three to six years.

New Graphic intends to employ a “pull-through” marketing strategy for its beverage multiple packaging customers, the key elements of which are (1) the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers, (2) the installation of the machines at beverage customer locations under multi-year machinery use arrangements and (3) the development of proprietary beverage cartons with high-resolution graphics for use on those machines.

Graphic’s packaging machines are designed to package polyethylene terephthalate (“PET”) bottles, glass bottles, cans and other primary beverage containers, as well as non-beverage consumer products. In order to meet customer requirements, Graphic has developed a portfolio of packaging machines consisting of three principal machinery lines, including over eight different models of packaging machines. Its machines package cans and PET or glass bottles in a number of formats including baskets, clips, trays, wraps and fully enclosed cartons. These machines have packaging ranges from 2 to 36 cans per package and have the ability to package cans at speeds of up to 3,000 cans per minute.

Graphic manufactures and leases packaging machines to its non-beverage consumer products packaging customers, internationally and in the U.S., but to a lesser extent than its beverage multiple packaging customers. Its non-beverage consumer products packaging machines are designed to package cans or bottles in wraps or fully enclosed cartons. Graphic also manufactures ancillary equipment, such as machines for inserting coupons in cartons or for dividing or turning filled packages.

Graphic has introduced innovative beverage packaging machines such as its Quikflex family of machines that package Fridge Vendor and Twin-Stack style cartons. The Quikflex TS®, a double-layer multiple packaging design, packages Twin-Stack® cartons providing better portability and a more visible billboard, or advertising space, compared with conventional large-volume multipacks. Double layer packaging allows for cans to be stacked vertically in a double layer in the same paperboard carton. Graphic’s other lines of packaging machines include the Marksman®, a family of machines designed to package bottles, cans, juice boxes and dairy products in a variety of wrap configurations and the Autoflex, a machine designed to package bottles in a variety of basket style carton configurations. Graphic’s newest packaging machines incorporate an advanced performance monitoring system called RADAR. This system provides continuous monitoring and reporting in real time over the Internet of the performance of packaging machines installed at customers’ sites and provides technical support on-line and improved operational performance.

Containerboard/Multi-wall Bags

In the U.S., Graphic manufactures containerboard — linerboard, corrugating medium and kraft paper — for sale in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Although New Graphic’s principal paper machines have the capacity to produce both linerboard and CUK board, Graphic has shifted significant mill capacity away from linerboard production on its CUK-capable board machines to more profitable packaging applications and intends to stop producing linerboard. Graphic continues to operate two paper machines dedicated to the production of corrugating medium and kraft paper at its West Monroe mill.

In 2006, Graphic produced approximately 121,000 tons of corrugating medium, approximately 36,000 tons of kraft paper, approximately 15,000 tons of linerboard and approximately 31,000 tons of various other linerboard products from its West Monroe mill. The primary customers for Graphic’s U.S. containerboard production are independent and integrated corrugated converters. Graphic sells corrugating medium and linerboard through direct sales offices and agents in the U.S. Outside of the U.S., linerboard is primarily distributed through independent sales representatives.

Altivity is the leading supplier of multi-wall bags in North America. Altivity produces approximately 1.1 billion bags annually and operates 12 multi-wall bag and specialty plants that print, fold and glue paper into packaging. The Altivity multi-wall bag business had traditionally provided packaging for low-cost, bulk-type commodity products. However, with the continuing evolution of materials management, bag construction, and distribution systems, Altivity has gained access to end-markets in which higher-value products are now being packaged in multi-wall bags. Key end markets include food and agriculture, building materials, chemicals, minerals and pet care. For example, today’s applications include custom-designed barriers (caustic soda), variable package sizes for varying product weights and increasingly higher quality graphics for enhanced consumer appeal.

Flexible Packaging

New Graphic’s flexible packaging business will operate six modern and technologically competitive manufacturing plants in North America and produces products such as shingle wrap, batch inclusion bags & film, retort pouches (such as meals ready to go), medical test kit and transdermal patch overwraps, multilayer laminations for hard-to-hold products (such as iodine) and plastic bags and films for building materials (such as ready-mix concrete).

Altivity’s flexible packaging business has an established position in end-markets for food products, pharmaceutical and medical products, personal care, industrial, pet food and pet care products, horticulture, military and commercial retort pouches and shingle wrap. With the capacity to extrude up to seven layers of multi-layer films and state-of-the-art printing capabilities, the business is ideally positioned to service a variety of niche flexible packaging applications such as stand-up pouches, condiment containers for the fast food industry and plastic valve and shipping sacks.

Altivity’s flexible packaging manufacturing facilities consist of four U.S. and one Canadian based operation. These plants offer flexographic and rotogravure printing, thermoforming and barrier coating, mono layer and co-extruded films, extrusion lamination, adhesive lamination both stand alone and in-line with flexographic printing, polyethylene bags and rolls, shipping sacks and valve bags.

Labels

Altivity’s labels business focuses on two segments: heat transfer labels and litho labels. As a result of recent investments, Altivity has penetrated new markets such as shrink sleeve, pressure sensitive and in-mold labels.

Altivity’s labels plants in St. Charles, Illinois, Norwood, Ohio and Greensboro, North Carolina feature state-of-the-art lithographic printing presses, including eight color sheet-fed and roll-to-roll equipment that produce both cut and stack, pressure sensitive and heat transfer labels. The labels segment can provide customers with high quality labels utilizing virtually any technology application.

Altivity’s labels business includes “cut & stack” labels and “pressure sensitive” labels which are predominantly sold to food product manufacturers and industrial and household product manufacturers. Finally, heat transfer labels are commonly used in health and beauty applications as well as in food, beverage, household and automotive markets.

Joint Ventures

To market machinery-based packaging systems, Graphic is a party to joint ventures with Rengo Company Limited (in Japan) and Graphic Packaging International Schur A/S (in Denmark), in which it holds a 50% and 60% ownership interest, respectively. The joint venture agreements cover CUK board supply, use of proprietary carton designs and marketing and distribution of packaging systems.

Competition

Although relatively small number of large competitors hold a significant portion of the paperboard packaging industry, New Graphic’s business will be subject to strong competition. New Graphic expects its primary competitors to include Caraustar Industries, Inc., International Paper Company, MeadWestvaco, Packaging Corporation of America, R.A. Jones & Company, Inc., Rock-Tenn Company, Simkins-Hallin Lumber Company, The Specialized Packaging Group, Inc., White Pigeon Paper Company, The Newark Group and Cascades Inc. There are only two major producers in the U.S. of CUK board, MeadWestvaco and Graphic. Graphic faces significant competition in its CUK board business from MeadWestvaco, as well as from other packaging materials manufacturers and increasing competition from products imported from Asia and South America. Like Graphic, MeadWestvaco produces and converts CUK board, designs and places packaging machines with customers and sells CUK board in the open market.

In beverage multiple packaging, cartons made from CUK board compete with substitutes such as plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Although plastics and corrugated packaging are typically priced lower than CUK board, New Graphic believes that cartons made from CUK board offer advantages over these materials, in areas such as distribution, high quality graphics, carton designs, package performance, package line speed, environmental friendliness and design flexibility.

In non-beverage consumer products packaging, New Graphic’s paperboard competes principally with MeadWestvaco’s CUK board and other substitutes such as recycled clay-coated news (“CCN”) and solid bleached sulphate board (“SBS”) from numerous competitors and, internationally, folding boxboard. Paperboard grades compete based on price, strength and printability. CUK board and CRB have generally been priced in a range that is lower than SBS board. There are a large number of producers in the paperboard markets, which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of price, strength and printability of their paperboard, quality and service.

Additionally, New Graphic’s multi-wall bag business is expected to compete with Hood Packaging Corporation, Exopack, LLC, Bemis Company, Inc., Mondi Group and Mid-America Paper Recycling Co.

Energy and Raw Materials

New Graphic expects that pine pulpwood, hardwood, paper and recycled fibers (including DLK and old corrugated containers (“OCC”)) and energy used in the manufacture of paperboard, as well as poly sheeting, plastic resins and various chemicals used in the coating of paperboard will represent the largest components of its variable costs of paperboard production. The cost of these materials is subject to market fluctuations caused by factors largely beyond the Company’s control.

New Graphic expects to rely on private landowners and the open market for all of its pine pulpwood, hardwood and recycled fiber requirements, supplemented by CUK board clippings that are obtained from its converting operations. Graphic is a party to a 20-year supply agreement with, Plum Creek Timber Company, L.P., with a 10-year renewal option, for the purchase by Graphic, at market-based prices, of a majority of the West Monroe mill’s requirements for pine pulpwood and residual chips, as well as a portion of its needs for hardwood at the West Monroe mill. An assignee of Plum Creek supplies residual chips to Graphic pursuant to this supply agreement. Graphic purchases the remainder of the wood fiber used in CUK board production at the West Monroe mill from other private landowners in this region. Graphic believes that adequate supplies of open market timber currently are available to meet its fiber needs at the West Monroe mill.

Graphic’s Macon mill purchases most of its fiber requirements on the open market, and is a significant consumer of recycled fiber, primarily in the form of clippings from Graphic’s domestic converting plants as well as DLK and other recycled fibers. Graphic has not experienced any significant difficulties obtaining sufficient DLK or other recycled fibers for its Macon mill operations, which Graphic purchases in part from brokers located in the eastern U.S. The Macon mill purchases substantially all of its pine pulpwood and hardwood requirements from private landowners in central and southern Georgia. Because of the adequate supply and large concentration of private landowners in this area, Graphic believes that adequate supplies of pine pulpwood and hardwood timber currently are available to meet its fiber needs at the Macon mill.

Graphic’s Kalamazoo mill produces paperboard made primarily from OCC, old newsprint (“ONP”), and boxboard clippings. ONP and OCC recycled fibers are purchased through brokers at market prices and, less frequently, purchased directly from sources under contract. Boxboard clippings are provided by Graphic’s folding carton converting plants and, to a lesser degree, purchased through brokers. The market price of each of the various recycled fiber grades fluctuates with supply and demand. Graphic has many sources for its fiber requirements and believes that the supply is adequate to satisfy its needs.

In addition to paperboard that is supplied to its converting operations from its own mills, Graphic converts a variety of other paperboard grades such as SBS and uncoated recycled board. Graphic purchases such paperboard requirements, including additional CRB, from outside vendors, in some cases through multi-year supply agreements.

Energy, including natural gas, fuel oil and electricity, is expected to represent a significant portion of New Graphic’s manufacturing costs. Graphic has entered into contracts designed to manage risks associated with future variability in cash flows and price risk related to future energy cost increases for a portion of its natural gas requirements, primarily at its U.S. mills through December 2008. Graphic plans to continue its hedging program for natural gas as discussed in Note 11 in the Notes to Consolidated Financial Statements incorporated by reference from Graphic’s Current Report on Form 8-K filed on November 27, 2007.

Both Graphic and Altivity purchase a variety of other raw materials for the manufacture of its products, such as inks, aluminum foil, plastic filling, plastic resins, adhesives, process chemicals and coating chemicals such as kaolin and titanium dioxide. While such raw materials are generally readily available from many sources, and New Graphic does not expect to be dependent upon any one source of such raw materials, Graphic and Altivity have developed strategic long-standing relationships with some of their vendors, including the use of multi-year supply agreements, in order to provide a guaranteed source of raw materials that satisfies customer requirements.

New Graphic expects to be negatively impacted by inflationary pressures, including higher costs for energy, chemical-based inputs and freight. Since negotiated contracts and the market largely determine the pricing for products, New Graphic may at times be limited in its ability to pass through to its customers any inflationary or other cost increases that it incurs.

Seasonality

New Graphic’s net sales, income from operations and cash flows from operations will be subject to moderate seasonality, with demand expected to increase in the spring, summer and early fall due to the seasonality of the worldwide beverage multiple packaging markets and the folding carton business generally.

Research, Development and Engineering

Graphic’s research and development staff works directly with its sales and marketing personnel in meeting with customers and pursuing new business. New Graphic’s development efforts are expected to include, but are not limited to, extending the shelf life of customers’ products, reducing production costs, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials. Graphic’s revolutionary Fridge Vendor carton, a horizontal beverage 12-pack that delivers cold beverages while conserving refrigerator space, is but one example of a successful project involving both carton and machine design to introduce a new consumer-friendly package. This patented package has proven popular with consumers because it is convenient and with the Graphic’s customers because it enables them to sell more product. Another award-winning package solution is Graphic’s Micro-Rite even heating trays that are used for frozen entrees or side dishes that benefit from directing heat towards frozen food centers and deflecting heat from vulnerable food edges to emulate in the microwave the even baking delivered by the conventional oven. Qwik Crisp, MicroFlex Q and Quilt Wave complete the microwave product line. This new product line delivers conventional oven quality at microwave preparation speed and convenience to meet the needs of today’s consumers.

Altivity’s research and development staff works directly with its sales and marketing personnel in meeting with customers and pursuing new business. Altivity’s development efforts include, but are not limited to, new product and innovation teams to assist in working with customers, sales, marketing and manufacturing to develop new package features, modifications and designs; technical assistance to provide test programs for new or existing packages to provide recommendations for performance packaging modifications, product fitness for use and shelf life improvements and to determine package construction and design; addressing customers’ questions related to the compliance of Altivity’ products to federal, state and local regulations; production of samples for marketing evaluation, checking the package size or other evaluations; and assistance to identify and quantify the key characteristics of materials which affect product and package performance.

Patents and Trademarks

As of December 31, 2006, Graphic and Altivity had combined patent portfolio, owning, controlling or holding rights to more than 1,500 U.S. and foreign patents, with more than 600 U.S. and foreign patent applications currently pending. This patent portfolio consists primarily of patents relating to packaging machinery, manufacturing methods, structural carton designs, microwave and barrier protection packaging and multi-wall, packaging and manufacturing methods. These patents and processes are expected to be significant to New Graphic’s operations and are supported by trademarks such as Z-Flute®, Fridge Vendor®, IntegraPak®, Micro-Rite®, Quilt Wave®, Alti-Kraft®, Alti-Print®, Cap-Sac®, DI-NA-Cal®, Force Flow®, Kitchen Master®, Lithoflute®, Lustergrip®, Master Impressions®, Master Coat®, Peel Pak®, Shape FX®, Soni-Lok®, Soni-Seal®, and The Yard Master®. Both Graphic and Altivity takes significant steps to protect its intellectual property and proprietary rights. New Graphic does not believe that the expiration of any of patents owned by Graphic or Altivity at the end of their normal lives will have a material adverse effect on its financial condition or results of operations, and does not expect that its operations will be dependent upon any single patent or trademark.

Employees and Labor Relations

As of December 31, 2006, Graphic and Altivity had approximately 15,600 employees combined worldwide (excluding employees of joint ventures), of which approximately 46% were represented by labor unions and covered by collective bargaining agreements. Both Graphic and Altivity considers its employee relations to be satisfactory.

For additional information regarding employees of New Graphic that are covered by collective bargaining agreements. See Graphic’s Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference into this proxy statement/prospectus and “Information about Bluegrass Container Holdings, LLC and Altivity, Packaging, LLC — Employees and Labor Relations.”

Environmental Matters

New Graphic will be subject to federal, state and local environmental regulations and employs a team of professionals in order to maintain compliance at each of its facilities. For additional information on the financial effects of such regulation and compliance, with regard to Graphic see Item 7., “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters” in Graphic’s Current Report on Form 8-K filed on November 27, 2007, incorporated by reference herein. For additional information on the financial effects of such regulation and compliance, with regard to Altivity see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Bluegrass Container Holdings, LLC and Altivity Packaging, LLC — Environmental Matters.”

DIRECTORS AND MANAGEMENT OF NEW GRAPHIC

Pursuant to the stockholders agreement, dated as of July 9, 2007, New Graphic’s board of directors will consist of 13 members, classified into three classes, with one class being elected each year for a three-year term. Each of the Coors Family Stockholders, the CDR Fund and EXOR are entitled to designate one individual for nomination to the New Graphic board of directors for so long as such person holds at least 3% of the fully diluted shares of New Graphic Common Stock. Pursuant to the stockholders agreement, the TPG Entities are entitled to designate three individuals for nomination to the New Graphic board of directors so long as they collectively own more than 20% of the fully diluted shares of New Graphic common stock in the aggregate; two individuals if the TPG Entities hold more than the lesser of (i) 16% of the fully diluted shares of New Graphic Common Stock in the aggregate or (ii) after a transfer reducing the percentage held by the TPG Entities to less than 16%, the amount then held by the Coors Family Stockholders, but not less than 10%; and one individual for so long as the TPG Entities holds more than 3% of the fully diluted outstanding shares of New Graphic Common Stock. Pursuant to the stockholders agreement, the CEO of New Graphic will also be nominated for election to the New Graphic board of directors. Upon the completion of the transactions, the TPG Entities will have the right to name one Class I director and two Class II directors.

Set forth below is certain information furnished to New Graphic by those persons expected to serve as its directors. There are no family relationships among any directors or executive officers of New Graphic.

Class I Directors — Term to expire in 2008

G. Andrea Botta, 53, has been a member of Graphic’s Board and a member of the board of directors of Graphic Packaging International, Inc. since 1996. Mr. Botta is the President of Glenco LLC, a private investment company. From 1999 to February 2006, Mr. Botta served as a managing director of Morgan Stanley. Before joining Morgan Stanley, he was president of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

Jeffrey H. Coors, 62, was named Vice Chairman of Graphic and Graphic Packaging International, Inc. on August 8, 2006. Mr. Coors continues to serve as a member of the board of directors of such companies and served as Executive Chairman from the closing of the merger between Graphic Packaging International Corporation (“GPIC”) and Riverwood Holdings Inc. in August 2003 (the “Riverwood Merger”) until August 8, 2006. Mr. Coors was Chairman of GPIC from 2000 until the closing of the Riverwood Merger, and was its Chief Executive Officer and President from GPIC’s formation in 1992 until the closing of the Riverwood Merger. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985-1989, as well as at Coors Technology Companies as its President from 1989 to 1992.

Kevin J. Conway, 48, has been a member of Graphic’s board of directors and a member of the board of directors of Graphic Packaging International, Inc. since 1995. Mr. Conway is a principal of CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc. (“Associates II”), a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership (“Associates V”), the general partner of CD&R, and a limited partner of Associates V.

Kelvin L. Davis, 43, is a Senior Partner of TPG Capital and Head of the firm’s North American Buyouts Group, incorporating investments in all non-technology industry sectors. Prior to joining TPG in 2000, Mr. Davis was President and Chief Operating Officer of Colony Capital, Inc., a private international real estate-related investment firm in Los Angeles, which he co-founded in 1991. Prior to the formation of Colony, Mr. Davis was a principal of RMB Realty, Inc., the real estate investment vehicle of Robert M. Bass. Prior to his affiliation with RMB Realty, he worked at Goldman, Sachs & Co. in New York City and with Trammell Crow Company in Dallas and Los Angeles. Mr. Davis earned a B.A. degree (Economics) from Stanford University and an M.B.A. from Harvard University, where he was a Baker Scholar, a John L. Loeb Fellow, and a Wolfe Award recipient. Mr. Davis is the Chairman of the Board of Kraton Polymers LLP, and a Director of Metro-Goldwyn-Mayer Studios Inc., Altivity, Aleris International and Univision Communications, Inc. He

is also a nine-year Director (and past Chairman) of Los Angeles Team Mentoring, Inc. (a charitable mentoring organization), and is on the Board of Overseers of the Huntington Library, Art Collections, and Botanical Gardens.

David W. Scheible, 51, was appointed as a director, President and Chief Executive Officer of Graphic and Graphic Packaging International, Inc. on January 1, 2007. Prior to that time, Mr. Scheible had served as Chief Operating Officer of such companies since October 2004. Mr. Scheible served as Executive Vice President of Commercial Operations from the closing of the Riverwood Merger in August 2003 until October 2004. Mr. Scheible served as GPIC’s Chief Operating Officer from 1999 until the closing of the Riverwood Merger. He also served as President of GPIC’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Automotive Division from 1995 through 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

Class II Directors — Term to Expire in 2009

Michael G. MacDougall, 36, is a partner of TPG Capital and a leader in its Energy and Industrial investing practice areas. Prior to joining TPG Capital in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a director of Altivity, Kraton Polymers LLC, Aleris International, Energy Future Holdings Corp. (formerly TXU Corp.) and the New York Opportunity Network. Mr. MacDougall served on the board of managers of Texas Genco LLC prior to its sale to NRG Energy, Inc. Mr. MacDougall is a graduate of the University of Texas at Austin and received his M.B.A. with distinction from Harvard Business School.

Jeffrey Liaw, 30, has been employed in TPG Capital’s Energy and Industrial investing practice areas since 2005. Prior to joining TPG Capital in 2005, Mr. Liaw was an associate at Bain Capital, a private equity investment firm, in their Industrials practice. Mr. Liaw is a director of Energy Future Holdings Corp. (formerly TXU Corp.) and Oncor Electric Delivery Company. Mr. Liaw is a graduate of the University of Texas at Austin and received his M.B.A. from Harvard Business School where he was a Baker Scholar and a Siebel Scholar.

John D. Beckett, 68, has been a member of Graphic’s board and the board of directors of Graphic Packaging International, Inc. since the closing of the Riverwood Merger. From 1993 until the closing of the Riverwood Merger, Mr. Beckett served as one of the directors of GPIC. He has been Chairman of the R.W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965 and from 1965 until 2001, Mr. Beckett also served as its President.

John R. Miller, 69, was named the non-executive Chairman of the board of directors of Graphic and Graphic Packaging International, Inc. on August 8, 2006 and has been a member of such Boards since 2002. Mr. Miller is Chairman of the Board of SIRVA, Inc., a global provider of moving and relocation services. He has been a director of Cambrex Corporation, a global diversified life science company since 1998, and since 1985, a director of Eaton Corporation, a global diversified industrial manufacturer. From 2000 to 2003, Mr. Miller served as Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry. He formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

Class III Directors — Term to Expire in 2010

George V. Bayly, 65, has served as Chairman and interim Chief Executive Officer of Altivity Packaging, LLC since October 2006. Prior to October 2006, Mr. Bayly served as Co-Chairman of U.S. Can Corporation from September 2005 to September, 2006, as well as Co-Chairman and Chief Executive Officer from March 2005 to September 2005. In addition, Mr. Bayly has been a principal of Whitehall Investors, LLC, a consulting and venture capital firm, since January 2002. From January 1991 to December 2002, Mr. Bayly served as Chairman, President and Chief Executive Officer of Ivex Packaging Corporation. From 1987 to 1991, Mr. Bayly served as Chairman, President and Chief Executive Officer of Olympic Packaging, Inc. Mr. Bayly also held various management positions with Packaging Corporation of America from 1973 to 1987. Mr. Bayly serves on the Board of Directors of ACCO Brands Corporation, Altivity, Huhtamaki Oyj and Treehouse Foods, Inc. Mr. Bayly holds a B.S. from Miami University and a M.B.A. from Northwestern University. Mr. Bayly also served as a Lieutenant Commander in the United States Navy.

Harold R. Logan, Jr., 62, has been a member of Graphic’s board of directors and the board of directors of Graphic Packaging International, Inc. since the closing of the Riverwood Merger in 2003. From 2001 until the closing of the Riverwood Merger, Mr. Logan served as one of the directors of GPIC. From 2003 through September 2006, Mr. Logan was a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products, and was a director, Executive Vice President, and Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. TransMontaigne, Inc. was sold to Morgan Stanley Group, Inc. on October 1, 2006. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and a director of Hart Energy Publishing, LLC and The Houston Exploration Company.

Robert W. Tieken, 67, has been a member of Graphic’s board of directors and the board of directors of Graphic Packaging International, Inc. since September 2003. Mr. Tieken served as the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company from May 1994 to June 2004. From 1993 until May 1994, Mr. Tieken served as Vice President-Finance for Martin Marietta Corporation. Mr. Tieken serves as a member of the board of directors of SIRVA, Inc. a global provider of moving and relocation services, and as its interim Chief Executive Officer.

Jack A. Fusco, 45, served as Chairman and Chief Executive Officer of Texas Genco LLC from July 2004, until the sale of Texas Genco LLC to NRG Energy, Inc. in 2005. Mr. Fusco worked as an independent consultant from November 2002 through July 2004. Mr. Fusco has over 21 years of experience in various areas of the power generation industry. He founded Orion Power Holdings, Inc., a New York Stock Exchange listed company, at the company’s inception in March 1998 and served as the company’s President and Chief Executive Officer from November 1998 until February 2002. Prior to joining Orion Power Holdings, Inc., Mr. Fusco was a Vice President at Goldman Sachs Power, an affiliate of Goldman, Sachs & Co. Prior to joining Goldman, Sachs & Co., Mr. Fusco was Executive Director of International Development and Operations for Pacific Gas & Electric Company’s non-regulated subsidiary PG&E Enterprises, Inc. In that role, he was responsible for the development and implementation of PG&E’s International Business Strategy and the launching of International Generating Company, an international wholesale power producer. Mr. Fusco holds a B.S. in Mechanical Engineering from California State University, Sacramento.

Committees of the Board of Directors of New Graphic

The initial committees of the New Graphic board of directors will be:

•	an audit committee

•	a compensation and benefits committee; and

•	a nominating and corporate governance committee

The audit committee will have at least three members, each of whom shall satisfy the independence requirements of the NYSE and the SEC, as applicable, for membership on the committee.

The compensation and benefits committee will have three members, each of whom shall satisfy the independence requirements described in Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code pursuant to the requirements of the committee charter.

The nominating and corporate governance committee will initially have six members. Members of the nominating and corporate governance committee have been nominated pursuant to the stockholders agreement, and will be Jeffrey H. Coors (the Coors Family Stockholder designee), Kevin J. Conway (the CDR Fund designee), G. Andrea Botta (the EXOR designee), as well as John R. Miller, a non-voting chairman. The nominating and corporate governance committee will also include two members designated by the TPG Entities. Because New Graphic will be a “Controlled Company” for purposes of Section 303A of the NYSE’s listed company manual, New Graphic is exempt from the requirement that the nominating and corporate governance committee consist entirely of independent directors, as well as certain other requirements relating to independent directors.

The initial members of each of the audit committee and the compensation and benefits committee will be appointed by the board of New Graphic as soon as practicable following the completion of the transactions.

New Graphic’s board of directors may designate other committees in the future.

New Graphic Management

Set forth below is certain information furnished to New Graphic by those persons expected to serve as senior management of New Graphic following the completion of the transactions. Although New Graphic has not finalized its management team, New Graphic expects to retain the majority of Altivity’s employees, including members of Altivity’s management team.

David W. Scheible, 51, was appointed as a Director, President and Chief Executive Officer of Graphic in January 2007. Prior to that time he had served as the Chief Operating Officer since October 2004. Mr. Scheible served as Graphic’s Executive Vice President of Commercial Operations from the closing of the Riverwood Merger in August 2003 until October 2004. Mr. Scheible served as Chief Operating Officer of GPIC from June 1999 until the closing of the Riverwood Merger. He also served as President of GPIC’s Flexible Division from January to June 1999. Previously, Mr. Scheible was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division from 1995 through January 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995. Pursuant to the stockholders agreement, the stockholders subject thereto have agreed that Mr. Scheible will be the initial Chief Executive Officer of New Graphic.

Daniel J. Blount, 51, has been Graphic’s Senior Vice President and Chief Financial Officer since September 2005. From October 2003 until September 2005, he was the Senior Vice President, Integration. From the closing of the Riverwood Merger in August 2003 until October 2003, he was the Senior Vice President, Integration, Chief Financial Officer and Treasurer. From June 2003 until August 2003, he was Senior Vice President, Chief Financial Officer and Treasurer. From September 1999 until June 2003, Mr. Blount was Senior Vice President and Chief Financial Officer. Mr. Blount was named Vice President and Chief Financial Officer of Riverwood Holding in September 1998. Prior to joining Graphic, Mr. Blount spent 13 years at Montgomery Kone, Inc., an elevator, escalator and moving ramp product manufacturer, installer and service provider, serving last as Senior Vice President, Finance.

Michael P. Doss, 40, has been the Senior Vice President, Consumer Products Packaging of Graphic since September 2006. From the closing of the Riverwood Merger in August 2003 through September 2006, Mr. Doss served as Graphic’s Vice President of Operations, Universal Packaging Division. Since joining GPIC in 1990, he has held positions of increasing management responsibility, including Plant Manager at the Gordonsville, Tennessee and Wausau, Wisconsin facilities. Mr. Doss was Director of Web Systems for the Universal Packaging Division before his promotion to Vice President of Operations.

Stephen A. Hellrung, 60, has been Graphic’s Senior Vice President, General Counsel and Secretary since October 2003. He was Senior Vice President, General Counsel and Secretary of Lowe’s Companies, Inc., a home improvement specialty retailer, from April 1999 until June 2003. Prior to joining Lowe’s Companies, Mr. Hellrung held similar positions with The Pillsbury Company and Bausch & Lomb, Incorporated.

Wayne E. Juby, 59, has been Graphic’s Senior Vice President, Human Resources since April 2001. Mr. Juby joined Graphic in November 2000 and was Director, Corporate Training, until April 2001. Prior to joining Graphic, Mr. Juby was Vice President, Human Resources, of National Gypsum Company, from 1994 until 1996.

Robert M. Simko, 47, has been Graphic’s Senior Vice President, Paperboard since December 2005. From October 2002 until December 2005, Mr. Simko served as Vice President, Supply Chain Operations. Mr. Simko joined the Company in February 1999 as the Vice President and Resident Manager, Georgia Paperboard

Operations after serving as the Director of Operations for Sealright Co., Inc. for approximately three years and holding several key manufacturing positions with the Films Division at Mobil Chemical Co.

Michael R. Schmal, 53, has been Graphic’s Senior Vice President, Beverage since the closing of the Riverwood Merger in August 2003 and was the Vice President and General Manager, Brewery Group of Graphic from October 1996 until August 2003. Prior to that time, Mr. Schmal held various positions at Graphic since 1981.

Director and Executive Officer Compensation

Final determinations have not been made with respect to the senior management of New Graphic, other than the President, Chief Executive Officer and Chief Financial Officer. Information concerning persons who currently serve as directors and executive officers of New Graphic affiliated with Graphic and their historical compensation paid by Graphic and ownership of Graphic common stock is contained in Graphic’s definitive proxy statement for its 2007 annual meeting of stockholders previously mailed to Graphic stockholders and incorporated by reference herein. See “Where You Can Find More Information.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of Graphic common stock and New Graphic common stock on a pro forma basis after the consummation of the transactions, by:

•	each stockholder that is known by Graphic to be the beneficial owner of more than 5% of the Graphic common stock or who, as a result of the completion of the transactions, will own beneficially 5% or more of New Graphic common stock;

•	each director of Graphic and New Graphic;

•	each named executive officer of Graphic; and

•	the directors and executive officers of Graphic and New Graphic as a group.

“Beneficial ownership” is determined according to the rules and regulations of the SEC and generally includes those shares that an individual or group has the power to vote or transfer and any stock options that are currently exercisable or that will become exercisable within 60 days of the relevant date of determination (regardless of whether such stock options are “in the money”). Shares that an individual or group beneficially owns but that are not actually issued and outstanding are not counted, however, for purposes of computing the percentage ownership of any other individual or group. Unless otherwise noted, such information is provided as of December 4, 2007 and the beneficial owners listed have sole voting and investment power with respect to the number of shares shown. An asterisk in the percentage column indicates beneficial ownership of less than one percent.

	Beneficial Ownership of		Pro Forma Beneficial
	Graphic		Ownership of New Graphic
	Number of		Number of
Name	Shares	Percentage	Shares	Percentage

Beneficial Owners of 5% or More:
Grover C. Coors Trust(1)	51,211,864	25.48%	51,211,864	14.94%
Jeffrey H. Coors(1)(2)	63,569,522	31.35%	63,450,418	18.42%
Clayton, Dubilier & Rice Fund V Limited Partnership(3)	34,222,500	17.03%	34,222,500	9.98%
EXOR Group S.A.(4)	34,222,500	17.03%	34,222,500	9.98%
TPG BCH Entities(5)	—	—	132,158,875	38.55%
HWH Investment PTE Ltd.(6)	10,545,400	5.25%	10,545,400	3.08%
Directors and Named Executive Officers of Graphic:
John D. Beckett(7)	89,707	*	89,707	*
G. Andrea Botta(8)	81,637	*	81,637	*
Kevin J. Conway(9)	—	*	—	*
William R. Fields	20,080	*	20,080	*
Harold R. Logan, Jr.(10)	59,808	*	59,808	*
John R. Miller	43,247	*	43,247	*
David W. Scheible(11)	403,954	*	606,753	*
Robert W. Tieken	41,287	*	41,287	*
Daniel J. Blount(12)	378,954	*	472,757	*
Stephen M. Humphrey(13)	5,896,730	2.85%	6,298,163	1.81%
Michael R. Schmal(14)	458,211	*	548,195	*

	Beneficial Ownership of		Pro Forma Beneficial
	Graphic		Ownership of New Graphic
	Number of		Number of
Name	Shares	Percentage	Shares	Percentage

Additional Directors of New Graphic:
George V. Bayly(15)	—	—	598,433	*
Kelvin L. Davis(16)	—	—	—	—
Jack A. Fusco	—	—	—	—
Jeffrey Liaw(17)	—	—	—	—
Michael G. MacDougall(18)	—	—	—	—
All directors and executive officers of Graphic as a group (16 persons)(19)	72,092,158	34.33%	—	—
All directors and executive officers of New Graphic as a group (21 persons)(20)			73,663,800	20.89%

(1)	Pursuant to the stockholders agreement dated March 25, 2003 among Graphic, the Coors Family Stockholders, certain related Coors family trusts and a related foundation, the CDR Fund and EXOR (the “2003 stockholder agreement”), certain members of the Coors family and related entities, including the Grover C. Coors Trust, have designated and appointed Jeffrey H. Coors as their attorney-in-fact to perform all obligations under such agreement. As to all other matters, including the merger and the exchange, they have retained voting power, and such persons have sole dispositive power over such shares. The business address for Jeffrey H. Coors is Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067. The shares of Graphic common stock are owned of record by the following Coors Family Stockholders in the amounts set forth below:

No. of Shares
Currently
Party to the Stockholders Agreement	Beneficially Owned

Adolph Coors Jr. Trust	2,800,000
Augusta Coors Collbran Trust	1,015,350
Bertha Coors Munroe Trust	1,140,490
Grover C. Coors Trust	51,211,864
Herman F. Coors Trust	1,435,000
Janet H. Coors Irrevocable Trust f/b/o Frances M. Baker	59,356
Janet H. Coors Irrevocable Trust f/b/o Frank E. Ferrin	59,354
Janet H. Coors Irrevocable Trust f/b/o Joseph J. Ferrin	59,354
Louise Coors Porter Trust	920,220
May Kistler Coors Trust	1,726,652
Darden K. Coors	17,796
John K. Coors	4,592
Joseph Coors Jr.	30,247
Peter H. Coors	61,256
William K. Coors*	2,000
Adolph Coors Foundation	503,774

61,047,305

* Represents 2,000 stock options

(2)	The amount shown includes (i) 53,429 shares held in joint tenancy with spouse, (ii) 140,848 stock units held in the Company’s 401(k) savings plan, (iii) 250 shares held by a Graphic predecessor’s Payroll Stock Ownership Plan, (iv) 500 shares held by Jeffrey H. Coors Family, Ltd., (v) 30,000 shares held by Mr. Coors’ wife, and (vii) an aggregate of 61,050,518 shares attributable to Mr. Coors solely by virtue of the 2003 stockholders agreement. The amount shown also includes 1,603,489 shares subject to stock options exercisable within 60 days and 187,120 RSUs that are vested within 60 days. Mr. Coors’ pro forma beneficial ownership of New Graphic includes the number of shares set forth in items (i)-(v) and an aggregate of 60,931,414 shares attributed to Mr. Coors solely by virtue of the stockholders agreement and voting agreement.

(3)	Associates V is the general partner of the CDR Fund and has the power to direct the CDR Fund as to the voting and disposition of its shares of Graphic common stock. Associates II is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CDR Fund’s voting and disposition of shares. Associates II is controlled by a board of directors consisting of B. Charles Ames, Michael G. Babiarz, Kevin J. Conway, Donald J. Gogel, Ned C. Lautenbach, David A. Novak, Huw Phillips, Roberto Quarta, Joseph L. Rice, III, Christian Rochat, Richard J. Schnall, Nathan Sleeper, George W. Tamke and David H. Wasserman, and its officers are Messrs. Conway, Gogel and Rice, along with Theresa A. Gore. The officers of Associates II are authorized and empowered, subject to the board of directors approval in certain circumstances, to act on behalf of Associates II and may be deemed to share beneficial ownership of the shares of Graphic common stock owned by the CDR Fund. Each of Associates V, Associates II and the other persons named above expressly disclaims beneficial ownership of the shares owned by the CDR Fund. The business address for each of the CDR Fund, Associates V, Associates II and each of the other persons named above is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(4)	Giovanni Agnellie C.S.a.p.az., an Italian company, is the beneficial owner of essentially all of the equity interests of EXOR Group S.A. The address of Giovanni Agnellie C.S.a.p.az.’s principal business and principal office is via del Carmine 10, presso Simon fiduciaria S.p.a., 10122 Turin, Italy. Giovanni Agnellie C.S.a.p.az. is deemed to be controlled by its general partners, Messrs. Tiberto Brandolini d’Adda, Gianluigi Gabetti, John Philip Elkann and Alessandro Giovanni Nasi.

(5)	These shares of New Graphic common stock are owned of record by the following entities (together, the “TPG BCH Entities”) in the amount set forth below:

Entity	Shares

TPG Bluegrass IV, L.P.	24,648,258
TPG Bluegrass IV-AIV 2, L.P.	41,431,180
TPG Bluegrass V, L.P.	23,929,218
TPG Bluegrass V-AIV 2, L.P.	41,843,729
TPG FOF V-A, L.P.	172,052
TPG FOF V-B, L.P.	134,439

TPG Advisors IV, Inc. is the general partner of TPG GenPar IV, L.P., and TPG GenPar IV, L.P. is the general partner of each of TPG Bluegrass IV, L.P. and TPG Bluegrass IV-AIV 2, L.P. TPG Advisors V, Inc. is the general partner of TPG GenPar V, L.P., and TPG GenPar V, L.P. is the general partner of each of TPG Bluegrass V, L.P. and TPG Bluegrass V-AIV 2, L.P. Messrs. David Bonderman and James G. Coulter are directors, officers and the sole shareholders of TPG Advisors IV, Inc. and TPG Advisors V, Inc., and may be deemed to be beneficial owners of securities owned directly by the TPG BCH Entities. The address of each of the entities and individuals listed above is c/o TPG Capital, L.P., 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(6)	The beneficial owner of HWH Investment Pte. Ltd. is Government of Singapore Investment Corporation (Ventures) Pte Ltd, which is beneficially owned by Minister for Finance Inc. of the Government of Singapore. The business address for HWH Investment Pte. Ltd. is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912. The number of shares beneficially owned is as of December 31, 2005 according to Amendment No. 1 to Schedule 13G/A filed with the SEC on February 15, 2006.

(7)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(8)	The amount shown includes 76,373 shares of phantom stock that are fully vested but not payable until Mr. Botta’s retirement as a director of Graphic.

(9)	Pursuant to the terms of his employment, all of Mr. Conway’s compensation for service as a director of Graphic, including all equity awards, is assigned to CD&R.

(10)	The amount shown includes 2,000 shares subject to stock options exercisable within 60 days.

(11)	The amount shown includes 4,253 stock units held in GPIC’s 401(k) savings plan, 163,710 shares subject to stock options exercisable within 60 days and 54,379 RSUs that are vested within 60 days. Mr. Scheible’s pro forma beneficial ownership of New Graphic includes 257,178 shares of common stock to be issued upon the payout of RSUs granted under the Graphic 2004 Stock and Incentive Compensation Plan (the “2004 Plan”).

(12)	The amount shown includes 189,304 shares subject to stock options exercisable within 60 days and 34,249 RSUs that are vested within 60 days. Mr. Blount’s pro forma beneficial ownership of New Graphic includes 128,052 shares of common stock to be issued upon the payout of RSUs granted under the Graphic 2004 Plan.

(13)	The amount shown includes 5,500,176 shares subject to stock options exercisable within 60 days and 177,660 RSUs that are vested within 60 days. Mr. Humphrey’s pro forma beneficial ownership of New Graphic includes 579,093 shares of common stock to be issued upon the payout of RSUs granted under the Graphic 2004 Plan.

(14)	The amount shown includes 210,492 shares subject to stock options exercisable within 60 days and 43,718 RSUs that are vested within 60 days. Mr. Schmal’s pro forma beneficial ownership of New Graphic includes 133,702 shares of common stock to be issued upon the payout of RSUs issued under the Graphic 2004 Plan.

(15)	The amount shown consists of shares of New Graphic common stock that will be issued to BCH Management, LLC in the transactions and subsequently distributed to Mr. Bayly.

(16)	Mr. Davis is a partner in TPG Capital, L.P., which is affiliated with the TPG BCH Entities.

(17)	Mr. Liaw is a vice president of TPG Capital, L.P., which is affiliated with the TPG BCH Entities.

(18)	Mr. MacDougall is a partner in TPG Capital, L.P., which is affiliated with the TPG BCH Entities.

(19)	The amount shown includes 8,330,502 shares subject to stock options that are exercisable within 60 days and 718,241 RSUs and shares of phantom stock that are vested within 60 days.

(20)	The amount shown includes 8,330,502 shares subject to stock options that are exercisable within 60 days and 718,241 RSUs and shares of phantom stock that are vested within 60 days.

PROPOSAL 2

CAPITALIZATION

Upon the completion of the transactions, New Graphic’s certificate of incorporation will be substantially as set forth in the form attached as Annex B to this proxy statement/prospectus. The New Graphic certificate of incorporation differs from Graphic’s current certificate of incorporation in certain respects. One significant difference between Graphic’s certificate of incorporation and New Graphic’s restated certificate of incorporation is the number of authorized shares of capital stock. Accordingly, you are being asked to approve the following proposal:

•	Proposal 2 — Capitalization. Approval of provisions in New Graphic’s restated certificate of incorporation that will provide that the authorized capital stock will be 1.1 billion shares, including 1 billion shares of common stock and 100 million shares of preferred stock.

Graphic’s current certificate of incorporation authorizes 500 million shares of common stock and 50 million shares of preferred stock. This provision is intended to ensure that New Graphic will have sufficient authorized capital stock to provide flexibility for issuances in the future for corporate purposes that the New Graphic board of directors may hereafter determine to be in the best interests of New Graphic and its stockholders. Although New Graphic currently has no plans to issue additional authorized shares of common stock other than as discussed in this proxy statement/prospectus and ordinary course grants under incentive plans, New Graphic’s board of directors may determine to issue additional shares in the future in connection with acquisitions, financing transactions and stock splits, among others.

The provisions in New Graphic’s certificate of incorporation will only be implemented if the transactions described in Proposal 1 are completed.

Graphic’s board of directors unanimously recommends that the Graphic stockholders vote “FOR” Proposal 2, the approval of the provision of the New Graphic’s restated certificate of incorporation increasing the authorized capital stock.

DESCRIPTION OF NEW GRAPHIC CAPITAL STOCK

Overview

New Graphic’s restated certificate of incorporation, which will become effective at the effective time of the merger, will authorize up to 1 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share. We refer to this restated certificate of incorporation in this proxy statement/prospectus as New Graphic’s certificate of incorporation. Immediately after the completion of the transactions, approximately 342 million shares of New Graphic common stock will be issued, and no shares of preferred stock will be issued and outstanding.

The following descriptions of New Graphic capital stock and provisions of its restated certificate of incorporation and amended and restated by-laws, which will become effective at the effective time of the merger and are referred to in this proxy statement/prospectus as New Graphic’s by-laws, are summaries of their material terms and provisions and are qualified by reference to the complete text of the forms of certificate of incorporation and by-laws, which are incorporated by reference in their entirety and are attached to this proxy statement/prospectus as Annex B and Annex C, respectively. The descriptions reflect changes to New Graphic’s capital structure, certificate of incorporation and by-laws that will occur at the effective time of the merger.

Common Stock

Holders of New Graphic common stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock will be entitled to receive proportionately any dividends that may be declared by New Graphic’s board of directors, subject to the preferences and rights of any shares of preferred stock. In the event of New Graphic’s liquidation, dissolution or winding-up, holders of common stock will be entitled to receive proportionately any of New Graphic’s assets remaining after the payment of debts and liabilities and subject to the preferences and rights of any shares of preferred stock. Holders of common stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares of common stock to be issued in the merger will be, when issued, fully paid and non-assessable. The rights and privileges of holders of New Graphic common stock will be subject to any series of preferred stock that New Graphic may issue in the future, as described below.

Preferred Stock

New Graphic’s certificate of incorporation will provide that New Graphic’s board of directors has the authority, without further vote or action by the stockholders, to issue up to 100 million shares of preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The issuance of preferred stock could adversely affect the rights of holders of common stock. New Graphic has no present plans to issue any shares of preferred stock after the effective time of the merger.

New Graphic’s certificate of incorporation will authorize shares of preferred stock that may be designated Series A junior participating preferred stock in connection with New Graphic’s anticipated stockholder rights plan. See “— New Rights Plan” below.

Stockholders Agreements

New Graphic and certain individuals and entities that will be stockholders of New Graphic after the completion of the transactions have entered into a stockholders agreement, dated as of July 9, 2007, under which the parties have made certain agreements regarding the voting of their shares and the governance of New Graphic. See “Other Agreements — Stockholders Agreement.”

Change of Control Related Provisions of New Graphic’s Certificate of Incorporation and By-Laws, and Delaware Law

A number of provisions in New Graphic’s certificate of incorporation and by-laws and under the Delaware General Corporation Law, or the DGCL, may make it more difficult for third parties to acquire control of New Graphic. These provisions may have the effect of delaying, deferring, discouraging, preventing or rendering more difficult a future takeover attempt which is not approved by New Graphic’s board of directors, but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	discourage some types of transactions that may involve an actual or threatened change in control of New Graphic;

•	discourage certain tactics that may be used in proxy fights;

•	enhance the likelihood of continuity and stability in the composition of New Graphic’s board of directors;

•	ensure that New Graphic’s board of directors will have sufficient time to act in what the board believes to be in the best interests of New Graphic and its stockholders; and

•	encourage persons seeking to acquire control of New Graphic to consult first with New Graphic’s board to negotiate the terms of any proposed business combination or offer.

Unissued Shares of Common Stock.

New Graphic currently plans to issue an estimated 342 million shares of its authorized common stock in the transactions. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval, except as may be required by the rules or regulations of the NYSE or other stock exchange on which New Graphic common stock is listed. While the additional shares are not designed to deter or prevent a change of control, under some circumstances New Graphic could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with New Graphic’s board of directors in opposing a hostile takeover bid.

Unissued Shares of Preferred Stock.

The certificate of incorporation will grant New Graphic’s board of directors the authority, without any further vote or action by New Graphic stockholders, except as may be required by the rules or regulations of the NYSE or other stock exchange on which New Graphic common stock is listed, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including but not limited to, dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce New Graphic’s attractiveness as a target for an unsolicited takeover bid since New Graphic could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquirer may find unattractive. This may have the effect of delaying or preventing a change in control, may discourage bids for the common stock at a premium over the market price of the common stock, and may adversely affect the market price of, and the voting and other rights of the holders of, common stock.

Classified Board of Directors, Vacancies and Removal of Directors

New Graphic’s certificate of incorporation and by-laws will provide that New Graphic’s board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of New Graphic’s board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Under the DGCL, for companies like New Graphic with a classified board of directors, stockholders may remove directors only for cause. Vacancies (including a vacancy created by increasing the size of the board) in New Graphic’s board of directors may only be filled by a majority of its directors. Any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred (including a vacancy created by increasing the size of the board) and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. New Graphic’s certificate of incorporation and by-laws will provide that the number of directors will be fixed and increased or decreased from time to time solely by resolution of the board of directors, but the board of directors will at no time consist of fewer than three directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of New Graphic’s board of directors that would effect a change of control.

Advance Notice Requirements for Nomination of Directors and Presentation of New Business at Meetings of Stockholders; Action by Written Consent

New Graphic’s by-laws will provide for advance notice requirements for stockholder proposals and nominations for director. Generally, to be timely, notice must be delivered to the secretary of New Graphic at its principal executive offices not fewer than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. In addition, under the provisions of both the certificate of incorporation and by-laws, action may not be taken by written consent of stockholders; rather, any action taken by the stockholders must be effected at a duly called annual or special meeting. A special meeting may only be called by New Graphic’s board of directors. These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Business Combination Under Delaware Law

As a Delaware corporation, New Graphic will be subject to Section 203 of the DGCL, unless it elects in its certificate of incorporation not to be governed by the provisions of Section 203. New Graphic does not plan to make that election. Subject to specified exceptions, Section 203, as currently in effect, prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless:

•	before that date, the board of directors approved either the business combination or the transaction in which such stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of holders of at least 66 2/3% of New Graphic’s outstanding voting stock which is not owned by the interested stockholder.

A “business combination”, as further defined by the DGCL, includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Except as otherwise described in the DGCL, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately before the date of determination, and (2) the affiliates and associates of any such person.

The Coors Family Stockholders, the CDR Fund, EXOR, the Sellers and their respective affiliates or associates will not be subject to the restrictions imposed by Section 203 because New Graphic’s board of directors approved the transactions, i.e., the business combination in which any such stockholder may have become an interested stockholder.

Limitation of Liability of Directors

The certificate of incorporation will provide that no director will be personally liable to New Graphic or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the DGCL. As currently enacted, the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the DGCL applies. The inclusion of this provision in the certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited New Graphic and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The DGCL provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, actually and reasonably incurred in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard applies to actions brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

New Graphic’s certificate of incorporation and, with regard to its officers, its by-laws will provide that New Graphic will indemnify its current and former directors, as well as any person who has agreed to become a director, and officers to the fullest extent permitted by the DGCL. Under these provisions and subject to the DGCL, New Graphic will be required to indemnify its directors and officers for all judgments, fines, settlements, liabilities, losses, ERISA excise taxes or penalties, legal fees and other expenses actually and reasonably incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with New Graphic or another entity that the director or officer serves as a director, officer, employee or agent at New Graphic’s request, subject to various conditions, and to advance funds to New Graphic’s directors and officers before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director or officer must have met the applicable standard of conduct required by Delaware law to be indemnified.

Unless otherwise ordered by a court, any indemnification of a present or former director, officer or employee of New Graphic shall be made by New Graphic (and may be made by New Graphic in the case of an agent) upon a determination that indemnification of such person is proper because he or she has met the applicable standard of conduct required by the Delaware law to be indemnified. With respect to a person who is a director or officer at the time of such determination, such determination shall be made: (i) by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum, (ii) a committee of such directors designated by a majority vote of such directors, even thought less than a quorum, (iii) by independent legal counsel in a written opinion if there are no such directors or if such directors so direct, or (iv) by the stockholders of New Graphic. The by-laws also specifically authorize New Graphic to maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of New Graphic, or is or was serving at New Graphic’s request as a director, officer, employee or agent of another entity, against certain liabilities.

New Graphic also has agreed that it will maintain the current policies of directors’ and officers’ liability insurance maintained by each of BCH and Graphic (provided that New Graphic may substitute a substantially similar policy that is no less advantageous to the insured), for a period of six years from the closing of the transactions. See “The Transactions — Interests of Graphic’s Directors and Executive Officers in the Transactions.”

Supermajority Voting Requirement for Amendment of Certain Provisions of New Graphic’s Certificate of Incorporation and By-Laws

The provisions of New Graphic’s certificate of incorporation governing, among other things, the classified board, the liability of directors and the elimination of the ability of stockholders to act by written consent, may not be amended, altered or repealed unless the amendment is approved by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. This requirement exceeds the majority vote of the outstanding stock that would otherwise be required by the DGCL for the repeal or amendment of such provisions of the certificate of incorporation. New Graphic’s by-laws may be amended by the board of directors or by the vote of holders of 75% of the combined voting power of the then outstanding shares entitled to vote thereon. These provisions make it more difficult for any person to remove or amend any provisions that may have an anti-takeover effect.

New Rights Plan

New Graphic’s board of directors intends to adopt a stockholder rights plan under which each outstanding share of New Graphic common stock will be coupled with a stock purchase right. The description and terms of the rights will be found in a rights agreement to be entered into between New Graphic and Wells Fargo Bank, N.A., as the rights agent. The following is a summary of the material provisions of the rights plan that New Graphic’s board of directors intends to adopt. This summary is qualified in its entirety by reference to the rights plan, a form of which is attached as an exhibit to the registration statement of which this proxy statement/prospectus forms a part and incorporated herein by reference in its entirety. This summary may not contain all of the information about the rights plan which is important to you, and we encourage you to read the rights plan in its entirety.

Initially, the rights will be attached to the certificates representing outstanding shares of common stock, and no separate rights certificates will be distributed. The rights will be transferable only with the common stock until a distribution date (as described below). Each right will entitle the holder to purchase one one-thousandth of a share of New Graphic Series A junior participating preferred stock at an exercise price that will be set by New Graphic’s board of directors before the rights plan is implemented, subject to adjustment. Each one one-thousandth of a share of Series A junior participating preferred stock will have economic and voting terms approximately equivalent to one share of New Graphic common stock. Until it is exercised, the right itself will not entitle the holder of the right to any rights as a stockholder, including the right to receive dividends or to vote at stockholder meetings.

The rights will not be exercisable until the distribution date and will expire at the close of business on the tenth anniversary of the record date under the rights agreement, unless earlier redeemed or exchanged by us. As soon as practicable after the distribution date, New Graphic would issue separate certificates representing the rights which would trade separately from the shares of New Graphic common stock. A distribution date would generally occur upon the earlier of:

•	the tenth day after the first public announcement by or communication to New Graphic that a person or group of affiliated or associated persons (referred to as an acquiring person) has acquired beneficial ownership of 15% or more of New Graphic’s outstanding common stock (the date of such announcement or communication is referred to as the stock acquisition time); or

•	the tenth business day after the commencement or first public announcement of the intention to commence a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

However, an acquiring person will not include New Graphic, any of its subsidiaries, any of its employee benefit plans or any person or entity acting under its employee benefit plans. In addition, an acquiring person will not include stockholders of New Graphic, including the Coors Family Stockholders and the TPG Entities, who beneficially own 15% or more of its outstanding common stock immediately after the completion of the transactions (referred to as “grandfathered persons,” provided that any such stockholder will cease to be a grandfathered person at such time when such stockholder beneficially owns less than 15% of New Graphic’s outstanding common stock).

If any person becomes an acquiring person, each right will represent, instead of the right to acquire one one-thousandth of a share of Series A junior participating preferred stock, the right to receive upon exercise a number of shares of common stock having a value equal to two times the purchase price of the right, subject to certain exceptions. All rights that are beneficially owned by an acquiring person or its transferee will become null and void.

If at any time after a public announcement has been made or New Graphic has received notice that a person has become an acquiring person:

•	New Graphic is acquired in a merger or other business combination and New Graphic is not the surviving corporation; or

•	50% or more of the assets, cash flow or earning power of New Graphic and its subsidiaries (taken as a whole) is sold or transferred;

each right, except rights that previously have been voided as described above, will represent the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price of the right.

At any time until the earlier of (1) the time New Graphic becomes aware that a person has become an acquiring person or (2) the tenth anniversary of the record date under the rights agreement, New Graphic may redeem all the rights at a price of $0.001 per right. At any time after a person has become an acquiring person and before the acquisition by such person and its affiliates of 50% or more of the outstanding shares of New Graphic common stock, New Graphic may exchange the rights, in whole or in part, at an exchange ratio of one share of common stock per right.

The purchase price of the rights, the number of thousandths of a share of Series A junior participating preferred stock and the amount of common stock, cash or other securities or property issuable upon exercise of, or exchange for, the rights, and the number of such rights outstanding, are subject to adjustment from time to time to prevent dilution. Except as provided in the rights agreement, no adjustment in the purchase price or the number of shares of Series A junior participating preferred stock issuable upon exercise of a right will be required until the cumulative adjustment would require an increase or decrease of at least 1% in the purchase price or number of shares for which a right is exercisable.

Before the time that a person or group becomes an acquiring person, and subject to specified limitations, the rights agreement may be supplemented or amended by New Graphic and the rights agent, without the approval of the holders of the rights.

The stockholder rights plan is designed to protect stockholders in the event of unsolicited offers to acquire New Graphic and other coercive takeover tactics which, in the opinion of New Graphic’s board of directors, could impair its ability to represent stockholder interests. The rights will not prevent a takeover of New Graphic. However, the provisions of the stockholder rights plan may render an unsolicited takeover more difficult or less likely to occur, even though such takeover may offer New Graphic stockholders the opportunity to sell their stock at a price above the prevailing market rate and/or may be favored by a majority of New Graphic stockholders.

Registration Rights Agreement

New Graphic, the parties to the stockholders agreement and certain other anticipated stockholders of New Graphic have entered into a registration rights agreement, dated as of July 9, 2007, in connection with the transactions contemplated by the transaction agreement. See above “Other Agreements — Registration Rights Agreement.”

Listing

Graphic has filed an application to have New Graphic common stock listed on the NYSE under the ticker symbol “GPK.”

Exchange Agent and Registrar

The exchange agent and registrar for New Graphic’s common stock will be Wells Fargo Bank, N.A.

COMPARISON OF RIGHTS OF GRAPHIC STOCKHOLDERS
AND NEW GRAPHIC STOCKHOLDERS

The rights of Graphic stockholders are currently governed by the DGCL and Graphic’s certificate of incorporation and bylaws. Under the transaction agreement, at the closing of the merger, the stockholders of Graphic will be entitled to receive shares of common stock of New Graphic, a Delaware corporation. Accordingly, after the merger, the rights of any former stockholder of Graphic who receives shares of stock of New Graphic will be governed by the DGCL, New Graphic’s certificate of incorporation and New Graphic’s by-laws.

The following discussion identifies material differences between current rights of Graphic stockholders and those of New Graphic stockholders following the transactions. The following discussions are summaries only. They do not give you a complete description of the differences that may affect you. You should also refer to the DGCL, as well as Graphic’s certificate of incorporation and bylaws and New Graphic’s certificate of incorporation and New Graphic’s by-laws. Copies of forms of New Graphic’s certificate of incorporation and New Graphic’s by-laws are attached as Annex B and Annex C, respectively, to this proxy statement/prospectus. Graphic’s restated certificate of incorporation and amended and restated bylaws have been filed as exhibits to Graphic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. See “Where You Can Find More Information.” For a more detailed discussion of your rights as stockholders of New Graphic, you should also see “Description of New Graphic Capital Stock.”

	Current Graphic	New Graphic
	Stockholder Rights	Stockholder Rights

Authorized Capital Stock	• The authorized capital stock of Graphic currently consists of 500 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.	• The authorized capital stock of New Graphic will consist of 1 billion shares of common stock, par value $0.01 per share, and 100 million shares of preferred stock, par value $0.01 per share.

Number of Directors	• The Graphic board of directors currently consists of nine directors.	• The New Graphic board of directors will initially consist of thirteen directors.
	• The number of directors of Graphic may be fixed from time to time by resolution of the board of directors.	• The number of directors of New Graphic may be fixed from time to time solely by resolution of the board of directors and may not be fixed by any other person.

Classification of board of directors	• Graphic has a classified board consisting of three classes of three directors each.	• New Graphic will have a classified board consisting of three classes. Initially, Class I will have five directors and Classes II and III will each have four directors.

Removal of Directors	• Graphic directors may be removed from office, but only for cause, by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.	• New Graphic directors may be removed from office, but only for cause, by the affirmative vote of the holders of at least a majority of the shares entitled to vote at an election of directors.

	Current Graphic	New Graphic
	Stockholder Rights	Stockholder Rights

Quorum	• The presence in person or by proxy of the holders of record of one-third (1/3) of the voting power of the shares entitled to vote at a meeting of the stockholders constitutes a quorum.	• The presence in person or by proxy of the holders of record of a majority of the voting power of the shares entitled to vote at a meeting of the stockholders will constitute a quorum.

Stockholders Rights Plan
•   One stockholder right is attached to each share of Graphic common stock under a rights plan under which Coors Family Stockholders, the CDR Fund and EXOR are excluded from the definition of acquiring persons.
• After the closing, it is anticipated that one stockholder right will be attached to each share of New Graphic common stock under a rights plan, as described above, under which TPG Entities and Coors Family Stockholders are excluded from the definition of acquiring persons.

Policy on Corporate Indebtedness	• Graphic’s board of directors is required to authorize all loans contracted on behalf of Graphic.	• New Graphic will not have a policy in its by-laws on corporate indebtedness.

LEGAL MATTERS

The validity of the New Graphic common stock to be offered by this proxy statement/prospectus has been passed upon for New Graphic by Alston & Bird LLP.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference to Graphic’s Current Report on Form 8-K dated November 27, 2007 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Graphic for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Bluegrass Container Holdings, LLC at December 31, 2006 and 2005, and for the period from July 1, 2006 to December 31, 2006, the period from January 1, 2006 to June 30, 2006 and each of the years ended December 31, 2005 and 2004, appearing in this proxy statement/prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Graphic 2008 Annual Meeting of Stockholders

Graphic expects to hold its 2008 annual meeting of stockholders only if the transactions are not completed. For a stockholder proposal to be included in the proxy statement for Graphic’s 2008 annual meeting of stockholders (if held), under the rules of the SEC, the proposal must be received by the Graphic Corporate Secretary at 814 Livingston Court, Marietta, Georgia 30067 no later than December 18, 2007.

If a Graphic stockholder wishes to present a proposal at the 2008 annual meeting of stockholders (if held), without including the proposal in the proxy statement, or to nominate one or more directors, the stockholder must provide written notice of the proposal to Graphic’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 15, 2008, and not later than February 14, 2008. However, if the date of the 2008 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

New Graphic 2008 Annual Meeting of Stockholders

If the transactions are completed, it is expected that New Graphic’s 2008 annual meeting of stockholders will be held in May 2008. For a stockholder proposal to be included in the proxy statement for New Graphic’s 2008 annual meeting of stockholders, under the rules of the SEC, the proposal must be received by the New Graphic Corporate Secretary at 814 Livingston Court, Marietta, Georgia 30067 no later than December 18, 2007.

If a New Graphic stockholder wishes to present a proposal at the 2008 annual meeting of stockholders, without including the proposal in the proxy statement, or to nominate one or more directors, the stockholder must provide written notice of the proposal to New Graphic’s Corporate Secretary at the address above. The Corporate Secretary must receive this notice not earlier than January 15, 2008, and not later than February 14, 2008. However, if the date of the 2008 annual stockholders meeting is advanced by more than 30 days or delayed by more than 70 days from the anniversary date of the Annual Meeting, then such proposal must be submitted by the later of the 90th day before such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

WHERE YOU CAN FIND MORE INFORMATION

Graphic files annual, quarterly and current reports, proxy statements and other information with the SEC. Stockholders may read and copy any reports, statements or other information Graphic files at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public at the web site maintained by the SEC at http://www.sec.gov and by Graphic at http://www.graphicpkg.com.

New Graphic filed a registration statement on Form S-4 to register with the SEC New Graphic common stock that New Graphic will issue to Graphic stockholders in the merger. This proxy statement/prospectus is part of that registration statement and constitutes a prospectus of New Graphic in addition to being a proxy statement for Graphic for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

You should rely only on the information contained in this proxy statement/prospectus to vote on the proposals submitted by the Graphic Board. Graphic has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated December [ • ], 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to Graphic stockholders nor the issuance of New Graphic common stock in the transactions shall create any implication to the contrary.

Graphic provided all of the information contained in this proxy statement/prospectus with respect to Graphic and New Graphic, and BCH provided all of the information contained in this proxy statement/prospectus with respect to BCH and Altivity.

The SEC allows New Graphic to “incorporate by reference” business and financial information that is not included in or delivered with this proxy statement/prospectus, which means that Graphic can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. New Graphic incorporates by reference the documents listed below and all documents Graphic subsequently files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished to the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K).

This proxy statement/prospectus incorporates by reference the documents set forth below:

•	Graphic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 2, 2007;

•	Graphic’s Proxy Statement for its 2007 Annual Meeting of Stockholders dated April 17, 2007;

•	Graphic’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 filed on May 3, 2007, June 30, 2007 filed on August 7, 2007 and September 30, 2007 filed on November 9, 2007; and

•	Graphic’s Current Reports on Form 8-K filed with the SEC on January 3, 2007; March 29, 2007; May 21, 2007; July 11, 2007; August 23, 2007; October 17, 2007, as amended October 26, 2007 (disclosing the sale of Graphic’s operations in Sweden); November 27, 2007; and December 5, 2007.

New Graphic is also incorporating by reference additional documents that may be filed with the SEC between the date of the filing of this proxy statement/prospectus and the date of the special meeting.

You can obtain any of the Graphic documents listed above from Graphic or the SEC. Documents listed above are available from Graphic without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this proxy statement/prospectus. Holders of this proxy statement/prospectus may obtain documents listed above by requesting them upon written or oral request from us at the following address:

Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
Attention: Investor Relations Department

If you would like to request documents from Graphic, please do so by January 10, 2008 so that you may receive them before the special meeting.

Some banks, brokers or other nominee record holders of Graphic common stock may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of Graphic’s proxy statement or annual report may have been sent to multiple stockholders in the same household. Graphic will promptly deliver a separate copy of either document to any stockholder upon request submitted in writing to Graphic at the following address: Graphic Packaging Corporation, 814 Livingston Court, Marietta, Georgia 30067, Attention: Corporate Secretary or by calling (770) 644-3000. Any stockholder who wants to receive separate copies of the annual report and proxy statement in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her broker, bank or other nominee or contact Graphic at the above address or telephone number.

F-1

Report of Independent Auditors

The Board of Directors
Bluegrass Container Holdings, LLC

We have audited the accompanying balance sheets of Bluegrass Container Holdings, LLC (the Company) as of December 31, 2006 and 2005, and the related statements of operations, statements of changes in equity, and cash flows for the period from July 1, 2006 to December 31, 2006 (Successor), the period from January 1, 2006 to June 30, 2006, and for each of the two years in the period ended December 31, 2005 (Predecessor). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the period from July 1, 2006 to December 31, 2006 (Successor), the period from January 1, 2006 to June 30, 2006, and for each of the two years in the period ended December 31, 2005 (Predecessor), in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the financial statements, on December 31, 2006, the Company changed its method of accounting for defined benefit pension and other postretirement benefit plans to conform with Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined-Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132 (R). As discussed in Note 3 to the financial statements, the Company also changed its method of accounting for maintenance costs to conform with Financial Accounting Standards Board Staff Position AUG AIR-1, Accounting for Planned Major Maintenance Activities.

/s/  Ernst & Young LLP

Chicago, Illinois
April 3, 2007

F-2

BLUEGRASS CONTAINER HOLDINGS, LLC

BALANCE SHEETS

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

ASSETS
Current Assets:
Cash and Equivalents	$99.2	$—
Receivables, Net	185.8	18.8
Inventories	231.3	152.8
Other Current Assets	10.7	3.4

Total Current Assets	527.0	175.0
Property, Plant and Equipment, Net	621.6	358.7
Goodwill	358.9	279.0
Intangible Assets, Net	134.3	1.9
Deferred Debt Issue Costs	22.5	—
Other Assets	6.9	7.2

Total Assets	$1,671.2	$821.8

LIABILITIES
Current Liabilities:
Short-Term Debt	$10.5	$0.8
Accounts Payable	145.2	79.3
Accrued Liabilities	70.1	55.1
Restructuring	6.9	—
Deferred Income Taxes	—	11.7

Total Current Liabilities	232.7	146.9
Long-Term Debt	1,152.8	16.1
Deferred Tax Liabilities	0.2	80.9
Accrued Pension and Postretirement Benefits	35.8	—
Other Noncurrent Liabilities	5.2	1.3

Total Liabilities	1,426.7	245.2

EQUITY
Smurfit-Stone Container Enterprises, Inc. Investment	—	576.6
Contributed Capital	305.0	—
Accumulated Deficit	(53.5)	—
Accumulated Other Comprehensive Loss	(7.0)	—

Total Equity	244.5	576.6

Total Liabilities and Equity	$1,671.2	$821.8

The accompanying notes are an integral part of the financial statements

F-3

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF OPERATIONS

	Successor	Predecessor
	July 1, 2006 to	January 1, 2006 to	Year Ended December 31,
	December 31,	June 30,	Predecessor	Predecessor
	2006	2006	2005	2004

	In millions
Net Sales	$964.2	$789.4	$1,584.4	$1,541.2
Cost of Sales	881.3	699.0	1,381.1	1,338.2
Selling, General and Administrative	89.7	75.4	141.0	137.9
Litigation Charge	—	—	4.0	—
Restructuring	—	—	5.0	1.9
(Gain) Loss on Sale of Assets	—	(0.1)	(0.1)	0.1

Income (Loss) from Operations	(6.8)	15.1	53.4	63.1
Interest Income	2.7	—	—	—
Interest Expense	(48.5)	(0.6)	(1.2)	(0.9)
Other (Expense) Income, Net	(0.4)	—	0.1	0.2

Income (Loss) before Income Taxes	(53.0)	14.5	52.3	62.4
Income Tax Expense	(0.5)	(5.8)	(20.9)	(24.8)

Net (Loss) Income	$(53.5)	$8.7	$31.4	$37.6

The accompanying notes are an integral part of the financial statements

F-4

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF CASH FLOWS

	Successor	Predecessor
	July 1, 2006 to	January 1, 2006 to	Year Ended December 31,
	December 31,	June 30,	Predecessor	Predecessor
	2006	2006	2005	2004

	In millions

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(53.5)	$8.7	$31.4	$37.6
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	42.5	20.4	40.4	39.5
Deferred Income Taxes	(0.2)	(10.7)	(11.1)	5.1
Amortization of Deferred Debt Issuance Costs	1.8	—	—	—
Asset Retirements Gain	—	(0.1)	(0.1)	—
Non-cash Restructuring Charges	—	—	2.5	(1.1)
Changes in Operating Assets & Liabilities:
Accounts Receivable, Net	(143.5)	3.6	3.1	(7.3)
Inventories	59.5	(8.4)	14.1	(6.8)
Prepaid Expenses and Other Current Assets	0.8	(2.2)	(0.4)	(1.9)
Accounts Payable and Accrued Liabilities	50.7	(12.9)	1.6	7.8
Other, Net	0.8	0.1	1.1	(4.7)

Net Cash (Used in) Provided by Operating Activities	(41.1)	(1.5)	82.6	68.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Spending	(21.4)	(39.0)	(37.9)	(31.5)
Acquisitions, Net of Cash Received	(1,281.4)	—	(1.5)	—
Proceeds from Disposal of Property/Other	0.3	0.3	0.5	6.0

Net Cash Used in Investing Activities	(1,302.5)	(38.7)	(38.9)	(25.5)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	(2.8)	0.1	(2.1)	(0.7)
Proceeds from Debt	1,165.0	—	1.0	4.7
Cash Contribution from Parent	305.0	—	—	—
Deferred Debt Issuance Costs	(24.4)	—	—	(0.2)
Net Advances from (to) SSCE	—	40.1	(42.6)	(46.5)

Net Cash Provided by (Used in) Financing Activities	1,442.8	40.2	(43.7)	(42.7)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	—	—

Net Increase in Cash and Equivalents	99.2	—	—	—
Cash and Equivalents at Beginning of Period	—	—	—	—

CASH AND EQUIVALENTS AT END OF PERIOD	$99.2	$—	$—	$—

The accompanying notes are an integral part of the financial statements

F-5

BLUEGRASS CONTAINER HOLDINGS, LLC

STATEMENTS OF CHANGES IN EQUITY

				Accumulated
				Other
	SSCE	Contributed	Accumulated	Comprehensive
	Investment	Capital	Deficit	Income (Loss)	Total
	In millions

Predecessor Balances at December 31, 2003	$596.7	$—	$—	$—	$596.7
Net Income	37.6	—	—	—	37.6
Net Advances to SSCE	(46.5)	—	—	—	(46.5)
Balances at December 31, 2004	587.8	—	—	—	587.8
Net Income	31.4	—	—	—	31.4
Net Advances to SSCE	(42.6)	—	—	—	(42.6)

Balances at December 31, 2005	576.6	—	—	—	576.6
Net Income	8.7	—	—	—	8.7
Net Advances from SSCE	29.8	—	—	—	29.8

Balances at June 30, 2006	$615.1	$—	$—	$—	$615.1

Successor
Balances at July 1, 2006
Capital Contribution	$—	$305.0	$—	$—	$305.0
Net Loss	—	—	(53.5)	—	(53.5)
Net Loss on Derivative Instruments	—	—	—	(2.1)	(2.1)

Comprehensive Loss	—	—	—	—	(55.6)
Adjustment to Initially Apply FASB Statement 158	—	—	—	(4.9)	(4.9)

Balances at December 31, 2006	$—	$305.0	$(53.5)	$(7.0)	$244.5

The accompanying notes are an integral part of the financial statements

F-6

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements

1.	Organization and Description of Business

Organization:  Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of Bluegrass Container Holdings, LLC (“BCH”), purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”). BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). Altivity completed the CPD acquisition on June 30, 2006. In October 2006, the acquisition price was reduced $5.0 million as a result of the finalization of the working capital adjustments. The net assets acquired totaled $946.2 million which, net of the working capital adjustment of $5.0 million and other transaction costs of $40.2 million, resulted in a net payment to SSCE of $911.0 million.

On August 16, 2006, Altivity completed the acquisition of substantially all of the operational assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (the “Field Companies”). In September 2006, the acquisition price was increased as a result of the finalization of the working capital adjustments. The net assets acquired totaled $335.3 million (net of $5.0 million in retained liabilities), which included a net working capital adjustment of $2.1 million, other transaction costs of $13.2 million, and the repayment of the Field Companies’ indebtedness of $92.9 million.

BCH conducts no significant business and has no independent assets or operations other than its ownership of Altivity.

The purchase price for both the CPD acquisition and the Field acquisition exceeded the fair value of the underlying assets acquired and liabilities assumed due to the expectation by BCH of enhancing the profits of the combined entities through the realization of synergistic efficiencies, optimization of the combined assets, enhanced productivity and numerous cost reduction efforts.

Description of Business:  Altivity is a major manufacturer of consumer packaging products and one of the largest privately held packaging companies in the United States. Altivity is a leading producer of paperboard and manufactures folding cartons; multi-wall and consumer bag packaging; plastic packaging; label solutions; inks/coatings; contract packaging; and laminations for a variety of consumer and industrial companies.

2.	Basis of Presentation

All intercompany balances and transactions have been eliminated in consolidation.

Predecessor:  Prior to the CPD acquisition, the Predecessor was an operating unit of SSCE and not a separate legal entity. As such, the accompanying financial statements of the Predecessor consist solely of the combined accounts of the Consumer Packaging Division of SSCE. The accompanying statements reflect SSCE’s net investment in the Predecessor and include intercompany loans due from SSCE. Significant intercompany accounts and transactions between operations within CPD have been eliminated. The financial statements include allocation of common costs and general management services from SSCE as discussed in Note 15.

Successor:  The accompanying consolidated financial statements of the Successor as of December 31, 2006 and for the six months then ended include the accounts of the Predecessor and, subsequent to the Field acquisition, the Field Companies.

F-7

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

BCH has allocated the purchase price of the CPD acquisition on the basis of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of
June 30,
2006
In millions

Current assets:
Cash	$—
Trade accounts receivable	7.2
Inventories	233.7
Prepaid expenses and other current assets	6.9

Total current assets	247.8
Property, plant and equipment	518.7
Goodwill	245.0
Intangibles	74.4
Other non-current assets	7.5

Total assets acquired	1,093.4

Current liabilities:
Accounts payable	82.0
Accrued liabilities	18.5
Other current liabilities	22.8
Other non-current liabilities	23.9

Total liabilities assumed	147.2

Net assets acquired	$946.2

F-8

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

BCH has allocated the purchase price of the Field acquisition on the basis of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of
August 16,
2006
In millions

Current assets:
Cash	$0.1
Trade accounts receivable	35.0
Inventories	57.1
Prepaid expenses and other current assets	4.6

Total current assets	96.8
Property, plant and equipment	119.5
Goodwill	113.9
Intangibles	64.7
Other non-current assets	0.3

Total assets acquired	395.2

Current liabilities:
Accounts payable	37.3
Accrued liabilities	4.2
Other current liabilities	7.7
Deferred income taxes	0.3
Other non-current liabilities	10.4

Total liabilities assumed	59.9

Net assets acquired	$335.3

Management represents that book values approximate fair value for cash and cash equivalents, trade accounts receivable, prepaid expenses and other current assets, accounts payable, accrued liabilities and other current liabilities, given the short-term nature of these assets and liabilities. Other non-current assets, long-term debt and other non-current liabilities outstanding as of the effective date of the acquisitions have been allocated based on management’s judgments and estimates.

Deferred income taxes have been provided in the consolidated balance sheet based on the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances were established for deferred tax assets related to all of the net operating loss carry-forwards for which utilization is uncertain.

BCH’s projected pension and other postretirement benefit obligations and assets have been reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair value.

BCH expects to recognize additional restructuring reserves in 2007 which will be charged to goodwill.

BCH determined and reflected in the allocation of the purchase price the fair values of inventories, property, plant and equipment and intangible assets acquired, including patents, trademarks, customer relationships, leases and supply contracts.

The allocation of the purchase price is based on preliminary estimates and assumptions and is subject to revision when valuation and integration plans are finalized. Accordingly, revisions of the allocation of purchase

F-9

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

price, which may be significant, will be reported in a future period as an increase or decrease to the amounts previously reported.

3.	Summary of Significant Accounting Policies

Use of Estimates:  The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition:  Revenue from sales is recognized at the time: (1) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (2) the price is fixed and determinable and (3) collectability is reasonably assured.

Shipping and Handling:  Shipping and handling costs, including delivery cost to the customer, is included in cost of sales. Freight billed to customers is included in net revenues.

Major Maintenance Activities:  Altivity employs the direct expense method for all maintenance activities.

Cash Equivalents:  BCH considers cash and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash and cash equivalents approximates fair value because of the short maturities of these instruments.

Accounts Receivable:  Credit is extended to customers based on an evaluation of their financial condition. BCH evaluates the collectability of accounts receivable on a case-by-case basis and makes adjustments to the bad debt reserve for expected losses, considering such things as ability to pay, bankruptcy, credit ratings and payment history. BCH also estimates reserves for bad debts based on historical experience and past due status of the accounts. Receivables are stated net of an allowance for doubtful accounts. Aging for delinquency purposes is based on the due date terms extended to the customer. Accounts receivable are charged to the allowance when BCH determines that the receivable will not be collected after all collection efforts have been exhausted.

Inventories:  The Successor’s inventories are valued at the lower of cost or market. Inventories of the Predecessor were valued at the lower of cost or market under the last in, first out (“LIFO”) method, except for $29.2 million, which was valued at the lower of average cost or market at December 31, 2005.

The Predecessor’s LIFO and profit-in-inventory reserves have been allocated to its reporting units, which are its business segments, based on the reporting unit’s proportionate share of the total SSCE inventory value. The profit-in-inventory reserve represents the elimination of intercompany profit on sales between the coated recycled box board mills and the folding carton converting facilities. Historically, SSCE’s inventory reserves have not been allocated as described to the various reporting units. The impact of the allocation on the Predecessor’s statements of operations was an expense of $5.3 million, $5.1 million and $1.7 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively.

Net Property, Plant and Equipment:  Property, plant and equipment are carried at cost. The costs of additions, improvements and major replacements are capitalized, while maintenance and repairs are charged to expense as incurred. Provisions for depreciation and amortization, which are combined in the consolidated

F-10

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

statement of operations, are made using straight-line rates over the estimated useful lives of the related assets which range in years as follows:

Buildings and improvements	10 to 40
Machinery and equipment	7 to 20
Transportation equipment	5 to 7
Furniture and fixtures	5 to 7

Leasehold improvements are capitalized and amortized over their estimated useful lives or the terms of the applicable leases, if shorter.

Goodwill:  Goodwill represents the excess of purchase price and related costs over the value assigned to the tangible and identifiable intangible assets of businesses acquired. Goodwill is not amortized, but is tested for impairment annually, or more frequently if circumstances indicated a possible impairment may exist. No circumstances have occurred to indicate the possibility of impairment and management believes that goodwill is not impaired.

BCH evaluates the recoverability of goodwill by comparing the fair value for the reporting unit to its book value including goodwill. In the case that the fair value is less than the book value, the implied fair value for the goodwill is determined based on the difference between the fair value of the reporting entity and the net fair value of the identifiable assets and liabilities. If the implied fair value of the goodwill is less than the book value, the difference is recognized as an impairment loss.

Other Intangible Assets:  Other intangible assets represent the fair value of other intangible assets acquired in purchase business combinations. Other intangible assets are amortized over their expected useful life.

Deferred Debt Issuance Costs:  Deferred debt issuance costs were incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred debt issuance costs is classified in interest expense in the statement of operations.

Income Taxes:  BCH accounts for income taxes in accordance with the liability method of accounting for income taxes. Under the liability method, deferred assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Predecessor’s operating results were included in SSCE’s taxable income in its consolidated federal and state income tax returns. The Predecessor’s income tax provisions are computed on a separate return basis and any liability was settled through intercompany accounts included in SSCE’s net investment.

Foreign Currency Translation:  BCH’s Mexican operations’ functional currency is the local currency. Assets and liabilities of this operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are included within equity as part of accumulated other comprehensive income (loss) (“OCI”).

BCH’s Canadian operations’ functional currency is the U.S. dollar. Assets and liabilities of this operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Transaction gains or losses are included within the statements of operations.

Derivatives and Hedging Activities:  All derivative financial instruments are recorded at fair value as either assets or liabilities. For derivative instruments that are designated and qualify as a cash flow hedge of a variable rate instrument, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument

F-11

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

in excess of the cumulative change in the present value of the future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. For derivative instruments not designated at inception as a hedging instrument, the gain or loss is recognized in current earnings during the period of change.

Environmental Matters:  BCH expenses environmental expenditures related to existing conditions resulting from past or current operations from which no current or future benefit is discernible. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized. BCH records a liability at the time when it is probable and can be reasonably estimated.

Restructuring:  Costs associated with plans to exit an activity of an acquired company are recognized as liabilities assumed in the acquisition and included in the allocation of acquisition cost. Costs associated with exit or disposal activities not in connection with a plan to exit an activity of an acquired company are generally recognized when they are incurred rather than at the date of a commitment to an exit or disposal plan.

Recently Issued Accounting Pronouncements:  In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. BCH adopted the provisions of SFAS No. 158 at December 31, 2006, which necessitated an increase to accrued pension liabilities and a charge to accumulated comprehensive income of $4.9 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosure about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. BCH will adopt this statement on January 1, 2008 and has not yet evaluated the impact that its adoption may have on BCH’s financial statements.

The FASB issued, in March 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” which allows companies the option to recognize most financial assets and liabilities and certain other items at fair value. The statement is effective for fiscal years beginning after November 15, 2007. The impact that its adoption may have on BCH’s financial statements has not yet been evaluated.

Effective January 1, 2007, BCH adopted the provisions of FIN 48, which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation prescribes the minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The impact of the reassessment of tax positions in accordance with FIN 48 did not have a material impact on our results of operations, financial condition or liquidity.

In September 2006, the FASB issued FASB Staff Position AUG AIR-1 “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”), which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. The Company adopted FSP AUG AIR-1 on January 1, 2007 and changed to direct expensing method allowed by FSP AUG AIR-1, and has retrospectively adjusted its year-end 2006 financial statements to be in compliance. The effects of adoption on the 2006 periods were not significant.

F-12

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

4.	Strategic Initiatives and Restructuring Activities

BCH has recorded various restructuring charges related to the rationalization of its boxboard mills and converting operations, including the termination of employees and liabilities for lease commitments at the closed facilities.

In conjunction with the CPD acquisition and the Field acquisition, BCH formulated plans to exit or restructure certain activities. Restructuring reserves, initially totaling $8.5 million, were established for employee severance and benefit payments and the cost of three plant closures, two of which were announced and completed in 2006. BCH expects to announce three to five additional plant closures in the first six months of 2007, the cost of which will be charged to goodwill. The severance payments and the activities associated with the plant closures are expected to be substantially completed by December 31, 2007. The table below summarizes the transactions within the restructuring reserve during the period January 1, 2003 through December 31, 2006.

During 2005, Predecessor recorded restructuring charges of $5.0 million, including non-cash charges of $2.5 million related to the write-down of assets, primarily property, plant and equipment, as a result of the decline in estimated net realizable values. The remaining charges were primarily for severance, benefits and lease commitments. The restructuring charges incurred during 2005 related to facilities closed in the prior year.

During 2004, Predecessor recorded restructuring charges of $1.9 million related to the closure of a carton facility and additional costs incurred for prior year closures. These charges are net of a $1.1 million gain from the sale of a multi-wall bag facility closed in the prior year. This shutdown resulted in approximately 75 employees being terminated. The net sales and operating loss of this shutdown operation in 2004 prior to closure were $21.6 million and $2.4 million, respectively. The net sales and operating profits of this facility in 2003 were $39.5 million and $2.6 million, respectively. A significant portion of the business at the closed facility was transferred to other BCH facilities.

During 2003, Predecessor permanently closed one of two paper machines at its Philadelphia, Pennsylvania, coated recycled boxboard mill and closed two carton operations and one multi-wall bag operation. As a result BCH recorded restructuring charges of $10.8 million, including non-cash charges of $6.9 million related to the write-down of assets, primarily property, plant and equipment, to estimated net realizable values. The remaining charges were primarily for severance, benefits and lease commitments. These shutdowns resulted in approximately 400 people being terminated. The sales and operating losses of these shutdown operations in 2003 prior to closure were $65.2 million and $8.8 million, respectively.

	Property,	Severance		Facility
	Plant and	and	Lease	Closure
	Equipment	Benefits	Commitments	Costs	Other	Total
	In millions

Predecessor
Balance at December 31, 2003	$—	$1.4	$—	$—	$0.2	$1.6
Provision	(1.1)	2.1	0.1	0.3	0.5	1.9
Payments	—	(2.8)	(0.1)	(0.3)	(0.7)	(3.9)
Non-Cash Reduction	(4.9)	—	—	—	—	(4.9)
Sale of Assets	6.0	—	—	—	—	6.0

Balance at December 31, 2004	—	0.7	—	—	—	0.7
Provision	2.5	1.4	0.1	0.7	0.3	5.0
Payments	—	(1.3)	(0.1)	(0.6)	(0.3)	(2.3)
Non-Cash Reduction	(2.5)	—	—	—	—	(2.5)

F-13

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

	Property,	Severance		Facility
	Plant and	and	Lease	Closure
	Equipment	Benefits	Commitments	Costs	Other	Total
	In millions

Balance at December 31, 2005	—	0.8	—	0.1	—	0.9
Payments	—	(0.8)	—	(0.1)	—	(0.9)

Balance at June 30, 2006	$—	$—	$—	$—	$—	$—

Successor
Balance at July 1, 2006	$—	$—	$—	$—	$—	$—
Provision	—	6.8	—	1.7	—	8.5
Payments	—	(1.2)	—	(0.1)	—	(1.3)
Non-Cash Reduction	—	—	—	(0.3)	—	(0.3)

Balance at December 31, 2006	$—	$5.6	$—	$1.3	$—	$6.9

5.	Inventories

Inventories consist of the following:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

Raw Materials and Supplies	$68.7	$56.0
Work in Progress	27.6	18.8
Finished Products	135.0	78.0

Total Inventories	$231.3	$152.8

Inventories at December 31, 2005 were valued under the last-in, first-out method, except for $29.2 million, which was valued at the lower of average cost or market. First-in, first-out costs (which approximate replacement costs) exceeded the last-in, first out value by $36.6 million at December 31, 2005. Inventories of the Successor at December 31, 2006 were valued at the lower of cost or market under the first-in, first-out method.

6.	Property, Plant and Equipment

Net property, plant and equipment at December 31 consist of:

	Successor	Predecessor
	2006	2005
	In millions

Land and Land Improvements	$83.3	$18.0
Buildings and Leasehold Improvements	142.6	103.4
Machinery, Fixtures and Equipment	381.5	646.1
Construction in Progress	53.7	33.0

	661.1	800.5
Less Accumulated Depreciation	(39.5)	(441.8)

Net Property, Plant and Equipment	$621.6	$358.7

F-14

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The Successor’s property, plant and equipment includes capitalized leases of $3.6 million and related accumulated amortization of $0.4 million at December 31, 2006. The Predecessor’s property, plant and equipment includes capitalized leases of $4.8 million and related accumulated amortization of $2.9 million at December 31, 2005.

7.	Goodwill

Goodwill of the Successor represents the excess of cost over the fair value of net assets acquired in connection with both the CPD acquisition and the Field acquisition. At June 30, 2006, goodwill of $245.0 million was acquired in connection with the CPD acquisition. Goodwill acquired in connection with the Field acquisition totaled $113.9 million, resulting in a consolidated goodwill balance of $358.9 million at December 31, 2006.

Goodwill of the Predecessor represented the excess of cost over the fair value of net assets acquired in connection with various acquisitions made by SSCE. The Predecessor goodwill balance of $279.0 million at December 31, 2005 was eliminated at June 30, 2006 in conjunction with the accounting for the CPD acquisition.

8.	Other Intangible Assets

Intangible assets are amortized over their estimated useful lives, ranging from three to fourteen years. The customer relationship intangible of the Predecessor was $2.8 million at December 31, 2005 which, net of accumulated amortization of $0.9 million, totaled $1.9 million.

As a result of the CPD acquisition and the Field acquisition, other intangible assets were restated at their fair value, as of the respective acquisition dates. The Successor’s other intangible assets include the following at December 31, 2006:

	Successor December 31, 2006
	Weighted	Gross	Accumulated	Net
	Average Life	Intangibles	Amortization	Intangibles
		In millions

Customer Relationships	15	$126.2	$(4.0)	$122.2
Patents	5	3.6	(0.3)	3.3
Trademarks	5	3.7	(0.4)	3.3
Other	7	5.6	(0.1)	5.5

Balance at December 31, 2006		$139.1	$(4.8)	$134.3

The Successor’s amortization expense totaled $4.8 million for the period July 1, 2006 through December 31, 2006. The Predecessor’s gross carrying value of definite life intangible assets, primarily customer relationships is $2.8 million with accumulated amortization of $0.9 million at December 31, 2005. The weighted-average amortization period is eight years. The Predecessor’s amortization expense totaled $0.2 million, $0.4 million and $0.4 million for the period January 1, 2006 through June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The estimated amortization expense for the years ending December 31, 2007 through December 31, 2011 is $10.5 million, $10.5 million, $11.5 million, $12.5 million and $10.5 million, respectively.

F-15

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

9.	Long-Term Debt

Long-term debt consists of the following:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

First-Lien Term Loan	$822.9	$—
Second-Lien Term Loan	330.0	—
Revolving Credit Facility	10.0	—
Industrial Revenue Bond	—	10.0
Other Debt	—	4.9
Obligations Under Capitalized Leases	0.4	2.0

Total Debt	1,163.3	16.9
Less: Current Portion of Long-Term Debt	(10.5)	(0.8)

Total Long-Term Debt	$1,152.8	$16.1

The amount of total debt outstanding at December 31, 2006 maturing over the next five years is as follows:

In millions

2007	$10.5
2008	8.4
2009	8.3
2010	8.3
2011	6.2
Thereafter	1,121.6

$1,163.3

Bank Credit Facilities

In connection with the CPD acquisition, Altivity and its subsidiaries, Bluegrass Mills Holdings Company, LLC and Altivity Packaging Canada Corp. entered into First-Lien and Second-Lien Credit Agreements on June 30, 2006 (collectively, the “Credit Agreements”). The First-Lien Credit Agreement provides for First-Lien Term Loans and revolving credit facilities. The Second-Lien Credit Agreement provides for Second-Lien Term Loans. The First-Lien Term Loans are payable in quarterly installments of $2.1 million beginning September 30, 2006 and mature June 28, 2013. The Second-Lien Term Loans mature December 31, 2013.

The U.S. revolving credit facility allows for maximum borrowings of $150.0 million and includes sub-limits on the issuance of letters of credit and swing line loans. A commitment fee of 0.5% is payable on the unused portion of the facilities. At December 31, 2006, the unused portion, after giving consideration to outstanding letters of credit, was $139.0 million. The Canadian revolving credit facility allows for maximum borrowings of $10.0 million, which was the outstanding balance as of December 31, 2006. The revolving credit facilities mature June 28, 2013.

Initial borrowings of First-Lien and Second-Lien Term Loans and the revolving credit facilities made in connection with the CPD acquisition were $635.0 million, $250.0 million and $10.0 million, respectively. Borrowings of First-Lien and Second-Lien Term Loans made in connection with the Field acquisition were $190.0 million and $80.0 million, respectively.

F-16

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

Borrowings bear interest at rates based on the prime rate or LIBOR plus or minus a floating margin based on BCH’s financial performance. The weighted average variable rates of the borrowings under the First-Lien Term Loans, Second-Lien Term Loans and the revolving credit facility as of December 31, 2006 were 7.4%, 10.3% and 7.6%, respectively.

The obligations of Altivity under the Credit Agreements are unconditionally guaranteed by Altivity, its U.S. subsidiaries and BCH. The obligations are secured by substantially all assets of Altivity and its U.S. subsidiaries, a pledge of the capital stock of Altivity and its U.S. subsidiaries and a pledge of 65% of the capital stock of Altivity Packaging Canada Corp. that is directly owned by Altivity.

The Credit Agreements contain various covenants and restrictions including the maintenance of certain financial covenants and limitations on: (i) the incurrence of indebtedness, liens, leases and sale-leaseback transactions; (ii) fundamental changes in corporate structure; (iii) dividends, redemptions and repurchases of capital stock; (iv) the sale of assets; (v) investments; (vi) debt repayments and (vii) capital expenditures. The Credit Agreements also require prepayments if Altivity exceeds certain cash flow targets, receives proceeds from certain asset sales, receives certain insurance proceeds or incurs certain indebtedness. At December 31, 2006, Altivity was in compliance with the financial covenants required by the Credit Agreements.

Altivity has entered into interest rate swap contracts effectively fixing the interest rate at 5.1% for $570.0 million of the First-Lien Term Loans (see Note 10).

Capitalized interest costs totaled $0.5 million, $0.6 million, $0.7 million and $0.7 million for the six months ended December 31, 2006, the six months ended June 30, 2006 and the years ended December 31, 2005 and December 31, 2004, respectively.

Interest payments made by the Successor totaled $42.6 million during the six months ended December 31, 2006. Interest payments made by SSCE on behalf of the Predecessor totaled $0.5 million, $1.0 million and $1.0 million during the six months ended June 30, 2006 and the years ended December 31, 2006 and 2005, respectively.

10.	Financial Instruments

BCH’s derivative instruments and hedging activities are designated as cash flow hedges and are utilized to minimize exposure to fluctuations in the price of commodities used in its operations and the fluctuation in the interest rate on its variable rate debt.

Commodity Derivative Instruments:  Altivity uses derivative instruments to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of Altivity’s purchases of natural gas used in the manufacturing process. These instruments have been designated cash-flow hedges under SFAS No. 133, and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in OCI until earnings are affected by the cash flows being hedged. The fair value of the commodity derivative agreements is the estimated amount that Altivity would pay or receive to terminate the agreements. As of December 31, 2006, the maximum length of time over which Altivity is hedging its exposure to the variability in future cash flows associated with natural gas transactions is through June 30, 2007.

The fair value of Altivity’s commodity derivative instruments at December 31, 2006 was $1.2 million and is included in current accrued liabilities.

Interest Rate Derivative Instruments:  Altivity is subject to interest rate risk on its long-term variable rate debt. To manage a portion of this exposure to interest rate fluctuations on outstanding debt, Altivity has entered into interest rate swap agreements. These instruments have been designated as cash-flow hedges under SFAS No. 133, and as such, as long as the hedge is effective and the underlying transaction is probable, the effective portion of the changes in fair value of these contracts is recorded in OCI until earnings are affected

F-17

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

by the cash flows being hedged. The fair value of the interest rate derivative agreements is the estimated amount that Altivity would pay or receive to terminate the agreements.

During the third quarter of 2006, Altivity entered into an interest rate swap agreement at a fixed rate of 5.1% and maturing on December 31, 2009 in order to hedge interest risk on its long-term variable debt. The fair value of Altivity’s interest rate derivative instrument at December 31, 2006 was $0.9 million and is included in other long-term liabilities.

11.	Leases

Altivity leases certain facilities and equipment for production, selling and administrative purposes under operating leases expiring at various dates. Certain leases contain renewal options for varying periods, and others include options to purchase the leased property during or at the end of the lease term. Future minimum rental commitments (exclusive of real estate taxes and other expenses) under operating leases having initial or remaining non-cancelable terms in excess of one year, excluding lease commitments on closed facilities, are reflected below:

In millions

2007	$28.7
2008	22.2
2009	18.5
2010	14.5
2011	10.6
Thereafter	25.3

Total Minimum Lease payments	$119.8

The Successor incurred net rental expense for operating leases, including leases having durations of less than one year, of $16.2 million for the period July 1, 2006 through December 31, 2006. The Predecessor incurred net rental expense for operating leases, including leases having durations of less than one year, of $16.0 million for the period from January 1, 2006 through June 30, 2006, $29.5 million and $29.7 million for the years ended December 31, 2005 and 2004, respectively.

F-18

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

12.	Income Taxes

Significant components of BCH’s deferred tax assets and liabilities at December 31 are as follows:

	December 31,
	Successor	Predecessor
	2006	2005
	In millions

Deferred tax liabilities:
Inventory	$(0.2)	$(18.8)
Property, plant and equipment	—	(80.1)
Employee benefits	—	(0.5)
Other	(0.1)	(0.5)

Total deferred tax liabilities	(0.3)	(99.9)

Deferred tax assets:
Accrued liabilities	—	6.9
Net operating loss	0.8	—
Restructuring	—	0.3
Other	0.4	0.1

Total deferred tax assets	1.2	7.3

Valuation allowance for deferred tax assets	(1.1)	—

Net deferred tax assets	0.1	7.3

Net deferred tax liabilities	$(0.2)	$(92.6)

The Successor is taxed as a partnership for federal income tax purposes. Its two foreign wholly-owned subsidiaries are taxable corporations in the countries in which they operate. Federal income tax laws provide that partnership income is includable in the taxable income of its partners. Accordingly, no provision for U.S. federal income taxes of the Successor has been included in the financial statements for the period July 1, 2006 through December 31, 2006.

BCH has municipality-apportioned net operating loss carryforwards of $4.8 million which may be offset against future taxable income in certain municipalities in which BCH operates, which expire in 2011. Further, BCH has a net operating loss carryforward for Canadian tax purposes of approximately $2.2 million. A valuation allowance of $1.1 million has been established against the Canadian net operating loss carryforward and the other net Canadian deferred tax assets based upon management’s determination that the criteria has not been met which would allow recognition of this tax benefit.

F-19

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The components of BCH’s income tax expense for the periods are as follows:

	Successor	Predecessor
	July 1, 2006	January 1, 2006	Year	Year
	through	through	Ended	Ended
	December 31,	June 30,	December 31,	December 31,
	2006	2006	2005	2004

	In millions
Current:
Federal	$—	$14.3	$26.6	$16.5
State and local	0.1	2.2	5.3	3.3
Foreign	0.5	—	—	—

Total current expense	0.6	16.5	31.9	19.8

Deferred:
Federal	—	(9.4)	(9.2)	4.2
State and local	(0.1)	(1.3)	(1.8)	0.8
Foreign	—	—	—	—

Total deferred benefit	(0.1)	(10.7)	(11.0)	5.0

Total income tax expense	$0.5	$5.8	$20.9	$24.8

The Successor made income tax payments of $0.4 million during the period July 1, 2006 through December 31, 2006. During the period January 1, 2006 through June 30, 2006 and the years ended December 31, 2005 and 2004, the Predecessor made income tax payments of $17.1 million, $32.1 million and $20.1 million, respectively, which are included in intercompany settlements in the SSCE investment.

The Successor is taxed as a partnership for federal income tax purposes and therefore its effective income tax rate is based on state, local and other taxes. The effective income tax rate of 40% for 2005 and 39.7% for 2004 for the Predecessor includes the U.S. federal statutory rate of 35% in addition to state, local and other taxes of 5.0% and 4.7%, respectively.

13.	Employee Benefit Plans

Defined Benefit Plans

BCH sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. BCH also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations. Certain salaried and hourly employees also participate in health care and postretirement defined benefit plans.

Substantially all employees of the Predecessor participated in noncontributory defined benefit pension plans offered by SSCE. Salaried and certain hourly employees also participated in certain health care and postretirement benefits offered by SSCE. The expense allocated by SSCE to the Predecessor for these pension and postretirement medical plans was $12.3 million, $21.6 million and $22.3 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The net benefit obligation, plan assets and funded status for the Predecessor under these plans have not been separately determined by SSCE, and therefore, the accompanying December 31, 2005 balance sheet does not include an account balance related to these plans.

Salaried and hourly employees of the Predecessor also participated in voluntary savings plans offered by SSCE. BCH match for salaried employees of the Predecessor was paid in SSCC common stock, up to an annual maximum.

F-20

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The Successor’s pension plans’ weighted-average asset allocations at December 31, 2006 by asset category are as follows:

	U.S.	Canadian
	Plans	Plans

Cash Equivalents	7%	13%
Debt Securities	20%	32%
Equity Securities	61%	55%
Alternative Asset Classes	12%	—

Total	100%	100%

The primary objective of BCH’s investment policy is to provide eligible employees with scheduled pension benefits. The basic strategy of this investment policy is to earn the highest risk adjusted rate of return on assets consistent with prudent investor standards identified in the Employee Retirement Income Security Act of 1974 for the U.S. plans and the Quebec Supplemental Pension Plans Act and other applicable legislation in Canada for the Canadian plans. In identifying the target asset allocation that would best meet the above policy, consideration is given to a number of factors including the various pension plans’ demographic characteristics, the long-term nature of the liabilities, the sensitivity of the liabilities to interest rates and inflation, the long-term return expectations and risks associated with key asset classes as well as their return correlation with each other, diversification among asset classes and other practical considerations for investing in certain asset classes. The target asset allocation for the pension plans during a complete market cycle is as follows:

Equity Securities	30 to 95%
Cash	0 to 60%
Debt Securities	0 to 28%
Alternative Asset Classes	0 to 35%

F-21

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The following provides a reconciliation of the aggregate benefit obligations, plan assets and funded status of the Successor’s defined benefit pension and post-retirement plans as of December 31, 2006:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

Change in benefit obligation:
Benefit Obligation at July 1	$21.5	$12.1
Benefit Obligation from Field acquisition	17.0	—
Service Cost	2.9	0.2
Interest Cost	1.1	0.4
Actuarial Loss	4.5	1.2
Plan Participants Contributions	0.1	—
Benefits Paid	(0.7)	—

Benefits Obligation at December 31	$46.4	$13.9

Change in plan assets:
Fair Value of Plan Assets at July 1	$21.7	$—
Actual Return on Plan Assets	1.6	—
Employer Contributions	1.8	—
Plan Participants’ Contributions	0.1	—
Benefits Paid	(0.7)	—
Foreign Currency Rate Changes	—	—

Fair Value of Plan Assets at December 31	24.5	—

Underfunded Status	$(21.9)	$(13.9)

Amounts recognized in the balance sheets:
Accrued Benefit Liability	$(21.9)	$(13.9)
Accumulated Other Comprehensive Loss	3.7	1.2

Net Amount Recognized	$(18.2)	$(12.7)

The Successor’s increase in the minimum pension liability, included in other comprehensive (income) loss, was $4.9 million for the period July 1, 2006 through December 31, 2006. The Successor’s accumulated benefit obligation for all defined benefit pension plans was $41.8 million at December 31, 2006.

The components of net periodic benefit cost for the defined benefit and postretirement benefit plans for the period July 1, 2006 through December 31, 2006 are as follows:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

Service Cost	$2.9	$0.2
Interest Cost	1.1	0.4
Expected Return on Plan Assets	(0.7)	—
Provision for Administrative Expense	—	—

Net Periodic Benefit Cost	$3.3	$0.6

F-22

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

The weighted average assumptions used to determine the benefit obligations are as follows:

	Defined Benefit	Postretirement
	Plans	Plans

U.S. Plans
Discount Rate	5.75%	5.75%
Rate of Compensation Increase	4.00%	4.00%
Foreign Plans
Discount Rate	5.00%	5.00%
Rate of Compensation Increase	2.50 — 3.95%	2.50 — 3.95%

The weighted average assumptions used to determine net periodic benefit cost are as follows:

	Defined Benefit	Postretirement
	Plans	Plans

U.S. Plans
Discount Rate	6.00 — 6.25%	6.25%
Expected Long-Term Return or Plan Assets	8.00 — 8.50%	8.00%
Rate of Compensation Increase	4.00%	4.00%
Foreign Plans
Discount Rate	5.00%	5.00%
Expected Long-Term Return or Plan Assets	7.00%	7.00%
Rate of Compensation Increase	2.50 — 3.95%	2.50 — 3.95%

The Successor’s health care cost trend rate assumption is 12% and 9.5% for its foreign and domestic plans, respectively, grading down by 1% annually to an ultimate rate of 5%.

The fundamental assumptions which support the expected rate of return on plan assets are the cumulative effect of several estimates, including the anticipated yield on debt securities, the long term return on equity securities and active investment management.

BCH expects to make contributions as necessary to meet minimum funding requirements to its various benefit plans in 2007 totaling $4.4 million.

Expected Future Benefit Plan Payments

Expected future benefit plan payments to participants, which reflect expected future service, are as follows:

	Defined Benefit	Postretirement
	Plans	Plans
	In millions

2007	$1.7	$0.4
2008	2.0	0.6
2009	2.2	0.8
2010	2.4	0.9
2011	2.6	1.0
Thereafter	16.8	5.6

Savings Plans:  BCH sponsors voluntary savings plans (primarily 401k plans) covering substantially all salaried and certain hourly employees. The Successor’s expense for the savings plans totaled $2.0 million for the period of July 1, 2006 through December 31, 2006. The Predecessor’s expense for the savings plans

F-23

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

totaled $2.7 million, $4.4 million and $4.3 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively.

Supplemental defined contribution plan:  In connection with the CPD acquisition, BCH intends to establish a supplemental defined contribution plan for the salaried employees of CPD, to replace benefits previously provided by a similar plan provided by SSCE. Although the documents to establish the plan have not been finalized, BCH has accrued $3.0 million as of December 31, 2006 as the estimated cost of the plan benefits.

Multi-employer benefit plans:  The Predecessor’s contributions to multi-employer benefit plans totaled $0.9 million, $1.8 million and $1.7 million for the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004, respectively. The Successor’s contributions to such plans totaled $0.8 million for the six months ended December 31, 2006.

14.	Accumulated Other Comprehensive (Loss)

The components of accumulated other comprehensive (loss) is as follows:

	December 31,
	Successor	Predecessor	Predecessor
	2006	2005	2004
	In millions

Net Loss on Derivative Instruments	$(2.1)	$—	$—
Pension and Postretirement	(4.9)	—	—
Foreign Currency Translation Adjustments	—	—	—

Accumulated Other Comprehensive Loss	$(7.0)	$—	$—

15.	Related Party Transactions

Coincident with the CPD acquisition, the Successor entered into a Transitional Services Agreement (TSA) with SSCE in which SSCE agreed to provide certain administrative services through March 31, 2007. Altivity may terminate any of the services at any time upon thirty days notice or elect to extend the agreement on a monthly basis for up to nine additional months. The TSA expense incurred during 2006 totaled $6.4 million.

BCH paid TPG one-time transaction fees in connection with the CPD and Field acquisitions of $12.0 million and $3.0 million, respectively. BCH has also contracted with TPG to provide management and consulting services for $3.0 million per year, payable quarterly. Fees for services provided in 2006 totaled $1.5 million.

The Successor purchases packaging material from a vendor which is owned by a family member of a member of Altivity’s Board of Directors. Purchases in 2006 totaled $0.8 million. The balance due the vendor at December 31, 2006 was $0.3 million. The Successor also leases certain facilities from two entities owned by a member of Altivity’s Board of Directors. Lease expense in 2006 totaled $0.5 million.

F-24

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

Predecessor transactions with SSCE and Affiliates:  Transactions with SSCE and affiliates for the six months ended June 30, 2006 and the year ended December 31, 2005 and 2004 were as follows:

	Six Months
	Ended	Year Ended
	June 30,	December 31,
	2006	2005	2004
	In millions

Product sales to SSCE	$2.5	$3.5	$4.7
Product purchases from SSCE	108.2	199.9	201.1
Common costs allocated to BCH for:
Employee benefits
Medical	20.7	41.9	41.2
Pension	10.8	17.9	17.2
401(k) matching distributions	2.2	3.6	3.5
Postretirement medical	1.5	3.7	5.1
Worker’s compensation	2.0	4.0	3.8
Property insurance	0.8	2.1	1.9
Natural gas hedging realized losses (gains)	0.4	(3.9)	(0.5)
Stock compensation cost	2.4	2.6	1.5

Product sales to SSCE relate primarily to the sales of colored films and specialty laminations to SSCE corrugated facilities. Purchases from SSCE relate primarily to kraft paper, bleached linerboard, corrugated boxes and recycled fiber. The Predecessor purchased product from other divisions or segments within SSCE at agreed-upon transfer prices. Management believes the transfer prices approximate market value; however, the Predecessor did not routinely bid these purchases to external parties to obtain the lowest possible price due to the integrated nature of SSCE’s operations.

SSCE allocated certain common costs for insurance and other employee benefit costs to the Predecessor based on direct salaries and headcount. These benefits primarily included participation in a noncontributory defined benefit pension plan and health care and life insurance benefit plans sponsored by SSCE. Since the employees of the Predecessor represented only a portion of the SSCE benefit plan participants, the net benefit obligation, plan assets and funded status of these plans are the obligation of SSCE and as such are not reflected in these financial statements.

SSCE also allocated the realized gains or losses from SSCE’s natural gas hedging program. SSCE used derivative instruments, including fixed price swaps and options, to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective was to fix the price of a portion of the Predecessor’s purchases of natural gas used in the manufacturing process. The changes in the market value of such derivative instruments had historically been highly effective at offsetting changes in price of the hedged item. Changes in the fair value of derivatives which qualify as hedges were deferred until the hedged item was recognized in earnings. The Predecessor was allocated $0.4 million in realized losses for the six months ended June 30, 2006 and $3.9 million and $0.5 million in realized gains for the years ended December 31, 2005 and 2004, respectively, for derivative contracts related to hedged items recognized in earnings during the respective periods, based on the Predecessor’s proportionate share of natural gas consumption.

Stock compensation expense related to stock options and restricted stock units granted to certain officers and key managers of the Predecessor under the various stock-based compensation plans sponsored by SSCC were allocated to the Predecessor directly based on those employees.

F-25

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

SSCE provided general management services to the Predecessor through corporate departments, which included information systems, treasury, accounting, human resources, tax, risk management, certain legal services, internal audit and other indirect administrative functions. The cost of matching contributions for a voluntary savings plan offered by SSCE, which is paid in SSCC common stock, is included in these corporate costs. In addition, the SSCE Consumer Packaging Division provided certain additional management services related to the operations of the Predecessor. In consideration for these management services, the Predecessor was allocated a portion of SSCE’s actual corporate and division costs using an established formula. The formula was based upon the Predecessor’s utilization of the employees, property, plant and equipment and contribution to total sales.

In the opinion of management, the Predecessor has been allocated its proportionate share of SSCE’s shared costs utilizing these methods. However, the common costs allocated to the Predecessor are not necessarily indicative of the costs that would have been incurred if the Predecessor were operated as a stand-alone business.

Centralized Finance Organization:  SSCE utilized a centralized cash management system whereby the Predecessor’s cash requirements are provided directly by SSCE. Similarly, cash generated by the Predecessor was remitted directly to SSCE. All charges and allocations of costs for functions and services provided by SSCE were deemed paid by the Predecessor, in cash, in the period in which the cost is recorded in these financial statements. Intercompany balances with SSCE, net of any settlements, are included in the SSCE investment.

The Predecessor participated in an accounts receivable discounting program sponsored by SSCE, which provided for the sale of certain trade receivables of the Predecessor. The qualifying trade receivables of the Predecessor were transferred to SSCE at face value and then sold without recourse to qualifying special purpose entities. As a result, the accompanying Predecessor balance sheet does not include these trade receivables.

SSCE does not have indebtedness directly attributable to the assets of the Predecessor, except for an industrial revenue bond of $10.0 million and other debt of $4.9 million discussed in Note 9. As such, the related indebtedness and interest expense have been allocated to the Predecessor. No other indebtedness or related interest expense has been allocated to the Predecessor. The Predecessor’s assets were included in the general assets of SSCE and its subsidiaries and were pledged as collateral for the SSCE bank credit facility which included approximately $1,266.0 million in term loans outstanding and $245.0 million in outstanding revolving credit facilities at December 31, 2005.

16.	Contingencies and Other Matters

Altivity is engaged in various litigation, environmental contingencies and other legal matters in the normal course of its business none of which, in the opinion of management, are expected to result in an outcome materially adverse to the financial condition of Altivity.

Approximately 59% of Altivity’s hourly labor (47% of its total employees) have employment agreements obtained through collective bargaining.

17.	Business Segment Information

Altivity has three reportable segments:  (1) Folding Carton and Paperboard, (2) Multi-wall Bag and (3) Flexible Packaging/Label. Each segment is a strategic business unit, separately managed and manufacturing distinct products. The Folding Carton and Paperboard segment is highly integrated and includes a system of mills and plants that produces a broad range of coated recycled boxboard convertible into folding cartons. Folding cartons are used primarily to protect products, such as food, detergents, paper products, beverages, and health and beauty aids, while providing point of purchase advertising. The Multi-wall Bag segment converts

F-26

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

kraft and specialty paper into multi-wall bags, consumer bags and specialty retail bags. The bags are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals, concrete and pet and food products. The Flexible Packaging/Label segment converts a wide variety of technologically advanced films for use in the food, pharmaceutical and industrial end-markets. Flexible packaging paper and metallicized paper labels and heat transfer labels are used in a wide range of consumer applications.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at agreed upon transfer prices. Management believes the transfer prices approximate market value.

	Folding		Flexible	Corporate
	Carton	Multi-wall	Packaging/	and
	and Paperboard	Bag	Label	Other	Total
	In millions

Successor
Six months ended December 31, 2006
Revenues from External Customers	$607.0	$238.8	$107.0	$11.4	$964.2
Intersegment Revenues	—	—	9.9	4.4	14.3
Depreciation and Amortization	25.9	5.7	3.6	7.3	42.5
Interest Expense, net	4.1	3.1	1.3	37.3	45.8
Segment Profit	39.8	21.4	2.8	(117.0)	(53.0)
Expenditures for Long-Lived Assets	5.0	11.8	4.3	0.3	21.4

Predecessor
Six months ended June 30, 2006
Revenues from External Customers	$443.4	$233.4	$112.6	$—	$789.4
Intersegment Revenues	—	—	10.8	—	10.8
Depreciation and Amortization	13.8	4.1	2.5	—	20.4
Interest Expense, net	0.5	0.1	—	—	0.6
Segment Profit	4.1	6.6	3.8	—	14.5
Expenditures for Long-Lived Assets	21.6	8.9	8.5	—	39.0
Predecessor
Year ended December 31, 2005
Revenues from External Customers	$903.1	$469.3	$212.0	$—	$1,584.4
Intersegment Revenues	—	—	17.1	—	17.1
Depreciation and Amortization	27.9	8.7	3.8	—	40.4
Restructuring Expense	4.8	0.2	—	—	5.0
Interest Expense, net	0.9	0.3	—	—	1.2
Segment Profit	22.4	18.1	11.8	—	52.3
Expenditures for Long-Lived Assets	15.0	12.7	10.2	—	37.9

F-27

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Financial Statements — (Continued)

	Folding		Flexible	Corporate
	Carton	Multi-wall	Packaging/	and
	and Paperboard	Bag	Label	Other	Total
	In millions

Predecessor
Year ended December 31, 2004
Revenues from External Customers	$868.0	$478.5	$194.7	$—	$1,541.2
Intersegment Revenues	0.1	—	19.3	—	19.4
Depreciation and Amortization	27.6	7.2	4.7	—	39.5
Restructuring Expense	1.1	0.8	—	—	1.9
Interest Expense, net	0.8	0.1	—	—	0.9
Segment Profit	26.9	21.5	14.0	—	62.4
Expenditures for Long-Lived Assets	15.1	11.5	4.9	—	31.5

The following table presents net sales to external customers by country of origin:

	Successor	Predecessor
	July 1,	January 1,
	2006	2006	Year
	through	through	Ended
	December 31,	June 30,	December 31,
	2006	2006	2005	2004
	In millions
United States	$924.8	$756.3	$1,527.9	$1,493.1
Foreign	39.4	33.1	56.5	48.1

Total Net Sales	$964.2	$789.4	$1,584.4	$1,541.2

The Successor had export sales from the United States of approximately $44.1 million for the six months ended December 31, 2006. The Predecessor had export sales from the United States of approximately $34.9 million for the six months ended June 30, 2006 and $67.7 million for the year ended December 31, 2005.

18.	Equity Compensation Plan

BCH Management, LLC was formed in February 2007 and acquired a 1.34% ownership interest in BCH. The members of BCH Management, LLC are certain of the officers and executive management of Altivity, who have acquired ownership interests enabling them to share in the future growth and appreciation of Altivity.

19.	Merger and Integration Cost Impact on Operations

The fair values of the inventory acquired in connection with the CPD and Field acquisitions exceeded the net book values of the inventory of the sellers by $36.8 million. This amount was recognized in costs of good sold during the six months ended December 31, 2006.

The Successor incurred significant additional costs in connection with the process of merging CPD and the Field Companies. Included in selling, general and administrative expenses are integration costs attributable to establishing new corporate departments, legal fees, recruiting, travel, consulting, severance and relocations.

F-28

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED BALANCE SHEETS

	Successor
	As of September 30,	As of December 31,
	2007	2006
	(Unaudited)
	In millions

ASSETS
Current Assets:
Cash and Equivalents	$85.9	$99.2
Receivables, Net	207.1	185.8
Inventories	229.8	231.3
Other Current Assets	13.6	10.7

Total Current Assets	536.4	527.0
Property, Plant and Equipment, Net	620.6	621.6
Goodwill	370.7	358.9
Intangible Assets, Net	127.0	134.3
Deferred Debt Issue Costs	20.0	22.5
Other Assets	5.1	6.9

Total Assets	$1,679.8	$1,671.2

LIABILITIES
Current Liabilities:
Short-Term Debt	$10.5	$10.5
Accounts Payable	154.0	145.2
Accrued Liabilities	69.4	70.1
Restructuring	17.3	6.9
Deferred Income Taxes	—	—

Total Current Liabilities	251.2	232.7
Long-Term Debt	1,146.5	1,152.8
Deferred Tax Liabilities	0.2	0.2
Accrued Pension and Postretirement Benefits	41.8	35.8
Other Noncurrent Liabilities	7.6	5.2

Total Liabilities	1,447.3	1,426.7

EQUITY
Smurfit-Stone Container Enterprises, Inc. Investment	—	—
Contributed Capital	305.0	305.0
Accumulated Deficit	(61.4)	(53.5)
Accumulated Other Comprehensive Loss	(11.1)	(7.0)

Total Equity	232.5	244.5

Total Liabilities and Equity	$1,679.8	$1,671.2

The accompanying notes are an integral part of the financial statements.

F-29

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Successor	Successor	Successor	Successor	Predecessor
	Three Months	Three Months	Nine Months	Three Months	Six Months
	Ended	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,	June 30,
	2007	2006	2007	2006	2006

Net Sales	$527.4	$463.0	$1,527.7	$463.0	$789.4
Cost of Sales	451.6	416.0	1,321.8	416.0	699.0
Selling, General and Administrative	44.6	37.0	141.5	37.0	75.4
Gain on Sale of Assets	(0.4)	—	(0.1)	—	(0.1)
Gain on Insurance Claim	—	—	(1.3)	—	—

Income from Operations	31.6	10.0	65.8	10.0	15.1
Interest Income	1.1	1.4	3.5	1.4	—
Interest Expense	(25.2)	(23.4)	(75.1)	(23.4)	(0.6)
Other (Expense) Income, Net	(0.4)	1.0	(0.5)	1.0	—

Income (Loss) before Income Taxes	7.1	(11.0)	(6.3)	(11.0)	14.5
Income Tax Expense	(0.5)	(0.3)	(1.6)	(0.3)	(5.8)

Net (Loss) Income	$6.6	$(11.3)	$(7.9)	$(11.3)	$8.7

The accompanying notes are an integral part of the financial statements.

F-30

BLUEGRASS CONTAINER HOLDINGS, LLC

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Successor	Successor	Predecessor
	Nine Months Ended	Three Months Ended	Six Months Ended
	September 30,	September 30,	June 30,
	2007	2006	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(7.9)	$(11.3)	$8.7
Noncash Items Included in Net (Loss) Income:
Depreciation and Amortization	67.7	17.7	20.4
Deferred Income Taxes	—	—	(10.7)
Amortization of Deferred Debt Issuance Costs	2.5	1.1	—
Asset Retirements Loss (Gain)	(0.1)	—	(0.1)
Changes in Operating Assets and Liabilities:
Accounts Receivable, Net	(18.2)	(168.1)	3.6
Inventories	0.4	7.3	(8.4)
Prepaid Expenses and Other Current Assets	(2.8)	(1.9)	(2.2)
Accounts Payable and Accrued Liabilities	9.0	78.5	(12.9)
Other, Net	(0.9)	(2.6)	0.1

Net Cash Provided By (Used For) Operating Activities	49.7	(79.3)	(1.5)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(53.8)	(8.9)	(39.0)
Acquisition Related Payments	(6.3)	(333.1)	—
Proceeds from Disposal of Property/Other	3.4	—	0.3

Net Cash Used in Investing Activities	(56.7)	(342.0)	(38.7)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (Repayments) Borrowings of Long-term Debt	(6.3)	269.5	0.1
Capital Contribution From Parent	9.2	65.0	—
Distribution to Parent	(9.2)	—	—
Net Advances from SSCE	—	—	40.1
Deferred Debt Issuance Costs	—	(0.4)	—

Net Cash (Used For) Provided by Financing Activities	(6.3)	334.1	40.2

Decrease in Cash and Cash Equivalents	(13.3)	(87.2)	—
Cash and Cash Equivalents Beginning of Period	99.2	164.5	—

Cash and Cash Equivalents End of Period	$85.9	$77.3	—

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements

1.	Organization

Altivity Packaging, LLC (formerly known as Bluegrass Container Company, LLC) (“Altivity,” or “Successor”), a Delaware limited liability company and a wholly-owned subsidiary of Bluegrass Container Holdings, LLC (“BCH” or the “Company”), purchased substantially all of the assets of the Consumer Packaging Division (“CPD” or the “Predecessor”) of Smurfit-Stone Container Enterprises, Inc. (“SSCE”), a wholly-owned subsidiary of Smurfit-Stone Container Corporation (“SSCC”) (the “CPD acquisition”). BCH is majority-owned by investment vehicles affiliated with TPG Capital, L.P. (“TPG”). Altivity completed the CPD acquisition on June 30, 2006. In October 2006, the acquisition price was reduced $5.0 million as a result of

F-31

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

1.	Organization — (Continued)

the finalization of the working capital adjustments. The net assets acquired totaled $946.2 million which, net of the working capital adjustment of $5.0 million and other transaction costs of $40.2 million, resulted in a net payment to SSCE of $911.0 million.

On August 16, 2006, Altivity completed the acquisition of substantially all of the operational assets of Field Holdings, Inc., a Delaware corporation, Field Container Company, L.P., a Delaware limited partnership, and Field Container Management Corporation, a Delaware corporation (the “Field Companies”). In September 2006, the acquisition price was increased as a result of the finalization of the working capital adjustments. The net assets acquired totaled $335.3 million (net of $5.0 million in retained liabilities), which included a net working capital adjustment of $2.1 million, other transaction costs of $13.2 million, and the repayment of the Field Companies’ indebtedness of $92.9 million.

BCH conducts no significant business and has no independent assets or operations other than its ownership of Altivity.

The purchase price for both the CPD acquisition and the Field acquisition exceeded the fair value of the underlying assets acquired and liabilities assumed due to the expectation by BCH of enhancing the profits of the combined entities through the realization of synergistic efficiencies, optimization of the combined assets, enhanced productivity and numerous cost reduction efforts.

2.	Basis of Presentation

Prior to the CPD acquisition, the Predecessor was an operating unit of SSCE and not a separate legal entity. As such, the accompanying financial statements of the Predecessor consist solely of the combined accounts of the Consumer Packaging Division of SSCE. The accompanying statements reflect SSCE’s net investment in the Predecessor and include intercompany loans due from SSCE. Significant inter-company accounts and transactions between operations within CPD have been eliminated. In addition, the financial statements include allocations of common costs and general management services from SSCE. All inter-company transactions and balances have been eliminated in consolidation.

In the Company’s opinion, the accompanying financial statements contain all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods. The Company’s year end consolidated balance sheet data was derived from audited financial statements. The Company has condensed or omitted certain notes and other information from the interim financial statements presented in this quarterly report. Therefore, these financial statements should be read in conjunction with the Company’s financial statements and accompanying footnotes for the year ended December 31, 2006. In addition, the preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.	Accounting Policies

In September 2006, the FASB issued FASB Staff Position AUG AIR-1, “Accounting for Planned Major Maintenance Activities” (“FSP AUG AIR-1”) which is effective for fiscal years beginning after December 15, 2006. This position statement eliminates the accrue-in-advance method of accounting for planned major maintenance activities. The Company adopted FSP AUG AIR-1 on January 1, 2007 and changed to the direct expensing method allowed by FSP AUG AIR-1, and has retrospectively adjusted its year-end 2006 financial statements to be in compliance. The adoption of FSP AUG AIR-1 had the effect of increasing (decreasing) net

F-32

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

income (loss) for the three months ended March 31 and June 30, 2007 by $1.4 million and $(1.8) million, respectively. The effects of adoption on the 2006 periods were not significant.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company adopted the provisions of SFAS No. 158 at December 31, 2006, which necessitated an increase to accrued pension liabilities and a charge to accumulated comprehensive income of $4.9 million.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principle and expands disclosure about fair value measurements. The statement is effective for fiscal years beginning after November 15, 2007. The Company will adopt this statement on January 1, 2008 and has not yet evaluated the impact that its adoption may have on the Company’s financial statements.

The FASB issued, in March 2007, SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” which allows companies the option to recognize most financial assets and liabilities and certain other items at fair value. The statement is effective for fiscal years beginning after November 15, 2007. The impact that its adoption may have on the Company’s financial statements has not yet been evaluated.

Concurrent with establishing the ownership and profits interest plan in February 2007 as discussed in Note 11, the Company adopted Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment” (“SFAS 123R”), using the modified prospective application transition method.

4.	Inventories

Inventories at September 30, 2007 and December 31, 2006 were valued at the lower of cost or market under the first-in, first-out method. Inventories consist of the following:

	September 30,	December 31,
	2007	2006
	In millions

Raw Materials and Supplies	$74.5	$68.7
Work in Progress	30.5	27.6
Finished Products	124.8	135.0

Total Inventories	$229.8	$231.3

5.	Acquisition Activities

BCH determined and reflected in the allocation of the purchase price the fair values of inventories, property, plant and equipment and intangible assets acquired in both the CPD and Field acquisitions, including patents, trademarks, customer relationships, leases and supply contracts. Additionally, the Company formulated plans to exit or restructure certain activities. Restructuring reserves have been established for employee severance and benefit payments and other plant closure costs for all committed plant closure plans. Severance, benefit and facility closure costs totaling $20.0 million were provided for within the restructuring reserve during the nine months ended September 30, 2007. The valuation and integration plans were finalized in June 2007, resulting in an increase to goodwill and a decrease to property, plant and equipment of $10.9 million. In accordance with the terms of the Field Companies purchase agreement, a final purchase price payment to the

F-33

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

seller of $6.2 million was charged to goodwill. The purchase accounting for both acquisitions has been finalized.

6.	Strategic Initiatives and Restructuring Activities

In conjunction with the CPD acquisition and the Field acquisition, the Company formulated plans to exit or restructure certain activities. Restructuring reserves, initially totaling $8.5 million, were established for employee severance and benefit payments and the cost of three plant closures, two of which were announced and completed in 2006. Restructuring reserves for five additional plant closures were established in June 2007, the cost of which was charged to goodwill.

The severance payments and the activities associated with the plant closures are expected to be substantially completed by December 31, 2008. The table below summarizes the transactions within the restructuring reserve during the period December 31, 2006 through September 30, 2007.

	Severance	Facility
	and	Closure
	Benefits	Costs	Total
	In millions

Balance at December 31, 2006	$5.6	$1.3	$6.9
Provision	12.9	7.1	20.0
Payments	(8.1)	(1.5)	(9.6)

Balance at September 30, 2007	$10.4	$6.9	$17.3

7.	Long-Term Debt

Long-term debt consists of the following:

	September 30,	December 31,
	2007	2006
	In millions

First-Lien Term Loan	$816.8	$822.9
Second-Lien Term Loan	330.0	330.0
Revolving credit facility	10.0	10.0
Obligations under capitalized leases	0.2	0.4

Total debt	1,157.0	1,163.3
Less: Current portion of long-term debt	(10.5)	(10.5)

Total long-term debt	$1,146.5	$1,152.8

Bank Credit Facilities

In connection with the CPD acquisition, Altivity and its subsidiaries, Bluegrass Mills Holdings Company, LLC and Altivity Packaging Canada Corp. entered into First-Lien and Second-Lien Credit Agreements on June 30, 2006 (collectively, the “Credit Agreements”). The First-Lien Credit Agreement provides for First-Lien Term Loans and revolving credit facilities. The Second-Lien Credit Agreement provides for Second-Lien Term Loans. The First-Lien Term Loans are payable in quarterly installments of $2.1 million beginning September 30, 2006 and mature June 28, 2013. The Second-Lien Term Loans mature December 31, 2013.

The U.S. revolving credit facility allows for maximum borrowings of $150 million and includes sub-limits on the issuance of letters of credit and swing line loans. A commitment fee of 0.5% is payable on the

F-34

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

unused portion of the facilities. At September 30, 2007, the unused portion, after giving consideration to outstanding letters of credit, was $137.2 million. The Canadian revolving credit facility allows for maximum borrowings of $10 million, which was the outstanding balance as of September 30, 2007. The revolving credit facilities mature June 28, 2013.

Initial borrowings of First-Lien and Second-Lien Term Loans and the revolving credit facilities made in connection with the CPD acquisition were $635 million, $250 million and $10 million, respectively. Borrowings of First-Lien and Second-Lien Term Loans made in connection with the Field acquisition were $190 million and $80 million, respectively.

Borrowings bear interest at rates based on the prime rate or LIBOR plus or minus a floating margin based on the Company’s financial performance. The weighted average variable rates of the borrowings under the First-Lien Term Loans, Second-Lien Term Loans and the revolving credit facility as of September 30, 2007 were 7.5%, 10.7% and 7.6%, respectively.

The obligations of the Company under the Credit Agreements are unconditionally guaranteed by Altivity, its U.S. subsidiaries and BCH. The obligations are secured by substantially all assets of the Company and its U.S. subsidiaries, a pledge of the capital stock of the Company and its U.S. subsidiaries and a pledge of 65% of the capital stock of Altivity Packaging Canada Corp. that is directly owned by the Company.

The Credit Agreements contain various covenants and restrictions including the maintenance of certain financial covenants and limitations on; (i) the incurrence of indebtedness, liens, leases and sale-leaseback transactions, (ii) fundamental changes in corporate structure, (iii) dividends, redemptions and repurchases of capital stock, (iv) the sale of assets, (v) investments, (vi) debt repayments and (vii) capital expenditures. The Credit Agreements also require prepayments if the Company exceeds certain cash flow targets, receives proceeds from certain asset sales, receives certain insurance proceeds or incurs certain indebtedness. At September 30, 2007, the Company was in compliance with the financial covenants required by the Credit Agreements.

The Company has entered into interest rate swap contracts effectively fixing the interest rate (before the addition of the floating margin) at 5.1% for a notional amount of $560 million of the First-Lien Term Loans.

Capitalized interest costs totaled nil and $0.3 million for the three months ended September 30, 2007 and 2006, respectively. Capitalized interest costs totaled $0.2 million and $0.9 million for the nine months ended September 30, 2007 and 2006, respectively.

Interest payments made by the Successor totaled $25.2 million and $74.6 million during the three months and nine months ended September 30, 2007, respectively. Interest payments made by SSCE on behalf of the Predecessor totaled $0.1 million and $0.5 million during the three months and six months ended June 30, 2006. Interest payments made by the successor during the three months ended September 30, 2006 totaled $18.3 million.

8.	Financial Instruments

The Company’s derivative instruments and hedging activities are designated as cash flow hedges and are utilized to minimize exposure to fluctuations in the price of commodities used in its operations and the fluctuation in the interest rate on its variable rate debt.

Commodity Derivative Instruments:  The Company uses derivative instruments to manage fluctuations in cash flows resulting from commodity price risk in the procurement of natural gas. The objective is to fix the price of a portion of the Company’s purchases of natural gas used in the manufacturing process. The fair value of the commodity derivative agreements is the estimated amount that the Company would pay or receive to terminate the agreements. As of September 30, 2007, the maximum length of time over which the Company is

F-35

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

8.	Financial Instruments — (Continued)

hedging its exposure to the variability in future cash flows associated with natural gas transactions is through June 30, 2008.

The fair value of the Company’s commodity derivative instruments at September 30, 2007 was $0.5 million and is included in current accrued liabilities.

Interest Rate Derivative Instruments:  The Company is subject to interest rate risk on its long-term variable rate debt. The fair value of the interest rate derivative agreements is the estimated amount that the Company would pay or receive to terminate the agreements.

During the third quarter of 2006, the Company entered into an interest rate swap agreement at a fixed rate of 5.1% and maturing on December 31, 2009 in order to hedge interest risk on its long-term variable debt. The fair value of the Company’s interest rate derivative instrument at September 30, 2007 was $5.7 million and is included in other non-current liabilities.

9.	Income taxes

The Successor is taxed as a partnership for federal income tax purposes. Its effective tax rate is therefore based on statutory state, local and municipality rates. Its two foreign wholly owned subsidiaries are taxable corporations in the countries in which they operate. Federal income tax laws provide that partnership income is includable in the taxable income of its partners. Accordingly, no provision for U.S. federal income taxes of the Successor has been included in the financial statements.

10.	Employee Benefit Plans

Defined Benefit Plans

The Company sponsors noncontributory defined benefit pension plans covering substantially all U.S. employees. The Company also sponsors noncontributory and contributory defined benefit pension plans for its Canadian operations. Certain salaried and hourly employees also participate in health care and postretirement defined benefit plans.

Substantially all employees of the Predecessor participated in noncontributory defined benefit pension plans offered by SSCE. Salaried and certain hourly employees also participated in certain health care and postretirement benefits offered by SSCE. The expense allocated by SSCE to the Predecessor for these pension and postretirement medical plans was $6.1 million and $12.3 million for the three months and six months ended June 30, 2006, respectively. Salaried and hourly employees of the Predecessor also participated in voluntary savings plans offered by SSCE. The Company match for salaried employees of the Predecessor was paid in SSCC common stock, up to an annual maximum.

F-36

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

10.	Employee Benefit Plans — (Continued)

The components of net periodic benefit cost for the defined benefit and postretirement benefit plans for the three and nine months ended September 30, 2007 are as follows:

	Defined Benefit Plans		Postretirement Plans
	Three Months	Nine Months	Three Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2007	2007	2007
	In millions

Service cost	$1.8	$5.3	$0.2	$0.4
Interest cost	0.7	2.1	0.2	0.6
Expected return on plan assets	(0.5)	(1.4)	—	—
Provision for administrative expense	—	—	—	—
Amortization of actuarial losses	—	—	—	—

Net periodic benefit cost	$2.0	$6.0	$0.4	$1.0

The Company made contributions of $4.6 million to its pension plans during the first nine months of 2007. The Company expects to make contributions of approximately $5.8 million for the full year 2007 which includes contributions of $1.2 million in the fourth quarter to meet 2007 minimum funding requirements to its various benefit plans. The Company’s postretirement benefit payments were insignificant during the nine months ending September 30, 2007.

11.	Ownership and profits interest plans

BCH Management, LLC was formed in February 2007 and acquired a 1.34% ownership interest in BCH. The members of BCH Management, LLC are certain of the officers and executive management of the Company, who have acquired ownership interests in BCH Management enabling them to share in the future growth and appreciation of the Company. The proceeds of $9.2 million which BCH Management received from the sale of ownership interests were contributed to BCH as additional capital. In July 2007 the amount was distributed to the owners of BCH.

In addition to the ownership interests, the members of BCH Management, LLC have been granted profits interest units in BCH Management, which correspond to profits interest units of BCH. The profits interests have been valued using the Black-Scholes methodology, resulting in an amount charged to compensation expense of $0.3 million and $0.9 million during the three months and nine months ended September 30, 2007, respectively.

12.	Comprehensive Income (Loss)

The components of comprehensive income (loss) is as follows:

			Nine Months	Three Months	Six Months
	Three Months Ended		Ended	Ended	Ended
	September 30		September 30	September 30	June 30
	Successor	Successor	Successor	Successor	Predecessor
	2007	2006	2007	2006	2006
	In millions

Net Income (Loss)	$6.6	$(11.3)	$(7.9)	$(11.3)	$8.7
Other Comprehensive Income (Loss):
Net Loss on Derivative Instruments	(7.8)	—	(4.1)	—	—

Comprehensive Income (Loss)	$(1.2)	$(11.3)	$(12.0)	$(11.3)	$8.7

F-37

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

13.	Contingencies and Other Matters

The Company is engaged in various litigation, environmental contingencies and other legal matters in the normal course of its business none of which, in the opinion of management, are expected to result in an outcome materially adverse to the financial condition of the Company.

14.	Business Segment Information

The Company has three reportable segments:  (1) Folding Carton and Paperboard, (2) Multi-wall Bag and (3) Flexible Packaging/Label. Each segment is a strategic business unit, separately managed and manufacturing distinct products. The Folding Carton and Paperboard segment is highly integrated and includes a system of mills and plants that produces a broad range of coated recycled boxboard convertible into folding cartons. Folding cartons are used primarily to protect products, such as food, detergents, paper products, beverages, and health and beauty aids, while providing point of purchase advertising. The Multi-wall Bag segment converts kraft and specialty paper into multi-wall bags, consumer bags and specialty retail bags. The bags are designed to ship and protect a wide range of industrial and consumer products including fertilizers, chemicals, concrete and pet and food products. The Flexible/Label Packaging segment converts a wide variety of technologically advanced films for use in the food, pharmaceutical and industrial end-markets. Flexible packaging paper and metallicized paper labels and heat transfer labels are used in a wide range of consumer applications.

The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intersegment sales and transfers are recorded at agreed upon transfer prices. Management believes the transfer prices approximate market value.

	Successor	Successor	Predecessor
	Nine Months	Three Months	Six Months
	Ended	Ended	Ended
	September 30, 2007	September 30, 2006	June 30, 2006
	In millions

Net Sales:
Folding Carton and Coated Recycled Board	$987.1	$284.0	$443.4
Multi-Wall Bag	354.5	120.7	233.4
Flexible Packaging/Label	169.3	56.0	112.6
Corporate/Other	16.8	2.3	—

Total	$1,527.7	$463.0	$789.4

Income (Loss) From Operations:
Folding Carton and Coated Recycled Board	$90.2	$21.3	$4.6
Multi-Wall Bag	25.0	9.2	6.7
Flexible Packaging/Label	15.5	3.6	3.8
Corporate/Other	(64.9)	(24.1)	—

Total	$65.8	$10.0	$15.1

F-38

BLUEGRASS CONTAINER HOLDINGS, LLC

Notes to Condensed Financial Statements — (Continued)

	Successor	Successor
	Three Months	Three Months
	Ended	Ended
	September 30, 2007	September 30, 2006
	In millions

Net Sales:
Folding Carton and Coated Recycled Board	$340.9	$284.0
Multi-Wall Bag	119.9	120.7
Flexible Packaging/Label	60.7	56.0
Corporate/Other	5.9	2.3

Total	$527.4	$463.0

Income (Loss) From Operations:
Folding Carton and Paperboard	$34.7	$21.3
Multi-Wall Bag	7.8	9.2
Flexible Packaging/Label	8.2	3.6
Corporate/Other	(19.1)	(24.1)

Total	$31.6	$10.0

15.	Subsequent Event

On July 9, 2007, Graphic entered into a transaction agreement and agreement and plan of merger (“transaction agreement”) by and among Graphic, Bluegrass Container Holdings, LLC (“BCH”), TPG Bluegrass IV, L.P. (“TPG IV”), TPG Bluegrass IV-AIV 2, L.P. (“TPG IV-AIV”), TPG Bluegrass V, L.P. (“TPG V”), TPG Bluegrass V-AIV 2, L.P. (“TPG V-AIV”), Field Holdings, Inc. (“Field Holdings”), TPG FOF V-A, L.P. (“FOF V-A”), TPG FOF V-B, L.P. (“FOF V-B”), BCH Management, LLC (together with Field Holdings, TPG IV, TPG IV-AIV, TPG V, TPG V-AIV, FOF V-A, FOF V-B and any transferee of their interests in BCH, the “Sellers”), New Giant Corporation, a wholly-owned subsidiary of Graphic (“New Graphic”), and Giant Merger Sub, Inc., a wholly-owned subsidiary of New Graphic (“Merger Sub”). Under the terms of the transaction agreement, Merger Sub will be merged with and into Graphic (the “merger”), and Graphic will become a wholly-owned subsidiary of New Graphic. As a result of the merger, each issued and outstanding share of Graphic’s common stock will be converted into the right to receive one newly issued share of New Graphic common stock. The transaction agreement also provides for each Seller to exchange BCH equity interests owned by each Seller for newly issued shares of New Graphic common stock (the “exchange,” and together with the merger, the “transactions”). Contemporaneously with the closing of the transactions, New Graphic expects to take certain reorganization steps such that BCH will become a wholly-owned subsidiary of Graphic Packaging International, Inc., a direct, wholly-owned subsidiary of Graphic.

The effect of the transactions and post-closing reorganization is that New Graphic will directly hold all of the equity of Graphic and indirectly hold all of the equity interests of BCH. Graphic’s current stockholders will initially own approximately 59.4% of New Graphic’s common stock, while the equity holders of BCH will initially own approximately 40.6% of New Graphic’s common stock, each calculated on a fully diluted basis.

F-39

Annex A

TRANSACTION AGREEMENT
and
AGREEMENT AND PLAN OF MERGER
dated as of July 9, 2007
by and among
GRAPHIC PACKAGING CORPORATION,
BLUEGRASS CONTAINER HOLDINGS, LLC,
TPG BLUEGRASS IV, L.P.,
TPG BLUEGRASS IV — AIV 2, L.P.,
TPG BLUEGRASS V, L.P.,
TPG BLUEGRASS V — AIV 2, L.P.,
FIELD HOLDINGS, INC.,
TPG FOF V-A, L.P.,
TPG FOF V-B, L.P.,
BCH MANAGEMENT, LLC,
NEW GIANT CORPORATION
and
GIANT MERGER SUB, INC.

A-i

A-ii

INDEX OF DEFINED TERMS

Actions	3.1(g)
Affiliates	8.2
Agreement	Preamble
BCH	Preamble
BCH Benefit Plan	3.1(g)
BCH Continuing Employees	3.1(g)
BCH Disclosure Schedule	3.1
BCH Equity Interests	3.1(b)
BCH ERISA Affiliate	3.1(g)
BCH Financial Advisor	3.1(h)
BCH Intellectual Property	3.1(g)
BCH Material Contracts	3.1(g)
BCH Real Property	3.1(g)
BCH Securities	3.1(b)
BCH’s Current Premium	5.5(c)
Benefit Plans	3.1(g)
Blocker Reorganizations	Recitals
Book-Entry Shares	2.2(a)
Business Day	8.2
Capitalization Date	32(b)
CERCLA	3.1(k)(ii)
Certificates	2.2(a)
Certificates of Merger	1.2(a)
Closing	1.7
Closing Date	1.7
Code	Recitals
Commitment Letter	3.2(y)
Confidentiality Agreement	5.1(b)
Continuing BCH Indemnified Parties	5.5(b)
Continuing Giant Indemnified Parties	5.5(b)
Continuing Indemnified Parties	5.5(b)
Delaware Secretary of State	1.2(a)
DGCL	1.1(b)
Effective Time	1.2(b)
Environmental Claim	3.1(k)(iii)
Environmental Laws	3.1(k)(ii)
ERISA	3.1(g)
Exchange	1.1(b)
Exchange Act	8.2
Exchange Agent	8.2
Exchange Fund	3.2(h)
Expense Reimbursement Amount	3.1(g)
Field Holdings	Preamble
Financing	3.2(y)

A-iii

FOF V-A	Preamble
FOF V-B	Preamble
Form S-4	3.1(g)
GAAP	8.2
Giant	Preamble
Giant Adverse Recommendation Change	3.2(h)
Giant Benefit Plan	3.2(h)
Giant Common Stock	2.1(a)
Giant Continuing Employees	3.1(g)
Giant Disclosure Schedule	3.2
Giant ERISA Affiliate	3.2(h)
Giant Financial Advisor	3.2(h)
Giant Financial Statements	3.2(e)
Giant Intellectual Property	1.1(a)
Giant Material Contracts	3.2(h)
Giant Options	2.3(a)
Giant Preferred Stock	3.1(g)
Giant Real Property	3.2(h)
Giant Recommendation	3.1(g)
Giant Rights	3.2(u)
Giant Rights Agreement	3.2(u)
Giant SEC Reports	3.2(h)
Giant Securities	3.1(g)
Giant Stock Award	2.3(b)
Giant Stock Plans	3.2(b)
Giant Stockholder Approval	3.2(h)
Giant Stockholders’ Meeting	5.3
Giant’s Current Premium	5.5(d)
Governmental Authority	8.2
Hazardous Material	3.1(k)(iv)
HSR Act	3.1(c)(iii)
Indebtedness	8.2
Infringe	3.1(g)
Intellectual Property	3.1(g)
Joinder	5.13(a)
Key Personnel	8.2
Law	8.2
Lien	8.2
Material Adverse Effect	8.2
Material Contract	8.2
Merger Consideration	2.1(a)
Merger Sub	Preamble
Mergers	1.1(a)
Newco	Preamble
Newco Common Stock	3.2

A-iv

Newco Continuing Employees	3.1(g)
Notice of Superior Proposed Recommendation Change	5.7(b)
Orders	3.1(g)
Permitted Liens	8.2
Person	8.2
Proxy Materials	5.7(c)(c)
Proxy Statement	5.3
RCRA	3.1(k)(ii)
Released Claims	5.15
Released Parties	3.1(g)
Representatives	5.7(a)
Requisite BCH Regulatory Approvals	3.1(c)(iii)
Requisite Giant Regulatory Approvals	3.1(g)
Requisite Regulatory Approvals	3.1(g)
SEC	8.2
Securities Act	8.2
Seller Consideration	1.1(b)
Sellers	Preamble
Sellers Disclosure Schedule	3.1
Sellers Representative	8.13(a)
Significant Subsidiary	8.2
Subsidiary	8.2
Superior Proposal	3.2(h)
Takeover Proposal	5.7(a)
Tax	8.2
Tax Return	8.2
taxable	8.2
taxes	8.2
Termination Fee	7.2(b)
TPG IV	Preamble
TPG IV — AIV	Preamble
TPG V	Preamble
TPG V — AIV	Preamble
Transfer	5.13
Transferee Seller	5.13
Voting Agreement	Recitals
WARN Act	8.2

A-v

TRANSACTION AGREEMENT AND AGREEMENT AND PLAN OF MERGER dated as of July 9, 2007 (this “Agreement”) is by and among GRAPHIC PACKAGING CORPORATION, a Delaware corporation (“Giant”), BLUEGRASS CONTAINER HOLDINGS, LLC, a Delaware limited liability company (“BCH”), TPG BLUEGRASS IV, L.P., a Delaware limited partnership (“TPG IV”), TPG BLUEGRASS IV — AIV 2, L.P., a Delaware limited partnership (“TPG IV — AIV”), TPG BLUEGRASS V, L.P., a Delaware limited partnership (“TPG V”), TPG BLUEGRASS V — AIV 2, L.P., a Delaware limited partnership (“TPG V — AIV”), FIELD HOLDINGS, INC., a Delaware corporation (“Field Holdings”), TPG FOF V-A, L.P., a Delaware limited partnership (“FOF V-A”), TPG FOF V-B, L.P., a Delaware limited partnership (“FOF V-B”), BCH MANAGEMENT, LLC, a Delaware limited liability company (together with Field Holdings, TPG IV, TPG IV — AIV, TPG V, TPG V — AIV, FOF V-A, FOF V-B and each owner of BCH Equity Interests (as defined in Section 3.1(b)) joining this Agreement pursuant to Section 5.13 as a Seller, the “Sellers”), NEW GIANT CORPORATION, a Delaware corporation (“Newco”), and GIANT MERGER SUB, INC., a Delaware corporation (“Merger Sub”).

WHEREAS, the board of directors of each of Giant and Merger Sub has approved, and deems it advisable and in the best interests of its stockholders to consummate the Merger (as defined in Section 1.1) in which the issued and outstanding shares of capital stock of Giant will be converted into the right to receive shares of capital stock of Newco;

WHEREAS, Sellers, constituting the holders of all of the outstanding equity interests in BCH, have agreed to consummate the Exchange (as defined in Section 1.3(a)) in which Sellers will contribute all of their equity interests in BCH in exchange for receipt of shares of capital stock of Newco;

WHEREAS, concurrently with execution and delivery of this Agreement and as a condition to the willingness of, and an inducement to, BCH and Sellers to enter into this Agreement, certain stockholders of Giant have executed and delivered a Voting Agreement (the “Voting Agreement”), in the form of Exhibit A hereto;

WHEREAS, Newco, Merger Sub, Sellers, Giant and BCH desire to make certain representations, warranties and agreements in connection with the Merger and the Exchange and also to prescribe various conditions to the Merger and the Exchange; and

WHEREAS, for federal income tax purposes, (i) it is intended that the exchange of BCH Equity Interests for Newco Common Stock (as defined in Section 3.2(w)) pursuant to the Exchange and the exchange of Giant Common Stock for Newco Common Stock pursuant to the Merger, taken together, shall qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) it is intended that the Merger shall also qualify as a reorganization within the meaning of Section 368(a) of the Code; (iii) it is intended that the Exchange, to the extent consummated by any corporate Transferee Seller shall, taken together with the subsequent, planned liquidation of such corporate Transferee Seller (such Exchange and subsequent liquidation, collectively, the “Blocker Reorganizations”), qualify as a reorganization within the meaning of Section 368(a); and (iv) the parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER AND EXCHANGE

Section 1.1.  The Merger.  (a) At the Effective Time (as defined in Section 1.2(b)), Merger Sub shall be merged with and into Giant (the ‘‘Merger”). Giant will be the surviving corporation in the Merger, and the separate existence of Merger Sub shall cease. As a result of the Merger, Giant shall become a wholly-owned Subsidiary of Newco.

(b) The Merger will have the effects set forth in the Delaware General Corporation Law (the “DGCL”).

Section 1.2.  Effective Time of the Merger.  Subject to the provisions of this Agreement, on the Closing Date (as defined in Section 1.7), Giant shall (and shall cause its Subsidiaries to) cause the following to occur:

(a) Giant shall execute and deliver for filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger for the Merger (the “Certificate of Merger”), in such form and manner provided in the DGCL. Giant shall make all other filings or recordings required under the DGCL to effect the Merger.

(b) The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State or at such time thereafter as is provided in such Certificate of Merger as agreed between the parties (such time as the Merger becomes effective, the “Effective Time”).

Section 1.3.  The Exchange.  (a) Immediately following the Effective Time, each Seller hereby agrees to contribute to Newco, and Newco hereby agrees to acquire from such Seller, the BCH Equity Interests owned by each such Seller as set forth opposite such Seller’s name on Exhibit 1.3 (as amended prior to the Closing) in exchange for the issuance by Newco to each such Seller of that number of validly issued, fully paid and non-assessable shares of Newco Common Stock as set forth opposite such Seller’s name on Exhibit 1.3 (such transactions, the “Exchange”), which shares of Newco Common Stock (collectively, the “Seller Consideration”) shall total:

(i) in respect of BCH Equity Interests that are “Common Units”, 136,158,306 validly issued, fully paid and non-assessable shares of Newco Common Stock in the aggregate for all Sellers; and

(ii) in respect of BCH Equity Interests that are “Profits Units” (all of which are currently held by BCH Management, LLC), 3,286,732 validly issued, fully paid and non-assessable shares of Newco Common Stock in the aggregate for all Sellers.

(b) At the Closing, each Seller will deliver to Newco the BCH Equity Interests owned by such Seller, along with such instruments of transfer and assignment and other documentation as may be reasonably required to evidence that such BCH Equity Interests have been duly assigned and transferred to Newco.

(c) At the Closing, shares of Newco Common Stock in respect of the Seller Consideration shall be issued by Newco and registered on Newco’s transfer books by Newco’s transfer agent in accordance with the instructions included on Exhibit 1.3 (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable Law or regulation).

Section 1.4.  Organizational Documents of the Surviving Entities.  At the Effective Time and until thereafter changed or amended as provided therein or by applicable Law, the Certificate of Incorporation and By-laws of Newco shall be amended so as to read in their entirety as set forth on Exhibits B and C, respectively. At the Effective Time and until thereafter changed or amended as provided therein or by applicable Law, the Restated Certificate of Incorporation and Amended and Restated By-laws of Giant shall be amended so as to read in their entirety as the Certificate of Incorporation and By-laws of Merger Sub as in effect immediately prior to the Effective Time, except for the incorporator and except that the surviving corporation in the Merger shall retain Giant’s name.

Section 1.5.  Actions of Giant.  As promptly as practicable following the execution of this Agreement, Giant shall cause Newco, as the sole stockholder of Merger Sub, to execute a written consent of the sole stockholder of Merger Sub to adopt this Agreement. Giant shall cause Newco, and Newco shall cause Merger Sub, to perform their respective obligations under this Agreement.

Section 1.6.  Offices of Newco; Officers and Directors.  Following the Closing, Newco shall initially have (a) its corporate headquarters in the Atlanta, Georgia metropolitan area and (b) a regional office in the Chicago metropolitan area. From and after the Effective Time, Newco’s name shall be “Giant Packaging Holding Company”. Giant shall take all requisite action such that at the Effective Time and until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be, the persons indicated in Exhibit 1.6 shall be the directors of Newco, David W. Scheible shall be the Chief Executive Officer and such other Persons mutually agreed between Giant and BCH prior to Closing shall be the officers of Newco.

Section 1.7.  Closing.  The closing of the Merger and the Exchange (the “Closing”) will take place at 10:00 a.m. on the date (the ‘‘Closing Date”) that is the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing. The Closing shall be held at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309, unless another place is agreed to in writing by Sellers Representative and Giant.

ARTICLE II

EFFECTS OF THE MERGER

Section 2.1.  Conversion of Giant Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Merger Sub, Giant or the holders of any of the following securities:

(a) Conversion of Giant Common Stock.  Each share of common stock, par value $0.01 per share, of Giant (“Giant Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 2.1(b)) shall be converted into the right to receive one validly issued, fully paid and non-assessable share of Newco Common Stock (the “Merger Consideration”).

(b) Giant and BCH-Owned Shares.  Each share of Giant Common Stock owned by Giant, Merger Sub, BCH or any Subsidiary of any of the foregoing parties in each case immediately prior to the Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(c) Conversion of Merger Sub Stock.  Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable share of common stock of Giant, as the surviving corporation in the Merger.

(d) Distribution of Newco Common Stock.  Giant shall distribute to Newco immediately after the Effective Time, all of the Newco Common Stock held by Giant immediately prior to the Effective Time.

Section 2.2.  Exchange of Certificates

(a) Exchange of Certificates.  Certificates that immediately prior to the Effective Time represented shares of Giant Common Stock (the ‘‘Certificates”) and shares of Giant Common Stock represented by book-entry (“Book-Entry Shares”) shall be exchanged in accordance with this Section 2.2.

(b) Deposit of Merger Consideration.  Prior to the Effective Time, Newco shall deposit with the Exchange Agent, for the benefit of the stockholders of Giant, certificates or, at Newco’s option, evidence of shares in book entry form, representing shares of Newco Common Stock issuable pursuant to this Article II in exchange for shares of Giant Common Stock, for which Certificates have been properly delivered to the Exchange Agent. Such Certificates (or evidence of book-entry form, as the case may be) for shares of Newco Common Stock is hereinafter referred to as the “Exchange Fund”).

(c) Exchange Procedures.  (i) Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as BCH and Giant may reasonably specify (such letter to be in form reasonably acceptable to BCH and Giant prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Newco Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested or is otherwise required by applicable

Law or regulation) representing, in the aggregate, the number of shares that such holder has the right to receive pursuant to this Article II.

(ii) If payment or issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment or issuance that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Giant Common Stock represented by the Certificate pursuant to this Article II.

(iii) No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Giant Common Stock converted in the Merger.

(iv) At the Effective Time, the transfer books of Giant shall be closed, and thereafter there shall be no further registration of transfers of Giant Common Stock that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to Giant for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(d) Distributions With Respect to Unexchanged Shares.  No dividends or other distributions with respect to shares of Newco Common Stock issuable with respect to the Giant Common Stock shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until those Certificates or Book-Entry Shares are surrendered as provided in this Article II. Upon surrender, there shall be issued and/or paid to the holder of the shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of Newco Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Newco Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.

(e) Fractional Shares.  Certificates or scrip or shares of Newco Common Stock representing fractional shares of Newco Common Stock or book-entry credit of the same may be issued upon surrender for exchange of Certificates or Book-Entry Shares.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the stockholders of Giant on the first anniversary of the Effective Time shall be delivered to Newco, upon demand by Newco, and any stockholders of Giant who have not theretofore complied with this Article II shall thereafter look only to Newco for payment of their claim for any part of the Merger Consideration and any dividends or distributions with respect to Newco Common Stock.

(g) No Liability.  None of Giant or Newco shall be liable to any holder of Giant Common Stock for cash or shares of Newco Common Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding.  Newco and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Giant Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Newco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Giant Common Stock in respect of which such deduction and withholding was made by Newco or the Exchange Agent.

Section 2.3.  Options and other Stock Awards

(a) The boards of directors of Giant and Newco (or the applicable committees of those boards of directors that have authority with respect to stock options) shall take all action necessary so that all options to acquire shares of Giant Common Stock outstanding immediately prior to the Effective Time (“Giant Options”) under the Giant Stock Plans shall, as of the Effective Time, cease to constitute options to acquire shares of Giant Common Stock and shall instead constitute options to acquire shares of Newco Common Stock as provided in this Section 2.3(a). As of the Effective Time, all outstanding Giant Options shall be assumed by Newco, and each Giant Option so assumed by Newco shall be exercisable upon the same terms and conditions as under the applicable Giant Stock Plan and the option agreement pursuant to which the option was issued (but giving effect to the Merger and any acceleration of vesting as a result thereof); provided, that, any Giant Option which is an “incentive stock option” (as defined in Section 422 of the Code) immediately prior to the Effective Time shall be subject to any other or further adjustments so that the option remains as an incentive stock option immediately following the Effective Time.

(b) The boards of directors of Giant and Newco (or the applicable committees of those boards of directors that have authority with respect to stock based compensatory awards), as applicable, shall take all action necessary so that all rights of any kind, whether vested or unvested, to receive shares of Giant Common Stock or benefits measured by reference to the value of a number of shares of Giant Common Stock, other than the Giant Options (each, a “Giant Stock Award”) under the Giant Stock Plans shall, as of the Effective Time, cease to constitute rights with respect to Giant Common Stock and shall constitute rights with respect to Newco Common Stock as provided in this Section 2.3(b). As of the Effective Time, all outstanding Giant Stock Awards shall be assumed by Newco, and each Giant Stock Award so assumed by Newco shall be subject to the same terms and conditions as are then applicable (but giving effect to the Merger and any acceleration of vesting or lapse of restrictions occurring as a result thereof), except that each Giant Stock Award shall constitute rights with respect to a number of shares of Newco Common Stock equal to the number of shares of Giant Common Stock subject thereto immediately prior to the Effective Time.

(c) Newco shall take all corporate action necessary to reserve for issuance a number of shares of Newco Common Stock equal to the number of shares of Newco Common Stock issuable upon the exercise of the Giant Options and pursuant to the Giant Stock Awards assumed by Newco pursuant to Sections 2.3(a) and (b). At the Effective Time or as soon as practicable thereafter, Newco shall file with the SEC one or more Registration Statements on Form S-8 covering all shares of Newco Common Stock to be issued upon exercise of the Giant Options, and all shares to be issued pursuant to the Giant Stock Awards (to the extent not covered under the Registration Statement filed pursuant to Section 5.3 of this Agreement), and shall use its reasonable best efforts to cause such Registration Statement to become and remain continuously effective, and shall use its reasonable best efforts to maintain the current status of the related prospectus as well as to comply with applicable state securities or “blue sky” laws, for as long as there are outstanding any Giant Options or Giant Stock Awards.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.  Representations and Warranties of BCH.  Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by BCH to Giant (the “BCH Disclosure Schedule”), BCH hereby represents and warrants to Giant as follows:

(a) Organization, Standing and Power.  BCH and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. BCH and each of its Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH. BCH has made available to Giant copies of the certificate of formation and limited liability company agreement (or other governing documents), and any amendments thereto, of BCH and Altivity Packaging, LLC (“Altivity”), and each is a complete and correct copy and contains all amendments thereto as in effect on the date of this Agreement.

(b) Capitalization.  As of the date of this Agreement, the only issued and outstanding equity interests of BCH consists of 314,230,000 “common units” and 13,527,000 “profits units” (collectively, the “BCH Equity Interests”, all of which are owned, collectively, by the Sellers and were validly issued, fully paid and nonassessable and were issued free of preemptive rights. Except as set forth in the immediately preceding sentence, as of the date of this Agreement, no options to purchase BCH Equity Interests have been granted and no BCH Equity Interests have been issued. Except as set forth in the two immediately preceding sentences, (A) there are not outstanding or authorized any (I) membership interests or other voting securities of BCH, (II) securities convertible into or exchangeable for membership interests or voting securities of BCH or (III) options or other rights to acquire from BCH, and no obligation of BCH to issue, any membership interests, voting securities or securities convertible into or exchangeable for membership interests or voting securities of BCH (collectively, “BCH Securities”), (B) there are no outstanding obligations of BCH to repurchase, redeem or otherwise acquire any BCH Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or membership interests of BCH or any of its Subsidiaries to which BCH or any of its Subsidiaries is a party. As of the Closing Date, no BCH Equity Interests shall be outstanding, other than as set forth above. Except for the limited liability company agreement of BCH, neither BCH nor any of its Subsidiaries is a party to any contract with respect to the voting of any such securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which members of BCH may vote are outstanding. Neither BCH nor any of its Subsidiaries owns, beneficially or of record, any shares of Giant Common Stock.

(c) Authorization; No Conflict.  (i) BCH has the requisite limited liability company power and authority to enter into and deliver this Agreement and the Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by BCH, the performance by BCH of its obligations hereunder and thereunder and the consummation by BCH of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of managers of BCH and no other limited liability company proceedings on the part of BCH are necessary pursuant to its governing documents and the Delaware Limited Liability Company Act to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by BCH and constitutes a legal, valid and binding agreement of BCH, enforceable against BCH in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) Neither the execution and delivery of this Agreement or the Voting Agreement by BCH, nor the consummation by BCH of the transactions contemplated hereby or thereby nor compliance by BCH with any of the provisions herein or therein will (A) result in a violation or breach of or conflict with the certificate of formation or limited liability company agreement of BCH, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by BCH or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to BCH or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which BCH or any of its Subsidiaries is a party or by which BCH or any of its Subsidiaries or any of their respective properties, rights or assets may be bound or (C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any Order or Law applicable to BCH or any of its Subsidiaries or any of their respective properties, rights or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.

(iii) Except for the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 3.1(c)(iii) of the BCH Disclosure Schedule (together with the matters described in clauses (A) and (B) below, the “Requisite BCH Regulatory Approvals”), no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by BCH or any of its Subsidiaries in connection with BCH’s execution, delivery and performance of this Agreement and the Voting Agreement or the consummation by BCH of the transactions contemplated hereby or thereby, except for (A) compliance with the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (B) the applicable requirements of the Securities Act, Exchange Act and state securities and “blue sky” laws, and (C) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.

(d) Subsidiaries.  (i) Section 3.1(d) of the BCH Disclosure Schedule sets forth the name and jurisdiction of organization of each (A) Subsidiary of BCH; and (B) entity in which BCH or any of its Subsidiaries (other than their respective Subsidiaries) owns any interest (other than non-material interests) and interests in joint ventures or similar entities.

(ii) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Subsidiary of BCH are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or ownership interests are owned by BCH or by one of its Subsidiaries (or a member of management or an agent or nominee of BCH or its Subsidiaries for the benefit of BCH or its Subsidiaries) free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of BCH’s Subsidiaries. There are no agreements requiring BCH or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of BCH’s Subsidiaries.

(e) Financial Statements; No Undisclosed Liabilities.  (i)(A) The audited consolidated balance sheet for Altivity and Predecessor Company as of December 31, 2006 and December 31, 2005 and the audited consolidated statements of operations, cash flows and changes in equity for the six months ended December 31, 2006 and the corresponding audited Predecessor Company statements for January 1, 2006 through June 30, 2006 and Year Ended December 31, 2005 and (B) the unaudited consolidated balance sheet for Altivity as of March 31, 2007 and the unaudited consolidated statement of operations and cash flows for the three-month period ended March 31, 2007 (collectively, the “BCH Financial Statements”) have been prepared from the books and records of BCH and its Subsidiaries in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of BCH and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business and intercompany eliminations). As of December 31, 2006 and March 31, 2007, respectively, BCH had no assets or liabilities that would be required to be shown on a balance sheet prepared in accordance with GAAP, and had no operations, in each case other than cash and cash equivalents and related “Distribution Payable” as reflected in the BCH consolidated balance sheet as of March 31, 2007 and in the applicable BCH Financial Statements.

(ii) Neither BCH nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be set forth on a consolidated balance sheet of BCH prepared in accordance with GAAP, except liabilities that (i) are accrued or reserved against in the BCH Financial Statements, (ii) were incurred in the ordinary course of business since March 31, 2007, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, or (v) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on BCH.

(f) Absence of Certain Changes and Events.  Since March 31, 2007 (and in case of actions taken after the date hereof, except as permitted by Section 4.1), BCH and its Subsidiaries (i)(A) have conducted their business in the ordinary course of business consistent with past practice and (B) have not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would have been prohibited by Sections 4.1(a), (d), (e), (f), (k) and (l) and (ii) there has not been or occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on BCH.

(g) Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, there are no claims, suits, actions or legal, administrative, arbitration, mediation or other proceedings or governmental investigations or internal investigations (collectively, “Actions”) pending or, to the knowledge of BCH, threatened (including, without limitation, cease and desist letters and invitations to take a license), to which BCH or any of its Subsidiaries is a party. There are no judgments, decrees, injunctions, rulings, awards, settlements, stipulations or orders (collectively, “Orders”) of any Governmental Authority outstanding or, to the knowledge of BCH, threatened against BCH or any of its Subsidiaries which individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on BCH.

(h) Broker’s or Finder’s Fees.  Except for Banc of America Securities, Inc. (the “BCH Financial Advisor”), no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of BCH.

(i) Employee Plans.  (i) Section 3.1(i) of the BCH Disclosure Schedule sets forth a true and complete list of each material BCH Benefit Plan. A “BCH Benefit Plan” is an employee benefit plan including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded and whether written or oral (all the foregoing being herein called “Benefit Plans”) (A) maintained, entered into or contributed to by BCH or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of BCH or any of its Subsidiaries has any present or future right to benefits or (B) under which BCH or any of its Subsidiaries could reasonably be expected to have any present or future liability.

(ii) With respect to each material BCH Benefit Plan that is a defined benefit plan, BCH has made available to Giant the most recent year’s Form 5500 (except Form 5500 regarding BCH Benefit Plans that were Benefit Plans pertaining to former employees of Smurfit Stone Container Corporation) that has been completed and attached schedules and audited financial statements.

(iii) With respect to the BCH Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of BCH, there exists no condition or set of circumstances in connection with which BCH or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on BCH under ERISA, the Code or any other applicable Law.

(iv) The consummation of the transactions contemplated by this Agreement will not: (A) entitle any person to any benefit under any BCH Benefit Plan; (B) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any BCH Benefit Plan; or (C) result in any payment or series of payments by BCH or any of its Subsidiaries to any person of an “excess parachute payment” (as defined in Section 280G of the Code) or any other payment which is not deductible for federal income tax purposes under the Code.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, (A) no liability under Title IV or section 302 of ERISA has been incurred by BCH, or by any trade or business, whether or not incorporated, that together with BCH would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “BCH ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to BCH or any BCH ERISA Affiliate of incurring any such liability.

(vi) Each BCH Benefit Plan, the administrator and fiduciaries of each BCH Benefit Plan, BCH and its Subsidiaries have complied in all material respects with the applicable provisions of ERISA and the Code and in all material respects with all applicable state or federal securities Laws and in all material respects with the applicable requirements of any other Law, rule or regulation governing each BCH Benefit Plan, and BCH has not received any notice questioning or challenging such compliance.

(vii) Each BCH Benefit Plan that is intended to comply with Section 401(a) of the Code (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which BCH may file for a favorable determination letter with respect to all provisions of such BCH Benefit Plan. No event has occurred with respect to any BCH Benefit Plan that will or could reasonably be expected to give rise to disqualification of any such plan, the loss of intended tax consequences under the Code, any tax under Section 511 of the Code or any other tax liability that is not reflected on the financial statements of BCH or its subsidiaries.

(viii) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, (A) all payments due from BCH with respect to each BCH Benefit Plan have been timely made or have been properly accrued as liabilities of BCH and properly reflected in the financial statements of BCH in accordance with the terms of the BCH Benefit Plan or any collective bargaining agreement and applicable Law and (B) all payments due from a BCH ERISA Affiliate with respect to a BCH Benefit Plan subject to Section 412 of the Code have been timely made.

(ix) There are no proceedings pending (other than routine claims for benefits) or, to the knowledge of BCH, threatened with respect to a BCH Benefit Plan or the assets of a BCH Benefit Plan.

(x) Except as would not reasonably be expected to have a Material Adverse Effect on BCH, any BCH Benefit Plan subject to Section 409A of the Code has been administered in good faith compliance with the provisions of Section 409A and any guidance thereunder for all periods prior to Closing.

(j) Taxes.  (i) All material Tax Returns required to be filed by, or on behalf of, BCH or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. BCH and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the BCH Financial Statements in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the assets or properties of either BCH or its Subsidiaries, other than Permitted Liens.

(ii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of BCH or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of BCH or any of its Subsidiaries either within BCH’s knowledge or claimed, pending or raised by a Governmental Authority in writing.

(iii) Neither BCH nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is BCH) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv) None of BCH or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(v) None of BCH nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi) Neither BCH nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(vii) BCH will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(viii) Neither BCH nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

(k) Environmental Matters.

(i) BCH has delivered, or caused to be delivered, or otherwise made available to Giant true and complete copies or a summary of, all completed environmental site assessments conducted by, at the expense of, or on behalf of BCH and its Subsidiaries since January 1, 2006.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries hold, and are currently, and at all prior times have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local Laws, statutes, rules, regulations, ordinances, Orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment, including, the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., (“RCRA”), the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), any state, county, municipal or local statues, laws or ordinances similar or analogous to the federal statutes listed above in this subparagraph, any amendments to the statues, Laws or ordinances listed above in this subparagraph, regardless of whether in existence on the date hereof, and any legally binding rules, regulations, guidelines, directives, Orders or the like adopted pursuant to or implementing the statutes, laws, ordinances and amendments listed above in this subparagraph (“Environmental Laws”), and are currently in compliance with all applicable Environmental Laws.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding, requests for information, or other written communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and BCH has no knowledge of any pending or threatened Environmental Claim.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no chemical, substance, waste, material, pollutant, or contaminant defined as or deemed hazardous, dangerous or toxic, including without limitation, RCRA hazardous wastes, CERCLA hazardous substances, oil and petroleum products or byproducts and any constituents thereof (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, mold, lead in paint or drinking water, radon, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could reasonably be expected to result in liability under any Environmental Laws (“Hazardous Material”) has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or, to the knowledge of BCH, formerly owned, leased or operated by BCH or its Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to BCH or its Subsidiaries under Environmental Laws.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH has no knowledge of any present or pending requirement of environmental permits or application of Environmental Laws that would require any capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets (other than as contemplated in the capital expenditures budget included in Section 4.1(g) of the BCH Disclosure Schedule) or for any other purpose, other than for emergency or routine repairs or replacement at any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries.

(vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries have not entered into or received nor are they in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, Order, writ, injunction or decree of any foreign, federal, state, or municipal court or other governmental authority relating to Environmental Laws.

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no lien has arisen on or against any of the properties or facilities currently owned by BCH or its Subsidiaries or to the knowledge of BCH, on or against any of the properties or facilities currently leased or operated by BCH or its Subsidiaries under or as a result of any Environmental Laws, and to the knowledge of BCH, no such lien is threatened.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, all above-ground and underground storage tanks, oil/water separators, sumps, and septic systems owned or operated by BCH or its Subsidiaries, located on any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries that are in a condition that could reasonably be expected to result in liability under Environmental Laws have been identified in Section 3.1(k) of the BCH Disclosure Schedule, together with a description of the materials stored in such tanks.

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, no building or other improvement located on any of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries contains any asbestos or asbestos-containing materials in amount or condition that could reasonably be expected to result in liability under Environmental Law to BCH or its Subsidiaries.

(x) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries are in compliance with all applicable Laws relating to employee health and safety; and they not received any notice that past or present conditions of the properties or facilities currently owned, leased or operated by BCH or its Subsidiaries violate in any respect any applicable Law or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

(l) Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, BCH and its Subsidiaries are in compliance with all applicable Laws, and no written notice, charge, claim, Action or assertion has been received by BCH or any of its Subsidiaries or, to BCH’s knowledge, filed, commenced or threatened in writing against BCH or any of its Subsidiaries alleging any such non-compliance. BCH and its Subsidiaries hold all licenses, permits and governmental approvals required to own and operate their respective businesses and properties under applicable Laws and all such licenses, permits and approvals are in full force and effect, except where the failure to hold or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on BCH.

(m) Labor Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of BCH, threatened against BCH or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by BCH or any of Subsidiaries and no union organizing campaign with respect to the employees of BCH or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against BCH or its Subsidiaries pending or, to the knowledge of BCH, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to BCH or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(n) Properties.  (i) Section 3.1(n) of the BCH Disclosure Schedule contains a true and complete list of all material real property and interests in real property used primarily in or necessary to the operation of the business as it is conducted by BCH on the date of this Agreement (together with all buildings, other improvements, fixtures and appurtenances, now or subsequently located thereon, the “BCH Real Property”), identifying the address thereof. Except as would not materially impair the ability to conduct its current business at such property by BCH, (A) BCH or one of its Subsidiaries has good and marketable fee simple title to the BCH Real Property that is owned by BCH or one of its Subsidiaries free and clear of all Liens, except Permitted Liens and (B) BCH or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or subleased, whether as landlord or tenant, by BCH or one of its Subsidiaries and used in the business as conducted by BCH free and clear of all Liens, except for Permitted Liens.

(ii) BCH or one of its Subsidiaries has good and marketable title to the material tangible personal property owned by BCH or such Subsidiary or valid and subsisting leases with respect to the material tangible personal property leased by BCH or such Subsidiary except as would not be reasonably expected to have a Material Adverse Effect on BCH. All such owned tangible personal property is owned free and clear of all Liens, except (A) as set forth in Section 3.1(n) of the BCH Disclosure Schedule or (B) for Permitted Liens.

(o) Material Contracts.  Section 3.1(o) of the BCH Disclosure Schedule sets forth a complete and correct list of all of BCH’s and its Subsidiaries’ Material Contracts as of the date hereof (the “BCH Material Contracts”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH, (i) each of the BCH Material Contracts is valid and binding on BCH and each of its Subsidiaries party thereto, and to the knowledge of BCH, each other party thereto and is in full force and effect, (ii) BCH has not received any written notice specifying the intended cancellation or termination of any Material Contract, (iii) neither BCH nor any of its Subsidiaries is in breach or in default under any BCH Material Contract nor, to the knowledge of BCH, is any other party to any such contract in breach or default thereunder and (iv) no event has occurred that with notice or the passage of time or both would result in a breach or default by BCH or any Subsidiary of BCH or, to the knowledge of BCH, any other party, under any BCH Material Contract.

(p) Intellectual Property.  (i) Section 3.1(p) of the BCH Disclosure Schedule sets forth a complete and accurate list of all material registrations and applications for Intellectual Property owned by BCH and its Subsidiaries. “Intellectual Property” means all United States and foreign intellectual property, including, without limitation, all patents, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; copyrights and copyrightable works (including, but not limited to, software and Internet site content); trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; and trade secrets, confidential, proprietary or non-public information.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH, (A) BCH and its Subsidiaries own or have a valid right to use all Intellectual Property used in the conduct of their businesses as currently conducted (collectively, the ‘‘BCH Intellectual Property”) free and clear of all Liens except Permitted Liens; (B) the conduct of the business of BCH and its Subsidiaries and use of the BCH Intellectual Property does not infringe, misappropriate or otherwise violate (“Infringe”) any Intellectual Property of any other Person; (C) no third party is Infringing the BCH Intellectual Property; (D) all BCH Intellectual Property owned by BCH or one of its Subsidiaries is valid and enforceable; and (E) BCH and its Subsidiaries take and have taken reasonable actions to maintain the BCH Intellectual Property and to protect their sole ownership of any proprietary BCH Intellectual Property.

(q) Information Supplied.  None of the information supplied or to be supplied by or on behalf of BCH specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by BCH with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(r) Affiliate Transactions.  No officer, director or other Affiliate of BCH or any Subsidiary of BCH nor any member of any such person’s immediate family is presently a party to any transaction, or series of related transactions, agreement, arrangement or understanding, nor are there any such transactions, or series of related transactions, currently proposed, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(s) Insurance.  Section 3.1(s) of the BCH Disclosure Schedule sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by BCH or any Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on BCH, with respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither BCH or any Subsidiary is in breach or default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 3.2.  Representations and Warranties of Giant.  Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by Giant to BCH (the “Giant Disclosure Schedule”), Giant hereby represents and warrants to BCH as follows:

(a) Organization, Standing and Power.  Giant and each of its Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. Giant and each of its Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant. Giant has made available to BCH copies of the certificate of incorporation and by-laws (or other governing documents), and any amendments thereto, of Giant and Giant International, Inc., and each is a complete and correct copy and contains all amendments thereto as in effect on the date of this Agreement.

(b) Capitalization.  The authorized capital stock of Giant consists of (i) 500,000,000 shares of Giant Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.01 per share (“Giant Preferred Stock”). As of July 6, 2007 (the “Capitalization Date”), (i) 200,978,569 shares of Giant Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Giant Preferred Stock were outstanding, (iii) an aggregate of 29,319,087 shares of Giant Common Stock were reserved for issuance upon or otherwise deliverable in connection with the grant or issuance of equity-based awards or the exercise or settlement of such awards pursuant to Giant’s 2004 Stock and Incentive Compensation Plan, the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, the Riverwood Holding, Inc. 2002 Stock Incentive Plan, the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, the 1996 SIP, the Giant Equity Incentive Plan and the Giant Equity Compensation Plan for Non-Employee Directors (collectively, the “Giant Stock Plans”), and (iv) 500,000 shares of Giant Preferred Stock are reserved for issuance upon the exercise of the Giant Rights. From the Capitalization Date until the date of this Agreement, no options to purchase shares of Giant Common Stock or Giant Preferred Stock have been granted and no shares of Giant Common Stock or Giant Preferred Stock have been issued, except for shares issued pursuant to the exercise of Options or the settlement of restricted stock units or other equity-based awards in accordance with their terms. Except as set forth in the two immediately preceding sentences, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of Giant, (II) securities of Giant convertible into or exchangeable for shares of capital stock or voting securities of Giant or (III) options or other rights to acquire from Giant, and no obligation of Giant to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Giant (collectively, “Giant Securities”), (B) there are no outstanding obligations of Giant to repurchase, redeem or otherwise acquire any Giant Securities (except in connection with the payment of the exercise price and withholding Taxes on the exercise of stock options and the payout of restricted stock units) and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Giant or any of its Subsidiaries to which Giant or any of its Subsidiaries is a party. Except for the Voting Agreement, neither Giant nor any of its Subsidiaries is a party to any contract with respect to the voting of any such securities. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Giant may vote are outstanding.

(c) Authorization; No Conflict.  (i) Giant has the requisite corporate power and authority to enter into and deliver this Agreement and the Voting Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Voting Agreement by Giant, the performance by Giant of its obligations hereunder and thereunder and the consummation by Giant of the transactions contemplated hereby and thereby have been duly and validly authorized by Giant’s Board of Directors, and no other corporate proceedings on the part of Giant, other than the Giant Stockholder Approval with respect to this Agreement and the Merger, are necessary pursuant to its certificate of incorporation or bylaws and the DGCL to authorize this Agreement or the Voting Agreement or to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Voting Agreement has been duly executed and delivered by Giant and constitutes a legal, valid and binding agreement of Giant, enforceable against Giant in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) Neither the execution and delivery of this Agreement or the Voting Agreement by Giant, nor the consummation by Giant of the transactions contemplated hereby or thereby nor compliance by Giant with any of the provisions herein or therein will (A) result in a violation or breach of or conflict with the certificate of incorporation or bylaws of Giant, Merger Sub or Newco, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by Giant or any of its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Giant or any of its Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Giant or any of its Subsidiaries is a party or by which Giant or any of its Subsidiaries or any of their respective properties, rights or assets may be bound or (C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any Order or Law applicable to Giant or any of its Subsidiaries or any of their respective properties, rights or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.

(iii) Except for the consents, approvals, Orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority set forth in Section 3.2(c)(iii) of the Giant Disclosure Schedule (together with the matters described in clauses (A) through (C) below, the “Requisite Giant Regulatory Approvals”, together with the Requisite BCH Regulatory Approvals, the

“Requisite Regulatory Approvals”), no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Giant or any of its Subsidiaries in connection with Giant’s execution, delivery and performance of this Agreement and the Voting Agreement or the consummation by Giant of the transactions contemplated hereby or thereby, except for (A) the Giant Stockholder Approval, (B) compliance with the HSR Act and other applicable foreign competition or antitrust laws, if any, (C) the applicable requirements of the Securities Act, Exchange Act and state securities and “blue sky” laws, and (D) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.

(d) Subsidiaries.  (i) Section 3.2(d) of the Giant Disclosure Schedule sets forth the name and jurisdiction of organization of each (A) Subsidiary of Giant; and (B) entity in which Giant or any of its Subsidiaries (other than their respective Subsidiaries) owns any interest (other than non-material interests) and interests in joint ventures or similar entities.

(ii) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Subsidiary of Giant are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or ownership interests are owned by Giant or by one of its Subsidiaries (or a member of management or an agent or nominee of Giant or its Subsidiaries for the benefit of Giant or its Subsidiaries) free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, stock appreciation rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sale, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of Giant’s Subsidiaries. There are no agreements requiring Giant or any of its Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of Giant’s Subsidiaries.

(e) Financial Statements; No Undisclosed Liabilities; SEC Reports.  (i) The audited consolidated balance sheet for Giant as of December 31, 2006 and the audited consolidated statement of income, stockholders’ equity and cash flows for the fiscal years ended December 31, 2006 and December 31, 2005 and (B) the unaudited consolidated balance sheet for Giant as of March 31, 2007 and the unaudited consolidated statement of operations for the three-month period ended March 31, 2007 (collectively, the “Giant Financial Statements”) have been prepared from the books and records of Giant and its Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Giant and its Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(ii) Neither Giant nor any of its Subsidiaries has any liabilities of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be set forth on a consolidated balance sheet of Giant prepared in accordance with GAAP, except liabilities that (i) are accrued or reserved against in the Giant Financial Statements, (ii) were incurred in the ordinary course of business since March 31, 2007, (iii) are incurred pursuant to the transactions contemplated by this Agreement, (iv) have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business or (v) individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Giant.

(iii) Giant has timely filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC, since January 1, 2005 (collectively, with any amendments thereto, the

“Giant SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act, each as in effect on the date so filed. None of the Giant SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Giant SEC Reports.

(f) Absence of Certain Changes and Events.  Since March 31, 2007 (and in case of actions taken after the date hereof, except as permitted by Section 4.2), Giant and its Subsidiaries (i) have conducted their business in the ordinary course of business consistent with past practice and (B) have not taken any action, or failed to take any action, which action or failure, if taken after the date of this Agreement, would have been prohibited by Sections 4.2(a), (d), (e), (f), (k) and (l) and (ii) there has not been or occurred any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect on Giant.

(g) Litigation.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, there are no Actions pending or, to the knowledge of Giant, threatened (including, without limitation, cease and desist letters and invitations to take a license), to which Giant or any of its Subsidiaries is a party. There are no Orders of any Governmental Authority outstanding or, to the knowledge of Giant, threatened against Giant or any of its Subsidiaries which individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect on Giant.

(h) Broker’s or Finder’s Fees.  Except for Goldman, Sachs & Co. (the ‘‘Giant Financial Advisor”), no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of Giant. Giant has received the opinion of the Giant Financial Advisor, dated as of the date hereof, to the effect that, as of such date, the Seller Consideration, taken in the aggregate, to be issued by Newco in exchange for 100% of the outstanding BCH Equity Interests pursuant to this Agreement is fair from a financial point of view to Giant.

(i) Employee Plans.  (i) Section 3.2(i) of the Giant Disclosure Schedule sets forth a true and complete list of each material Giant Benefit Plan. A “Giant Benefit Plan” is a Benefit Plan (A) maintained, entered into or contributed to by Giant or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Giant or any of its Subsidiaries has any present or future right to benefits or (B) under which Giant or any of its Subsidiaries could reasonably be expected to have any present or future liability.

(ii) With respect to each material Giant Benefit Plan that is a defined benefit plan, Giant has made available to BCH the most recent year’s Form 5500 that has been completed and attached schedules and audited financial statements.

(iii) With respect to the Giant Benefit Plans, individually and in the aggregate, no event has occurred and, to the knowledge of Giant, there exists no condition or set of circumstances in connection with which Giant or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a Material Adverse Effect on Giant under ERISA, the Code or any other applicable Law.

(iv) The consummation of the transactions contemplated by this Agreement, will not: (A) entitle any person to any benefit under any Giant Benefit Plan; (B) accelerate the time of payment or vesting or increase the amount of any compensation or other benefit due to any person under any Giant Benefit Plan; or (C) result in any payment or series of payments by Giant or any of its

Subsidiaries to any person of an “excess parachute payment” (as defined in Section 280G of the Code) or any other payment which is not deductible for federal income tax purposes under the Code.

(v) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, (A) no liability under Title IV or section 302 of ERISA has been incurred by Giant, or by any trade or business, whether or not incorporated, that together with Giant would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “Giant ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Giant or any Giant ERISA Affiliate of incurring any such liability.

(vi) Each Giant Benefit Plan, the administrator and fiduciaries of each Giant Benefit Plan, Giant and its Subsidiaries have complied in all material respects with the applicable provisions of ERISA and the Code and in all material respects with all applicable state or federal securities Laws and in all material respects with the applicable requirements of any other Law, rule or regulation governing each Giant Benefit Plan, and Giant has not received any notice questioning or challenging such compliance.

(vii) Each Giant Benefit Plan that is intended to comply with Section 401(a) of the Code (A) has obtained a current favorable determination letter issued by the Internal Revenue Service, (B) is entitled to rely on a current, favorable opinion letter issued by the Internal Revenue Service, or (C) has a remedial amendment period that has not yet expired during which Giant may file for a favorable determination letter with respect to all provisions of such Giant Benefit Plan. No event has occurred with respect to any Giant Benefit Plan that will or could reasonably be expected to give rise to disqualification of any such plan, the loss of intended tax consequences under the Code, any tax under Section 511 of the Code or any other tax liability that is not reflected on the financial statements of Giant or its subsidiaries.

(viii) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, all payments due from Giant with respect to each Giant Benefit Plan have been timely made or have been properly accrued as liabilities of Giant and properly reflected in the financial statements of Giant in accordance with the terms of the Giant Benefit Plan or any collective bargaining agreement and applicable Law. All payments due from a Giant ERISA Affiliate with respect to a Giant Benefit Plan subject to Section 412 of the Code have been timely made.

(ix) There are no proceedings pending (other than routine claims for benefits) or, to the knowledge of Giant, threatened with respect to a Giant Benefit Plan or the assets of a Giant Benefit Plan.

(x) Except as would not reasonably be expected to have a Material Adverse Effect on Giant, any Giant Benefit Plan subject to Section 409A of the Code has been administered in good faith compliance with the provisions of Section 409A and any guidance thereunder for all periods prior to Closing.

(j) Taxes.  (i) All material Tax Returns required to be filed by, or on behalf of, Giant or any of its Subsidiaries have been timely filed, or will be timely filed, in accordance with all applicable Laws, and all such Tax Returns are, or shall be at the time of filing, complete and correct in all material respects. Giant and each of its Subsidiaries has timely paid (or has had paid on its behalf) in full all material Taxes due and payable (whether or not shown on such Tax Returns), or, where payment is not yet due, has made adequate provision for all material Taxes in the Giant Financial Statements in accordance with GAAP. There are no material Liens with respect to Taxes upon any of the assets or properties of either Giant or its Subsidiaries, other than Permitted Liens.

(ii) No deficiencies for any material Taxes have been proposed or assessed in writing against or with respect to any Taxes due by or Tax Returns of Giant or any of its Subsidiaries, and there is no outstanding audit, assessment, dispute or claim concerning any material Tax liability of Giant or any of its Subsidiaries either within Giant’s knowledge or claimed, pending or raised by a Governmental Authority in writing.

(iii) Neither Giant nor any of its Subsidiaries (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is Giant) filing a consolidated federal income Tax Return or (B) has any liability for Taxes of any Person arising from the application of Treasury regulation section 1.1502-6 or any analogous provision of state, local or foreign Law, or as a transferee or successor, by contract, or otherwise.

(iv) None of Giant or any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement.

(v) None of Giant nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(vi) Neither Giant nor any of its Subsidiaries has granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(vii) Giant will not be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (iii) a prepaid amount received, or paid, prior to the Closing Date or (iv) deferred gains arising prior to the Closing Date.

(viii) Neither Giant nor any of its Subsidiaries has taken any action or knows of any fact or circumstance that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code.

(k) Environmental Matters.

(i) Giant has delivered, or caused to be delivered, or otherwise made available to BCH true and complete copies or a summary of, all completed environmental site assessments conducted by, at the expense of, or on behalf of Giant and its Subsidiaries since January 1, 2006.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries hold, and are currently, and at all prior times have been, in compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable Environmental Laws and are currently in compliance with all applicable Environmental Laws.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries have not received any written notice of any Environmental Claim, and Giant has no knowledge of any pending or threatened Environmental Claim.

(iv) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no Hazardous Material has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or, to the knowledge of Giant, formerly owned, leased or operated by Giant or its Subsidiaries, in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability to Giant or its Subsidiaries under Environmental Laws.

(v) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant has no knowledge of any present or pending requirement of environmental permits or application of Environmental Laws that would require any capital expenditure or commitment for additions to property, plant, equipment, intangible or capital assets (other than as contemplated in the capital expenditures budget included in Section 4.2(g) of the Giant Disclosure Schedule) or for any other purpose, other than for emergency or routine repairs or replacement at any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries.

(vi) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries have not entered into or received nor are they in default under any consent decree, compliance order, or administrative order issued by any agency, or any judgment, Order, writ, injunction or decree of any foreign, federal, state, or municipal court or other governmental authority relating to Environmental Laws.

(vii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no lien has arisen on or against any of the properties or facilities currently owned by Giant or its Subsidiaries or to the knowledge of Giant, on or against any of the properties or facilities currently leased or operated by Giant or its Subsidiaries under or as a result of any Environmental Laws, and to the knowledge of Giant, no such lien is threatened.

(viii) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, all above-ground and underground storage tanks, oil/water separators, sumps, and septic systems owned or operated by Giant or its Subsidiaries, located on any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries that are in a condition that could reasonably be expected to result in liability under Environmental Laws have been identified in Section 3.2(k) of the Giant Disclosure Schedule, together with a description of the materials stored in such tanks.

(ix) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, no building or other improvement located on any of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries contains any asbestos or asbestos-containing materials in amount or condition that could reasonably be expected to result in liability under Environmental Law to Giant or its Subsidiaries.

(x) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries are in compliance with all applicable Laws relating to employee health and safety; and they not received any notice that past or present conditions of the properties or facilities currently owned, leased or operated by Giant or its Subsidiaries violate in any respect any applicable Law or otherwise can be made the basis of any claim, citations, proceeding, or investigation, based on or related to violations of employee health and safety requirements.

(l) Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, Giant and its Subsidiaries are in compliance with all applicable Laws, and no written notice, charge, claim, Action or assertion has been received by Giant or any of its Subsidiaries or, to Giant’s knowledge, filed, commenced or threatened in writing against Giant or any of its Subsidiaries alleging any such non-compliance. Giant and its Subsidiaries hold all licenses, permits and governmental approvals required to own and operate their respective businesses and properties under applicable Laws and all such licenses, permits and approvals are in full force and effect, except where the failure to hold or to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Giant.

(m) Labor Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Giant, threatened against Giant or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Giant or any of Subsidiaries and no union organizing campaign with respect to the employees of Giant or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Giant or its Subsidiaries pending or, to the knowledge of Giant, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure and (v) no charges with respect to or relating to Giant or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

(n) Properties.  (i) Section 3.2(n) of the Giant Disclosure Schedule contains a true and complete list of all material real property and interests in real property used primarily in or necessary to the operation of the business as it is conducted by Giant on the date of this Agreement (together with all buildings, other improvements, fixtures and appurtenances, now or subsequently located thereon, the “Giant Real Property”), identifying the address thereof. Except as would not materially impair the ability to conduct its current business at such property by Giant, (A) Giant or one of its Subsidiaries has good and marketable fee simple title to the Giant Real Property that is owned by Giant or one of its Subsidiaries free and clear of all Liens, except for Permitted Liens, and (B) Giant or one of its Subsidiaries has a good and valid leasehold interest in all real property leased or subleased, whether as landlord or tenant, by Giant or one of its Subsidiaries and used in the business as conducted by Giant free and clear of all Liens, except for Permitted Liens.

(ii) Giant or one of its Subsidiaries has good and marketable title to the material tangible personal property owned by Giant or such Subsidiary or valid and subsisting leases with respect to the material tangible personal property leased by Giant or such Subsidiary except as would not be reasonably be expected to have a Material Adverse Effect on Giant. All such owned tangible personal property is owned free and clear of all Liens, except (A) as set forth in Section 3. 2(n) of the Giant Disclosure Schedule or (B) for Permitted Liens.

(o) Material Contracts.  Section 3.2(o) of the Giant Disclosure Schedule sets forth a complete and correct list of all of Giant’s and its Subsidiaries’ Material Contracts as of the date hereof (the “Giant Material Contracts”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, (i) each of the Giant Material Contracts is valid and binding on Giant and each of its Subsidiaries party thereto, and to the knowledge of Giant, each other party thereto and is in full force and effect, (ii) Giant has not received any notice specifying the intended cancellation or termination of any Material Contract, (iii) neither Giant nor any of its Subsidiaries is in breach or in default under any Giant Material Contract nor, to the knowledge of Giant, is any other party to any such contract in breach or default thereunder and (iv) no event has occurred that with notice or the passage of time or both would result in a breach or default by Giant or any Subsidiary of Giant or, to the knowledge of Giant, any other party, under any Giant Material Contract.

(p) Intellectual Property.  (i) Section 3.2(p) of the Giant Disclosure Schedule sets forth a complete and accurate list of all material registrations and applications for Intellectual Property owned by Giant and its Subsidiaries.

(ii) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, (A) Giant and its Subsidiaries own or have a valid right to use all Intellectual Property used in the conduct of their businesses as currently conducted (collectively, the “Giant Intellectual Property”) free and clear of all Liens except Permitted Liens; (B) the conduct of the business of Giant and its Subsidiaries and use of the Giant Intellectual Property does not Infringe any Intellectual Property of any other Person; (C) no third party is Infringing the Giant Intellectual Property; (D) all Giant Intellectual Property owned by Giant or one of its Subsidiaries is valid and enforceable; and (E) Giant and its Subsidiaries take and have taken reasonable actions to maintain the Giant Intellectual Property and to protect their sole ownership of any proprietary Giant Intellectual Property.

(q) Requisite Vote.  The affirmative vote of the holders of a majority of the issued and outstanding shares of Giant Common Stock is the only vote of the holders of any class or series of Giant’s capital stock necessary to approve this Agreement or to consummate the transactions contemplated hereby (the “Giant Stockholder Approval”).

(r) Board Approval.  The Board of Directors of Giant, by resolutions duly adopted at a meeting duly called and held, has (i) determined that this Agreement and the Merger are in the best interests of Giant and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended that the stockholders of Giant adopt this Agreement and directed that such matter be submitted for consideration by Giant stockholders at the Giant Stockholders Meeting (as defined in Section 5.3), and (iv) approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL such that no stockholder approval (other than the Giant Stockholder Approval) shall be required to consummate the Merger or the other transactions contemplated by this Agreement and the Voting Agreement.

(s) Information Supplied.  None of the information supplied or to be supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by Giant with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of BCH specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(t) Affiliate Transactions.  Except as disclosed in the most recent annual proxy statement and Form 10-K included in the Giant SEC Reports filed prior to the date of this Agreement, no officer, director or other Affiliate of Giant or any Subsidiary of Giant or any member of any such Person’s immediate family is presently a party to any transaction, or series of related transactions, agreement, arrangement or understanding, nor are there any such transactions, or series of related transactions, currently proposed, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(u) Rights Agreement.  Giant has taken all actions necessary to cause the Rights Agreement dated as of August 7, 2003, between Giant and Wells Fargo Bank Minnesota, National Association (the “Giant Rights Agreement”) to (i) be inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated by this Agreement, (ii) ensure that (A) none of Newco, Merger Sub, Sellers, BCH or any Subsidiary of BCH is or becomes an Acquiring Person (as defined in the Giant Rights Agreement) pursuant to the Giant Rights Agreement, (B) neither a Distribution Date, a Stock Acquisition Time, a Section 11(a)(ii) Event or a Section 13 Event (as such terms are defined in the Giant Rights Agreement) occurs and (C) the rights (the “Giant Rights”) to purchase Series A Junior Participating Preferred Stock of Giant issued under the Giant Rights Agreement do not separate from the Giant Common Stock or become exercisable, in the case of clauses (A), (B) and (C), solely by reason of the execution of this Agreement, the Voting Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Giant Rights Agreement) shall occur immediately prior to the Effective Time.

(v) State Takeover Laws; Company Certificate Provisions.  Assuming that none of BCH, Sellers or any of their “affiliates” or “associates” (as defined in Section 203 of the DGCL) has been an “interested stockholder” (as defined in Section 203 of the DGCL) at any time within three years prior to the date hereof, none of Section 203 of the DGCL, any other state anti-takeover statute or regulation, or any takeover-related provision in the governing documents of Giant, would (i) prohibit or restrict the ability of Giant to perform its obligations under this Agreement or the Voting Agreement or its ability to consummate the Merger or the other transactions contemplated hereby or thereby, (ii) have the effect of invalidating or voiding this Agreement, the Voting Agreement or any provision hereof or thereof, or (iii) subject BCH, Sellers, Newco or Merger Sub to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Voting Agreement.

(w) Newco and Merger Sub.  Giant owns all of the issued and outstanding shares of capital stock of Newco. Newco owns all of the issued and outstanding shares of capital stock of Merger Sub. Neither Newco nor Merger Sub has conducted any business or activity other than in connection with the Merger, Exchange and the other transactions contemplated by this Agreement. Each of Newco and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $0.01 per share (the “Newco Common Stock”), of which 100 shares are owned by Giant. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are owned by Newco. Each of Newco and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement. The consummation by Newco and Merger Sub of the Merger, Exchange and the other transactions contemplated by this Agreement, as applicable, have been duly authorized by all requisite corporate action on the part of Newco and Merger Sub, other than, with respect to this Agreement, the approval and adoption of this Agreement by Newco as sole stockholder of Merger Sub as contemplated by Section 1.5.  The Board of Directors of Newco has approved this Agreement, the Voting Agreement and the Merger for purposes of Section 203 of the DGCL. This Agreement constitutes the valid and legally binding obligation of each of Newco and Merger Sub, enforceable against each entity in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(x) Insurance.  Section 3.2(x) of the Giant Disclosure Schedule sets forth, as of the date hereof, a complete list of all material insurance policies owned or held by Giant or any Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Giant, with respect to each such insurance policy: (i) the policy is legal, valid and binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither Giant or any Subsidiary is in breach or default under the policy; and (iii) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

(y) Financing.  Giant has entered into a commitment letter with Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc., and Bank of America, N.A. and Banc of America Securities LLC (the “Commitment Letter”) pursuant to which the lenders party thereto have committed to provide Giant senior secured debt financing for purposes of refinancing the outstanding Indebtedness of BCH and a substantial portion of the outstanding Indebtedness of Giant in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses (the “Financing”). Giant has delivered true, correct and complete copies of the Commitment Letter, dated as of the date hereof to BCH. There are no conditions precedent or other contingencies to obtaining the financing contemplated by the Commitment Letter other than as expressly set forth therein. The Commitment Letter, in the form so delivered, is in full force and effect and, as of the date of this Agreement, has not been amended or terminated in any manner. Giant has taken all other actions required to cause the Commitment Letter to be effective, and the Commitment Letter is a valid and binding commitment of Giant and, to the knowledge of Giant, the financing sources party thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Giant under any term or condition of the Commitment Letter. Giant is not aware of any fact, occurrence or condition that makes any of the assumptions, statements, representations or warranties therein inaccurate in any material respect or that would reasonably be expected to cause the commitment provided in the Commitment Letter to be terminated or ineffective or any of the conditions contained therein not to be met.

Section 3.3.  Representation and Warranties of Each Seller.  Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections to which the relevance of such disclosure is readily apparent on its face) previously delivered by Sellers to Giant (the “Sellers Disclosure Schedule”), each Seller hereby severally (and not jointly) represents and warrants to Giant as follows:

(a) Organization, Standing and Power.  Such Seller is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted, and is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where any such failure, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement. Such Seller does not, and its Affiliates (which solely for purposes of this sentence shall include only Affiliates of such Seller which are engaged in the business of private equity investing or otherwise act in concert with such Seller with respect to Giant or its securities, and shall not, without limitation, include (i) any portfolio company (or its Subsidiaries) owned or controlled by such Seller or by any private equity investment vehicle that is an Affiliate of such Seller or (ii) any other Affiliate not engaged in the business of private equity investing, including any hedge fund, public equity investment vehicle, debt fund, real estate fund or similar entity, that could otherwise be considered an Affiliate of such Seller but with which such Seller does not act in concert with respect to Giant or its securities) do not, own, beneficially or of record, any shares of Giant Common Stock (excluding any such shares as may be indirectly beneficially owned through interests in investment entities or other accounts over which such Seller does not exercise control).

(b) Ownership of BCH Equity Interests.  As of the date hereof, such Seller is the owner of all right, title and interest in and to the BCH Equity Interests set forth opposite such Seller’s name on Exhibit 1.3, free and clear of all Liens other than Permitted Liens. On the Closing Date, each Seller will transfer its BCH Equity Interests to Newco free and clear of all Liens other than restrictions on transfer imposed by federal and state securities Laws and the limited liability company agreement of BCH.

(c) Authorization; No Conflict.  (i) Such Seller has the requisite legal power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly and validly authorized and no legal proceedings on the part of such Seller are necessary pursuant to its governing documents to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) Subject to receipt of the Requisite Regulatory Approvals, neither the execution and delivery of this Agreement by such Seller nor the consummation by such Seller of the transactions contemplated hereby nor compliance by such Seller with any of the provisions herein will (A) result in a violation or breach of or conflict with the governing documents of such Seller, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by such Seller under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to such Seller under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Seller is a party or by which such Seller or any of its properties or assets may be bound or

(C) subject to obtaining or making the consents, approvals, Orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, violate any judgment, ruling, Order, writ, injunction, decree or Law applicable to such Seller or any of its properties or assets, other than any such event described in items (B) or (C) which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

(iii) Except for the Requisite Regulatory Approvals, no consent, approval, Order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by such Seller in connection with such Seller’s execution, delivery and performance of this Agreement or the consummation by such Seller of the transactions contemplated hereby or thereby, except for (A) compliance with the HSR Act and other applicable foreign competition or antitrust laws, if any and (B) such other consents, approvals, Orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such Seller.

(d) Accredited Investors.  Such Seller is an “accredited investor” as that term is defined in Regulation D under the Securities Act. Such Seller is receiving the Newco Common Stock to be issued hereunder for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act.

(e) Information Supplied.  None of the information supplied or to be supplied by or on behalf of such Seller specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of Giant and at the time of the Giant Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; except that no representation or warranty is made by such Seller with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Giant specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement.

(f) Broker’s or Finder’s Fees.  Except for the BCH Financial Advisor, no agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission in connection with any of the transactions contemplated hereby based on arrangements made by or on behalf of such Seller.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1.  Conduct of Business by BCH Pending the Merger.  BCH covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, or as required by Law, or unless Giant shall otherwise consent in writing, the business of BCH and its Subsidiaries shall be conducted in the ordinary course of business and BCH shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as set forth in Section 4.1 of the BCH Disclosure Schedule or as required by Law, neither BCH nor any of its Subsidiaries shall without the prior written consent of Giant (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its equity interests (other than tax distributions in the ordinary course of business and a “stub” tax distribution in respect of taxable income, if any, prior to the Effective Time), (y) split, combine or reclassify any equity interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests or (z) purchase, redeem or otherwise acquire any equity interest or any other securities thereof or any rights, warrants or options to acquire any such equity interests, except for purchases, redemptions or other acquisitions of equity interests (1) permitted by the terms of any BCH Benefit Plan or any agreement entered into in connection with any BCH Benefit Plan or (2) permitted by the terms of any plans, arrangements or contracts existing on the date hereof between BCH or any of its Subsidiaries and any director or employee of BCH or any of its Subsidiaries, in each case as disclosed on Section 4.1(a) of the BCH Disclosure Schedule and not exceeding $500,000 in the aggregate;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any equity interest, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such equity interest, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

(c) amend or propose to amend BCH’s constituent or governing documents or other comparable charter or organizational documents of any of BCH’s Subsidiaries;

(d) directly or indirectly acquire (x) by merging or consolidating with, by acquisition or by any other manner, any Person or division, business or controlling equity interest of any Person that would be material to BCH or (y) any material assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of Section 4.1(g), (2) purchases of inventory, raw materials or supplies, and other assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $1,000,000 in the aggregate;

(e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of BCH or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances that have been disclosed to Giant on Section 4.1(e) of the BCH Disclosure Schedule, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of BCH or any of its Subsidiaries having a value not to exceed in the aggregate $10,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;

(f) (x) redeem, repurchase, prepay, defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any Indebtedness or incur, assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of BCH or any of its Subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) borrowings, reborrowings and repayments under its existing revolving credit facilities and regularly scheduled amortization or required prepayments under its existing credit facilities and (ii) any interest rate or natural gas hedging made in the ordinary course of business consistent with past practice, or (y) make any loans or advances to any Person, other than to BCH or any direct or indirect wholly owned Subsidiary of BCH, which would result in the aggregate principal amount of all loans and advances of BCH and its Subsidiaries, other than to BCH or any direct or indirect wholly owned Subsidiary of BCH, exceeding $250,000 at any time outstanding;

(g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.1(g) of the BCH Disclosure Schedule, other than emergency expenditures in an amount not to exceed $20 million in the aggregate;

(h) except as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to BCH and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (y) waive or assign any claims or rights material to BCH and its Subsidiaries taken as a whole;

(i) enter into, materially modify, terminate or cancel any contract that is or would be a Material Contract if in effect on the date hereof, or waive, release or assign any material rights or claims thereunder (provided that the foregoing shall not restrict BCH or any of its Subsidiaries from entering into or modifying any customer contract in the ordinary course of business);

(j) except (w) as required by applicable Law, (x) as required to comply with any BCH Benefit Plan or other contract entered into prior to the date hereof, (y) as may be required to avoid adverse treatment under Section 409A of the Code or (z) as permitted pursuant to Section 4.1(a), (A) adopt, enter into, terminate or amend (I) any BCH Benefit Plan or (II) any contract, plan or policy involving BCH or any of its Subsidiaries and BCH Personnel, except in the ordinary course of business consistent with past practice with respect to employees of BCH or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any BCH Personnel, other than annual merit increases in the ordinary course of business consistent with past practice not to exceed 4.0% per year in the aggregate for all employees, (C) remove any existing restrictions in any BCH Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any BCH Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any BCH Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any BCH Pension Plan or change the manner in which contributions to any BCH Pension Plan are made or the basis on which such contributions are determined;

(k) except as required by GAAP and as advised by BCH’s regular independent public accountant, revalue any material assets or liabilities of BCH or any of its Subsidiaries or make any material change in accounting methods, principles or practices;

(l) (i) change any material method of Tax accounting, make or change any material Tax election, (ii) file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, in each case other than in the ordinary course of business and consistent with past practices or (iii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(m) take any action that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code; or

(n) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 4.2.  Conduct of Business by Giant Pending the Merger.  Giant covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement, as disclosed in the Giant SEC Reports filed prior to the date of this Agreement or as required by Law, or unless Giant shall otherwise consent in writing, the business of Giant and its Subsidiaries shall be conducted in the ordinary course of business and Giant shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the Giant SEC Reports filed prior to the date of this Agreement, as set forth in Section 4.2 of the Giant Disclosure Schedule or as required by Law, neither Giant nor any of its Subsidiaries shall without the prior written consent of BCH (which consent shall not be unreasonably conditioned, withheld or delayed):

(a) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (other than tax distributions in the ordinary course of business), (y) split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) permitted by the terms of any Giant Benefit Plan or any agreement entered into in connection with any Giant Benefit Plan or (2) permitted by the terms of any plans, arrangements or contracts existing on the date hereof between Giant or any of its Subsidiaries and any director or employee of Giant or any of its Subsidiaries, in each case as disclosed on Section 4.2(a) of the Giant Disclosure Schedule;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, except for issuances, deliveries, sales or grants of up to 100,000 shares of Giant Common Stock or equivalents (1) to newly hired employees in the ordinary course of business consistent with past practices or (2) in connection with any deferral of director compensation;

(c) amend or propose to amend Giant’s constituent or governing documents or other comparable charter or organizational documents of any of Giant’s Subsidiaries;

(d) directly or indirectly acquire (x) by merging or consolidating with, by acquisition or by any other manner, any Person or division, business or controlling equity interest of any Person that would be material to Giant or (y) any material assets, rights or properties except for (1) capital expenditures, which shall be subject to the limitations of Section 4.2(g), (2) purchases of inventory, raw materials or supplies, and other assets in the ordinary course of business consistent with past practice and (3) other acquisitions, investments or capital contributions not exceeding $1,000,000 in the aggregate;

(e) sell, pledge, dispose of, transfer, abandon, lease (as lessor), license, or otherwise encumber or subject to any Lien any material properties, rights or assets of Giant or any of its Subsidiaries, except (1) sales, pledges, dispositions, transfers, leases, licenses or encumbrances that have been disclosed to BCH on Section 4.2(e) of the Giant Disclosure Schedule, or non-material leases or licenses in the ordinary course of business consistent with past practice and (2) sales, pledges, dispositions, transfers, leases, licenses or encumbrances of (A) assets or properties of Giant or any of its Subsidiaries having a value not to exceed in the aggregate $10,000,000 in any six-month period, or (B) inventory or finished goods in the ordinary course of business consistent with past practice;

(f) (x) redeem, repurchase, prepay, defease, cancel, or otherwise incur or acquire, or modify in any material respect the terms of, any Indebtedness or incur, assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of Giant or any of its Subsidiaries, enter into any “keep well” or other contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, other than (i) borrowings, reborrowings and repayments under its existing revolving credit facilities and regularly scheduled amortization or required prepayments under its existing credit facilities and (ii) any interest rate or natural gas hedging made in the ordinary course of business consistent with past practice, or (y) make any loans or advances to any Person, other than to Giant or any direct or indirect wholly owned Subsidiary of Giant, which would result in the aggregate principal amount of all loans and advances of Giant and its Subsidiaries, other than to Giant or any direct or indirect wholly owned Subsidiary of Giant, exceeding $250,000 at any time outstanding;

(g) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.2(g) of the Giant Disclosure Schedule, other than emergency expenditures in an amount not to exceed $20 million in the aggregate;

(h) except as required by any judgment by a court of competent jurisdiction, (x) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) material to Giant and its Subsidiaries, taken as a whole, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms or (y) waive or assign any claims or rights material to Giant and its Subsidiaries taken as a whole;

(i) enter into, materially modify, terminate or cancel any contract that is or would be a Material Contract if in effect on the date hereof, or waive, release or assign any material rights or claims thereunder (provided that the foregoing shall not restrict Giant or any of its Subsidiaries from entering into or modifying any customer contract in the ordinary course of business);

(j) except (w) as required by applicable Law, (x) as required to comply with any Giant Benefit Plan or other contract entered into prior to the date hereof, (y) as may be required to avoid adverse treatment under Section 409A of the Code or (z) as permitted pursuant to Section 4.2(a), (A) adopt, enter into, terminate or amend (I) any Giant Benefit Plan or (II) any contract, plan or policy involving Giant or any of its Subsidiaries and Giant Personnel, except in the ordinary course of business consistent with past practice with respect to employees of Giant or its Subsidiaries who are not Key Personnel (including in connection with new hires, promotions and changes in job status), (B) grant any severance or termination pay or increase the compensation of any Giant Personnel, other than annual merit increases in the ordinary course of business consistent with past practice not to exceed 4.0% per year in the aggregate for all employees, (C) remove any existing restrictions in any Giant Benefit Plans or awards made thereunder, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Giant Benefit Plan, (E) take any action to accelerate the vesting or payment of any compensation or benefit under any Giant Benefit Plan or awards made thereunder or (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Giant Pension Plan or change the manner in which contributions to any Giant Pension Plan are made or the basis on which such contributions are determined;

(k) except as required by GAAP and as advised by Giant’s regular independent public accountant, revalue any material assets or liabilities of Giant or any of its Subsidiaries or make any material change in accounting methods, principles or practices;

(l) (i) change any material method of Tax accounting, make or change any material Tax election, (ii) file any material amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, in each case other than in the ordinary course of business and consistent with past practices or (iii) enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(m) take any action that could reasonably be expected to prevent (A) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (B) the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Exchange and the Merger from qualifying as a transaction described in Section 351 of the Code or (C) the Blocker Reorganizations from qualifying as reorganizations within the meaning of Section 368(a) of the Code; or

(n) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

Section 4.3.  Transition.  In order to facilitate the integration of the operations of BCH and Giant and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of BCH and Giant shall, and shall cause its Subsidiaries to, consult with the other on strategic and operational matters to the extent such consultation is not in violation of applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition.

Section 4.4.  Advice of Changes.  Each party hereto shall confer on a regular and frequent basis with the other parties, report on operational matters and promptly advise the other parties orally and in writing of any change or event having, or that would reasonably be expected to have, a Material Adverse Effect on such party or that would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

Section 4.5.  Control of Other Party’s Business.  Nothing contained in this Agreement (including Section 4.3) shall give Giant, directly or indirectly, the right to control or direct the operations of BCH or shall give BCH or Sellers, directly or indirectly, the right to control or direct the operations of Giant prior to the Effective Time. Prior to the Effective Time, each of BCH and Giant shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective business and operations.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.  Access to Information; Confidentiality.  (a) Upon reasonable notice, BCH and Giant shall each (and shall cause each of their respective Subsidiaries to) afford to the Representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of BCH and Giant shall (and shall cause each of their respective Subsidiaries to) make available to the other all information concerning its business, properties and personnel as such other party may reasonably request. Any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of BCH or Giant, as the case may be. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any Law, Order, judgment, decree or binding agreement entered into prior to the date hereof. To the extent practicable, the parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) The parties will hold any such information that is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letters dated January 10, 2007 between TPG Capital, L.P., Altivity and Giant (collectively, the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either Giant or BCH shall affect the representations and warranties of the other.

Section 5.2.  Reasonable Best Efforts; Regulatory Approvals.  (a) Subject to the terms and conditions of this Agreement, each of BCH and Giant will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger, the Exchange and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, Orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Authority in order to consummate the Merger, the Exchange or any of the other transactions contemplated by this Agreement. Each of BCH and Giant shall use its reasonable best efforts to refrain from taking any action that would reasonably be expected to adversely affect or delay the ability of the parties to obtain all Requisite Regulatory Approvals. In furtherance and not in limitation of the foregoing, each of BCH and Giant agrees (i) to make, as promptly as practicable (and in any event will use commercially reasonable efforts to file within ten Business Days following the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby, and (ii) in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable antitrust laws or by such authorities. Without limiting the generality of Section 5.2(a), except as may be mutually agreed by Giant and Sellers Representative, each of BCH and Giant agrees to use best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, Orders, approvals, permits, rulings, authorizations and clearances under other applicable antitrust laws or from such authorities as soon as practicable including if necessary, agreeing to take or cause its Subsidiaries to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner). Notwithstanding the foregoing, nothing in this Section 5.2(a) shall require, or be deemed to require, (A) any party hereto (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner if doing so would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Newco after giving effect to the transactions contemplated by this Agreement (including the Merger and Exchange), or (B) any party hereto (or any of their respective Subsidiaries) to take any such action that is not conditional on the consummation of the Merger, the Exchange and the other transactions contemplated by this Agreement. No party hereto shall take or agree to take any action identified in clause (A) or (B) of the preceding sentence without the prior written consent of the other parties (which shall not be unreasonably conditioned, withheld or delayed).

(b) Each of BCH and Giant shall, in connection with the efforts referenced in this Section 5.2, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of the status of any of the matters contemplated hereby, including providing the other with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Authority and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) consult with each other in advance to the extent practicable of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any such other Person, and to the extent permitted by any such Governmental Authority or other Person, give the other the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, if (i) (A) any objections are asserted with respect to the transactions contemplated hereby under any Law, Order or decree (including any applicable antitrust Laws), (B) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the Merger, the Exchange or the other transactions contemplated hereby as violative of any Law, Order or decree (including any applicable antitrust Laws) or that would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, or (C) any Law, Order or decree is enacted, entered, promulgated or enforced by a Governmental Authority that would make the Merger, the Exchange or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated hereby, then (ii) each of BCH and Giant shall use its best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.2(a), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or asset in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.2, but subject to first complying with the obligations of Section 5.2(c), if any of the events specified in Section 5.2(c)(i)(B) or (C) occurs, then each of BCH and Giant shall cooperate in all respects with each other and use their reasonable best efforts, subject to Section 5.2(a), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or Order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation of the Merger or the other transactions contemplated by this Agreement and to have such Law, Order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of BCH and Giant shall use its reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings.

(e) Giant shall use its reasonable best efforts to arrange and obtain the Financing, in consultation with BCH, on the terms and conditions described in the Commitment Letter (provided that with the prior written consent of BCH (which consent shall not be unreasonably conditioned, withheld or delayed) Giant may replace or amend the Commitment Letter), including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) negotiate, in consultation with BCH, definitive agreements with respect thereto on terms and conditions (including the flex provisions) contemplated by the Commitment Letter, (iii) satisfy on a timely basis all conditions applicable to Giant in the Commitment Letter that are within its control and comply with its obligations thereunder, and (iv) enforce its rights under the Commitment Letter. In the event that all conditions to the Commitment Letter have been satisfied or, upon funding will be satisfied, in each case in Giant’s good faith judgment, Giant shall use its reasonable best efforts to cause the lenders providing such Financing to fund on the Closing Date the Financing required to consummate the Merger and the other transactions contemplated by this Agreement (including by taking enforcement action to cause such lenders and the other Persons providing such Financing to fund such Financing). If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Commitment Letter, Giant shall use its reasonable best efforts to arrange and obtain in consultation with BCH and with BCH’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms no less favorable to Newco (after giving effect to the transactions contemplated by this Agreement and as determined in the reasonable judgment of Giant in consultation with BCH and with BCH’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed)) than those in the Commitment Letter (including the flex provisions) as promptly as practicable following the occurrence of such event. Giant shall give BCH prompt notice (but in any event not later than 24 hours after the occurrence) of any material breach by any party to the Commitment Letter or of any condition not likely to be satisfied, in each case, of which Giant becomes aware or any termination of the Commitment Letter. Giant shall consult with BCH on all material aspects of the Financing and keep BCH informed on a current basis of the status of its efforts to arrange the Financing.

(f) Prior to the Closing, BCH shall provide to Giant, and shall cause its Subsidiaries to, and shall cause its Representatives to, provide to Giant cooperation reasonably requested by Giant in connection with the arrangement of the Financing, including (i) participating in lender meetings and presentations, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Financing, (iii) facilitating the pledging of collateral as may be reasonably requested by Giant and (iv) taking all actions reasonably necessary to (A) permit the lenders under the Commitment Letter to conduct a commercial finance examination and inventory appraisal for the purpose of establishing collateral arrangements; provided, however, that such access and information shall only be provided to the extent that in the reasonable judgment of BCH such access or the provision of such information would not violate applicable Law; provided, further, that neither BCH nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any purchase agreement). None of BCH or any of its

Subsidiaries shall be required to pay any commitment or other similar fee or make any other payment other than reasonable out-of-pocket costs or incur any other liability prior to the Effective Time. Giant shall, promptly upon request by BCH, reimburse BCH for all reasonable out-of-pocket costs incurred by BCH or its Subsidiaries in connection with such cooperation (excluding the fees of Simpson Thacher & Bartlett LLP). If the Closing does not occur, Giant shall indemnify and hold harmless BCH, its Subsidiaries, and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing (excluding the fees of Simpson Thacher & Bartlett LLP in connection with such cooperation, other than such fees incurred in connection with the enforcement of this provision) and any information utilized in connection therewith.

Section 5.3.  Preparation of the Form S-4 and the Proxy Statement.  As promptly as practicable after the execution of this Agreement, (i) Giant shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of Giant relating to the meeting of Giant’s stockholders (the ‘‘Giant Stockholders Meeting”) to be held to consider adoption of this Agreement and (ii) Giant shall cause Newco to prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), which will include the Proxy Statement, in connection with the registration under the Securities Act of the shares of Newco Common Stock to be issued in the Merger. Giant shall include in the Proxy Statement the recommendation of the Board of Directors of Giant to Giant’s Stockholders in favor of approval of this Agreement and the Merger (the ‘‘Giant Recommendation”), except that Giant shall not be obligated to so include the Giant Recommendation if Giant has duly effected a Giant Adverse Recommendation Change in accordance with Section 5.7(b).  Giant shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Giant shall cause Newco to take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Newco Common Stock in the Merger and Exchange. Each of BCH and Giant shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, Giant shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as of the record date for the Giant Stockholders Meeting. No filing of, or amendment or supplement to, the Form S-4 will be made by Newco, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Newco (in each case including documents incorporated by reference therein), in each case without providing BCH a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Newco, BCH or Giant, or any of their respective Affiliates, directors or officers, should be discovered by Newco, BCH or Giant which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Giant. Giant and Newco shall promptly notify BCH of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Newco Common Stock issuable in connection with the Merger or Exchange for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Form S-4 or for additional information.

Section 5.4.  Giant Stockholders Meeting.  Giant shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Giant Stockholders Meeting, including mailing the Proxy Statement as soon as reasonably practicable after effectiveness of the Form S-4. At such Giant Stockholders Meeting, Giant shall make the Giant Recommendation to its stockholders, and Giant shall use all reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger; provided, however, that Giant shall not be obligated to recommend to its stockholders the approval of this Agreement and the Merger at Giant Stockholders Meeting or solicit proxies in favor of such approval to the extent that the Board of Directors of Giant has duly effected a Giant Adverse Recommendation Change in accordance with Section 5.7(b).

Section 5.5.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, Newco shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or manager of BCH or any of its Subsidiaries (the “Continuing BCH Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of BCH or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by BCH pursuant to BCH’s Certificate of Formation, limited liability company agreement, other governing documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of BCH and its Subsidiaries.

(b) From and after the Effective Time, Newco shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Giant or any of its Subsidiaries (the “Continuing Giant Indemnified Parties” and, together with the Continuing BCH Indemnified Parties, the “Continuing Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of Giant or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by Giant pursuant to Giant’s Restated Certificate of Incorporation and Amended and Restated By-laws, other governing documents and indemnification agreements, if any, in existence on the date hereof with any directors and officers of Giant and its Subsidiaries.

(c) For a period of six years after the Effective Time, Newco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by BCH (provided that Newco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Newco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by BCH for such insurance (“BCH’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of BCH’s Current Premium, then Newco shall cause to be maintained policies of insurance that, in Newco’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of BCH’s Current Premium.

(d) For a period of six years after the Effective Time, Newco shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Giant (provided that Newco may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Effective Time; provided, however, that Newco shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Giant for such insurance (“Giant’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Giant’s Current Premium, then Newco shall cause to be maintained policies of insurance that, in Newco’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Giant’s Current Premium.

(e) Newco shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that a Continuing Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 5.5.

(f) If Newco or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Newco, as the case may be, shall assume the obligations set forth in this Section 5.5.

(g) The provisions of this Section 5.5, (i) are intended to be for the benefit of, and shall be enforceable by, each Continuing Indemnified Party, his or her heirs and Representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

Section 5.6.  Public Announcements.  The parties hereto shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, in accordance with the provisions of Section 5.1, no party shall issue any press release or otherwise make any public statement or disclosure concerning any other party or any other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably conditioned, withheld or delayed.

Section 5.7.  No Solicitation.

(a) Each of BCH, Giant and each Seller agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and each of BCH and Giant shall use its reasonable best efforts to cause its and its Subsidiaries’ managers, directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, ‘‘Representatives”) not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal or (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any Person. Each of BCH and Giant shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing or any other provision in this Agreement, at any time prior to obtaining the Giant Stockholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of Giant determines in good faith (after consultation with its outside legal advisors and its financial advisors) would reasonably be expected to result in a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 5.7(a), Giant may, subject to compliance with this Section 5.7, (x) furnish information with respect to Giant and its Subsidiaries to the Person making such Takeover Proposal pursuant to a customary confidentiality agreement (including standstill provisions) not less restrictive to such Person than the provisions of the Confidentiality Agreement, provided that all such information has previously been provided to BCH or is provided to BCH prior to or substantially concurrent with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal, if and only to the extent that in connection with the foregoing clauses (x) and (y), the Board of Directors of Giant concludes in good faith (based on consultation with its outside counsel) that the failure to take such action would be reasonably expected to violate its fiduciary duties under applicable Law.

The term “Takeover Proposal” means any inquiry, proposal or offer (whether made prior, on or after the date of this Agreement) from any Person relating to, or that would reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of BCH or Giant, as the case may be) or businesses that constitute 15% or more of the revenues, net income or assets of BCH or Giant, as the case may be and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BCH or Giant, as the case may be, (ii) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of BCH or Giant, as the case may be, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving BCH or Giant, as the case may be, or any of its Subsidiaries pursuant to which any Person or the stockholders of any Person would own 15% or more of any class of equity securities of BCH or Giant or of any resulting parent of BCH or Giant, in each case other than the transactions contemplated by this Agreement.

The term “Superior Proposal” means any bona fide written offer made by a third party that if consummated would result in such Person (or its stockholders) owning, directly or indirectly, more than 50% of the shares of Giant Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Giant, which the Board of Directors of Giant determines in good faith (after consultation with its outside legal advisors and financial advisors) taking into account all financial, legal, regulatory and other aspects of such proposal (including any break-up fee, expense reimbursement provisions and conditions to consummation) and the Person making the proposal (i) to be (A) more favorable to the stockholders of Giant from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any changes to the terms of this Agreement proposed by BCH in response to such offer or otherwise) and (B) reasonably capable of being completed in a timely manner on the terms set forth in the proposal and (ii) for which financing, to the extent required, is reasonably assured of being obtained.

(b) Neither the Board of Directors of Giant nor any committee thereof shall (i) (A) withdraw, modify or qualify in any manner adverse to the Giant Recommendation or (B) take any other action or make any public statement in connection with the Giant Recommendation or the Giant Stockholders’ Meeting, or in reference to a Takeover Proposal, that is inconsistent with the Giant Recommendation (any action described in this clause (i) being referred to as a ‘‘Giant Adverse Recommendation Change”); or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow Giant or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract (other than a confidentiality agreement permitted pursuant to Section 5.7(a)) or any tender or exchange offer providing for, with respect to, or in connection with, any Takeover Proposal. Notwithstanding the foregoing or any other provision of this Agreement, at any time prior to obtaining the Giant Stockholder Approval and subject to the remaining provisions of this Section 5.7, the Board of Directors of Giant may make a Giant Adverse Recommendation Change if the Board of Directors of Giant has concluded in good faith, after consultation with, and taking into account the advice of, its outside legal advisors, that the failure of the Board of Directors to effect a Giant Adverse Recommendation Change would be reasonably expected to violate its fiduciary duties under applicable Law; provided, however, that Giant shall not be entitled to exercise its right to make a Giant Adverse Recommendation Change pursuant to this sentence unless Giant has: (w) complied in all material respects with this Section 5.7, (x) provided to BCH five Business Days’ prior written notice (such notice, a ‘‘Notice of Proposed Recommendation Change”) advising BCH that the Board of Directors of Giant intends to take such action and specifying the reasons therefor in reasonable detail, including, if applicable, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors and the identity of the Person making the proposal (it being understood and agreed that any amendment to the terms of any such Superior Proposal shall require a new Notice of Proposed Recommendation Change and an additional two Business Day period), (y) if applicable, provided to BCH all materials and information delivered or made available to the Person or group of persons making any Superior Proposal in connection with such Superior Proposal (to the extent not previously provided), (z) during such five Business Day period (or two Business Day period in the case of an amendment), if requested by BCH, engaged in good faith negotiations with BCH to amend this Agreement or make other agreements in such a manner that failure to take the proposed action by the Board of Directors would not be reasonably expected to violate its fiduciary duties under applicable Law (taking into account any changes to the terms of this Agreement proposed by BCH following a Notice of Proposed Recommendation Change, as a result of the negotiations required by clause (z) or otherwise). Any Giant Adverse Recommendation Change shall not change the approval of this Agreement or any other approval of the Board of Directors of Giant, including in any respect that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby or thereby, including the Merger.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) the obligation of Giant to call, give notice of, convene and hold the Giant Stockholders’ Meeting and to hold a vote of Giant’s stockholders on the adoption of this Agreement and the Merger at the Giant Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Takeover Proposal (whether or not a Superior Proposal), any other matter or by a Giant Adverse Recommendation Change, and (ii) in any case in which Giant makes a Giant Adverse Recommendation Change pursuant to this Section 5.7, (A) Giant shall nevertheless submit this Agreement and the Merger to a vote of its stockholders and (B) the Proxy Statement and any and all accompanying materials (including the proxy card (which shall provide that signed proxies which do not specify the manner in which the shares of Giant Common Stock subject thereto are to be voted shall be voted “FOR” adopting this Agreement), the “Proxy Materials”) shall be identical in form and content to Proxy Materials that would have been prepared by Giant had no Giant Adverse Recommendation Change been made, except for appropriate changes to the disclosure in the Proxy Statement and the proxy card stating that such Giant Adverse Recommendation Change has been made and, if applicable, providing accurate disclosure of factual information relating to the Takeover Proposal or other matter giving rise to Giant Adverse Recommendation Change to the extent required by applicable Law. Giant agrees that it shall not submit to the vote of its stockholders any Takeover Proposal (whether or not a Superior Proposal) or agree or propose to do so.

(d) In addition to the obligations of Giant set forth in paragraphs (a) and (b) of this Section 5.7, Giant shall as promptly as practicable (and in any event within 24 hours after receipt) advise BCH orally and in writing of any Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change and the material terms and conditions of any such Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change (including any changes thereto) and the identity of the Person making any such Takeover Proposal. Giant shall keep BCH informed on a reasonably current basis of material developments with respect to any such Takeover Proposal or any matter giving rise to a Giant Adverse Recommendation Change.

(e) Nothing contained in this Section 5.7 shall prohibit Giant from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) (2) or (3) under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act; provided, however, that (i) compliance with such rules shall in no way limit or modify the effect that any such action pursuant to such rules has under this Agreement and (ii) in no event shall Giant or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.7(b).

Section 5.8.  Affiliates.  As soon as practicable following the mailing of the Proxy Statement, Giant shall deliver to BCH and Newco a letter identifying all persons who, in the reasonable judgment of Giant, at the time this Agreement is submitted for adoption by the stockholders of Giant may be deemed to be “affiliates” of Giant for purposes of Rule 145 under the Securities Act. Giant shall use its reasonable best efforts to cause each such Person to deliver to BCH and Newco prior to the Closing Date a written agreement in form and substance reasonably satisfactory to the parties hereto, relating to required transfer restrictions on the Newco Common Stock received by them in the Merger pursuant to Rule 145 under the Securities Act.

Section 5.9.  Stock Exchange Listing.  Giant shall use all reasonable best efforts to cause (i) the shares of Newco Common Stock to be issued in the Merger and as Seller Consideration and (ii) the shares of Newco Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Giant Stock Option or Giant Stock Award, to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Closing Date.

Section 5.10.  Employee Benefit Plans.  (a) For a period of twelve months following the Effective Time, Newco shall either (i) provide to officers and employees of BCH and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“BCH Continuing Employees”), employee benefits under Benefit Plans maintained by Newco, on terms and conditions which are no less favorable in the aggregate than those provided to such employees immediately prior to the Effective Time, and/or (ii) maintain for the benefit of BCH Continuing Employees the BCH Benefit Plans maintained by BCH immediately prior to the Effective Time; provided that Newco may amend any BCH Benefit Plan to comply with any Law or as necessary and appropriate for other business reasons. For a period of twelve months following the Effective Time, Newco shall either (i) provide to officers and employees of Giant and its Subsidiaries, who at or after the Effective Time become employees of Newco or its Subsidiaries (“Giant Continuing Employees”), employee benefits under Benefit Plans maintained by Newco, on terms and conditions which are no less favorable in the aggregate than those provided to such employees immediately prior to the Effective Time, and/or (ii) maintain for the benefit of Giant Continuing Employees, the Giant Benefit Plans maintained by Giant immediately prior to the Effective Time; provided that Newco may amend any Giant Benefit Plan to comply with any Law or as necessary and appropriate for other business reasons. As soon as practicable following the Effective Time, Newco shall review, evaluate and analyze the BCH Benefit Plans and the Giant Benefit Plans with a view towards developing appropriate and effective Benefit Plans for the benefit of employees of Newco and its Subsidiaries on a going forward basis that does not discriminate between the BCH Continuing Employees and the Giant Continuing Employees (together, the “Newco Continuing Employees”); provided that such new Benefit Plans shall not become effective as to Newco Continuing Employees until a date that is on or after twelve months from the Effective Time. Newco will honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, the Newco Continuing Employees, including, without limitation, any benefits or rights arising as a result of the Merger (either alone or in combination with any other event). Notwithstanding the foregoing, for a period of twelve months following the Effective Time, BCH Continuing Employees shall be entitled to severance benefits no less favorable than those set forth in Section 5.10(a) of the BCH Disclosure Schedule.

(b) For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual to the extent that such credit would result in a duplication of benefits) under Newco’s Benefit Plans, service with or credited by BCH or any of its Subsidiaries or any of their predecessors or Giant or any of its Subsidiaries or any of their predecessors shall be treated as service with Newco. To the extent permitted under applicable Law, Newco shall cause welfare Benefit Plans maintained by Newco that cover the Newco Continuing Employees and their dependents after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under welfare Benefit Plans maintained by BCH or Giant), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the BCH Continuing Employees or Giant Continuing Employees and their dependents under welfare Benefit Plans maintained by BCH or Giant, respectively, to be credited to such Newco Continuing Employees under welfare Benefit Plans maintained by Newco, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such Newco Continuing Employees under welfare Benefit Plans maintained by Newco.

(c) Effective as of the Effective Time, Newco hereby assumes all Benefit Plans maintained by BCH or Giant, as applicable, that require express assumption by any successor to BCH or Giant, as applicable.

(d) Nothing in this Section 5.10 shall be interpreted as preventing Newco, from and after the Effective Time, from amending, modifying or terminating any BCH Benefit Plans, Giant Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable Law.

(e) Notwithstanding anything to the contrary set forth herein, this Agreement is not intended, and it shall not be construed, to amend any BCH Benefit Plan or Giant Benefit Plan or to create third party beneficiary rights in any current or former employee, including the Newco Continuing Employees (including any beneficiaries or dependents thereof), under or with respect to any plan, program or arrangement described in or contemplated by this Agreement and shall not confer upon any such current or former employee, including each Continuing Employee, the right to continued employment for any period of time following Closing.

Section 5.11.  Section 16 Matters.  Prior to the Effective Time, each of Newco and Giant shall use reasonable best efforts to cause any dispositions of Giant Common Stock (including derivative securities with respect to Giant Common Stock) or acquisitions of Newco Common Stock (including derivative securities with respect to Newco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Giant to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.  Fees and Expenses.  Whether or not the Merger and Exchange are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense (it being understood that BCH may pay expenses of Sellers), except as otherwise provided in Section 7.2 and except that (a) if the Merger and Exchange are consummated, Newco shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger and Exchange, and (b) expenses incurred in connection with filing, printing and mailing the Form S-4 and the Proxy Statement shall be paid by Giant.

Section 5.13.  Restrictions on Transfers of BCH Equity Interests.  Each Seller agrees that it shall not sell, transfer, pledge, hypothecate, encumber, assign or dispose of (“Transfer”) any BCH Equity Interests owned by it, other than in any of the following permitted Transfers, so long as contemporaneously with such permitted Transfer each transferee (such transferee, a “Transferee Seller”) executes and delivers to Giant a written instrument agreeing to be bound by, and a party to, this Agreement as a Seller (a “Joinder”), in which case such Transferee Seller shall be deemed for all purposes hereunder to be a Seller: (a) distributions of BCH Equity Interests by the record holder thereof to such holder’s partners or members; and (b) Transfers of BCH Equity Interests to one or more Affiliates of the transferor.

Section 5.14.  Giant Rights Agreement.  The Board of Directors of Giant shall take all further actions (in addition to those referred to in Section 3.2(u)) requested by BCH in order to render the Giant Rights inapplicable to the Merger, the Voting Agreement and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of Giant shall not, without the prior written consent of BCH, amend, take any action with respect to, or make any determination under, the Giant Rights Agreement (including a redemption of the Giant Rights) to facilitate a Takeover Proposal.

Section 5.15.  Mutual Release.  Effective as of the Closing, each Seller, on the one hand, and BCH and Newco on the other hand, hereby unconditionally and irrevocably and forever releases and discharges the other, its respective successors and assigns, and any present or former directors, managers, officers, employees or agents of the other (collectively, the respective “Released Parties”), of and from, and hereby unconditionally and irrevocably waives, any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities of any kind or character whatsoever, known or unknown, suspected or unsuspected, in contract, direct or indirect, at Law or in equity (collectively, the respective ‘‘Released Claims”) that such party ever had, now has or ever may have or claim to have against any Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing whatsoever arising prior to the Closing and to the extent based upon the applicable Seller’s capacity as a holder of BCH Equity Interests; provided, however, that this release (i) does not extend to Released Claims to enforce the terms or any breach of this Agreement or any of the provisions set forth herein, (ii) shall not affect any employment-related matters or matters affecting any Seller in his or her capacity as an officer or employee of BCH or any of its Subsidiaries, including salary or benefits earned with respect to, prior periods to which such Seller is entitled from BCH or any of its Subsidiaries, (iii) shall not affect any right to indemnification, exculpation or advancement of expenses to which such Seller may be entitled as a result of such Seller’s membership interest in BCH or service as a manager, officer, employee, consultant or other representative of BCH or any of its Subsidiaries, which rights shall not be modified or amended following the Closing in a manner to adversely affect the indemnification rights of Sellers in effect immediately prior to the Closing, and (iv) does not extend to any and all claims, debts, losses, expenses, proceedings, covenants, liabilities, suits, judgments, damages, actions and causes of action, obligations, accounts, and liabilities arising out of fraud by the applicable Seller.

Section 5.16.  Certain Tax Returns.  With respect to all taxable periods ending on or before the Closing Date, for which Tax Returns are due after the Closing Date, Newco shall prepare all such Tax Returns in a manner consistent with past practice and shall file such Tax Returns (and shall provide such Tax Returns, including K-1s, to Sellers, as applicable) no later than the earlier of (i) the date which is 60 days after the Closing Date and (ii) the date which is 15 days prior to the date such Tax Returns are due (determined without taking into account any applicable extensions). With respect to all taxable periods beginning before and ending after the Closing Date, Newco shall prepare all such Tax Returns in a manner consistent with past practice and shall timely file all such Tax Returns (and shall provide such Tax Returns, including K-1s, to Sellers, as applicable) no later than the date which is 15 days prior to the date such Tax Returns are due, determined without taking into account any applicable extensions.

Section 5.17.  Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action.

Section 5.18.  Newco Rights Plan.  Immediately after the consummation of the Exchange, Newco will declare a dividend of one right to purchase Series A Junior Participating Preferred Stock of Newco pursuant to a Rights Agreement to be entered into on the Closing Date by and between Newco and Wells Fargo Bank, National Association (or any substitute rights agent designated by Newco), substantially in the form attached as Exhibit D hereto.

Section 5.19.  Incumbency Certificate.  At Closing, each of the Sellers affiliated with TPG Capital shall deliver to Giant a customary incumbency certificate executed by the general counsel of TPG Capital.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.  Conditions to Each Party’s Obligation To Effect the Merger and Exchange.  The respective obligations of each party to consummate the Merger and Exchange and the other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval.  The Giant Stockholder Approval shall have been obtained.

(b) NYSE Listing.  The shares of Newco Common Stock to be issued in the Merger and the Exchange shall have been authorized for listing on New York Stock Exchange, subject to official notice of issuance.

(c) No Illegality.  No Law or temporary restraining Order, preliminary or permanent injunction or other Order, judgment issued, enacted, entered or enforced by any court of competent jurisdiction or other Governmental Authority preventing or making illegal the consummation of the Merger or Exchange shall be in effect.

(d) HSR Act; Antitrust Approvals.  The waiting period (and any extension thereof) applicable to the Merger, Exchange and the other transactions contemplated by this Agreement under the HSR Act for the HSR Act filings by BCH and Giant shall have been terminated or shall have expired. Any required clearance or approval of the German Cartel Office shall have been obtained.

(e) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

Section 6.2.  Conditions to Obligations of Giant.  The obligations of Giant to consummate the Merger and other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by Giant:

(a) Representations and Warranties.  The representations and warranties of BCH and Sellers set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualifier as to “materiality” or “Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BCH or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement, and Giant shall have received a certificate signed by a senior executive officer of BCH (with respect to the representations and warranties in Section 3.1) and one or more authorized representative(s) of each Seller (with respect to the representations and warranties in Section 3.3) to such effect.

(b) Performance of Obligations of BCH and Sellers.  BCH and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Giant shall have received a certificate signed by a senior executive officer of BCH (with respect to performance by BCH) and one or more authorized representative(s) of each Seller (with respect to performance by Sellers) to such effect.

(c) Tax Opinion.  Giant shall have received the opinion of Alston & Bird LLP, counsel to Giant, dated the Closing Date, to the effect that the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Merger and the Exchange, taken together, will, with respect to Giant, be treated for Federal income tax purposes as a transaction described in Section 351 or 368(a) of the Code. In rendering such opinion, counsel to Giant shall be entitled to rely upon customary representations and assumptions provided by Newco, Giant, BCH and others that counsel to Giant reasonably deems relevant.

Section 6.3.  Conditions to Obligations of Sellers.  The obligations of each Seller to consummate the Exchange and other transactions contemplated hereby to be consummated on the Closing Date are subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by such Seller:

(a) Representations and Warranties.  The representations and warranties of Giant set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualifier as to “materiality” or “Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Giant, and BCH and Sellers shall have received a certificate signed by a senior executive officer of Giant to such effect.

(b) Performance of Obligations of Giant, Newco and Merger Sub.  Giant, Newco and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and BCH and Sellers shall have received a certificate signed by a senior executive officer of Giant to such effect.

(c) Tax Opinion.  BCH shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel to BCH, dated the Closing Date, to the effect that the exchange of BCH Equity Interests and Giant Common Stock for Newco Common Stock pursuant to the Merger and the Exchange, taken together, will, with respect to BCH, be treated for Federal income tax purposes as a transaction described in Section 351 of the Code and that the Blocker Reorganizations will, with respect to the corporate Transferee Sellers, be treated for federal income tax purposes as transactions described in Section 368(a) of the Code. In rendering such opinion, counsel to BCH shall be entitled to rely upon customary representations and assumptions provided by Newco, Giant, BCH and others that counsel to BCH reasonably deems relevant.

(d) Ancillary Agreements.  Newco and those Sellers requesting the same of Newco shall have entered into management rights agreements substantially in the forms of the existing management rights agreements certain of the Sellers have entered into with BCH.

ARTICLE VII

TERMINATION AND AMENDMENT

Section 7.1.  Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Giant and Sellers Representative in a written instrument;

(b) by either Giant or Sellers Representative, upon written notice to the other party, if any Governmental Authority of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and/or Exchange, and such Order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.2 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Giant or Sellers Representative, upon written notice to the other party, if the Merger and/or Exchange shall not have been consummated on or before March 31, 2008 (which date may be extended by Giant or Sellers Representatives by written notice to the other prior to March 31, 2008 to May 31, 2008, if the failure of the Merger and/or the Exchange to have been consummated prior to such date is solely due to the failure to satisfy the conditions set forth in Sections 6.1(d)); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by either Sellers Representative or Giant, if the Giant Stockholder Approval shall not have been obtained upon a vote taken thereon at the Giant Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by Sellers Representative prior to the time at which the Giant Stockholder Approval has been obtained, in the event that (i) a Giant Adverse Recommendation Change shall have occurred, or (ii) the Board of Directors of Giant shall have failed to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten Business Days of receipt of a written request by BCH to provide such reaffirmation following a Takeover Proposal or (iii) Giant shall have (x) materially breached its obligations under Section 5.3 or 5.4, upon written notice thereof from BCH and which breach has not been cured within 30 days following written notice thereof or materially breached its obligations under Section 5.7, (y) exempted for purposes of Section 203 of the DGCL an acquisition of shares of Giant Common Stock by any Person or “group” (as defined in Section 13(d)(e) of the Exchange Act), other than BCH or Sellers or their Affiliates or (z) amended or agreed to amend the Rights Agreement or redeemed or agreed to redeem the outstanding Giant Rights thereunder for the purpose of exempting or permitting an acquisition of shares of Giant Common Stock (other than pursuant to this Agreement) from the Rights Agreement and Giant Rights; or

(f) by either Giant or Sellers Representative, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 30 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; provided, however, that no party shall be permitted to terminate this Agreement under this Section 7.1(f) if such party is in material breach of any covenant or other agreement or in willful and material breach of any representation or warranty contained in this

Agreement so as to cause the applicable conditions set forth in Section 6.2(a) or 6.2(b) or Section 6.3(a) or 6.3(b), as the case may be, not to be satisfied.

Section 7.2.  Effect of Termination.  (a) In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors, except with respect to Section 5.1 (Access to Information; Confidentiality), Section 5.12 (Fees and Expenses), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) Giant shall pay BCH a fee equal to $35,000,000 (the “Termination Fee”) by wire transfer of same-day funds on the first Business Day following the date of such termination of this Agreement, in the event that this Agreement is terminated (A) by Sellers Representative or Giant pursuant to Section 7.1(c), following a Giant Adverse Recommendation Change, (B) by Sellers Representative pursuant to Section 7.1(f) following a Giant Adverse Recommendation Change, or (C) by Sellers Representative pursuant to Section 7.1(e).

(c) In the event that prior to obtaining the Giant Stockholder Approval, a Takeover Proposal (substituting for all purposes of this Section 7.2(c) 50% for 15% in the definition thereof) shall have been made to Giant or shall have been made publicly to the stockholders of Giant or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (and, in each case, such Takeover Proposal shall not have been withdrawn or abandoned without qualification by such Person or group of Persons at least 15 days prior to the earlier of the date of the Giant Stockholders Meeting and the date of termination of this Agreement) and thereafter this Agreement is terminated (A) by Sellers Representative or Giant pursuant to Section 7.1(c) or 7.1(d) or (B) by Sellers Representative pursuant to Section 7.1(f) (in each case, other than a termination resulting in payment of the Termination Fee pursuant to Section 7.2(b)), then Giant shall pay to BCH an amount equal to the documented out-of-pocket fees and expenses of BCH, including fees and expenses of all Representatives (other than any consulting, investment banking or similar fee payable to any Affiliate of BCH (not including for purposes of this exception any out-of-pocket expenses of any such Affiliate)) incurred by BCH and the Sellers in connection with the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, up to a maximum amount of $5,000,000 (such amount, the “Expense Reimbursement Amount”), by wire transfer of same-day funds on the first Business Day following the receipt of an invoice therefor. In the event that within 12 months after any such termination referred to in the immediately preceding sentence, Giant enters into a definitive agreement with respect to, or consummates any transaction contemplated by, any Takeover Proposal (regardless of whether such Takeover Proposal is made before or after termination of this Agreement), then Giant shall pay to BCH, by wire transfer of same day funds, the excess of the Termination Fee minus the Expense Reimbursement Amount paid pursuant to the immediately preceding sentence on the date of the first to occur of such event(s) referred to above in this sentence.

(d) Giant, BCH and Sellers acknowledge and agree that the agreements contained in Sections 7.2(b), (c) and (d) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Giant, BCH and Sellers would not enter into this Agreement; accordingly if Giant fails promptly to pay the amount due pursuant to Section 7.2(b) or 7.2(c) and, in order to obtain such payment, BCH or Sellers commence a suit that results in a judgment against Giant for the Termination Fee, Expense Reimbursement Amount or any portion thereof, Giant shall pay to BCH and Sellers its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, Expense Reimbursement Amount or applicable portion thereof from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

Section 7.3.  Amendment.  This Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors or other similar governing body, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Giant, but, after any such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. Notwithstanding the foregoing, Sellers Representative may amend Exhibit 1.3 at any time prior to the Closing Date by written notice to Giant to reflect transfers of BCH Equity Interests permitted under Section 5.13, any termination or vesting of a BCH Equity Interest at or prior to the Closing or additional Sellers pursuant to Section 5.13.

Section 7.4.  Extension; Waiver.  At any time prior to the Effective Time, the parties, by action taken or authorized by their respective board of directors or other similar governing bodies, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 7.5.  Alternative Structure.  The parties hereby agree to cooperate in the consideration of alternative structures to implement the transactions contemplated by this Agreement as long as there is no change in the economic terms thereof and such alternative structure does not impose any material delay on, or condition to, the consummation of the Merger, or adversely affect any of the parties hereto (or, in the case of Giant, on its stockholders taken as a whole or on any individual stockholder holding more than 10% of the outstanding shares of Giant Common Stock).

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  Non-survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 8.2.  Certain Definitions.  The following definitions, as used in this Agreement (including the BCH Disclosure Schedule and Giant Disclosure Schedule) shall have the following meanings:

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“BCH Personnel” means any director, officer or other employee of any Subsidiary of BCH.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” means a bank or trust company designated by Giant and reasonably acceptable to Sellers Representative, to act for the purpose of exchanging certificates representing shares of Giant Common Stock.

“GAAP” means the United States generally accepted accounting principles.

“Giant Personnel” means any director, officer or other employee of Giant or any Subsidiary of Giant.

“Governmental Authority” means any United States federal, state, provincial, supranational, local or foreign government, governmental, regulatory or administrative authority, self-regulatory organization, agency or commission or any court, tribunal, or judicial or arbitral body or entity (including any political or other subdivision, department or branch of any of the foregoing).

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, including all indebtedness of such Person evidenced by notes, bonds or debentures, (ii) that portion of obligations with respect to capitalized leases properly classified as indebtedness of such Person on a balance sheet prepared in accordance with GAAP, applied on a consistent basis with the financial statements of such Person, and (iii) Indebtedness referred to in clauses (i) and (ii) above of another Person to the extent guaranteed by such Person. For clarification, “Indebtedness” does not include operating leases, undrawn letters of credit and similar credit support obligations, trade payables and accrued expenses, derivative and hedging transactions or agreements, prepaid or deferred revenues and other ordinary course commercial contractual obligations.

“Key Personnel” means any director, officer or other employee of either of BCH or Giant or any Subsidiary of BCH or Giant, each as the case may be, with annual base compensation in excess of $200,000.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, principle of common law and equity or other requirement of law of any Governmental Authority.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Material Adverse Effect” means, with respect to any Person, any event, condition, change, occurrence, development or state of circumstances which, individually or in the aggregate, has or would reasonably be expected to have (i) a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries considered as a single enterprise; provided, however, that none of the following events, conditions, changes, occurrences, developments or states of circumstances shall be deemed, either alone or in combination, nor shall be considered in determining whether any matter has or would reasonably be expected to have, a “Material Adverse Effect”:

(A) changes or developments in financial, economic, political or industry conditions in the United States or any other jurisdiction in which such Person or its Subsidiaries has substantial business operations (except to the extent those changes have a materially disproportionate effect on such Person and its Subsidiaries);

(B) changes or developments resulting from factors generally affecting any business in which such Person or its Subsidiaries operates (except to the extent those changes have a materially disproportionate effect on such Person and its Subsidiaries);

(C) changes or developments, after the date hereof, in any Laws or GAAP or interpretation or enforcement thereof;

(D) changes or developments resulting from or caused by natural disasters, outbreak of major hostilities in which the United States is involved or any act of war or terrorism within the United States or directed against its facilities or citizens wherever located;

(E) changes or developments relating to the announcement of, entry into, pendency of, actions contemplated by or performance of obligations under, this Agreement and the transactions contemplated hereby or the identity of the parties to this Agreement, including any termination of, reduction in or similar adverse impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of such Person and its Subsidiaries relating thereto;

(F) failure by such Person to meet internal or third party projections or forecasts or any published revenue or earnings projections for any period; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such failure has or resulted in, or contributed to, a Material Adverse Effect;

(G) changes in the market value of the market price or trading value of the publicly traded securities of such Person; provided, that this exception shall not prevent or otherwise affect any determination that any event, condition, change, occurrence, development or state of facts underlying such change has or resulted in, or contributed to, a Material Adverse Effect; or

(H) actions required or contemplated to be taken by such Person under this Agreement or taken at the express request or direction of the other party to this Agreement; or

(ii) a material adverse effect on the ability of such Person or any of its Subsidiaries to consummate the transactions contemplated by this Agreement.

“Material Contract” means, with respect to any Person, any of the following contracts, agreements and/or binding commitments (whether written or oral):

(A) any lease or license of real property to or from any third party (excluding warehouses and offices);

(B) any contract entered into during the twelve months prior to the date of this Agreement relating to the disposition or acquisition of assets outside the ordinary course of business for value in excess of $5 million;

(C) any mortgage, indenture, loan or credit agreement, security agreement or other agreement, instrument, contract (or group of related contracts) under which the respective Person or any of its Affiliates have created, incurred, assumed, or guaranteed any Indebtedness in excess of $5 million;

(D) any contract or understanding relating to the ownership, disposition or voting of any material joint venture, partnership or other investment interest for which such Person has a remaining capital commitment or reasonably expected liability is in excess of $3 million;

(E) any written contract that by its express terms (x) purports to materially restrict or impair the right of the Person or its Affiliates to compete with third parties, or (y) includes covenants restricting the development, marketing or distribution of the products and services of such Person’s business;

(F) any contract relating to the exclusive right to sell or distribute products of such Person’s business;

(G) any contract granting a right of first refusal or first negotiation with regard to a sale of any portion of such Person’s business or any assets of such Person having an aggregate value in excess of $5 million;

(H) any written contract with any Affiliate of such Person or any officer, director, or senior employee of either such Person or any Affiliate of such Person, in each case involving future payments in excess of $250,000 individually or $1 million in the aggregate;

(I) collective bargaining agreements;

(J) any contract relating to development, ownership, licensing or use of any Intellectual Property that is material to the conduct of such Person’s business as currently conducted, other than off the shelf licenses for software or similar items with annual fees of less than $500,000;

(K) any principal customer or supplier contract with any Person who represents one of either the ten largest customers or suppliers of such Person and its consolidated Subsidiaries in their latest completed fiscal year with a term greater than six months; and

(L) any other contract (or group of related contracts) not otherwise described in paragraphs (A) — (K) above (x) with a term of greater than one year and (y) otherwise material to such Person’s business.

“Permitted Liens” means with respect to any Person, (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) statutory Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; and (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by such Person or any of its Subsidiaries.

“Person” shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Exchange Act and shall also include any individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary” means with respect to any Person, any and all corporations, partnerships, limited liability companies and other entities, whether incorporated or unincorporated, with respect to such Person, directly or indirectly owns (i) a right to majority of the profits of such entity or (ii) securities having the power to elect a majority of the board of director or similar body governing the affairs of such entity.

“Tax” (including, with correlative meaning, the terms “Taxes” and “taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1989, as amended.

Section 8.3.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a nationally recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i) if to BCH, to

Bluegrass Container Holdings, LLC
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile No.: (817) 871-4010

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
                 Andrew W. Smith
Facsimile No.: (212) 455-2502

(ii) if to Sellers or Sellers Representative, to

TPG Bluegrass V — AIV 2, L.P.
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, TX 76102
Attention: General Counsel
Facsimile No.: (817) 871-4010

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
                 Andrew W. Smith
Facsimile No.: (212) 455-2502

(iii) if to Giant, to

Graphic Packaging Corporation
814 Livingston Court
Marietta, GA 30067
Attention: General Counsel
Facsimile No.: (770) 644-2929

with a copy to

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Sidney J. Nurkin
                 William Scott Ortwein
Facsimile No.: (404) 253-8376

Section 8.4.  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of those of such party’s executive officers who have been involved in the negotiation of this Agreement, after making reasonable inquiry of the senior manager(s) of such party with primary responsibility for such subject matter.

Section 8.5.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when a counterpart signed by each party shall be delivered to the other party, it being understood that both parties need not sign the same counterpart.

Section 8.6.  Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement in accordance with its terms and (b) except as provided in Section 5.5 (which is intended for the benefit of only the persons specifically named therein), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7.  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Section 8.8.  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger and/or the Exchange that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by any party (whether by operation of Law or otherwise) without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.10.  Submission to Jurisdiction.  Each party hereto irrevocably submits to the jurisdiction of (i) the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), and (ii) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto in the Chancery Court of the State of Delaware or, if such suit, action or other proceeding may not be brought in such court for reasons of subject matter jurisdiction in the United States District Court for the District of Delaware. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (A) the Chancery Court of the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.10 shall affect the right of any party to serve legal process in any other manner permitted by Law. The consent to jurisdiction set forth in this Section 8.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 8.11.  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.12.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.13.  Sellers Representative.

(a) Designation.  Sellers have agreed that it is desirable to designate TPG Bluegrass V — AIV 2, L.P., as the representative of Sellers to act on behalf of Sellers under this Agreement (the “Sellers Representative”).

(b) Authority.  By executing this Agreement, each Seller hereby irrevocably appoints the Sellers Representative as agent, proxy and attorney in fact for such Sellers for all purposes of this Agreement, including the full power and authority on such Sellers’ behalf to take the actions required or permitted to be taken by Sellers pursuant to this Agreement, including (i) acting on behalf of Sellers in any litigation or arbitration involving this Agreement, (ii) executing all such documents as the Sellers Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement, including all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Sellers Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement, (iii) doing or refraining from doing any further act or deed in the name of and on behalf of the Sellers that the Sellers Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as Sellers could do if personally present and (iv) receiving service of process in connection with any claims under this Agreement in the name of and on behalf of Sellers. Each Seller agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Seller. All decisions and actions by the Sellers Representative (to the extent authorized by and in accordance with this Agreement) shall be binding upon all of Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.

(c) Exculpation; Indemnification.  The Sellers Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Seller. The Sellers Representative shall not be liable to any Seller for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Sellers Representative shall not be relieved of any liability imposed by Law for willful misconduct. The Sellers Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Sellers Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Seller to whom payment was due, but not made, shall be to recover from other Sellers any payment in excess of the amount to which they are determined to have been entitled. The Sellers Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Sellers Representative nor any agent or advisor employed by it shall incur any liability to any Seller relating to the performance of its duties hereunder, except for actions or omissions constituting fraud or bad faith. The Sellers do hereby jointly and severally agree to indemnify and hold the Sellers Representative harmless from and against any and all liability, cost, expense or damage reasonably incurred or suffered as a result of the performance of such Sellers Representative’s duties under this Agreement, except for actions or omissions constituting fraud or bad faith.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Giant, BCH, each Seller, Newco and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

GRAPHIC PACKAGING CORPORATION

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

FIELD HOLDINGS, INC.

By:	/s/ Lawrence I. Field
Name: Lawrence I. Field

Title:	President

BLUEGRASS CONTAINER HOLDINGS, LLC

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

BCH MANAGEMENT LLC

By:	Bluegrass Container Holdings, LLC, its
Managing Member

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS IV, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS IV — AIV 2, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V — AIV 2, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG FOF V — A, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG FOF V — A, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG FOF V — B, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

NEW GIANT CORPORATION

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

GIANT MERGER SUB, INC.

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

Annex B

FORM OF

RESTATED CERTIFICATE OF INCORPORATION

OF

GRAPHIC PACKAGING HOLDING COMPANY
(Originally incorporated on June 21, 2007, under the
name New Giant Corporation)

ARTICLE I.

NAME OF CORPORATION

The name of the corporation is Graphic Packaging Holding Company (the “Corporation”).

ARTICLE II.

REGISTERED OFFICE

The registered office of the Corporation in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III.

PURPOSE

The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV.

CAPITAL STOCK

Section 4.01  Authorized Stock.  The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of (a) 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (b) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted.

Section 4.02  Provisions Relating to the Common Stock.

(a) Voting.  Except as otherwise provided in this Restated Certificate of Incorporation or by applicable law, each holder of shares of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder, to one vote in person or by proxy on all matters submitted to a vote of the holders of Common Stock, whether voting separately as a class or otherwise.

(b) Dividends and Distributions.  Subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property, stock or otherwise as may be declared thereon by the Board of Directors at any time and from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation Rights.  In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the preferences and rights, if any, applicable to shares of Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.03  Provisions Relating to the Preferred Stock.

1. The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of shares of each such series.

2. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i) the designation of the series, which may be by distinguishing number, letter or title;

(ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(iii) the preferences, if any, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the series;

(iv) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate, if any, of the series;

(v) whether dividends, if any, shall be payable in cash, in kind or otherwise;

(vi) the dates on which dividends, if any, shall be payable;

(vii) the redemption rights and price or prices, if any, for shares of the series;

(viii) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(ix) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation;

(x) whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(xi) restrictions on the issuance of shares of the same series or of any other class or series;

(xii) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights required by law, and if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Restated Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation); and

(xiii) such other rights and provisions with respect to any series that the Board of Directors may provide.

3. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

4. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation) that alters or changes only the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation).

Section 4.04  Voting in Election of Directors.  Except as may be required by law or as provided in this Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation), holders of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

Section 4.05  Ownership of Capital Stock.  The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable law.

ARTICLE V.

BOARD OF DIRECTORS; MANAGEMENT OF THE CORPORATION

Section 5.01  Classified Board.  The authorized number of directors constituting the entire Board of Directors shall be fixed from time to time solely by resolution of the Board of Directors and may not be fixed by any other person or persons, provided that such number shall not be less than three. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors pursuant to the provisions of a Preferred Stock Certificate of Designation (which directors shall not be classified pursuant to this sentence (unless so provided in the Preferred Stock Certificate of Designation)), the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible: one class (“Class I”), the initial term of which shall expire at the first annual meeting of stockholders following the effectiveness of this Restated Certificate of Incorporation (the “Effective Time”); a second class (“Class II”), the initial term of which shall expire at the second annual meeting of stockholders following the Effective Time; and a third class (“Class III”), the initial term of which shall expire at the third annual meeting of stockholders following the Effective Time, with the directors in each class remaining in office following the expiration of their term until successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders, and following the expiration of such term, shall remain in office until their successors are elected and qualified. Upon the Effective Time, the Board shall assign each director then in office to one of the three classes and, following such assignment, directors shall serve for a term of office applicable to such class. The holders of a majority of shares then entitled to vote at an election of directors may remove any director elected in accordance with the preceding two sentences, but only for cause.

Section 5.02  Management of Business.  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) Except as may otherwise be provided in a Preferred Stock Certificate of Designation with respect to vacancies or newly created directorships in respect of directors, if any, elected by the holders of one or more series of Preferred Stock, vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause and newly created directorships resulting from any increase in the authorized number of directors shall only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

(b) Advance notice of nominations for the election of directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation.

(c) The election of directors may be conducted in any manner approved by the Board of Directors at the time when the election is held and need not be by written ballot.

(d) The Board of Directors shall have the power without the assent or vote of the stockholders to adopt, amend, alter or repeal the By-Laws of the Corporation. The stockholders of the Corporation may adopt, amend, alter or repeal any provision of the By-Laws but only upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the then outstanding stock of the Corporation entitled to vote thereon.

(e) There shall be no limitation on the qualification of any person to be elected as or to be a director of the Corporation or on the ability of any director to vote on any matter brought before the Board of Directors or any committee thereof, except (i) as required by applicable law, (ii) as set forth in this Restated Certificate of Incorporation (including any Preferred Stock Certificate of Designation) or (iii) as set forth in any By-Law adopted by the Board of Directors with respect to eligibility for election as a director upon reaching a specified age or, in the case of employee directors, with respect to the qualification for continuing service of directors upon ceasing employment with the Corporation.

ARTICLE VI.

LIABILITY OF DIRECTORS AND INDEMNIFICATION

Section 6.01  General.  No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Section 6.02  Indemnification.  The Corporation shall indemnify and advance expenses to each present and former director, and any person who has agreed to become a director, of the Corporation to the fullest extent permitted by the applicable provisions of the DGCL, as now in effect or hereafter amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification or advancement rights than such law permitted the Corporation to provide prior to such amendment), for any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, brought by reason of the fact that such person is or was or has agreed to become a director of the Corporation, whether (in the case of a present or former director) the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, provided that the Corporation shall not be obligated to indemnify or advance expenses to such person in respect of an action, suit or proceeding (or part thereof) instituted by such person, unless such action, suit or proceeding (or part thereof) (a) has been authorized by the Board of Directors or (b) is brought by such person to recover indemnification or an advancement of expenses pursuant to this Article VI and such person is successful in whole or in part in such action, suit or proceeding. The rights provided by this Article VI, Section 2 shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the By-Laws of the Corporation, by agreement, vote of the stockholders or disinterested directors of the Corporation, or otherwise.

Section 6.03  Repeal or Modification.  Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing in respect of any act or omission occurring prior to the time of such repeal or modification. If the DGCL is amended after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE VII.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

Section 7.01  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied. A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, and any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

ARTICLE VIII.

AMENDMENT

Section 8.01  The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors (in the present form of this Restated Certificate of Incorporation or as hereinafter amended) are granted subject to this reservation; provided, however, that Articles V, VI, VII or VIII of this Restated Certificate of Incorporation shall not be amended, altered or repealed without the affirmative vote of the holders of at least three-fourths (3/4) of the combined voting power of the then outstanding stock of the Corporation entitled to vote thereon.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, this Restated Certificate of Incorporation which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 242 and 245 of the DGCL, has been executed by its duly authorized office this [     ] th day of [          ], 2007.

GRAPHIC PACKAGING HOLDING COMPANY

By:
Name:

Title:

Annex C

FORM OF
BY-LAWS
OF
GRAPHIC PACKAGING HOLDING COMPANY
As Amended and Restated on [ • ], 2007

C-i

C-ii

FORM OF
GRAPHIC PACKAGING HOLDING COMPANY

BY-LAWS

ARTICLE I

STOCKHOLDERS

Section 1.01.  Annual Meetings.  The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by means of remote communication, and at such date and at such time, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

Section 1.02.  Special Meetings.  A special meeting of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors. Such special meetings of the stockholders shall be held at such place, within or without the State of Delaware, or, within the sole discretion of the Board of Directors, by means of remote communication, as shall be specified in the respective notices or waivers of notice thereof. Any right of the stockholders of the Corporation to call a special meeting of the stockholders is specifically denied.

Section 1.03.  Notice of Meetings; Waiver.

(a) The Secretary of the Corporation or any Assistant Secretary shall cause notice of the place, if any, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, to be given personally or by mail or by electronic transmission, not fewer than ten (10) nor more than sixty (60) days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given personally to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if a stockholder shall have filed with the Secretary of the Corporation a written request that notices to such stockholder be mailed to some other address, then directed to such stockholder at such other address. Such further notice shall be given as may be required by law.

(b) A waiver of any notice of any annual or special meeting signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in a waiver of notice. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 1.04.  Quorum.  Except as otherwise required by law, applicable stock exchange rules or the Restated Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the voting power of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

Section 1.05.  Voting.  At all meetings of stockholders for the election of directors, directors shall be elected by a plurality of the votes cast. All other elections and questions shall, unless otherwise provided by the Restated Certificate of Incorporation, these By-Laws, the rules or regulations of any stock exchange applicable to the Corporation, applicable law or any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon.

Section 1.06.  Voting by Ballot.  No vote of the stockholders on an election of directors need be taken by written ballot or by electronic transmission unless otherwise required by law. Any vote not required to be taken by ballot or by electronic transmission may be conducted in any manner approved by the Board of Directors.

Section 1.07.  Adjournment.  Any meeting of stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, time or date, by the chairman of the meeting or by the stockholders present in person or by proxy. If a quorum is not present at any meeting of the stockholders, the chairman of the meeting or stockholders present in person or by proxy shall have the power to adjourn any such meeting from time to time until a quorum is present. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, if any, date and hour thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting, are announced at the meeting at which the adjournment is taken, provided, however, that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.08.  Proxies.  Any stockholder entitled to vote at any meeting of the stockholders may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. A stockholder may authorize a valid proxy by executing a written instrument signed by such stockholder, or by causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature, or by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person designated as the holder of the proxy, or a proxy solicitation firm or a like agent authorized by the person who will be the holder of the proxy to receive such transmission. No such proxy shall be voted or acted upon after the expiration of three (3) years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where the proxy states that it is irrevocable and the proxy is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing with the Secretary of the Corporation either an instrument revoking the proxy or another duly executed proxy bearing a later date. Proxies by telegram, cablegram or other electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of a writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 1.09.  Conduct of Meetings.  The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such presiding officer should so determine, such person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.10.  Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or the Chairman of the Board, or (C) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in clauses (ii) and (iii) of this paragraph and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder, pursuant to clause (C) of paragraph (a)(i) of this Section 1.10, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not fewer than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s annual meeting (which anniversary date, in the case of the first annual meeting of stockholders following the closing of the transactions contemplated by the Transaction Agreement and Agreement and Plan of Merger, dated as of June   , 2007, among Graphic Packaging Corporation, a Delaware corporation, Bluegrass Container Holdings, LLC, a Delaware limited liability company (“BCH”), TPG Bluegrass IV, L.P., a Delaware limited partnership (“TPG IV”), TPG Bluegrass IV — AIV 2, L.P., a Delaware limited partnership (“TPG IV — AIV”), TPG Bluegrass V, L.P., a Delaware limited partnership (“TPG V”), TPG Bluegrass V — AIV 2, L.P., a Delaware limited partnership (“TPG V — AIV”), Field Holdings, Inc., a Delaware corporation (“Field Holdings”), TPG FOF V-A, L.P. (“FOF V-A”), TPG FOF V-A, L.P. (“FOF V-B”) and BCH Management LLC, a Delaware limited liability company (together with Field Holdings, TPG IV, TPG IV — AIV, TPG V, TPG V — AIV, FOF V-A, FOF V-B and each owner of equity interests in BCH that joins the agreement pursuant to Section 5.13 thereto as a Seller (as defined therein), the “Sellers”), the Corporation, and Giant Merger Sub, Inc., a Delaware corporation (the “Transactions”), shall be deemed to be May 15, 2008) and in any event at least forty-five (45) days prior to the first anniversary of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders (which anniversary date of such mailing, as it relates to the first annual meeting of stockholders following the closing of the Transactions, shall be deemed to be April 17, 2008); provided that if the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than seventy (70) days from such anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting (including the text of any resolution proposed for consideration), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of any beneficial owner on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination or proposal is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 1.10 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting (which anniversary date, in the case of the first annual meeting of stockholders following the closing of the Transactions, shall be deemed to be May 15, 2008), a stockholder’s notice under this paragraph shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business as shall have been brought before the special meeting of the stockholders pursuant to the Corporation’s notice of meeting pursuant to Section 1.03 of these By-Laws shall be conducted at such meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 1.10 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by stockholders of persons for election to the Board of Directors may be made at such special meeting of stockholders if the stockholder’s notice as required by paragraph (a)(ii) of this Section 1.10 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the one hundred and twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General.

(i) Only persons who are nominated in accordance with the procedures set forth in this Section 1.10 shall be eligible to be elected as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 1.10. Except as otherwise provided by law, the Restated Certificate of Incorporation or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in this Section 1.10 and, if any proposed nomination or business is not made or proposed in compliance with this Section 1.10 (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by clause (a)(ii)(C)(4) of this Section 1.10), to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provision of this Section 1.10, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such proposed nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this Section 1.10, the term “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act.

(iii) Notwithstanding the foregoing provisions of this Section 1.10, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.10. Nothing in this Section 1.10 shall be deemed to affect any rights (A) of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, or (B) of the holders of any series of Preferred Stock, if any, to elect directors if so provided under any applicable Preferred Stock Certificate of Designation (as defined in the Restated Certificate of Incorporation).

Section 1.11.  Inspectors of Elections.  Preceding any meeting of the stockholders, the Board of Directors shall appoint one (1) or more persons to act as Inspectors of Elections, and may designate one (1) or more alternate inspectors. In the event no inspector or alternate is able to act, the person presiding at the meeting shall appoint one (1) or more inspectors to act at the meeting. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at a meeting and the validity of proxies and ballots;

(c) specify the information relied upon to determine the validity of electronic transmissions in accordance with Section 1.08 hereof;

(d) count all votes and ballots;

(e) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors;

(f) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots;

(g) appoint or retain other persons or entities to assist in the performance of the duties of inspector; and

(h) when determining the validity and counting of proxies and ballots, be limited to an examination of the proxies, any envelopes submitted with those proxies, any information provided in accordance with Section 1.08 of these By-Laws, ballots, the regular books and records of the Corporation and any other applicable information described in Section 231 of the Delaware General Corporation Law (the “DGCL”). The inspector may consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers or their nominees or a similar person which represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspector considers other reliable information as outlined in this section, the inspector, at the time of his or her certification pursuant to paragraph (f) of this section, shall specify the precise information considered, the person or persons from whom the information was obtained, when this information was obtained, the means by which the information was obtained, and the basis for the inspector’s belief that such information is accurate and reliable.

Section 1.12.  Opening and Closing of Polls.  The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Delaware Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.13.  No Stockholder Action by Written Consent.  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is specifically denied.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01.  General Powers.  Except as may otherwise be provided by law, the Restated Certificate of Incorporation or these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

Section 2.02.  Number of Directors.  The authorized number of directors constituting the entire Board of Directors shall be fixed from time to time in the manner provided in the Restated Certificate of Incorporation.

Section 2.03.  Classified Board of Directors; Election of Directors.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors pursuant to the provisions of a Preferred Stock Certificate of Designation (which directors shall not be classified pursuant to this sentence (unless so provided in the Preferred Stock Certificate of Designation)), the directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible: one class (“Class I”), the initial term of which shall expire at the first annual meeting of stockholders following the time of effectiveness of the Restated Certificate of Incorporation (the “Effective Time”); a second class (“Class II”), the initial term of which shall expire at the second annual meeting of stockholders following the Effective Time; and a third class (“Class III”), the initial term of which shall expire at the third annual meeting of stockholders following the Effective Time, with the directors in each class remaining in office following the expiration of their term until successors are elected and qualified. At each annual meeting of stockholders of the Corporation, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders, and following the expiration of such term, shall remain in office until their successors are elected and qualified. The holders of a majority of shares then entitled to vote at an election of directors may remove any director elected in accordance with the preceding two sentences, but only for cause.

Section 2.04.  Chairman of the Board.  The directors shall elect from among the members of the Board of Directors a Chairman of the Board (the “Chairman”). The Chairman may, but need not be, deemed an officer of the Corporation and shall have such duties and powers as set forth in these By-Laws or as shall otherwise be conferred upon the Chairman from time to time by the Board of Directors. The Chairman shall, if present, preside over all meetings of the stockholders of the Corporation and the Board of Directors. The Board of Directors shall by resolution establish a procedure to provide for an acting Chairman in the event the current Chairman is unable to serve or act in that capacity.

Section 2.05.  Annual and Regular Meetings.  The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as reasonably practicable following adjournment of the annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given; provided, however, that if the Board of Directors shall fix or change the time or place of any regular meeting, notice of such action shall be mailed promptly, or sent by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, to each director who shall not have been present at the meeting at which such action was taken, addressed to him or her at his or her usual place of business, or shall be delivered to him or her personally. Notice of such action need not be given to any director who submits a waiver of notice, whether before or after such meeting.

Section 2.06.  Special Meetings; Notice.  Special meetings of the Board of Directors shall be held whenever called by the Chairman or the President and Chief Executive Officer, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors also may be held whenever called pursuant to a resolution approved by directors constituting a majority of the total authorized number of directors. Special meetings of the Board of Directors may be called on twenty-four (24) hours’ notice, if notice is given to each Director personally or by telephone, including a voice messaging system, or other system or technology designed to record and communicate messages, telegraph, facsimile, electronic mail or other electronic means, or on five (5) days’ notice, if notice is mailed to each director, addressed to him or her at his or her usual place of business or to such other address as any director may request by notice to the Secretary. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.07.  Quorum; Voting.  At all meetings of the Board of Directors, the presence of at least a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise required by the Restated Certificate of Incorporation, these By-Laws or by law, the affirmative vote of at least a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.08.  Adjournment.  A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.05 of these By-Laws shall be given to each director.

Section 2.09.  Action Without a Meeting.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and such writing, writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 2.10.  Regulations; Manner of Acting.  To the extent consistent with applicable law, the Restated Certificate of Incorporation and these By-Laws, the Board of Directors may adopt by resolution such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board of Directors or a duly appointed committee thereof and the individual directors shall have no power in their individual capacities.

Section 2.11.  Action by Telephonic Communications.  Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.12.  Resignations.  Any director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such director, to the Chairman or the Secretary of the Corporation. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.13.  Compensation.  The amount, if any, which each director shall be entitled to receive as compensation for such director’s services as such shall be fixed from time to time by resolution of the Board of Directors, provided that no director who is an officer or employee of the Corporation, shall be entitled to receive any compensation for his or her services as a director (although such director shall be entitled to be reimbursed for any reasonable out-of-pocket expenses incurred in connection with his or her services as a director).

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

Section 3.01.  Committees.  The Board of Directors, by resolution adopted by the affirmative vote of a majority of directors then in office, (a) shall designate an Audit Committee, a Compensation and Benefits Committee and a Nominating and Corporate Governance Committee and (b) may establish one (1) or more other committees of the Board of Directors; each committee to consist of such number of Directors as from time to time may be fixed by resolution of the Board of Directors. Any such committee shall serve at the pleasure of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors, subject to the limitations set forth in the applicable provisions of the DGCL. The Board of Directors may elect one (1) or more of its members as alternate members of any such committee who may take the place of any absent or disqualified member or members at any meeting of such committee, upon request of the Chairman or the chairman of such committee. The Board of Directors shall not form an Executive Committee.

Section 3.02.  Powers.  Each committee, except as otherwise provided in this section, shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. No committee shall have the power or authority:

(a) to approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to the stockholders for approval; or

(b) to adopt, amend or repeal the By-Laws of the Corporation.

Section 3.03.  Proceedings.  Each such committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

Section 3.04.  Quorum and Manner of Acting.  Except as may be otherwise provided in the resolution creating such committee, at all meetings of any committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such committee. Any action required or permitted to be taken at any meeting of any such committee may be taken without a meeting, if all members of such committee shall consent to such action in writing or by electronic transmission and such writing, writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the committee. Such filing shall be in paper form if the minutes are in paper form and shall be in electronic form if the minutes are maintained in electronic form. The members of any such committee shall act only as a committee, and the individual members of such committee shall have no power in their individual capacities unless expressly authorized by the Board of Directors.

Section 3.05.  Action by Telephonic Communications.  Unless otherwise provided by the Board of Directors, members of any committee may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06.  Resignations.  Any member (and any alternate member) of any committee may resign from a committee at any time by delivering a notice of resignation by such member to the Board of Directors or the Chairman. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.07.  Removal.  Any member (and any alternate member) of any committee may be removed from a committee at any time, either for or without cause, by resolution adopted by a majority of the entire Board of Directors.

Section 3.08.  Vacancies.  If any vacancy shall occur in any committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01.  Number.  The officers of the Corporation shall be elected by the Board of Directors and shall include a President and Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents, a Secretary and a Treasurer. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine and appoint such other officers as the Board of Directors deems desirable. Any number of offices may be held by the same person. No officer need be a director of the Corporation.

Section 4.02.  Election.  Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. In the event of a vacancy in the office of Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, the President and Chief Executive Officer may appoint a replacement to serve until the next meeting of the Board of Directors where a successor is elected and qualified.

Section 4.03.  The President and Chief Executive Officer.  The President and Chief Executive Officer shall, subject to the direction of, and subject to general or specific resolutions approved by, the Board of Directors, (a) have general control and supervision of the policies and operations of the Corporation, see that all orders and resolutions of the Board of Directors are carried into effect, and report to the Board of Directors, (b) manage and administer the Corporation’s business and affairs and perform all duties and exercise all powers usually pertaining to the office of a chief executive officer of a corporation, (c) have the authority to sign, in the name and on behalf of the Corporation, checks, orders, contracts, leases, notes, drafts and other documents and instruments in connection with the business of the Corporation, and together with the Secretary or an Assistant Secretary, conveyances of real estate and other documents and instruments to which the seal of the Corporation is affixed, (d) have the authority to cause the employment or appointment of such employees and agents of the Corporation as the conduct of the business of the Corporation may require, to fix their compensation, and to remove or suspend any employee or agent elected or appointed by the President and Chief Executive Officer, and (e) have such other powers as are contemplated by the other provisions of these

By-Laws. The President and Chief Executive Officer shall perform such other duties and have such other powers as the Board of Directors or the Chairman may from time to time prescribe.

Section 4.04.  The Vice Presidents.  Each Vice President shall perform such duties and exercise such powers as may be assigned to him from time to time by the President and Chief Executive Officer.

Section 4.05.  The Secretary.  The Secretary shall have the following powers and duties:

(a) He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books or in an electronic format provided for that purpose.

(b) He or she shall cause all notices to be duly given in accordance with the provisions of these By-Laws and as required by law.

(c) Whenever any Committee shall be appointed pursuant to a resolution of the Board of Directors, he or she shall furnish a copy of such resolution to the members of such Committee.

(d) He or she shall be the custodian of the records and of the seal of the Corporation and cause such seal (or facsimile thereof) to be affixed, if required, to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-Laws, and when so affixed he may attest the same.

(e) He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Restated Certificate of Incorporation or these By-Laws.

(f) He or she shall have charge of the stock books and ledgers of the Corporation.

(g) He or she shall sign (unless the Treasurer, an Assistant Treasurer or Assistant Secretary shall have signed) certificates representing shares of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(h) He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the President and Chief Executive Officer.

Section 4.06.  The Chief Financial Officer.  The Chief Financial Officer shall be the chief financial officer of the Corporation and shall have the following powers and duties:

(a) He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation, and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.

(b) He or she shall render to the Board of Directors or the Audit Committee, whenever requested, a statement of the financial condition of the Corporation and of all his transactions as Chief Financial Officer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.

(c) He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statements giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.

(d) He or she shall perform, in general, all duties incident to the office of chief financial officer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the Chairman.

(e) The Chief Financial Officer shall report to the President and Chief Executive Officer.

Section 4.07.  The Treasurer.  The Treasurer shall be the treasurer of the Corporation and shall have the following powers and duties:

(a) He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.04 of these By-Laws.

(b) He or she shall cause the moneys of the Corporation to be disbursed by check or drafts (signed as provided in Section 8.05 of these By-Laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.

(c) He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation the issuance of which shall have been authorized by the Board of Directors.

(d) He or she shall perform, in general, all duties incident to the office of treasurer and such other duties as may be specified in these By-Laws or as may be assigned to him or her from time to time by the Board of Directors or the Chief Financial Officer, to whom he shall report.

Section 4.08.  Other Officers Elected by Board of Directors.  At any meeting of the Board of Directors, the Board of Directors may elect such other officers of the Corporation as the Board of Directors may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be assigned to such officers by or pursuant to authorization of the Board of Directors or by the President and Chief Executive Officer. The Board of Directors from time to time may delegate to any officer the power to appoint subordinate officers and to prescribe their respective rights, terms of office, authorities and duties. Any such officer may remove any such subordinate officer appointed by him or her, for or without cause.

Section 4.09.  Removal and Resignation; Vacancies.  Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President and Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by or pursuant to authorization of the Board of Directors.

Section 4.10.  Authority and Duties of Officers.  The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws or as may be determined from time to time by the Board of Directors, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

ARTICLE V

CAPITAL STOCK

Section 5.01.  Certificates of Stock, Uncertificated Shares.  The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each such certificate is surrendered to the Corporation. A certificate representing shares of the Corporation shall be signed by, or in the name of the Corporation by, (a) the Chairman or Vice Chairman (if any) of the Board of Directors or by the President or a Vice President, and (b) by the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer.

Section 5.02.  Signatures; Facsimile.  All signatures on the certificate referred to in Section 5.01 of these By-Laws may be in facsimile, engraved or printed form, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed, or whose facsimile, engraved or printed signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

Section 5.03.  Lost, Stolen or Destroyed Certificates.  The Corporation may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Corporation of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Corporation may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

Section 5.04.  Transfer of Stock.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall, subject to any applicable restrictions on transfer conspicuously noted thereon, issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the laws of the DGCL. Subject to the provisions of the Restated Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.05.  Record Date.  In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor fewer than ten (10) days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.06.  Registered Stockholders.  Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.07.  Transfer Agent and Registrar.  The Board of Directors may appoint one (1) or more transfer agents and one (1) or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01.  Nature of Indemnity.  The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding including any appeal therefrom (a “Proceeding”), whether civil, criminal, administrative or investigative, whether brought in the name of the Corporation or otherwise, by reason of the fact that he or she is or was or has agreed to become a director, officer or employee of the Corporation, or while a director, officer or employee of the Corporation is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, not-for-profit entity, joint venture, trust or other enterprise including service with respect to an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity or (in the case of a present or former director, officer, employee or agent) in any other capacity while serving as a director, officer, employee or agent, and may indemnify any person who was or is a party or is threatened to be made a party to such a Proceeding by reason of the fact that he or she is or was or has agreed to become an agent of the Corporation, or while an agent of the Corporation is or was serving or has agreed to serve at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, not-for-profit entity, joint venture, trust or other enterprise including service with respect to an employee benefit plan, against expenses (including attorneys’ fees), liabilities, loss, ERISA excise taxes or penalties, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such Proceeding to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment). Notwithstanding the foregoing, but subject to Section 6.05 of these By-Laws, the Corporation shall not be obligated to indemnify a director, officer or employee of the Corporation in respect of a Proceeding (or part thereof) instituted by such person, unless such Proceeding (or part thereof) has been authorized by the Board of Directors.

Section 6.02.  Successful Defense.  To the extent that a present or former director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 6.03.  Determination that Indemnification is Proper.  Any indemnification of a present or former director, officer or employee of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the present or former director, officer or employee is proper in the circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. Any indemnification of a present or former agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the present or former agent is proper in the circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified. Any such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

Section 6.04.  Advance Payment of Expenses.  Expenses (including attorneys’ fees) incurred by a current or former director or officer in defending any civil, criminal, administrative or investigative Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding; provided, however, that if the DGCL requires, an advancement of expenses incurred by a current director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was rendered by such director or officer) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses under this Section 6.04 or otherwise. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such director, officer, employee or agent in any Proceeding, whether or not the Corporation is a party to such Proceeding.

Section 6.05.  Procedure for Indemnification.  Any indemnification of a director, officer or employee under Sections 6.01 and 6.02, or advance of costs, charges and expenses to a present or former director or officer under Section 6.04 of these By-Laws, shall be made promptly, and in any event within thirty (30) days, upon the written request of such person. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within thirty (30) days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the director, officer or employee in any court of competent jurisdiction. Such person’s costs and expenses (a) incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such Proceeding, or (b) incurred in connection with successfully defending, in whole or in part, a suit brought by the Corporation to recover an advancement of expenses pursuant to an undertaking, shall also be indemnified by the Corporation. (i) It shall be a defense to any such Proceeding brought by a person seeking to enforce his or her right to indemnification (but shall not be a defense in an action brought to enforce a claim for the advancement of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by the Corporation), and (ii) the Corporation shall be entitled to recover an advancement of expenses pursuant to an undertaking upon a final adjudication of an action for such recovery, that the claimant has not met the standard of conduct required by Delaware law to be indemnified, but the burden of proving the failure to meet such standard of conduct shall be on the Corporation. Neither the failure of the Corporation (including its directors, a committee of directors, its independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct required by Delaware law to be indemnified, nor the fact that there has been an actual determination by the Corporation (including its directors, a committee of directors, its independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.06.  Survival; Preservation of Other Rights.  The foregoing indemnification and advancement provisions shall be deemed to be a contract between the Corporation and each person who is or was or has agreed to become a director, officer or employee who serves in any such capacity at any time while these provisions as well as the relevant provisions of the DGCL are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer or employee.

The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified or advanced expenses may be entitled under any by-law, agreement, vote of stockholders or directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 6.07.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person or on such person’s behalf in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

Section 6.08.  Severability.  If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer or employee and may indemnify each agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to a Proceeding, whether civil, criminal, administrative or investigative, including a Proceeding by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

OFFICES

Section 7.01.  Registered Office.  The registered office of the Corporation in the State of Delaware shall be located at Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.

Section 7.02.  Other Offices.  The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01.  Dividends.  Subject to any applicable provisions of law and the Restated Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation’s capital stock.

A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors, or by any other person as to matters such director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 8.02.  Reserves.  There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

Section 8.03.  Execution of Instruments.  The Board of Directors may authorize, or provide for the authorization of, officers, employees or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. Any such authorization must be in writing or by electronic transmission and may be general or limited to specific contracts or instruments.

Section 8.04.  Deposits.  Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by (a) the Board of Directors or the President and Chief Executive Officer or (b) such officers or agents as may be authorized to make such determination by the Board of Directors or the President and Chief Executive Officer.

Section 8.05.  Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors or the President and Chief Executive Officer from time to time may determine.

Section 8.06.  Sale, Transfer, etc. of Securities.  To the extent authorized by the Board of Directors, the President and Chief Executive Officer, any Vice President, the Secretary of the Corporation, the Chief Financial Officer or the Treasurer or any other officers designated by the Board of Directors may sell, transfer, endorse, and assign any shares of stock, bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

Section 8.07.  Voting as Stockholder.  Unless otherwise determined by resolution of the Board of Directors, the President and Chief Executive Officer or any Vice President shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.

Section 8.08.  Fiscal Year.  The fiscal year of the Corporation shall commence on the first day of January of each year (except for the Corporation’s first fiscal year which shall commence on the date of incorporation) and shall terminate in each case on December 31.

Section 8.09.  Seal.  The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware.” The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 8.10.  Books and Records.  Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.

ARTICLE IX

AMENDMENT OF BY-LAWS

Section 9.01.  Amendment.  These By-Laws may be amended, altered or repealed:

(a) by resolution adopted by a majority of the entire Board of Directors; or

(b) upon the affirmative vote of the holders of three-fourths (3/4) or more of the combined voting power of the outstanding shares of the Corporation entitled to vote thereon.

ARTICLE X

CONSTRUCTION

Section 10.01.  Construction.  In the event of any conflict between the provisions of these By-Laws as in effect from time to time and the provisions of the Restated Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Restated Certificate of Incorporation shall be controlling.

Annex D

VOTING AGREEMENT
BY AND AMONG
BLUEGRASS CONTAINER HOLDINGS, LLC,
THE SEVERAL STOCKHOLDERS OF GRAPHIC PACKAGING CORPORATION
PARTY HERETO
AND
(SOLELY FOR PURPOSES OF SECTION 5.2 HEREOF)
GRAPHIC PACKAGING CORPORATION
DATED AS OF JULY 9, 2007

D-i

INDEX OF DEFINED TERMS

Page

Affiliate	D-1
Agreement	D-1
BCH	D-1
Beneficial Ownership	D-1
Beneficially Own	D-2
Beneficially Owned	D-2
Common Stock	D-1
control	D-2
Covered Shares	D-2
Existing Shares	D-1
Giant	D-1
HSR Act	D-5
Lien	D-2
Merger Sub	D-1
Orders	D-5
Permitted Transfer	D-2
Person	D-2
Representatives	D-2
Specified Rights	D-4
Stockholder	D-1
Subsidiary	D-2
Transaction Agreement	D-1
Transfer	D-2

D-ii

VOTING AGREEMENT

VOTING AGREEMENT, dated as of July 9, 2007 (this “Agreement”), by and among BLUEGRASS CONTAINER HOLDINGS, LLC, a Delaware limited liability company (“BCH”), the persons listed on the signature pages hereto as a Family Stockholder (each, together with its Permitted Transferees to which it Transfers any Common Stock hereunder, a “Family Stockholder” and, collectively, the “Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, the “CDR Fund”), EXOR Group S.A. (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, “Exor”) (each a “Stockholder” and, collectively, the “Stockholders”), and, solely for the purposes of Section 5.2 hereof, GRAPHIC PACKAGING CORPORATION, a Delaware corporation (“Giant”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, BCH, Giant, TPG Bluegrass IV, L.P., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V — AIV 2, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management, LLC, Field Holdings, Inc., New Giant Corporation and Giant Merger Sub, Inc. (“Merger Sub”) are entering into a Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the ‘‘Transaction Agreement”) pursuant to which, among other things, Giant will merge with and into Merger Sub and each outstanding share of the common stock, par value $0.01 per share, of Giant (the “Common Stock”) will be converted into the right to receive the merger consideration specified therein;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner, in the aggregate, of the number of shares of Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”), all of which such shares such Stockholder controls the right to vote; and

WHEREAS, as a material inducement to BCH entering into the Transaction Agreement, BCH has required that each Stockholder agree, and each Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1.  Defined Terms.  The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the Beneficial Owner of any securities which such Person has, at any time during the term of this Agreement, the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “Beneficially Own” and “Beneficially Owned” shall have a correlative meaning.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Covered Shares” means, with respect to any Stockholder, such Stockholder’s Existing Shares, together with any shares of Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Common Stock or other voting capital stock of the Company, in each case that such Stockholder acquires Beneficial Ownership of on or after the date hereof.

“Existing Stockholders Agreements” means, the Stockholders Agreement among BCH, Giant, the Family Stockholders, the CDR Fund, Exor, TPG Bluegrass IV, LP, TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V — AIV 2, L.P., TPG FOF V-A, L.P., TPG FOF V-B, L.P., TPG Bluegrass IV, Inc., TPG Bluegrass V, Inc. and Field Holdings, Inc., dated as of the date of this Agreement and the Stockholders Agreement among Giant, the Family Stockholders, CDR Fund and Exor dated as of March 25, 2003.

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, put or call option, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“Permitted Transfer” means a Transfer by a Stockholder to (i) in the case of the CDR Fund or Exor, any of their respective Affiliates, and (ii) in the case of a Family Stockholder, (A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors Sr. or of a descendant of Adolph Coors, Sr., (C) any trust, the trustees of which include only Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) in the case of a Family Stockholder which is a trust, all subsequent trusts which may result from the division of such trust into two or more separate trusts, or any trust resulting from the combination of two or more Family Stockholder trusts into a single trust; provided in every case that such transferee executes and delivers to BCH a written agreement, in form and substance acceptable to BCH, to assume all of Stockholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the securities transferred as such Stockholder shall have made hereunder.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

“Representatives” means the officers, directors, employees, agents, advisors and Affiliates of a Person.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner, or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE II

VOTING

2.1.  Agreement to Vote.  Each Stockholder hereby irrevocably and unconditionally agrees that during the term of this Agreement, at the Giant Stockholders’ Meeting and at any other meeting of the stockholders of Giant, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of Giant, such Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(a) appear at each such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares (i) in favor of the adoption of the Transaction Agreement and the Merger and any other action reasonably requested by BCH in furtherance thereof, submitted for the vote or written consent of stockholders; (ii) against any action or agreement submitted for the vote or written consent of stockholders that is in opposition to, or competitive or materially inconsistent with, the Merger or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Giant contained in the Transaction Agreement, or of such Stockholder contained in this Agreement; and (iii) against any Takeover Proposal and against any other action, agreement or transaction submitted for the vote or written consent of stockholders that would reasonably be expected to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Transaction Agreement or this Agreement or the performance by Giant of its obligations under the Transaction Agreement or by such Stockholder of its obligations under this Agreement. The obligations of such Stockholder specified in this Section 2.1(b) shall, subject to Section 2.1(c), apply whether or not the Merger or any action described above is recommended by the Board of Directors of Giant.

(c) Notwithstanding the foregoing, in the event of a Giant Adverse Recommendation Change made in compliance with the Transaction Agreement in respect of a Superior Proposal, which Superior Proposal is pending at the time of the Giant Stockholder Meeting, the obligation of each Stockholder to vote Covered Shares as to which such Stockholder controls the right to vote in the manner set forth in this Section 2.1 shall only apply to an aggregate number of Covered Shares of all Stockholders entitled to vote in respect of such matter that is equal to thirty-two percent (32%) of the total number of shares of Common Stock entitled to vote in respect of such matter, and each Stockholder shall cause all of its remaining Covered Shares so entitled to vote to be voted in a manner that is proportionate to the manner in which all shares of Common Stock (other than shares voted by the Stockholders) which are voted in respect of such matter, are voted.

2.2.  No Inconsistent Agreements.   Each Stockholder hereby covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, other than the Existing Stockholders Agreements, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy (except pursuant to Section 2.3 hereof), consent or power of attorney with respect to the Covered Shares and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing any of its obligations under this Agreement.

2.3.  Proxy.  Each Stockholder hereby, subject to Section 5.3, irrevocably appoints as its proxy and attorney-in-fact, Ed Byczynski and Ken Kushibab, in their respective capacities as officers of BCH, and any individual who shall hereafter succeed to any such officer of BCH, and any other Person designated in writing by BCH (collectively, the “Grantees”), each of them individually, with full power of substitution, to vote or execute written consents with respect to the Covered Shares in accordance with Section 2.1 hereof and, in the discretion of the Grantees, with respect to any proposed postponements or adjournments of any annual or special meeting of the stockholders of Giant at which any of the matters described in Section 2.1(a) was to be considered. This proxy is coupled with an interest and shall be irrevocable, and such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares. BCH may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1.  Representations and Warranties of the Stockholders.  Each Stockholder hereby severally but not jointly represents and warrants to BCH as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action.  Such Stockholder is duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Stockholder has the requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder or any stockholder thereof are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of BCH, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership   Such Stockholder’s Existing Shares are, and all of the Covered Shares owned by such Stockholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Stockholder, except to the extent such Covered Shares are Transferred after the date hereof pursuant to a Permitted Transfer or constitute any warrants, options, conversion rights or similar rights with respect to Common Stock (collectively, “Specified Rights”) that expire after the date hereof. Such Stockholder has good and marketable title to such Stockholder’s Existing Shares, free and clear of any Lien (other than pursuant to applicable law). As of the date hereof, each Stockholder’s Existing Shares constitute all of the shares of Common Stock Beneficially Owned or owned of record by such Stockholder. Except to the extent Covered Shares are transferred after the date hereof pursuant to a Permitted Transfer or constitute Specified Rights that expire after the date hereof, each Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of the Covered Shares owned by such Stockholder at all times through the Closing Date (subject, in the case of Covered Shares underlying Specified Rights acquired after the date hereof, to the terms of such Specified Rights).

(c) No Violation.  Neither the execution and delivery of this Agreement by such Stockholder, the performance by such Stockholder of its obligations under this Agreement, nor the consummation by such

Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions herein will (A) result in a violation or breach of or conflict with the governing documents of such Stockholder, (B) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by such Stockholder under, or result in being declared void, voidable, or without further binding effect, any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its respective properties, rights or assets may be bound or (C) violate any judgments, decrees, injunctions, rulings, awards, settlements, stipulations, orders (collectively, “Orders” ) or Laws applicable to such Stockholder or any of its respective properties, rights or assets, except for any of the foregoing as would not reasonably be expected, individually or in the aggregate, to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions on a timely basis.

(d) Consents and Approvals.   No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by such Stockholder in connection with such Stockholder’s execution, delivery and performance of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby, except for (A) compliance with the Hart Scott Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (B) the applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and state securities and “blue sky” laws, and (C) such other consents, approvals, orders or authorization of, or registrations, declarations or filings with, any Governmental Authority where the failure to obtain or take such action, individually or in the aggregate, would not reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions on a timely basis.

(e) Absence of Litigation.  There is no Action pending and no Order of any Governmental Authority outstanding nor, to the knowledge of such Stockholder, is any such Action or Order threatened, against such Stockholder which may prevent or materially delay such Stockholder from performing its obligations under this Agreement or consummating the transactions contemplated hereby on a timely basis.

(f) Finder’s Fees.  No agent, broker, Person, investment bank or firm is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from BCH, such Stockholder or Giant in connection with any of the transactions contemplated hereby based on arrangements made on behalf of such Stockholder.

(g) Reliance by BCH.  Each Stockholder understands and acknowledges that BCH is entering into the Transaction Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein.

ARTICLE IV

OTHER COVENANTS

4.1.  Prohibition on Transfers, Other Actions.  Each Stockholder hereby agrees not to (i) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein unless such Transfer is a Permitted Transfer; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (iii) take any action that could restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be void.

4.2.  Stock Dividends, etc.  In the event of a stock split, stock dividend or distribution, or any change in the Common Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.3.  No Solicitation.  Subject to the provisions of Section 4.5, each Stockholder agrees that neither it nor any of its Subsidiaries nor any of its and their respective directors or officers shall, and it shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage or knowingly facilitate, any Takeover Proposal or the making or consummation thereof, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information in connection with, or otherwise cooperate in any way with, any Takeover Proposal, (iii) waive, terminate, modify or fail to enforce any provision of any “standstill” or similar obligation of any person other than BCH, (iv) make or participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the U.S. Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of Giant vote in favor of the adoption of the Transaction Agreement and as otherwise expressly provided in this Agreement, (v) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Takeover Proposal or (vi) agree or publicly propose to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of such Stockholder or any of its Subsidiaries shall be a breach of this Section 4.3 by such Stockholder. Each Stockholder hereby represents that, as of the date hereof, it is not engaged in any discussions or negotiations with respect to any Takeover Proposal and agrees that it shall, and shall cause its Subsidiaries and its and their directors and officers to, and shall use its reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished and will take commercially reasonable steps to inform its Representatives of the obligations undertaken by such Stockholder pursuant to this Agreement, including this Section 4.3.

4.4.  Notice of Acquisitions, Proposals Regarding Prohibited Transactions.  Subject to the provisions of Section 4.5, each Stockholder hereby agrees to notify BCH as promptly as practicable (and in any event within 24 hours after receipt) in writing of (i) the number of any additional shares of Common Stock or other securities of Giant of which such Stockholder acquires Beneficial Ownership on or after the date hereof, (ii) any inquiries or proposals which are received by, any information which is requested from, or any negotiations or discussions which are sought to be initiated or continued with, such Stockholder or any of its Affiliates with respect to any Takeover Proposal or any other matter referred to in Section 4.3 (including the material terms thereof and the identity of such person(s) making such inquiry or proposal, requesting such information or seeking to initiate or continue such negotiations or discussions, as the case may be) and (iii) any proposed Permitted Transfers of the Covered Shares, Beneficial Ownership thereof or other interest therein. Each Stockholder will keep BCH informed on a reasonably current basis of material developments with respect to any such Takeover Proposal.

4.5.  Stockholder Capacity.  No Person executing this Agreement who is or becomes during the term hereof a director or officer of Giant shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Nothing herein shall limit or affect any actions taken by such Person solely in his or her capacity as a director or officer of the Company to the extent permitted by the Transaction Agreement or following the termination of the Transaction Agreement.

4.6.  Waiver of Appraisal Rights.   To the fullest extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

4.7.  Further Assurances.  From time to time, at BCH’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement. Without limiting the foregoing, each Stockholder hereby authorizes Giant to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement and the Form S-4 such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this agreement.

ARTICLE V

MISCELLANEOUS

5.1.  Termination.  This Agreement shall remain in effect until the earlier to occur of (i) the Closing, (ii) the date of termination of the Transaction Agreement in accordance with its terms, and (iii) the delivery of written notice of termination by the Stockholders to BCH following any amendment to the Transaction Agreement, without the prior written consent of the Stockholders, if such amendment changes the form or reduces the amount of consideration to be paid in the Merger, and after the occurrence of such applicable event this Agreement shall terminate and be of no further force; provided, however, that the provisions of this Section 5.1, the last sentence of Section 5.2(a) and Sections 5.4 through 5.12 shall survive any termination of this Agreement. Nothing in this Section 5.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any willful and material breach of this Agreement.

5.2.  Legends; Stop Transfer Order

(a) In furtherance of this Agreement, each Stockholder hereby authorizes and instructs Giant to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares held of record by such Stockholder and to legend the share certificates. Giant agrees that as promptly as practicable after the date of this Agreement it shall give such stop transfer instructions to the transfer agent for the Common Stock and to legend the share certificates. Giant agrees that, promptly following the termination of this Agreement, Giant will cause any stop transfer instructions imposed pursuant to this Section 5.2 to be lifted and any legended certificates delivered pursuant to this Section 5.2 to be replaced with certificates not bearing such legend.

(b) In the event that any Stockholder intends to undertake a Permitted Transfer of Covered Shares held of record by such Stockholder, such Stockholder shall provide notice thereof to Giant and BCH and shall authorize Giant to instruct its transfer agent to (i) lift the stop transfer order in order to effect such Permitted Transfer only upon certification by BCH that the written agreement to be entered into by the transferee agreeing to be bound by this Agreement pursuant to the definition of “Permitted Transfer” is satisfactory to BCH and (ii) re-enter the stop transfer order upon completion of the Permitted Transfer. Giant agrees that as promptly as practical after the receipt of such notice of a contemplated Permitted Transfer together with a duly executed copy of the applicable written agreement of the proposed transferee agreeing to be bound by the terms of this Agreement, and written acknowledgement from BCH of its approval of such written agreement (not to be unreasonably withheld or delayed), it shall instruct the transfer agent for the Common Stock to (x) lift such stop transfer order with respect to such Covered Shares in order to effect such Permitted Transfer and (y) re-enter the stop transfer order upon completion of the Permitted Transfer; provided that Giant shall not permit such Transfer to be registered by the transfer agent or such stop transfer restrictions to be lifted if BCH has not so approved, and received a copy of, such duly executed written agreement of the proposed transferee.

(c) Each certificate representing Covered Shares held of record by each Stockholder shall bear the following legend on the face thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON VOTING, TRANSFER AND CERTAIN OTHER LIMITATIONS SET FORTH IN THAT CERTAIN

VOTING AGREEMENT DATED AS OF JULY 9, 2007, AMONG BLUEGRASS CONTAINER HOLDINGS, LLC AND CERTAIN STOCKHOLDERS OF GRAPHIC PACKAGING CORPORATION AND, SOLELY FOR THE PURPOSES OF SECTION 5.2 THEREOF, GRAPHIC PACKAGING CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, COPIES OF WHICH VOTING AGREEMENT ARE ON FILE AT THE PRINCIPAL OFFICE OF GRAPHIC PACKAGING CORPORATION AND SHALL BE PROVIDED TO A STOCKHOLDER OF GRAPHIC PACKAGING CORPORATION FREE OF CHARGE UPON A REQUEST THEREFOR.”

Each Stockholder will cause all of its Existing Shares held of record by such Stockholder and any securities that become Covered Shares held of record by such Stockholder after the date hereof to be delivered to Giant for the purpose of applying such legend (if not so endorsed upon issuance). Giant shall return to the delivering party, as promptly as possible, any securities so delivered. The delivery of such securities by the delivering party shall not in any way affect such party’s rights with respect to such securities.

5.3.  No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in BCH any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and BCH shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

5.4.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, post prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to BCH to:

Bluegrass Container Holdings, LLC
c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Facsimile: (817) 871-4010
Attention: General Counsel

with a copy to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
                 Andrew W. Smith
Facsimile No.: (212) 455-2502

(b) if to Giant (for purposes of Section 5.2) to:

Giant Packaging Corporation
814 Livingston Court
Marietta, GA 30067
Facsimile (770) 644-2929
Attention: Senior Vice President,
                 General Counsel and Secretary

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-4777
Attention: Sidney J. Nurkin, Esq.
                 William Scott Ortwein, Esq.

(c) if to the Stockholders, to:

The address set forth beneath such Stockholder’s name on the Schedule 2 hereto.

5.5.  Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

5.6.  Counterparts.  This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

5.7.  Entire Agreement.  This Agreement and, to the extent referenced herein, the Transaction Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

5.8.  Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or a Federal court of the United States of America located in the State of Delaware.

(b) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 5.8.

(c) Each party to this Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by law.

5.9.  Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed by BCH and the Stockholders, provided that any amendment to Sections 4.7 and 5.2 shall also require the consent of Giant. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to BCH and the Stockholders.

5.10.  Remedies.  (a) Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

5.11.  Severability.  Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner adverse to any party or its stockholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties as closely as possible and to the end that the transactions contemplated hereby shall be fulfilled to the maximum extent possible.

5.12.  Successors and Assigns; Third Party Beneficiaries.  Except for a Permitted Transfer in compliance with the terms and conditions set forth herein, neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

BLUEGRASS CONTAINER HOLDINGS, LLC

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

CLAYTON, DUBILIER & RICE
FUND V LIMITED PARTNERSHIP

By:	CD&R Associates V
Limited Partnership, its
general partner

By:	CD&R Investment Associates II, Inc.,
its managing general partner

By:	/s/ Kevin J. Conway
Name: Kevin J. Conway

Title:	Vice President and Secretary

EXOR GROUP S.A.

By:	/s/ Peter J. Rothenberg
Name: Peter J. Rothenberg

Title:	Attorney-in-Fact

Family Stockholders:

ADOLPH COORS FOUNDATION

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee and Treasurer

ADOLPH COORS, JR. TRUST DATED
SEPTEMBER 12, 1969

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

GROVER C. COORS TRUST DATED
AUGUST 7, 1952

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

MAY KISTLER COORS TRUST DATED
SEPTEMBER 24, 1965

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

AUGUSTA COORS COLLBRAN TRUST
DATED JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

BERTHA COORS MUNROE TRUST DATED
JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

LOUISE COORS PORTER TRUST DATED
JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

HERMAN F. COORS TRUST DATED
JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

JANET H. COORS IRREVOCABLE TRUST FBO
FRANCES M. BAKER DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
FRANK E. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
JOSEPH J. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

GRAPHIC PACKAGING CORPORATION
(solely for purposes of Section 5.2)

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

Schedule 1

STOCKHOLDER INFORMATION

Name	Existing Shares

Clayton, Dubilier & Rice Fund V Limited Partnership	34,222,500
EXOR Group S.A.	34,222,500
Adolph Coors Foundation	503,774
Adolph Coors Jr. Trust dated September 12, 1969	2,800,000
Grover C. Coors Trust dated August 7, 1952	51,211,864
May Kistler Coors Trust dated September 24, 1965	1,726,652
Augusta Coors Collbran Trust dated July 5, 1946	1,015,350
Bertha Coors Munroe Trust dated July 5, 1946	1,140,490
Herman F. Coors Trust dated July 5, 1946	1,435,000
Louise C. Porter Trust dated July 5, 1946	920,220
Janet H. Coors Irrevocable Trust FBO Frances M. Baker, dated July 27, 1976	59,356
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin, dated July 27, 1976	59,354
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin, dated July 27, 1976	59,354

Schedule 2

STOCKHOLDER ADDRESSES

Clayton, Dubilier & Rice Fund V Limited Partnership

c/o Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York 10152
Facsimile: (212) 407-5260
Attention: Kevin J. Conway

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attention: Paul S. Bird, Esq.

EXOR Group S.A.
c/o EXOR USA Inc.
375 Park Avenue
Suite 1901
New York, NY 10152
Facsimile: (212) 355-5690
Attention: Michael J. Bartolotta

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: Marc E. Perlmutter, Esq.

Family Stockholders:

Adolph Coors, Jr. Trust dated September 12, 1969
Grover C. Coors Trust dated August 7, 1952
May Kistler Coors Trust dated September 24, 1965
Augusta Coors Collbran Trust dated July 5, 1946
Bertha Coors Munroe Trust dated July 5, 1946
Louise Coors Porter Trust dated July 5, 1946
Herman F. Coors Trust dated July 5, 1946

Coors Family Trusts
2120 Carey Avenue, Suite 412
Cheyenne, WY 82001
Facsimile: (307) 635-7430
Attention: Jeffrey H. Coors

Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

Coors Family Trusts’ Office
c/o CBCo Mail Stop VR 900
Golden, CO 80401

Adolph Coors Foundation
4100 E. Mississippi Ave.
Suite 1850
Denver, CO 80246

In the case of each Family Stockholder with a copy to:

Thomas N. Long, P.C.
2120 Carey Avenue, Suite 300
Cheyenne, WY 82003
Facsimile: (307) 635-0413
Attention: Thomas N. Long, Esq.

Annex E

NEW GIANT CORPORATION
STOCKHOLDERS AGREEMENT
dated as of July 9, 2007

E-i

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of July 9, 2007, by and among New Giant Corporation, a Delaware corporation (the ‘‘Company”), the persons listed on the signature pages hereto as a Family Stockholder (each, together with its Permitted Transferees to which it Transfers any Common Stock hereunder, a “Family Stockholder” and, collectively, the “Family Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, the “CDR Fund”), EXOR Group S.A. (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, “Exor”), Field Holdings, Inc. (together with its Permitted Transferees to which it Transfers any Common Stock hereunder, “Field”) and TPG Bluegrass IV, L.P., TPG Bluegrass IV, Inc., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V, Inc., TPG Bluegrass V — AIV 2, L.P., TPG FOF V — A, L.P. and TPG FOF V — B, L.P. (together with their Permitted Transferees to which they Transfer any Common Stock hereunder, collectively “TPG Entities” and, together with the Family Stockholders, the CDR Fund, Exor and Field, the “Stockholders” and each of them a ‘‘Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Article V.

W I T N E S S E T H

WHEREAS, the Company, Graphic Packaging Corporation, a Delaware corporation (“Giant”), Giant Merger Sub, Inc., Bluegrass Container Holdings, LLC, a Delaware limited liability company (“BCH”), TPG Entities and other sellers of BCH have entered into a Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof (as such agreement may from time to time be modified, supplemented or restated the “Transaction Agreement”), providing for (i) the contribution of BCH to the Company in exchange for the issuance to the equityholders of BCH of shares of the common stock, par value $0.01, of the Company (the “Common Stock”), and (ii) the merger of Giant with a subsidiary of the Company, with Giant as the surviving corporation with each share of common stock of Giant being converted into the right to receive one share of Common Stock (the transactions contemplated by clauses (i) and (ii) collectively, the “Transactions”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, as a material inducement to the parties hereto entering into or approving the Transaction Agreement, such parties shall enter into this Agreement concurrently with the execution and delivery of the Transaction Agreement, to govern certain of their rights, duties and obligations relating to their ownership of the Common Stock following the Transactions, it being acknowledged and agreed that this Agreement shall become effective, and the rights and obligations of the parties under this Agreement shall commence, immediately upon the Effective Time, and shall have no effect prior to such time and date; and

WHEREAS, concurrently with the execution and delivery of this Agreement and the Transaction Agreement the parties hereto are entering into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date hereof, with respect to the shares of Common Stock that will be held by each of the Stockholders immediately following the Transactions, such agreement also to become effective immediately upon the Effective Time.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES

Section 1.1  Representations and Warranties of Each Stockholder.  Each Stockholder, severally and not jointly, represents and warrants to each other and to the Company as follows:

(a) Authority for this Agreement.  Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms. If such Stockholder is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(b) No Conflicts.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby or thereby nor compliance with the terms hereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(c) The Covered Shares.  Immediately following the Closing, such Stockholder will be the record and beneficial owner of, or is a trust that will be the record holder of and whose beneficiaries will be the beneficial owners of, and will have good and marketable title to, the Covered Shares owned by such Stockholder, in each case free and clear of all Liens. Immediately following the Closing, such Stockholder will have the sole right to vote, or to dispose of, such Covered Shares, and none of such Covered Shares will be subject to any agreement, arrangement or restriction with respect to the voting of such Covered Shares, except as contemplated by this Agreement. Except for this Agreement, and, if such Stockholder is a trust, in accordance with the terms of such trust, (i) there are, and as of the Closing there will be, no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer any of the Covered Shares, and (ii) no Person has, nor as of the Closing will any Person have, any contractual or other right or obligation to purchase or otherwise acquire any of the Covered Shares of such Stockholder.

Section 1.2  Representations and Warranties of the Company.  The Company hereby represents and warrants to each Stockholder that the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of, the organizational documents of the Company, any material trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to the Company or to the Company’s property or assets.

ARTICLE II

CORPORATE GOVERNANCE AND MANAGEMENT

Section 2.1  Board of Directors

(a) Board Size.  The members of the Board of Directors of the Company (the “Board”) shall be nominated and elected in accordance with the Certificate of Incorporation and the By-Laws of the Company, and the provisions of this Agreement.

(b) Classified Board.  The Certificate of Incorporation and the By-Laws of the Company shall provide that, subject to the rights, if any, of the holders of any series of preferred stock to elect directors as set forth in the Certificate of Incorporation and By-Laws, the Board shall be classified with respect to the time for which the directors severally hold office into three classes, as nearly equal in number as possible as follows: (A) one class consisting initially of five (5) directors (“Class I”), the initial term of which shall expire at the annual meeting of stockholders held during 2008; (B) a second class consisting initially of four (4) directors (“Class II”), the initial term of which shall expire at the annual meeting of stockholders held during 2009; and (C) a third class consisting initially of four (4) directors (“Class III”), the initial term of which shall expire at the annual meeting of stockholders held during 2010, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Company, the successors of the members of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders. Immediately after the Effective Time, the Board shall consist of the thirteen individuals listed and allocated to the classes set forth on Exhibit A.

(c) Designees.  Each of the Family Representative, the CDR Fund, Exor and TPG Entities shall have the respective rights to designate individuals for nomination for election to the Board, and the Company shall cause such individuals to be nominated for election to the Board, in each case as follows:

(i) The Family Representative shall be entitled to designate one person for nomination for election to the Board for so long as the Family Stockholders have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “Family Designee”) and who at the Effective Time shall be Jeffrey H. Coors;

(ii) The CDR Fund shall be entitled to designate one person for nomination for election to the Board for so long as it has not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “CDR Designee”) and who at the Effective Time shall be Kevin J. Conway;

(iii) Exor shall be entitled to designate one person for nomination for election to the Board for so long as it has not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, consisting of one director in Class I (the “Exor Designee”) and who at the Effective Time shall be G. Andrea Botta; and

(iv) TPG Entities shall be entitled to designate (A) three persons for nomination for election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 20% of the Fully Diluted shares of Common Stock, consisting of one director in each of Class I, Class II and Class III; (B) two persons for nomination to election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than the lesser of (i) 16% of the Fully Diluted shares of Common Stock or (ii) such amount that the Family Stockholders own in the aggregate at the time of the relevant Transfer by TPG Entities; provided, however such amount shall in no case be less than 10% of the Fully Diluted shares of Common Stock, consisting of one director in each of Class I and Class II; or (C) one person for nomination to election to the Board for so long as they have not Transferred any shares of Common Stock such that immediately after giving effect to such Transfer they, in the aggregate, own less than 3% of the Fully Diluted shares of Common Stock who shall be a member of Class I (collectively, the “TPG Designees”).

(d) CEO Director.  The Company shall cause the then serving Chief Executive Officer of the Company to be nominated for election to the Board as a Class I director at any meeting of the stockholders of the Company at which directors of that class are to be elected, and shall recommend that the stockholders elect such person to the Board (the “CEO Director”). For so long as David W. Scheible serves as the Chief Executive Officer of the Company, he shall be nominated for election as the CEO Director. At such time as David W. Scheible or any successor Chief Executive Officer ceases to serve as the Chief Executive Officer of the Company, he or she shall be required to have resigned as a director of the Company, and his or her successor as Chief Executive Officer of the Company shall be elected by the Board to fill the vacancy created by such resignation for the remainder of the term of the resigned CEO Director.

(e) Agreement to Recommend Directors.  At each meeting of the stockholders of the Company at which directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board the Family Designee, the CDR Designee, the Exor Designee, each TPG Designee and CEO Director nominated for election at such meeting.

(f) Other Directors.

(i) Each of the directors of the Company other than the Family Designee, the CDR Designee, the TPG Designees, the Exor Designee and the CEO Director shall be an Independent Director designated for nomination by the Nominating and Corporate Governance Committee (each such director, an “Other Director”). At each meeting of the stockholders of the Company held after the Effective Time at which directors of the Company are to be elected, the Company agrees to recommend that the stockholders elect to the Board each Other Director nominated by the Nominating and Corporate Governance Committee for election at such meeting.

(ii) In the event that as a result of a change in the number of shares of Common Stock held by the Family Stockholders, the CDR Fund, Exor or TPG Entities, such Stockholder loses the right to designate to the Board one or more designees provided for in Section 2.1(c), such designee(s) or such person shall resign immediately upon receiving notice from the Nominating and Corporate Governance Committee of the Board that such committee has identified a replacement director, and, in any event, shall resign no later than 120 days after the Family Stockholders, the CDR Fund, Exor or TPG Entities, as the case may be, loses the right to designate such designee to the Board. In such event, the Board seat formerly occupied by such designee shall become a seat for an additional Other Director to be selected solely by the Nominating and Corporate Governance Committee or the Board may determine to reduce its size by the number of vacated board seats.

(g) Agreement to Vote for Directors.  Each Stockholder agrees to vote, in person or by proxy, or to act by written consent (if applicable) with respect to, all Covered Shares owned by it (i) to cause the election of the CEO Director and each of the Family Designee, the CDR Designee, the Exor Designee, the TPG Designees and the Other Directors when nominated for election to the Board and to take all other steps within such Stockholder’s power to ensure that the composition of the Board is as set forth in this Section 2.1 and (ii) to reject or otherwise disapprove any merger, consolidation or sale of substantially all the assets of the Company not approved in the manner required by Section 2.2.

(h) Vacancies.

(i) As long as the Family Stockholders, the CDR Fund, Exor or TPG Entities, as the case may be, has any right to designate one or more persons for nomination for election to the Board in any particular class, as specified in Section 2.1(c), at any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of the Family Designee, the CDR Designee, the Exor Designee or a TPG Designee, as the case may be, in such class, the Family Representative, the CDR Fund, Exor or TPG Entities, as the case may be, shall be entitled to designate for appointment by the remaining directors of the Company under the Certificate of Incorporation an individual to fill such vacancy and to serve as a director on the Board in such class. Each of the Company and the Stockholders agrees to take such actions as will result in the appointment to the Board as soon as practicable of any individual so designated by the Family Representative, the CDR Fund, Exor or TPG Entities.

(ii) Each Stockholder further agrees that (x) it shall not vote, or give any proxy or written consent, in favor of the removal as a director of the Company of any Family Designee, CDR Designee, Exor Designee or TPG Designee (other than its own designee) without the prior written consent of the applicable other Stockholder(s) unless such designee has taken any action contrary to this Agreement, (y) except as otherwise set forth in this clause (ii), it shall not give any proxy with respect to shares of the capital stock of the Company entitling the holder of such proxy to vote on, or give any proxy or written consent with respect to, the election of directors unless the holder of such proxy shall have agreed to comply with the obligations of such Stockholder under this Agreement, and (z) if, in connection with the election of any Family Designee, CDR Designee, Exor Designee, TPG Designee or Other Director, any Stockholder indicates that it will not, or fails or refuses to, vote (or act by written consent, if applicable) as required by this Agreement, or votes or gives any proxy or written consent in contravention of this Agreement (such Stockholder, a “Breaching Stockholder”), the Breaching Stockholder hereby constitutes and appoints the Stockholder whose interests are detrimentally affected by such failure or refusal (or, if there is more than one such Stockholder, the Stockholder that owns the greatest number of shares of Common Stock) as the Breaching Stockholder’s irrevocable proxy and attorney-in-fact (with full power of substitution) for purposes of this clause (ii)(z) to vote any and all of the Covered Shares held or controlled by the Breaching Stockholder, or to act by written consent with respect to such Shares (if applicable) in accordance with this Agreement (the “Proxy”), which Proxy shall revoke any other proxy previously given by the defaulting party in contravention of this Agreement (it being understood that such Stockholder shall retain the right to vote such shares for all other purposes not inconsistent with this Agreement). Subject to Section 6.2 hereof, each Stockholder intends the Proxy to secure the voting agreements provided in this Agreement and to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this clause (ii)(z). The Proxy shall be valid until the termination of this Agreement in accordance with Section 6.2 hereof, regardless of whether such termination occurs more than three years after the date as of the Effective Time.

(iii) At any time at which a vacancy shall be created on the Board as a result of the death, disability, retirement, resignation, removal or otherwise of an Other Director prior to the expiration of his or her term as director, the Nominating and Corporate Governance Committee shall notify the Board of a replacement and, provided such replacement would be an Independent Director, each of the Company and the Stockholders agrees to take such actions as will result in the appointment of such replacement Other Director to the Board as soon as practicable.

(i) Term of Rights.  No Stockholder shall be obligated to designate an individual to serve on the Board, and any vacancy on the Board created by the failure of a Stockholder to designate a director shall be filled by an Independent Director designated for nomination by the Nominating and Corporate Governance Committee of the Board or the Board may determine to reduce the size of the Board by the number of vacated Board seats.

Section 2.2  Actions of the Board; Affiliate Agreements.  Except as otherwise required by law, actions of the Board shall require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting of the Board at which a quorum is present, or the unanimous written consent of the Board, provided that the Company shall not enter into a merger, consolidation or sale of substantially all the assets of the Company unless such merger, consolidation or sale is approved by the affirmative vote of a majority of the directors then in office. In addition to the vote required by the preceding sentence and any approval required by the Company’s Policy Regarding Related Party Transactions, neither the Company nor any Subsidiary shall enter into an Affiliate Agreement or modify or terminate an Affiliate Agreement or enforce or abandon the rights of the Company or any Subsidiary under or pursuant to any Affiliate Agreement (including the commencement or settlement of any suit or action) unless such action is approved by the affirmative vote of a majority of the directors not nominated or designated by a Stockholder which, directly or indirectly through its Affiliate, has an interest in such Affiliate Agreement.

Section 2.3  Board Committees.

(a) Audit Committee.  The Audit Committee of the Board shall have at least three members each of whom shall be an Independent Director chosen by the Nominating and Corporate Governance Committee. Each member of the Audit Committee shall meet the requirements for membership of an audit committee under applicable law and exchange listing requirements.

(b) Compensation and Benefits Committee.  The Compensation and Benefits Committee of the Board shall have three members, each of whom shall be an Independent Director chosen by the Nominating and Corporate Governance Committee. No employee of the Company or its Subsidiaries shall serve on the Compensation and Benefits Committee.

(c) Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of the Board shall have five members, consisting of (i) the Family Designee, the CDR Designee and the Exor Designee, and (ii) two of the TPG Designees. The Chairman of the Nominating and Corporate Governance Committee shall be any member of the Committee chosen by an affirmative vote of a majority of members of the Committee, provided, however, that initially the Nominating and Corporate Governance Committee shall have a non-voting Chairman who immediately after the Effective Time shall be John R. Miller, and in which case the Nominating and Corporate Governance Committee shall have six members. No employee of the Company or its Subsidiaries (other than Jeffrey H. Coors) shall serve on the Nominating and Corporate Governance Committee.

(d) Initial Composition; Undertaking; Limitation.  Immediately after the Effective Time, the Board committees referred to in Section 2.3(a)-(c) shall have the membership provided therein, with the positions for Other Directors filled by such Other Directors as the Board shall determine. Each of the Company and each of the Stockholders agree to take all steps within its power to ensure that the composition of the Board’s committees is as provided herein. Notwithstanding Section 2.3(a)-(c), no Stockholder shall have the right to have its director designees sit as members of any committee of the Board in the event such Stockholder has Transferred any shares of Common Stock such that immediately after giving effect to such Transfer it owns less than 3% of the Fully Diluted shares of Common Stock, and, in the case of the two TPG Designees to serve on the Nominating and Corporate Governance Committee, one of such designees shall resign from the Committee at such time as TPG Entities only have the right to designate one director pursuant to Section 2.1(c). The Board shall fill any committee seats that become vacant pursuant to the preceding sentence with Other Directors. The Board shall not form an Executive Committee.

Section 2.4  Chairman of the Board; Executive Officers.  The Chairman and the executive officers of the Company shall be appointed in accordance with the Certificate of Incorporation and the By-Laws. The initial Chairman shall be John R. Miller, and the initial Chief Executive Officer shall be David W. Scheible.

ARTICLE III

RESTRICTIONS ON TRANSFER

Section 3.1  General.  No Stockholder may Transfer any Common Stock, except

(a) after the expiration of the Restricted Period, to the Company or in a transaction approved by the Board;

(b) subject to Section 3.2, to a Permitted Transferee of such proposed transferor;

(c) after the expiration of the Restricted Period, pursuant to a Public Offering; or

(d) after the expiration of the Restricted Period, in a Private Transfer to any Person who after giving effect to such Transfer would not (together with its Affiliates and any Persons with whom it is acting or intends to act in concert with respect to Common Stock) beneficially own in excess of 5% of the Fully Diluted shares of Common Stock (in each case subject to any holdback obligations such Stockholder may have under the Registration Rights Agreement).

Any attempt by any Stockholder to Transfer any Common Stock not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give effect in the Company’s stock records to any such attempted Transfer.

Section 3.2  Transfers to Permitted Transferees.  No share of Common Stock shall be Transferred pursuant to Section 3.1 to any Permitted Transferee of the applicable Stockholder unless and until such Permitted Transferee shall have agreed in writing, in a manner acceptable in form and substance to each of the other Stockholders, (i) to accept the shares of Common Stock Transferred to it subject to the terms and conditions of this Agreement and (ii) to be bound by this Agreement and to agree and acknowledge that such Person shall constitute a Stockholder for all purposes of this Agreement. If a Stockholder Transfers to a Permitted Transferee pursuant to this Section 3.2 all, but no less than all, of such Stockholder’s shares of Common Stock, then such Permitted Transferee shall have all the rights of such Transferring Stockholder hereunder (including, without limitation, such Stockholder’s rights pursuant to Section 2.1(c)) and such Stockholder shall cease to have such rights. Each Stockholder is, and will remain, obligated for the performance by any of such party’s Permitted Transferees of its obligations hereunder.

Section 3.3  Legends.

(a) General.  Each certificate representing shares of Common Stock owned by a Stockholder shall bear a legend on the face thereof substantially to the following effect (with such additions or changes therein as the Company may be advised by counsel are required by law or necessary to give full effect to this Agreement, the “Legend”):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE STOCKHOLDERS AGREEMENT AMONG NEW GIANT CORPORATION AND THE OTHER STOCKHOLDERS PARTY THERETO, DATED AS OF JULY     , 2007, AS AMENDED AND SUPPLEMENTED FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF NEW GIANT CORPORATION AND SHALL BE PROVIDED TO A STOCKHOLDER OF NEW GIANT CORPORATION WITHOUT CHARGE UPON REQUEST. THE STOCKHOLDERS AGREEMENT CONTAINS, AMONG OTHER THINGS, CERTAIN PROVISIONS RELATING TO THE VOTING AND TRANSFER OF THE SHARES SUBJECT TO THE AGREEMENT. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE, DIRECTLY OR INDIRECTLY, MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT.”

If one or more shares of Common Stock owned by a Stockholder is evidenced by uncertificated shares, the Legend, as well as any applicable legends contemplated by Section 3.3(b) or Section 3.3(c), shall be included in any notice sent by the Company pursuant to Section 151(f) of the DGCL (a ‘Section 151(f) Notice”) with respect to such shares.

(b) Legend for Family Stockholders, CDR Fund and Exor.  In addition to the legend provided for in Section 3.3(a), those certificates representing shares of Common Stock owned by the Family Stockholders, CDR Fund or Exor shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT 1933, AS AMENDED (THE ‘‘ACT”), APPLIES, AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN COMPLIANCE WITH THE LIMITATIONS OF SUCH RULE 145, OR UPON RECEIPT BY NEW GIANT CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.”

(c) Legend for TPG Entities and Field.  In addition to the legend provided for in Section 3.3(a), those certificates representing shares of Common Stock owned by TPG Entities and Field shall bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THE ACT OR UPON RECEIPT BY NEW GIANT CORPORATION OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT.”

(d) Removal of Legends.  The Legend will be removed as soon as practicable by the Company, with respect to any certificate representing Common Stock, by the delivery of substitute certificates without such Legend, in the event of a Transfer permitted by this Agreement and in which the Transferee is not required to enter into an agreement as provided for in Section 3.2. With respect to uncertificated shares of Common Stock, a Section 151(f) Notice need not contain the Legend where such Legend would not be required under this paragraph if such shares were evidenced by certificates. The supplemental legends provided for

Sections 3.3(b) or (c) will be removed as soon as practicable following the receipt by the Company of an opinion of counsel reasonably acceptable to the Company that such legends are no longer required for purposes of applicable securities law.

Section 3.4  Attribution of Shares.  All references in this Agreement to the percentage of Fully Diluted shares of Common Stock owned by a Stockholder shall include the shares of Common Stock Transferred by such Stockholder to any of its Permitted Transferees that are or become parties hereto.

Section 3.5  Standstill Agreement.  Except as provided herein or by the Registration Rights Agreement (including any actions thereunder that could be deemed action in concert or as part of a group with another Stockholder) or as otherwise requested or consented to by the Company or required by Law, each Stockholder covenants and agrees that, from and after the date hereof, it shall not, and it shall cause each of its Affiliates (which in respect of TPG Entities, Exor and CDR, solely for purposes of this sentence shall include only Affiliates of such Stockholder which are engaged in the business of private equity investing or otherwise act in concert with such Stockholder with respect to the Company or its securities, and shall not, without limitation, include (i) any portfolio company (or its Subsidiaries) owned or controlled by such Stockholder or by any private equity investment vehicle that is an Affiliate of such Stockholder or (ii) any other Affiliate not engaged in the business of private equity investing, including any hedge fund, public equity investment vehicle, debt fund, real estate fund or similar entity, that in either case, could otherwise be considered an Affiliate of such Stockholder but with which such Stockholder does not act in concert with respect to the Company or its securities) not to, singly or as part of a partnership, limited partnership, syndicate or other group (as those terms are defined in Section 13(d)(3) of the Exchange Act), directly or indirectly:

(a) acquire, offer to acquire, or agree to acquire, by purchase, gift or otherwise, directly or indirectly, the beneficial ownership of any additional equity securities of the Company (or any warrants, options, or other rights to purchase or acquire, or any securities convertible into, or exchangeable for, any equity securities of the Company) that has or could have the effect of increasing such Stockholder’s beneficial ownership on a percentage basis in the outstanding Common Stock of the Company above the percentage interest held by such Stockholder as of the date of the Closing (“Ownership Cap”), except pursuant to a stock split, stock dividend, rights offering, recapitalization, reclassification or similar transaction; provided however that TPG Entities’ respective Ownership Cap will be reduced when, in connection with a Transfer of any shares of Common Stock, immediately after giving effect to such Transfer, TPG Entities’ percentage interest in the outstanding Common Stock of the Company drops (i) below 25%, to an Ownership Cap of 25% and (ii) below 15%, to an Ownership Cap of 15%;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are defined in Rule 14a-1 under the Exchange Act), solicit any consent or communicate with or seek to advise or influence any person or entity with respect to the voting of any securities of the Company or become a “participant” in any “election contest” (as such terms are defined in the Exchange Act) with respect to the Company;

(c) form, join, encourage or in any way participate in the formation of, any “person” or “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any shares of Common Stock (except for clarification to the extent any such group could be deemed formed with respect to this Agreement or the Registration Rights Agreement or any conduct by the Stockholders contemplated hereunder or thereunder);

(d) grant or agree to grant any proxy or other voting power to any Person other than the Company or other Persons designated by the Company to vote at any meeting of the stockholders of the Company, or deposit any shares of Common Stock into a voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting thereof;

(e) initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or otherwise, or induce or attempt to induce any other person to initiate any stockholder proposal;

(f) except as contemplated by this Agreement, seek election to or seek to place a representative on the Board of Directors of the Company or seek removal of any member of the Board of Directors of the Company;

(g) seek publicly to have called any meeting of the stockholders of the Company;

(h) make any public announcement or proposal whatsoever with respect to, any form of business combination transaction involving the Company (other than the Transactions), including, without limitation, a merger, exchange offer, or sale or liquidation of the Company’s assets, or any restructuring, recapitalization or similar transaction with respect to the Company;

(i) seek publicly to have the Company waive, amend or modify any of the provisions contained in this Section 3.5;

(j) disclose or announce any intention, plan or arrangement to do any of the foregoing; or

(k) advise, assist, instigate or encourage any third party to do any of the foregoing;

provided, however, that this Section 3.5 of this Agreement shall not prohibit or restrict (x) any action taken by the Family Designee, the CDR Designee, the Exor Designee, the TPG Designees or any Other Director, respectively, as members of the Board in such capacity, (y) the exercise by any Stockholder of their voting rights with regard to shares of Common Stock or (z) the exercise by any Stockholder of the rights and obligations provided for in Article II of this Agreement.

ARTICLE IV

OTHER COVENANTS AND AGREEMENTS

Section 4.1  Family Representative.  Each Family Stockholder hereby designates and appoints (and each Permitted Transferee of each such Family Stockholder is hereby deemed to have so designated and appointed) Jeffrey H. Coors (the “Family Representative”), to act as its attorney-in-fact with full power of substitution for each of them, to serve as the representative of each such Family Stockholder to perform all such acts as are required, authorized or contemplated by this Agreement to be performed by such person and hereby acknowledges that the Family Representative shall be the only person authorized to take any action so required, authorized or contemplated by this Agreement by each such Family Stockholder. Each such Family Stockholder further acknowledges that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such Family Stockholder. Each such Family Stockholder hereby authorizes (and each such Permitted Transferee shall be deemed to have authorized) the other parties hereto to disregard any notices or other action taken by such Family Stockholder pursuant to this Agreement, except for notice and actions taken by the Family Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Family Representative and are and will be entitled and authorized to give notices only to the Family Representative for any notice contemplated by this Agreement to be given to any such Family Stockholder. A successor to the Family Representative may be chosen by a majority in interest of the Family Stockholders; provided that notice thereof is given by the new Family Representative to the Company, the CDR Fund, Exor and TPG Entities.

Section 4.2  Confidentiality.

(a) No Stockholder shall, and each Stockholder shall cause its Affiliates not to, use for any purpose or disclose to any Person (other than to other Stockholders), any Confidential Information, except as required by applicable laws or regulations. In the event any Stockholder or any of its Affiliates is required to disclose any Confidential Information under any law or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or process to which a Stockholder is subject), such Person shall, to the extent practicable, promptly notify the other parties of such requirement so that such other parties may seek an appropriate protective order or similar relief.

(b) ‘‘Confidential Information” means any information concerning the Company and its Subsidiaries, and Persons which become Subsidiaries, or the financial condition, business, operations or prospects of the Company and Persons which become Subsidiaries, in the possession of or furnished to any Stockholder (including by virtue of its present or former right to designate a Director); provided that the term “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by a Stockholder or its partners, directors, officers, employees, agents, counsel, investment advisers or representatives in violation of this Section 4.2, (ii) is or becomes available from a source other than the Company or its representatives, which source is not known by the recipient after reasonable inquiry to be prohibited from such disclosure by a confidentiality agreement with the Company or its Subsidiaries or (iii) is already in the recipient’s possession and not subject to any other obligation of confidentiality to the Company or its Subsidiaries.

Section 4.3  Further Assurances.

(a) Each of the Company and the Stockholders shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions (including, in the case of a Stockholder, voting any Covered Shares or acting by written consent, if applicable, with respect to Covered Shares owned by such Stockholder) as may be reasonably required in order to effectuate the purposes of this Agreement.

(b) Without limiting the generality of the obligations set forth in clause (a) of this Section 4.3, each of the CDR Fund, Exor, the Family Representative and TPG Entities shall instruct their respective designees to the Board to take all steps within the scope of such designee’s authority as a director of the Company to effectuate the purposes of this Agreement (and, in case such instructions are not carried out, shall cause the resignation and replacement of such designee), including without limitation:

(i) casting such designee’s vote in opposition to any proposal contrary to the provisions, purposes and intent of this Agreement; and

(ii) declining to serve on any committee of the Board unless the size and membership of such committee is consistent with Section 2.3.

(c) Without limiting the generality of the obligations set forth in clause (a) of this Section 4.3, if the Company, the Board or any director of the Company fails to take action to satisfy any of their respective obligations hereunder, each Stockholder hereby agrees to take all actions, as soon as practicable and to the fullest extent permitted by law, (i) to cause the Company, the Board or such director (as applicable) to satisfy its or their respective obligations hereunder or (ii) to take such action, in each Stockholder’s capacity as a Stockholder, to act in lieu of the Company, the Board or such director (as applicable), in each case to effectuate the purposes of this Agreement, including, when applicable (A) approving any amendments to the Certificate of Incorporation or By-Laws of the Company, (B) voting in favor of the removal of any director or (C) voting in favor of the election of director candidates willing to carry out the provisions of this Agreement.

Section 4.4  Voting: No Conflicting Provisions.  Except as provided by Article II and this Section 4.4, there shall be no restriction on the ability of the Stockholders or any of their Affiliates to vote any Covered Shares. Each Stockholder shall take all steps in its power, including voting any Covered Shares owned by it or any of its Affiliates, to ensure that the Certificate of Incorporation and the By-Laws, subject to applicable law, facilitate and do not at any time conflict with the provisions of this Agreement.

Section 4.5  HSR Filings.  To the extent required by Law in order for the transactions contemplated by the Transaction Agreement to be consummated, each Stockholder agrees (i) to make, as promptly as practicable (and in any event will use commercially reasonable efforts to file within twenty Business Days following the date hereof), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to applicable antitrust laws or by such authorities and (iii) to use reasonable best efforts to obtain termination or expiration of the applicable waiting period in respect thereof. In the event that any Stockholder for whom such a filing is required has not received expiration or termination of the applicable waiting period under the HSR Act by the time of the Closing, such Stockholder agrees to enter into an escrow arrangement for such Stockholder’s Covered Shares, BCH Equity

Interests and/or Giant Common Stock, as necessary to allow the Closing to proceed, that satisfies the requirements of the Federal Trade Commission and Antitrust Division of the Department of Justice, such escrow arrangement to remain in effect until such time as such Stockholder shall have received expiration or termination of the applicable waiting period under the HSR Act.

ARTICLE V

DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

‘‘Affiliate” means with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. Any director, member of management or other employee of the Company or any of its subsidiaries who would not otherwise be an Affiliate of a Stockholder shall not be deemed to be an Affiliate of such Stockholder.

‘‘Affiliate Agreement” means any agreement, commitment, understanding or arrangement between the Company or any Subsidiary, on the one hand, and any Stockholder or any Affiliate of a Stockholder, on the other hand.

‘‘beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote or direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act.

‘‘Board” means the Board of Directors of the Company.

‘‘Breaching Stockholder” has the meaning given in Section 2.1(h)(ii).

‘‘Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

‘‘CDR Designee” has the meaning given in Section 2.1(c)(ii).

‘‘CDR Fund” has the meaning given in the recitals of this Agreement.

‘‘CEO Director” has the meaning given in Section 2.1(d).

‘‘Chairman” has the meaning given in Section 2.3(c).

‘‘Class I” has the meaning given in Section 2.1(b).

‘‘Class II” has the meaning given in Section 2.1(b).

‘‘Class III” has the meaning given in Section 2.1(b).

‘‘Closing” has the meaning given in the Transaction Agreement.

‘‘Common Stock” has the meaning given in the recitals of this Agreement.

‘‘Company” has the meaning given in the recitals of this Agreement.

‘‘Confidential Information” has the meaning given in Section 4.2(b).

‘‘Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

‘‘Covered Shares” means all of the shares of Common Stock, and any other voting securities of the Company, owned from time to time by any of the Stockholders (as adjusted for any reorganization, reclassification, recapitalization, stock dividend, stock split or any similar transaction).

‘‘Effective Time” has the meaning given in the Transaction Agreement.

‘‘Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

‘‘Exor” has the meaning given in the recitals of this Agreement.

‘‘Exor Designee” has the meaning given in Section 2.1(c)(iii).

‘‘Family Designee” has the meaning given in Section 2.1(c)(i).

‘‘Family Representative” has the meaning given in Section 4.1.

‘‘Family Stockholders” has the meaning given in the recitals of this Agreement.

‘‘Fully Diluted” means, with respect to the Common Stock, (x) the total issued and outstanding shares of Common Stock as of such time, plus (y) that number of shares of Common Stock issuable upon the conversion of all evidences of indebtedness, shares of stock or other securities which are directly or indirectly convertible, exercisable or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event outstanding as of such time (but not including options, warrants and other rights for the purchase or other acquisition of Common Stock).

‘‘Giant” has the meaning given in the recitals of this Agreement.

‘‘Independent Director” means a director who (x) is not an officer or employee of the Company or any of its Affiliates, (y) is not an officer or employee of any Stockholder or any of such Stockholder’s Affiliates or, if such Stockholder is a trust, a direct or indirect beneficiary of such trust and (z) meets the standards of independence under applicable law and the requirements applicable to companies listed on the New York Stock Exchange.

“Legend” has the meaning given in Section 3.4(a).

“Lien” has the meaning given in the Transaction Agreement.

“Other Directors” has the meaning given in Section 2.1(f)(i).

“Ownership Cap” has the meaning given in Section 3.5.

“Permitted Transferee” means (i) in the case of the CDR Fund, Exor, Field or TPG Entities, any of their respective Affiliates, (ii) in the case of a Family Stockholder, (A) any other Family Stockholder, (B) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of such Family Stockholder or Adolph Coors, Sr. or of a descendant of Adolph Coors, Sr., (C) any trust, the trustees of which include only Persons named in clause (A) or (B) and the beneficiaries of which include only the Persons named in clause (A) or (B), (D) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (A) or (B), (E) if such Family Stockholder is a trust, the beneficiary or beneficiaries authorized or entitled to receive distributions from such trust, or (F) in the case of a Family Stockholder which is a trust, all subsequent trusts which may result from the division of such trust into two or more separate trusts, or any trust resulting from the combination of two or more Family Stockholder trusts into a single trust and (iii) in the case of Field, any of (A) Lawrence I. Field, Barbara Field and any lineal descendant (whether natural or adopted) of Lawrence I. Field, (B) any trust the current beneficiaries of which include only the Persons named in clause (A), or (C) any corporation, limited liability company or partnership controlled by the Persons named in clause (A) and/or (B).

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, limited liability company or unincorporated entity.

“Private Transfer” means a Transfer (A) made in accordance with Rule 144 under the Securities Act or (B) that is exempt from the registration requirements of the Securities Act and, in each case under clause (A) or (B), that, subject to the good faith interpretation and determination of the Finance Committee (as defined in the Registration Rights Agreement), would not reasonably be expected to materially negatively impact the public trading market or trading price for the Common Stock or to materially negatively impact any planned public offering of Common Stock.

“Proxy” has the meaning given in Section 2.1(h)(ii).

“Public Offering” means the sale of Common Stock to the public pursuant to an effective registration statement (other than a registration statement on Form S-4 or S-8 or any similar or successor form) filed under the Securities Act.

“Registration Rights Agreement” has the meaning given in the recitals of this Agreement.

“Restricted Period” means the period from and after the Effective Time until 180 days after the Effective Time.

“Section 151(f) Notice” has the meaning given in Section 3.4(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Stockholders” has the meaning given in the recitals of this Agreement.

“Subsidiary” means, with respect to a given Person, any corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity.

“TPG Entities” has the meaning given in the recitals of this Agreement.

“TPG Designees” has the meaning given in Section 2.1(c)(iv).

“Transaction Agreement” has the meaning given in the recitals of this Agreement.

“Transactions” has the meaning given in the recitals of this Agreement.

“Transfer” means, with respect to any share of Common Stock (or direct or indirect economic or other interest therein), a transfer, sale, assignment, pledge, hypothecation or other disposition, whether directly or indirectly (pursuant to the creation of a derivative security or otherwise), the grant of an option or other right or the imposition of a restriction on disposition or voting or by operation of law. When used as a verb, “Transfer” shall have the correlative meaning. In addition, “Transferred” and “Transferee” shall have correlative meanings.

ARTICLE VI

MISCELLANEOUS

Section 6.1  Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

Section 6.2  Effectiveness; Term of Agreement.  Other than Section 4.5 and this Article VI, this Agreement shall become effective, and the rights and obligations of the parties under this Agreement shall commence, immediately upon the Effective Time. This Agreement shall terminate (a) upon the unanimous written consent of the Company and the Stockholders, (b) with respect to any Stockholder, at such time as such Stockholder holds fewer than 3% of the Fully Diluted shares of Common Stock, (c) except for the provisions of Section 3.5, at such time as no more than one of (i) the CDR Fund, (ii) Exor, (iii) the Family Stockholders or (iv) TPG Entities, holds 3% or more of the Fully Diluted shares of Common Stock, (d) with respect to any provision hereof other than Section 3.5 or this Article VI, at such time as approved in writing by each of the following Stockholders who then hold in excess of 3% of the Fully Diluted shares of Common Stock: (i) the CDR Fund, (ii) Exor, (iii) the Family Stockholders and (iv) TPG Entities or (e) except for this Article VI, on the fifth anniversary of this Agreement; provided, however, that the provisions of Section 4.2 shall survive for one year following any termination of this Agreement. Notwithstanding the foregoing, in any event, the provisions of Section 3.5 shall terminate on the earlier of (A) the date on which either (i) TPG Entities or (ii) CDR Fund, Exor and Family Stockholders, collectively, beneficially own less than 10% of the Fully Diluted shares of Common Stock and (B) the third anniversary of the Effective Time; provided, that in no event shall the provisions of Section 3.5 of this Agreement be terminated pursuant to this sentence prior to the second anniversary of the Effective Time. Notwithstanding the foregoing, this Agreement shall terminate contemporaneously with any termination of the Transaction Agreement prior to the Effective Time.

Section 6.3  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 6.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to the Company:

New Giant Corporation
814 Livingston Court
Marietta, GA 30067
Facsimile (770) 644-2929

Attention:	Senior Vice President,
General Counsel and Secretary

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-4777

Attention:	Sidney J. Nurkin, Esq.
William Scott Ortwein, Esq.

(ii) if to the CDR Fund:

Clayton, Dubilier & Rice Fund V Limited Partnership
c/o Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York 10152
Facsimile: (212) 407-5260
Attention: Kevin J. Conway

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attention: Paul S. Bird, Esq.

(iii) if to Exor:

EXOR Group S.A.
c/o EXOR USA Inc.
375 Park Avenue
Suite 1901
New York, NY 10152
Facsimile: (212) 355-5690
Attention: Michael J. Bartolotta

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: Marc E. Perlmutter, Esq.

(iv) if to the Family Representative or any Family Stockholder, as
set forth on Exhibit B:

(v) if to TPG Entities:

c/o Texas Pacific Group
301 Commerce Street, Suite 3300
Fort Worth, Texas 76102
Facsimile: (817) 871-4010
Attention: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Facsimile: (212) 455-2502

Attention:	David J. Sorkin, Esq.
Andrew W. Smith, Esq.

Section 6.5  Entire Agreement.  This Agreement and the Registration Rights Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 6.6  Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 6.7  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require the application of the law of another jurisdiction.

Section 6.9  Assignment.  Except as provided in Article III, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), and any attempt to make any such assignment other than as provided in Article III shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 6.10  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.11  Amendment; Waivers, etc.  This Agreement may be amended only with the prior written consent of the Company, the Family Representative, Exor, the CDR Fund and TPG Entities. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Notwithstanding the foregoing, the consent of any Stockholder which has ceased to hold (together with its Permitted Transferees who are or become a party hereto) at least 3% of the Fully Diluted shares of Common Stock shall not be required to amend or waive any provision of this Agreement; provided that the prior written consent of the Family Representative shall be required to amend or waive any provision of this Agreement so long as the Family Stockholders own in the aggregate, at least 3% of the Fully Diluted shares of Common Stock.

Section 6.12  Submission to Jurisdiction; Waivers.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction with respect to such action or proceeding, any other court of the State of Delaware that has such jurisdiction), and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such courts or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each party to this Agreement irrevocably consents to the service of process out of any of the aforementioned courts in any suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail; provided that nothing in this Agreement shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 6.13  Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in Section 6.13.

Section 6.14  Termination of Existing Stockholders Agreement.  By execution hereof, the parties hereto hereby agree that the Stockholders Agreement, dated as of March 25, 2003, among Giant, the Family Stockholders, the CDR Fund and Exor, shall terminate and be of no further force and effect as of the Effective Time.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement by their authorized representatives as of the date first above written.

NEW GIANT CORPORATION

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

CLAYTON, DUBILIER & RICE
FUND V LIMITED PARTNERSHIP

By:	CD&R Associates V
Limited Partnership,
its general partner

By: CD&R Investment Associates II,
Inc., its managing general partner

By:	/s/ Kevin J. Conway
Name: Kevin J. Conway

Title:	Vice President and Secretary

EXOR GROUP S.A.

By:	/s/ Peter J. Rothenberg
Name: Peter J. Rothenberg

Title:	Attorney-in-Fact

[Signature Page to Stockholders Agreement]

THE FAMILY STOCKHOLDERS:

ADOLPH COORS FOUNDATION

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee and Treasurer

ADOLPH COORS, JR. TRUST DATED
SEPTEMBER 12, 1969

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

GROVER C. COORS TRUST DATED
AUGUST 7, 1952

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman
MAY KISTLER COORS TRUST DATED
SEPTEMBER 24, 1965

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

[Signature Page to Stockholders Agreement]

AUGUSTA COORS COLLBRAN TRUST
DATED JULY 5, 1946

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

BERTHA COORS MUNROE TRUST DATED
JULY 5, 1946

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman
LOUISE COORS PORTER TRUST DATED
JULY 5, 1946

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

[Signature Page to Stockholders Agreement]

HERMAN F. COORS TRUST DATED
JULY 5, 1946

By:  Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

JANET H. COORS IRREVOCABLE TRUST FBO
FRANCES M. BAKER DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
FRANK E. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
JOSEPH J. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

[Signature Page to Stockholders Agreement]

FIELD HOLDINGS, INC.

By:	/s/ Lawrence I. Field
Name: Lawrence I. Field

Title:	President

TPG BLUEGRASS IV, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS IV — AIV 2, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Stockholders Agreement]

TPG BLUEGRASS V, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V — AIV 2, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President
TPG BLUEGRASS IV, INC.

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V, INC.

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Stockholders Agreement]

TPG FOF V — A, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President
TPG FOF V — B, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc. its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Stockholders Agreement]

Exhibit A

Initial Board Composition
Class I
G. Andrew Botta
Jeffrey H. Coors
Kevin J. Conway
(One director to be designated by the TPG Entities within 45 days of the date hereof)
David W. Scheible

Class II
(Two directors to be designated by the TPG Entities within 45 days of the date hereof) (One Independent Director to be proposed by Giant within 45 days of the date hereof and subject to the approval of the TPG Entities, which approval shall not be unreasonably withheld)
John R. Miller

Class III
George Bayly
Harold R. Logan, Jr.
Robert W. Tieken
(One Independent Director to be designated by the TPG Entities, subject to the approval (not to be unreasonably withheld) of Giant)

Exhibit B

Family Stockholder Addresses

Adolph Coors, Jr. Trust dated September 12, 1969
Grover C. Coors Trust dated August 7, 1952
May Kistler Coors Trust dated September 24, 1965
Augusta Coors Collbran Trust dated July 5, 1946
Bertha Coors Munroe Trust dated July 5, 1946
Louise Coors Porter Trust dated July 5, 1946
Herman F. Coors Trust dated July 5, 1946

Coors Family Trusts
2120 Carey Avenue, Suite 412
Cheyenne, WY 82001
Facsimile: (307) 635-7430
Attention: Jeffrey H. Coors

Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

Coors Family Trusts’ Office
c/o CBCo Mail Stop VR 900
Golden, CO 80401

Adolph Coors Foundation
4100 E. Mississippi Ave.
Suite 1850
Denver, CO 80246

In the case of each Family Stockholder with a copy to:

Thomas N. Long, P.C.
2120 Carey Avenue, Suite 300
Cheyenne, WY 82003
Facsimile: (307) 635-0413
Attention: Thomas N. Long, Esq.

Annex F

NEW GIANT CORPORATION
REGISTRATION RIGHTS AGREEMENT
dated as of July 9, 2007

F-i

REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT, dated as of July 9, 2007, by and among New Giant Corporation, a Delaware corporation (the “Company”), the persons listed on Schedule I hereto as “Family Stockholders” (each, together with its Permitted Transferees to which it transfers any Registrable Securities, a “Family Stockholder” and, collectively, the “Family Stockholders”), any of the persons listed on Schedule I hereto as “Astros Stockholders” who become parties to this Agreement (together with their Permitted Transferees to which they transfer Registrable Securities, collectively, the “Astros Stockholders”), Clayton, Dubilier & Rice Fund V Limited Partnership (together with its Permitted Transferees to which it transfers any Registrable Securities, the “CDR Fund”), EXOR Group S.A. (together with its Permitted Transferees to which it transfers any Registrable Securities, “Exor”), TPG Bluegrass IV, L.P., TPG Bluegrass IV, Inc., TPG Bluegrass IV — AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V, Inc., TPG Bluegrass V — AIV 2, L.P., BCH Management, LLC, TPG FOF V — A, L.P. and TPG FOF V — B, L.P. (together with their Permitted Transferees to which they transfer Registrable Securities, collectively, “TPG Entities” and, together with the Family Stockholders, the Astros Stockholders, the CDR Fund and Exor, the “Stockholders” and each of them a “Stockholder”). Capitalized terms used herein without definition shall have the meanings set forth in Article I.

WITNESSETH:

WHEREAS, the Company, Graphic Packaging Corporation, a Delaware corporation (“Giant”), Giant Merger Sub, Inc., Bluegrass Container Holdings, LLC, a Delaware limited liability company (“BCH”), TPG Entities and the other sellers of BCH party thereto are entering into a Transaction Agreement and Agreement and Plan of Merger, dated as of the date hereof (as such agreement may from time to time be modified, supplemented or restated the “Transaction Agreement”), providing for (i) the contribution of BCH to the Company in exchange for the issuance to the equityholders of BCH of shares of the common stock, par value $0.01, of the Company (the “Common Stock”), and (ii) the merger of Giant with a subsidiary of the Company, with Giant as the surviving corporation and each share of common stock of Giant being converted into the right to receive one share of Common Stock (the transactions contemplated in clauses (i) and (ii) collectively, the “Transactions”), in each case upon the terms and subject to the conditions set forth therein;

WHEREAS, Giant and certain stockholders of Giant are parties to that certain Registration and Participation Agreement, dated as of March 27, 1996 (the “Original Registration Rights Agreement”);

WHEREAS, on March 25, 2003, Giant and certain stockholders of Giant amended and restated the Original Registration Rights Agreement in order to add the Family Stockholders and to modify certain provisions of such agreement (such amended and restated agreement, the “Current Registration Rights Agreement”);

WHEREAS, the parties desire to enter into this Agreement, concurrently with the execution and delivery of the Transaction Agreement, in connection with the Transactions, it being acknowledged and agreed that this Agreement shall become effective, and the rights and obligations of the parties under this Agreement, shall commence immediately upon the Effective Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement and the Transaction Agreement, the Company, the Family Stockholders, the CDR Fund, Exor and certain TPG Entities and Astros Stockholders are entering into a Stockholders Agreement, dated as of the date hereof, to govern certain of their rights, duties and obligations relating to their ownership of the Common Stock following the Transactions, such agreement to become effective immediately upon the Effective Time (the “Stockholders Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  For purposes of this Agreement, the following terms have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such first Person. Any director, member of management or other employee of the Company or any of its subsidiaries who would not otherwise be an Affiliate of a Stockholder shall not be deemed to be an Affiliate of such Stockholder.

“Agreement” has the meaning given in the preamble to this Agreement.

“Astros Stockholders” has the meaning given in the preamble to this Agreement.

“BCH” has the meaning given in the recitals to this Agreement.

“Board” means the Board of Directors of the Company, or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“CD&R” means Clayton, Dubilier & Rice, Inc., a Delaware Corporation.

“CDR Fund” has the meaning given in the recitals of this Agreement.

“Common Stock” has the meaning given in the recitals of this Agreement.

“Company” has the meaning given in the preamble to this Agreement.

“Control” means the power to direct the affairs of a Person by reason of ownership of voting securities, by contract or otherwise.

“Current Registration Rights Agreement” has the meaning given in the recitals of this Agreement.

“Effective Time” has the meaning given in the Transaction Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations thereunder which shall be in effect at the time. Any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor Federal statute, and the rules and regulations thereunder.

“Exor” has the meaning given in the preamble to this Agreement.

“Family Representative” has the meaning given in the Stockholders Agreement.

“Family Stockholders” has the meaning given in the preamble to this Agreement.

“Finance Committee” has the meaning given in Section 2.7 of this Agreement.

“Fully Diluted” has the meaning given in the Stockholders Agreement.

“Giant” has the meaning given in the recitals of this Agreement.

“Initial Registered Offering” has the meaning given in Section 2.1(j) of this Agreement.

“NASD” means National Association of Securities Dealers, Inc.

“Original Registration Rights Agreement” has the meaning given in the recitals of this Agreement.

“Permitted Transferee” has the meaning given in the Stockholders Agreement.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, limited liability company or unincorporated entity.

“Public Offering” means an underwritten public offering of Common Stock led by at least one underwriter of nationally recognized standing.

“Refusing Holder” has the meaning given in Section 2.1(f) of this Agreement.

“Registrable Securities” means (a) all shares of Common Stock issued by the Company to the Family Stockholders, the Astros Stockholders (including upon transfer of shares from BCH Management, LLC), the CDR Fund, Exor and TPG Entities in connection with the Transactions, (b) all other shares of Common Stock that constituted and continue to constitute “Registrable Securities” as such term was defined under the Original Registration Rights Agreement or the Current Registration Rights Agreement, (c) all shares of Common Stock issued after the date hereof to members of management or directors of the Company for so long as any such shares constitute “restricted securities” under the Securities Act and (d) any securities issued or issuable with respect to any Common Stock referred to in the foregoing clauses (i) upon any conversion or exchange thereof, (ii) by way of stock dividend or other distribution, stock split or reverse stock split, (iii) in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or (iv) otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (A) a registration statement (other than a Special Registration pursuant to which such securities were issued by the Company) with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (B) such securities shall have been distributed to the public in reliance upon Rule 144, (C) subject to the provisions of the third sentence of Section 3.1(a), such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company, any stop transfer restrictions cancelled and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any similar state law then in force, or (D) such securities shall have ceased to be outstanding.

“Registration Expenses” means all expenses incident to the Company’s performance of its obligations under or compliance with Article 2, including, but not limited to, all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all fees and expenses associated with listing securities on exchanges, all fees and other expenses associated with filings with the NASD (including, if required, the fees and expenses of any “qualified independent underwriter” and its counsel), all printing expenses, the fees and disbursements of counsel for the Company and of its independent registered public accounting firm, and the expenses of any special audits made by such accountants required by or incidental to such performance and compliance and the reasonable fees and disbursements of one law firm (but not more than one) retained by the holders of Registrable Securities and reasonably acceptable to the Company, but not including any underwriting discounts or commissions or any transfer taxes payable in respect of the sale of Registrable Securities by the holders thereof.

“Requisite Percentage of Stockholders” means a Stockholder or Stockholders holding at least (a) as to the first two requests under Section 2.1, 10% (by number of shares) of the outstanding shares of Common Stock (provided that, as to the first such request, such request must be made by at least two of the four of the Family Stockholders, CDR Fund, Exor and the TPG Entities (provided further, however, that only one of the Family Stockholders, CDR Fund, Exor and the TPG Entities need propose to register shares pursuant to such request)) or, (b) as to any other such request, 5% (by number of shares) of the outstanding shares of Common Stock; provided, however, that such percentage shall be 3% (by number of shares) for a Stockholder to the extent that such Stockholder and its Permitted Transferees has less than 5% (by number of shares) of the outstanding shares of Common Stock for at least 180 days held prior to the date of a request pursuant to Section 2.1.

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act.

“Rule 144A” means Rule 144A (or any successor provision) under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations thereunder which shall be in effect at the time. Any reference to a particular section thereof shall include a reference to the corresponding section, if any, of any such successor Federal statute, and the rules and regulations thereunder.

“Securities and Exchange Commission” means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act.

“Shelf Registration” has the meaning given in Section 2.1(a) of this Agreement.

“Shelf Take-Down” has the meaning given in Section 2.4 of this Agreement.

“Shelf Underwritten Offering” has the meaning given in Section 2.1(i) of this Agreement.

“Special Registration” means the registration of equity securities and/or options or other rights in respect thereof solely on Form S-4 or S-8 or any successor form.

“Stockholders” has the meaning given in the preamble to this Agreement.

“Stockholders Agreement” has the meaning given in the recitals of this Agreement.

“Subsidiary” means, with respect to a given Person, any corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership, limited liability company or other entity.

“Take-Down Notice” has the meaning given in Section 2.1(i) of this Agreement.

“TPG Entities” has the meaning given in the preamble to this Agreement.

“Transaction Agreement” has the meaning given in the recitals of this Agreement.

“Transactions” has the meaning given in the recitals of this Agreement.

ARTICLE II

REGISTRATION

2.1 Registration on Request.

(a) Requests.  Subject to the provisions of Section 2.6, at any time or from time to time following 180 days after the Effective Time, the Requisite Percentage of Stockholders shall have the right to make written requests on one or more occasions that the Company effect the registration under the Securities Act (including by means of a shelf registration pursuant to Rule 415 under the Securities Act, providing for an offering to be made on a continuous basis, if so requested and if the Company is eligible to use Form S-3 or any applicable successor form (a “‘Shelf Registration”)) of all or part of the Registrable Securities of the holder or holders making such request, which requests shall specify the intended method of disposition thereof by such holder or holders, provided that the Company shall not be required to effect a registration under this Section 2.1(a) for 180 days after the effectiveness of the registration statement for the first registration effected under this Section 2.1(a).

(b) Obligation to Effect Registration.  Upon receipt by the Company of any request for registration pursuant to Section 2.1(a), subject to the provisions of Section 2.1(h) and the discretion of the Finance Committee pursuant to Section 2.7 to delay any such requested registration, the Company shall promptly give written notice of such requested registration to all holders of Registrable Securities, and thereupon shall use its reasonable best efforts to effect the registration under the Securities Act of

(i) the Registrable Securities which the Company has been so requested to register pursuant to Section 2.1(a), and

(ii) all other Registrable Securities which the Company has been requested to register by the holders thereof by written request given to the Company within 30 days after the Company has given such written notice (which request shall specify the intended method of disposition of such Registrable Securities), all to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered. Notwithstanding the preceding sentence, the Company shall not be required to effect a registration requested pursuant to Section 2.1(a) if (1) with respect to the first two such requests, the aggregate number of Registrable Securities referred to in clauses (i) and (ii) of the preceding sentence to be included in such registration shall be less than 10% (by number of shares) of the outstanding shares of Common Stock, and (2) thereafter, the aggregate number of Registrable Securities referred to in clauses (i) and (ii) of the preceding sentence to be included in such registration is less than 5% (by number of shares) of the outstanding shares of Common Stock.

(c) Registration Statement Form.  Each registration requested pursuant to this Section 2.1 shall be effected by the filing of a registration statement on Form S-1 or Form S-3 (or any other form which includes substantially the same information as would be required to be included in a registration statement on such forms as presently constituted), unless the use of a different form is (i) required by law or (ii) permitted by law and agreed to in writing by holders holding at least a majority (by number of shares) of the Registrable Securities as to which registration has been requested pursuant to this Section 2.1. If the holders of a majority (by number of shares) of the Registrable Securities proposed to be sold in such registration (or, if such registration involves an underwritten public offering, the managing underwriter) shall notify the Company in writing that, in the judgment of such holders (or, if applicable, such managing underwriter), the inclusion of additional information not required by Form S-3 as specified in such notice is of material importance to the success of the public offering of such Registrable Securities, such information shall be so included.

(d) Expenses.  The Company shall pay all Registration Expenses in connection with (i) all of the registrations successfully effected pursuant to a request under Section 2.1(a) and (ii) any such request that is later deemed not to have been exercised pursuant to Section 2.1(f), Section 2.3(k) or Section 2.4(b).

(e) Inclusion of Other Securities.  The Company shall not register securities (other than Registrable Securities) for sale for the account of any Person other than the Company in any registration requested pursuant to Section 2.1(a) unless permitted to do so by the written consent of holders holding at least a majority (by number of shares) of the Registrable Securities proposed to be sold in such registration, which consent shall not unreasonably be withheld, it being understood and agreed that such holders shall not be deemed to be unreasonable if they in their good faith judgment believe that the inclusion of the securities of any such other Person will adversely affect the price or marketability of the shares that such holders of Registrable Securities or the Company propose to sell in such registration.

(f) Effective Registration Statement.  A registration requested pursuant to Section 2.1(a) will not be deemed to have been effected unless it has become effective for the period specified in Section 2.3(b). Notwithstanding the preceding sentence, a registration requested pursuant to Section 2.1(a) which does not become effective after the Company has filed a registration statement with respect thereto solely by reason of the refusal to proceed of one or more holders of Registrable Securities (each and any such holder of Registrable Securities refusing to proceed being a “‘Refusing Holder”) requesting the registration shall be deemed to have been effected by the Company at the request of such holder or holders; provided, however, that, notwithstanding the provisions of Section 2.1(d) above, the Registration Expenses incurred in connection with a registration that does not become effective as described in the preceding sentence shall be apportioned pro rata among the Refusing Holders whose Registrable Securities were requested to be registered in such registration, on the basis of the respective amounts (by number of shares) of Registrable Securities requested to be registered by such Refusing Holders.

(g) Pro Rata Allocation.  If the holders of a majority (by number of shares) of the Registrable Securities for which registration is being requested pursuant to Section 2.1(a) and the Company determine, based on consultation with the managing underwriters or, in an offering which is not underwritten, with an investment banking firm of nationally recognized standing, that the number of securities to be sold in any such offering should be limited due to market conditions or otherwise, holders of Registrable Securities proposing to sell their securities in such registration and the Company shall share pro rata in the number of securities being offered (as determined by the holders holding a majority (by number of shares) of the Registrable Securities for which registration is being requested and the Company in consultation with the managing underwriters or investment banker, as the case may be) and registered for their account, such sharing to be based on the number of Registrable Securities as to which registration was requested by such holders and, in the case of the Company, the number of shares intended to be offered; provided, however, that a portion of the securities being offered by the Company shall have first priority in any such registration to the effect that the Company will be permitted to include no more than 25% of the total number of shares being offered in any such offering (including any over allotment option).

(h) Postponement of Registration; Suspension of Offering.  The Company shall be entitled to postpone (but not more than once for any specific registration (other than a Shelf Registration statement) or offering) and in any event not more than three times in any 24-month period), for a reasonable period of time not in excess of 60 days for any specific postponement or suspension (subject to the last sentence of this Section 2.1(h)), the filing, initial effectiveness, publication or continued use of a registration statement or related prospectus (including a Shelf Registration) if the Company delivers to the affected holders a certificate signed by the chief executive or chief financial officer of the Company certifying that, in the good faith judgment of the Board of Directors of the Company, such registration or offering would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company or would require disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which could materially adversely affect the Company. Such certificate shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The holders receiving such certificate shall keep the information contained in such certificate confidential subject to the same terms set forth in the Stockholders Agreement. Upon receipt of any notice from the Company pursuant to this Section 2.1(h), such holder will promptly discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until (i) such holder shall have received notice from the Company that such holder may continue use of such registration statement and related prospectus or (ii) such registration statement and related prospectus has been supplemented or amended, and such holder receives copies of the supplemented or amended prospectus. If the Company shall postpone the filing of a registration statement pursuant to this Section 2.1(h), the requesting holders shall have the right to withdraw the request for registration by giving written notice to the Company within 20 days of the anticipated termination date of the postponement period, as provided in the certificate delivered to the holders. In the event that the Finance Committee has exercised its power to delay a registration or offering pursuant to Section 2.7 for 60 or more consecutive days, then the Company’s right to postpone or suspend that registration or offering pursuant to this Section 2.1(h) shall be for a reasonable period of time not in excess of 30 more consecutive days from the date that the Finance Committee ceases to delay such registration or offering.

(i) Underwritten Shelf Take-Downs.  At any time that a shelf registration statement covering Registrable Securities pursuant to Section 2.1(a) is effective, if any holder or group of holders of Registrable Securities delivers a notice to the Company (a “‘Take-Down Notice”) stating that it intends to effect an underwritten offering of all or part of its Registrable Securities included by it on the shelf registration statement (a “‘Shelf Underwritten Offering”) and stating the number of the Registrable Securities to be included in the Shelf Underwritten Offering, then, subject to approval of the Finance Committee, the Company shall amend or supplement the shelf registration statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Underwritten Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 2.1(i)). In connection with any Shelf Underwritten Offering:

(i) such proposing holder(s) shall also deliver the Take-Down Notice to all other holders included on such shelf registration statement and permit each holder to include its Registrable Securities included on the shelf registration statement in the Shelf Underwritten Offering if such holder notifies the proposing holders and the Company within five business days after delivery of the Take-Down Notice to such holder; and

(ii) if in the opinion of the managing underwriters for such Shelf Underwritten Offering some but not all of the Registrable Securities may be so included in such Shelf Underwritten Offering, the underwriter may limit the number of shares which would otherwise be included in such Shelf Underwritten Offering in the same manner as is described in Section 2.1(g) with respect to a limitation of shares to be included in a registration.

(j) Initial Offering.  The Company and the Stockholders agree to the following additional provisions with respect to the first registration and offering pursuant to Section 2.1(a) (the “‘Initial Registered Offering”):

(i) The Initial Registered Offering shall be a marketed underwritten offering of Common Stock, subject in all respects to the reasonable supervision and guidance of the Finance Committee;

(ii) The Initial Registered Offering shall not be a Shelf Registration;

(iii) The Company shall and shall cause its management and advisors to cooperate in all reasonable respects in the Initial Registered Offering, including the marketing thereof; and

(iv) All Stockholders (regardless whether they elect to offer Registrable Securities for sale in the Initial Registered Offering), shall agree not to effect (other than pursuant to such registration) any public sale or distribution, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company during such period of time (not to exceed 180 days) following the Initial Registered Offering as is specified by the managing underwriter, and during the 7 days prior to the effective date of such registration.

2.2 Incidental Registration.  If the Company at any time proposes to register any of its equity securities (as defined in the Exchange Act) under the Securities Act (other than pursuant to Section 2.1 or pursuant to a Special Registration), whether or not for sale for its own account, and the registration form to be used may be used for the registration of Registrable Securities, it will each such time give prompt written notice to all holders of Registrable Securities of its intention to do so and of such holders’ rights under this Section and, upon the written request of any holder of Registrable Securities given to the Company within 20 days after the Company has given any such notice (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will use its reasonable best efforts to effect the registration under the Securities Act of all Registrable Securities which the Company has been so requested to register by the holders thereof, to the extent required to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities so to be registered, provided that:

(a) if such registration shall be in connection with the first public offering of Common Stock following the Transactions, the Company shall not include any Registrable Securities in such proposed registration if the Board shall have determined, after consultation with the managing underwriters for such offering, that it is not in the best interests of the Company to include any Registrable Securities in such registration, provided that, if the Board makes such a determination, the Company shall not include in such registration any securities not being sold for the account of the Company;

(b) if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company may, at its election, give written notice of such determination to each holder of Registrable Securities or other securities that was previously notified of such registration and, thereupon, shall not register any Registrable Securities in connection with such registration (but shall nevertheless pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any holder or holders of Registrable Securities to request that a registration be effected under Section 2.1;

(c) if the Company shall be advised in writing by the managing underwriters (or, in connection with an offering which is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) (and the Company shall so advise each holder of Registrable Securities requesting registration of such advice) that in their or its opinion the number of securities requested to be included in such registration (whether by the Company, pursuant to this Section 2.2 or pursuant to any other rights granted by the Company to a holder or holders of its securities to request or demand such registration or inclusion of any such securities in any such registration) exceeds the number of such securities which can be sold in such offering,

(i) the Company shall include in such registration the number (if any) of Registrable Securities so requested to be included which in the opinion of such underwriters or investment banker, as the case may be, can be sold and shall not include in such registration any securities (other than securities being sold by the Company, which shall have priority in being included in such registration) so requested to be included other than Registrable Securities unless all Registrable Securities requested to be so included are included therein, and

(ii) if in the opinion of such underwriters or investment banker, as the case may be, some but not all of the Registrable Securities may be so included, all holders of Registrable Securities requested to be included therein shall share pro rata in the number of shares of Registrable Securities included in such public offering on the basis of the number of Registrable Securities requested to be included therein by such holders, and the Company shall so provide in any registration agreement hereinafter entered into with respect to any of its securities; and

(d) if prior to the effective date of the registration statement filed in connection with such registration, the Company is informed by the managing underwriter (or, in connection with an offering which is not underwritten, by an investment banking firm of nationally recognized standing involved in such offering) that the price at which such securities are to be sold is a price below that price which the requesting holders shall have indicated to be acceptable, the Company shall promptly notify the requesting holders of such fact, and each such requesting holder shall have the right to withdraw its request to have its Registrable Securities included in such registration statement.

The Company will pay all Registration Expenses in connection with each registration of Registrable Securities requested pursuant to this Section 2.2. No registration effected under this Section 2.2 shall relieve the Company from its obligation to effect registrations upon request under Section 2.1.

2.3 Registration Procedures.  If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Sections 2.1 and 2.2, subject to Section 2.1(h) and the discretion of the Finance Committee pursuant to Section 2.7 to delay any such requested registration, the Company will promptly:

(a) subject to the second sentence of Section 2.1(b), prepare and file with the Securities and Exchange Commission as expeditiously as possible and, in any event, no later than 60 days after receipt of a request pursuant to Section 2.1 (45 days in the case of a Form S-3 registration), a registration statement with respect to such securities, make all required filings with the NASD and use reasonable best efforts to cause such registration statement to become effective as expeditiously as possible;

(b) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith and such other documents as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof set forth in such registration statement, but in no event for a period of more than six months after such registration statement becomes effective or two years in the case of shelf registration statements;

(c) furnish to counsel (if any) selected by the holders of a majority (by number of shares) of the Registrable Securities covered by such registration statement and to counsel for the underwriters in any underwritten offering copies of all documents proposed to be filed with the Securities and Exchange Commission (including all documents to be filed on a confidential basis) in connection with such registration, which documents will be subject to the review and comment of such counsel, and promptly notify and furnish such counsel of the receipt by the Company of any written comments received from the Securities and Exchange Commission;

(d) furnish to each seller of such securities, without charge, such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case, including all exhibits and documents filed therewith (other than those filed on a confidential basis), except that the Company shall not be obligated to furnish any seller of securities with more than two copies of such exhibits and documents), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) in conformity with the requirements of the Securities Act, and such other documents, as such seller may reasonably request in order to facilitate the disposition of the securities owned by such seller;

(e) use its reasonable best efforts (x) to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as each seller shall request, (y) to keep such registration or qualification in effect for so long as such registration statement remains in effect and (z) to do any and all other acts and things which may be necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such seller, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, subject itself to taxation in any jurisdiction wherein it is not so subject, or take any action which would subject it to general service of process in any jurisdiction wherein it is not so subject;

(f) in connection with any offering for which delivery of such documents would be customary, furnish to each seller a signed counterpart, addressed to the sellers, purchaser or underwriter, as is customary, of

(i) an opinion of counsel for the Company experienced in securities law matters, dated the effective date of the registration statement (and, if such registration includes a Public Offering, dated the date of closing under the underwriting agreement), and

(ii) a “comfort” letter, dated the effective date of the registration statement (and, if such registration includes a Public Offering, dated the date of closing under the underwriting agreement), signed by the independent registered public accounting firm which has issued an audit report on the Company’s financial statements included in the registration statement, subject to such seller having executed and delivered to the independent registered public accounting firm such certificates and documents as such accountants shall reasonably request, and provided that such accountants shall be permitted by the standards applicable to independent registered public accounting firms to deliver a “comfort” letter to such seller, purchaser or underwriter, as the case may be.

each covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and, in the case of such accountants’ letter, with respect to events subsequent to the date of such financial statements, as are customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in underwritten public offerings of securities;

(g) (i) promptly notify each holder of Registrable Securities covered by such registration statement if such registration statement, at the time it or any amendment thereto became effective, (x) contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading upon discovery by the Company of such material misstatement or omission or (y) upon discovery by the Company of the happening of any event as a result of which the Company believes there would be such a material misstatement or omission, and, as promptly as practicable, prepare and file with the Securities and Exchange Commission a post-effective amendment to such registration statement and use reasonable best efforts to cause such post-effective amendment to become effective such that such registration statement, as so amended, shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) notify each holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, if the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading upon discovery by the Company of such material misstatement or omission or upon discovery by the Company of the happening of any event as a result of which the Company believes there would be a material misstatement or omission, and, as promptly as is practicable, prepare and furnish to such holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(h) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable (but not more than eighteen months after the effective date of the registration statement), an earnings statement of the Company complying with the provisions of Section 11(a) of the Securities Act and Rule 158 under the Securities Act;

(i) notify each seller of any securities covered by such registration statement (i) when such registration statement, or any post-effective amendment to such registration statement, shall have become effective, or any amendment of or supplement to the prospectus used in connection therewith shall have been filed, (ii) of any request by the Securities and Exchange Commission to amend such registration statement or to amend or supplement such prospectus or for additional information, (iii) of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and (iv) of the suspension of the qualification of such securities for offering or sale in any jurisdiction, or of the institution of any proceedings for any of such purposes;

(j) use its reasonable best efforts (i) to list such securities on any securities exchange on which the Common Stock is then listed or, if no Common Stock is then listed, on an exchange selected by the Company, if such listing is then permitted under the rules of such exchange, (ii) to provide and cause to be maintained a transfer agent and registrar for such Registrable Securities not later than the effective date of such registration statement, (iii) to obtain a CUSIP number for the Registrable Securities and (iv) to cause the executive officers of the Company to participate in any “roadshow” organized by the managing underwriter;

(k) use its reasonable best efforts to obtain as expeditiously as possible the lifting of any stop order that might be issued suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus or suspending the qualification of any securities included in such registration statement for sale in any jurisdiction, provided that if the Company is unable to obtain the lifting of any such stop order in connection with a registration pursuant to Section 2.1(a), the request for registration shall not be deemed exercised for purposes of determining whether such registration has been effected for purposes of Section 2.1(a) or (d);

(l) enter into such customary agreements and take all such other actions as the holders of a majority of the Registrable Securities may reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; provided, that no holder of Registrable Securities shall have any indemnification obligations inconsistent with Section 2.8 hereof;

(m) make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, material financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent registered public accounting firm to supply all information, and participate in due diligence sessions, in each case reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(n) permit any holder of Registrable Securities which holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company, to participate in the preparation of such registration or comparable statement and to require the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel and the Company and its counsel should be included; and

(o) use its commercially reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities.

The Company may require each seller of any securities as to which any registration is being effected to furnish to the Company such information regarding such seller and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law in connection therewith. Each such holder agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder not materially misleading.

The Company agrees not to file or make any amendment to any registration statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus used in connection therewith, which refers to any seller of any securities covered thereby by name, or otherwise identifies such seller as the holder of any securities of the Company, without the prior written consent of such seller, such consent not to be unreasonably withheld, except that no such consent shall be required for any disclosure that is required by law or regulations of the Securities and Exchange Commission, in which case (i) such seller shall be promptly informed of any impending filing or amendment and (ii) no such consent shall be required.

By acquisition of Registrable Securities, each holder of such Registrable Securities shall be deemed to have agreed that, upon receipt of any notice from the Company pursuant to Section 2.3(g), such holder will promptly discontinue such holder’s disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such holder shall have received, in the case of clause (i) of Section 2.3(g), notice from the Company that such registration statement has been amended, as contemplated by Section 2.3(g), and, in the case of clause (ii) of Section 2.3(g), copies of the supplemented or amended prospectus contemplated by Section 2.3(g). If so directed by the Company, each holder of Registrable Securities will deliver to the Company (at the Company’s expense) all copies, other than permanent file copies, in such holder’s possession of the prospectus covering such Registrable Securities at the time of receipt of such notice. In the event that the Company shall give any such notice, the period mentioned in Section 2.3(b) shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of any Registrable Securities covered by such registration statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3(g).

Notwithstanding any other provision of this Agreement, the parties hereto acknowledge that the Company shall have no obligation to prepare or file any registration statement prior to the time that financial information required to be included therein is available for inclusion therein; provided that the Company shall use reasonable best efforts to cause such financial information to be available on a timely basis.

2.4 Underwritten Offerings.   The provisions of this Section 2.4 do not establish additional registration rights but instead set forth procedures applicable, in addition to those set forth in Sections 2.1 through 2.3, to any registration or take-down of Registrable Securities off a Shelf Registration pursuant thereto (a “‘Shelf Take-Down”) which is an underwritten offering.

(a) Underwritten Offerings Exclusive.  Whenever a registration requested pursuant to Section 2.1 or a Shelf Take-Down is for an underwritten offering, only securities which are to be distributed by the underwriters may be included in the registration or Shelf Take-Down. No Person may participate in any registration or Shelf Take-Down hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements reasonably approved by the Person or Persons entitled hereunder to approve such arrangements pursuant to this Section 2.4 (which will include the making of representations and warranties and the granting of indemnification rights customary for a selling stockholder in the circumstances of such Person), and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents that are standard and customary for similarly situated Persons and are reasonably required under the terms of such underwriting arrangements; provided, that no holder of Registrable Securities included in any underwritten registration or Shelf Underwritten Offering shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder’s intended method of distribution and no holder of Registrable Securities will have any indemnification obligations inconsistent with Section 2.8 hereof.

(b) Underwriting Agreement.  If requested by the underwriters for any underwritten offering by holders of Registrable Securities pursuant to a registration or Shelf Take-Down requested under Section 2.1, the Company shall enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the holders of a majority (by number of shares) of the Registrable Securities to be covered by such registration or Shelf Take-Down and to the underwriters and to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in Section 2.8, provisions for the delivery of officers’ certificates, opinions of counsel and accountants’ “comfort” letters and hold-back arrangements. The holders of Registrable Securities to be distributed by such underwriters shall be parties to such underwriting agreement and may, at their option, require that any or all of the representations and warranties by, and the agreements on the part of, the Company to and for the benefit of such underwriters be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such holders of Registrable Securities. In the event that any condition to the obligations under any such underwriting agreement are not met or waived, and such failure to be met or waived is not attributable to the fault of the selling stockholders requesting a demand registration pursuant to Section 2.1(a), such request for registration shall not be deemed exercised for purposes of determining whether such registration has been effected for purposes of Section 2.1(a) or (d). No holder of Registrable Securities shall be required by the Company to make any representations or warranties to, or agreements with, the Company or the underwriters other than as set forth in Sections 2.4(e) and 2.8(b), representations, warranties or agreements regarding such holder and such holder’s intended method of distribution and any other representations required by applicable law.

(c) Selection of Underwriters.  Whenever a registration requested pursuant to Section 2.1 is for an underwritten offering, the requesting Stockholders by majority of shares requested to be included in such registration will have the right to select one or more underwriters to administer the offering at least one of which shall be an underwriter of nationally recognized standing, which selection by the requesting Stockholders shall be subject to approval by the Finance Committee and such approval shall not be unreasonably withheld. If the Company at any time proposes to register any of its securities under the Securities Act for sale for its own account, for which Stockholders would be entitled to participate pursuant to Section 2.2, and such securities are to be distributed by or through one or more underwriters, the Company will have the right to select one or more underwriters to administer the offering at least one of which shall be an underwriter of nationally recognized standing, which selection by the Company shall be subject to approval by the Finance Committee and such approval shall not be unreasonably withheld. Whenever a Shelf Underwritten Offering is requested pursuant to Section 2.1, holders of a majority of the shares requested to be included in such Shelf Underwritten Offering will have the right to select one or more underwriters to administer the offering at least one of which shall be an underwriter of nationally recognized standing, which selection shall be subject to approval by the Finance Committee and such approval shall not be unreasonably withheld.

(d) Incidental Underwritten Offerings.  Subject to the provisions of the proviso to the first sentence of Section 2.2, if the Company at any time proposes to register any of its equity securities under the Securities Act (other than pursuant to Section 2.1 or pursuant to a Special Registration), whether or not for its own account, and such securities are to be distributed by or through one or more underwriters, the Company will give prompt written notice to all holders of Registrable Securities of its intention to do so and, if requested by any holder of Registrable Securities, will arrange for such underwriters to include the Registrable Securities to be offered and sold by such holder among those to be distributed by such underwriters. The holders of Registrable Securities to be distributed by such underwriters shall be parties to the underwriting agreement between the Company and such underwriters and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities and that any or all of the conditions precedent to the obligations of the underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such holders of Registrable Securities. No such holder of Registrable Securities shall be required by the Company to make any representations or warranties to, or agreements with, the Company or the underwriters other than as set forth in Sections 2.4(e) and 2.8(b), representations, warranties or agreements regarding such holder and such holder’s intended method of distribution and any other representations required by applicable law; provided, that no holder of Registrable Securities shall have any indemnification obligations inconsistent with Section 2.8 hereof.

(e) Hold Back Agreements.  If and whenever the Company proposes to register any of its equity securities under the Securities Act, whether or not for its own account (other than pursuant to a Special Registration), or is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2.1 or 2.2, each holder of Registrable Securities who sells shares of Registrable Securities pursuant to such registration, if and only to the extent required by the managing underwriter, agrees not to effect (other than pursuant to such registration) any public sale or distribution, including, but not limited to, any sale pursuant to Rule 144 or Rule 144A, of any Registrable Securities, any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for any equity securities of the Company for 90 days after, and during the 7 days prior to, the effective date of such registration or such shorter period as agreed by the managing underwriter, and the Company agrees to cause its officers and directors to enter into similar agreements with the Company. The Company further agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any registration statement (other than such registration or a Special Registration) covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 7 days prior to, and for 90 days after, the effective date of such registration if required by the managing underwriter.

2.5 Preparation; Reasonable Investigation.  In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the holders of such Registrable Securities so to be registered and their underwriters, if any, and their respective counsel and accountants the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Securities and Exchange Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and cause its officers, directors, employees and the independent registered public accounting firm which has issued audit reports on its financial statements to supply all information as shall be necessary, in the opinion of such holders’ and such underwriters’ respective counsel or accountant, in connection with such registration statement.

2.6 Other Registrations.  If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2.1 or 2.2, and if such registration shall not have been withdrawn or abandoned, the Company shall not be obligated to file any registration statement with respect to any of its securities (including Registrable Securities) under the Securities Act (other than a Special Registration), whether at the request or demand of any holder or holders of such securities, until a period of 180 days shall have elapsed from the effective date of such previous registration.

2.7 Finance Committee.  The Company and Stockholders will create a Finance Committee, which may but is not required to be a committee of the Board (the “‘Finance Committee”) prior to the Effective Time and will thereafter maintain such committee for so long as this Agreement remains in effect and such committee consists of at least one member other than the Chief Executive Officer of the Company.

The Finance Committee shall consist of (a) two representatives designated by TPG Entities, (b) the Chief Executive Officer of the Company, (c) one representative designated by the Family Stockholders, (d) one representative designated by the CDR Fund, and (e) one representative designated by Exor. Each of TPG Entities, the Family Stockholders, the CDR Fund and Exor shall be permitted to remove and replace any of their designee(s) from time to time and at any time; provided that (a) one of TPG Entities’s designees shall be automatically removed (and not replaced) at such time as TPG Entities transfer any shares of Common Stock such that immediately after giving effect to such transfer it ceases to own at least the lesser of (i) 16% of the Fully Diluted shares of Common Stock or (ii) such amount that the Family Stockholders own in aggregate at the time of the relevant transfer by TPG Entities; provided, however such amount shall in no case be less than 10%; an additional TPG Entities’s designee shall be automatically removed (and not replaced) at such time as TPG Entities transfer any shares of Common Stock such that immediately after giving effect to such transfer it ceases to own at least 5% of the Fully Diluted Shares of Common Stock, (b) the Family Stockholders’ designee shall be automatically removed (and not replaced) at such time as the Family Stockholders transfer any shares of Common Stock such that immediately after giving effect to such transfer they cease to own at least 5% of the Fully Diluted Shares of Common Stock, (c) the CDR Fund’s designee shall be automatically removed (and not replaced) at such time as the CDR Fund transfers any shares of Common Stock such that immediately after giving effect to such transfer it ceases to own at least 5% of the Fully Diluted Shares of Common Stock, and (d) Exor’s designee shall be automatically removed (and not replaced) at such time as Exor transfers any shares of Common Stock such that immediately after giving effect to such transfer it ceases to own at least 5% of the Fully Diluted Shares of Common Stock.

Notwithstanding anything contained herein to the contrary, so long as the Finance Committee exists, any registration or offering of Registrable Securities by any Stockholders pursuant to Section 2.1 (including any Shelf Take-Down) shall be subject to the management of the Finance Committee, which will have the authority to specify reasonable limitations on such registration or offering and the execution of such registration or offering as the Finance Committee shall in good faith determine to be in the best interests of the Company, including without limitation specifying (i) the maximum size of any such registration or offering as advised by nationally recognized investment banking firms, (ii) the timing of such registration or offering (in addition to the Company’s rights in Section 2.1(h) or otherwise specified herein and subject to the last sentence of this Section 2.7); provided however that the Finance Committee shall not have the authority to delay any proposed registration or offering for more than 3 months (or, if such delayed date would be prior to September 1, 2008, no later than September 2, 2008), after it is notified by a Stockholder that such Stockholder intends to initiate a registration or offering, and (iii) in consultation with the Stockholders transferring Registrable Securities thereunder, the underwriters or investment banks, as the case may be, the plan of distribution, including specifying that an offering be underwritten. Actions of the Finance Committee shall require the affirmative vote of a majority of members of the Finance Committee. In the event that the Company has exercised its power to postpone or suspend a registration or offering pursuant to Section 2.1(h) for any period of time, then the Finance Committee’s right to delay that registration or offering pursuant to this Section 2.7 shall be for a reasonable period of time that when taken together with the period of time the Company has postponed or suspended such registration or offering shall not exceed 90 consecutive days in aggregate.

2.8 Indemnification.

(a) Indemnification by the Company.  In the event of any registration of any Registrable Securities under the Securities Act pursuant to Section 2.1 or 2.2, the Company will and hereby does indemnify and hold harmless each seller of such securities, its directors, officers, and employees, each other person who participates as an underwriter, broker or dealer in the offering or sale of such securities and each other person, if any, who controls such seller or any such participating person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which such seller or any such director, officer, employee, participating person or controlling person may become subject under the Securities Act or otherwise (including, without limitation, the reasonable fees and expenses of legal counsel incurred in connection with any claim for indemnity hereunder), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of a fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or related thereto, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a fact required to be stated in any such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement or necessary to make the statements therein not misleading; and the Company will reimburse such seller and each such director, officer, employee, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company by such seller or participating person expressly for use in the preparation thereof and provided, further, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement or omission or alleged omission is completely corrected in an amendment or supplement to the prospectus and the seller of Registrable Securities thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of Registrable Securities to the person asserting such loss, claim, damage, liability or expense after the Company had furnished such seller with a sufficient number of copies of the same or if the seller received notice from the Company of the existence of such untrue statement or alleged untrue statement or omission or alleged omission and the seller continued to dispose of Registrable Securities prior to the time of the receipt of either (A) an amended or supplemented prospectus which completely corrected such untrue statement or omission or (B) a notice from the Company that the use of the existing prospectus may be resumed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, officer, employee, participating person or controlling person and shall survive the transfer of such securities by such seller.

(b) Indemnification by the Sellers.  In the event of any registration of any Registrable Securities under the Securities Act pursuant to Section 2.1 or 2.2, each of the prospective sellers of such securities, will, severally and not jointly, indemnify and hold harmless the Company, each director of the Company, each officer of the Company who shall sign such registration statement, each other person who participates as an underwriter, broker or dealer in the offering or sale of such securities and each other person, if any, who controls the Company or any such participating person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer, employee, participating person or controlling person may become subject under the Securities Act or otherwise (including, without limitation, the reasonable fees and expenses of legal counsel incurred in connection with any claim for indemnity hereunder), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a fact contained in, or any omission or alleged omission to state a fact with respect to such seller required to be stated in, any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein or related thereto, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company by such seller expressly for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement; and such seller will reimburse the Company and each such director, officer, employee, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that the liability of each such seller will be in proportion to and limited to the net amount received by such seller (after deducting any underwriting discount and expenses) from the sale of Registrable Securities pursuant to such registration statement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, participating person or controlling person and shall survive the transfer of such securities by such seller.

(c) Notices of Claims, etc.  Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 2.8, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party hereunder, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to give notice as provided therein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 2.8. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate therein and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if such indemnified party and the indemnifying party reasonably determine, based upon advice of their respective independent counsel, that a conflict of interest may exist between the indemnified party and the indemnifying party with respect to such action and that it is advisable for such indemnified party to be represented by separate counsel, such indemnified party may retain other counsel, reasonably satisfactory to the indemnifying party, to represent such indemnified party, and the indemnifying party shall pay all reasonable fees and expenses of such counsel. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of such indemnified party, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) Other Indemnification.  Indemnification similar to that specified in the preceding paragraphs of this Section 2.8 (with appropriate modifications) shall be given by the Company and each seller of Registrable Securities with respect to any required registration or other qualification of such Registrable Securities under any Federal or state law or regulation of governmental authority other than the Securities Act.

(e) Other Remedies.  If for any reason the foregoing indemnity under Section 2.8(a), (b) or (d) is unavailable, or is insufficient to hold harmless an indemnified party, other than by reason of the exceptions provided therein, then the indemnifying party and the indemnified party under Section 2.8(a), (b) or (d) shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, or provides a lesser sum to the indemnified party than the amount hereinafter calculated, in such proportion as is appropriate to reflect not only the relative fault of the indemnifying party on the one hand and the indemnified party on the other but also the relative benefits received by the indemnifying party and the indemnified party from the offering of Registrable Securities (taking into account the portion of the proceeds of the offering realized by each such party) as well as any other relevant equitable considerations and, in the case of a seller, shall be in proportion to and limited to the net amount received by such seller (after deducting any underwriting discount and expense) from the sale of Registrable Securities pursuant to such registration statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Any party’s obligation to contribute pursuant to this Section 2.8(e) is several (in proportion to the relative value of their Registrable Securities covered by a registration statement) and not joint with the obligations of any other party. No party shall be liable for contribution under this Section 2.8(e) except to the extent and under such circumstances as such party would have been liable to indemnify under this Section 2.8 if such indemnification were enforceable under applicable law.

(f) Officers and Directors.  As used in this Section 2.8, the terms “officers” and “directors” shall include the partners of the holders of Registrable Securities which are partnerships and trustees of holders which are trusts.

(g) Indemnification Payments.  The indemnification and contribution required by this Section 2.8 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred; provided that in the event it is ultimately determined that any amounts so paid were not subject to indemnification or contribution hereunder, the recipient thereof shall promptly return such amounts to payor thereof.

ARTICLE III

MISCELLANEOUS

3.1 Rule 144; Legended Securities; etc.

(a) If the Company shall have filed a registration statement pursuant to Section 12 of the Exchange Act or a registration statement pursuant to the Securities Act relating to any class of equity securities (other than a registration statement pursuant to a Special Registration), the Company will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Securities and Exchange Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of any holder of Registrable Securities, make publicly available such information as necessary to permit sales pursuant to Rule 144), and will take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of a holder, the Company will deliver to such holder a written statement as to whether the Company has complied with such requirements. The Company will not issue new certificates for shares of Registrable Securities without a legend restricting further transfer unless (i) such shares have been sold to the public pursuant to an effective registration statement under the Securities Act (other than Form S-8 if the holder of such Registrable Securities is an Affiliate) or Rule 144, or (ii) (x) otherwise permitted under the Securities Act and (y) (A) the holder of such shares shall have delivered to the Company an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Company, to such effect and (B) the holder of such shares expressly requests the issuance of such certificates in writing.

(b) If any Registrable Securities are to be disposed of in accordance with Rule 144, the holder of such Registrable Securities shall transmit to the Company an executed copy of Form 144 (if required by Rule 144) no later than the time such form is required to be transmitted to the Securities and Exchange Commission for filing and such other documentation as the Company may reasonably require to assure compliance with Rule 144 in connection with such disposition.

3.2 Amendments and Waivers.  This Agreement may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have consented in writing and shall have obtained the written consent to such amendment, action or omission to act, of the CDR Fund, the Family Representative, Exor and TPG Entities; provided that no consent shall be required of any such Stockholder who, together with its affiliated Stockholders, owns less than 5% of the Fully-Diluted shares of Common Stock. Each holder of any Registrable Securities at the time or thereafter outstanding shall be bound by any consent authorized by this Section 3.2, whether or not such Registrable Securities shall have been marked to indicate such consent. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or parties granting such waiver in any other respect or at any other time.

3.3 Nominees for Beneficial Owners.  In the event that any Registrable Securities are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election and unless notice is otherwise given to the Company by the record owner, be treated as the holder of such Registrable Securities for purposes of any request or other action by any holder or holders of Registrable Securities pursuant to this Agreement or any determination of any number or percentage of shares of Registrable Securities held by any holder or holders of Registrable Securities contemplated by this Agreement. If the beneficial owner of any Registrable Securities so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Securities.

3.4 Successors, Assigns and Transferees.  Except as expressly provided in this Section 3.4, the provisions of this Agreement which are for the benefit of the parties hereto other than the Company are not assignable or transferable other than to a Permitted Transferee. Notwithstanding the foregoing, any Astros Stockholder that receives any Registrable Securities in a transaction contemplated as part of the liquidation of BCH Management, LLC shall be entitled to all rights of a Stockholder hereunder in respect of such shares.

3.5 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, in each case, to the address of such party set forth beneath its name on Schedule I hereto, or to such other address as such party may have designated to the Company and the other Stockholders party hereto in writing, or if to any holder of Registrable Securities not a party hereto on the date hereof, at the address of such holder in the stock record books of the Company, and if to the Company to the following address:

New Giant Corporation
814 Livingston Court
Marietta, Ga 30067
Facsimile (770) 644-2929
Attention: Senior Vice President,
                 General Counsel and Secretary

with a copy to:

Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Facsimile: (404) 881-4777
Attention: Sidney J. Nurkin, Esq.
                 William Scott Ortwein, Esq.

or at such other address or addresses as the Company may have designated in writing to each holder of Registrable Securities at the time outstanding.

3.6 No Inconsistent Agreements.  The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities by this Agreement. The Company represents and warrants to each Stockholder that no Person (other than the Stockholders pursuant to this Agreement) is entitled to any demand registration rights in respect of the Company’s securities (including securities of the Company as successor to Giant).

3.7 Remedies; Attorneys’ Fees.  Each holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any provision of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

3.8 Term.  This Agreement shall be effective as of the Effective Time, and shall continue in effect thereafter until the earliest of (a) its termination by the consent of the parties hereto or their respective successors in interest, (b) the date on which no Registrable Securities remain outstanding, or (c) the dissolution, liquidation or winding up of the Company. This Agreement shall terminate contemporaneously with any termination of the Transaction Agreement.

3.9 Severability.  If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstance shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subsections of this Agreement shall not affect the remaining portions of this Agreement.

3.10 Interpretation.  When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

3.11 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart; provided, that this Agreement shall be effective prior to its execution and delivery by any Astros Stockholder entitled to become party hereto.

3.12 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles and rules of conflict of laws to the extent such principles or rules would require or permit the application of the law of another jurisdiction.

3.13 Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day which is not a business day, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

3.14 No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Sections 2.8 and 3.3.

3.15 Submission to Jurisdiction; Waivers.  Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

3.16 Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 3.16.

3.17 Entire Agreement.  The parties hereby agree that the Original Registration Agreement and the Current Registration Rights Agreement shall be terminated and of no further force and effect, effective as of the Effective Time. This Agreement and the Stockholders Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

NEW GIANT CORPORATION

By:	/s/ David W. Scheible
Name: David W. Scheible

Title:	President and Chief Executive Officer

CLAYTON, DUBILIER & RICE FUND V LIMITED PARTNERSHIP

By:	CD&R Associates V Limited Partnership,
its general partner

By:	CD&R Investment Associates II, Inc.,
its managing general partner

By:	/s/ Kevin J. Conway
Name: Kevin J. Conway

Title:	Vice President and Secretary

EXOR GROUP S.A.

By:	/s/ Peter J. Rothenberg
Name: Peter J. Rothenberg

Title:	Attorney-in-Fact

THE FAMILY STOCKHOLDERS:

ADOLPH COORS FOUNDATION

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee and Treasurer

[Signature Page to Registration Rights Agreement]

ADOLPH COORS, JR. TRUST DATED SEPTEMBER 12, 1969

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

GROVER C. COORS TRUST DATED
AUGUST 7, 1952

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

MAY KISTLER COORS TRUST DATED SEPTEMBER 24, 1965

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

[Signature Page to Registration Rights Agreement]

AUGUSTA COORS COLLBRAN TRUST DATED JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

BERTHA COORS MUNROE TRUST DATED
JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

LOUISE COORS PORTER TRUST DATED
JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

[Signature Page to Registration Rights Agreement]

HERMAN F. COORS TRUST DATED JULY 5, 1946

By:	Adolph Coors Company LLC, Trustee

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Co-Chairman

JANET H. COORS IRREVOCABLE TRUST FBO
FRANCES M. BAKER DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
FRANK E. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

JANET H. COORS IRREVOCABLE TRUST FBO
JOSEPH J. FERRIN DATED JULY 27, 1976

By:	/s/ Jeffrey H. Coors
Name: Jeffrey H. Coors

Title:	Trustee

[Signature Page to Registration Rights Agreement]

TPG BLUEGRASS IV, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS IV — AIV 2, L.P.

By:	TPG GenPar IV, L.P.
its General Partner

By:	TPG Advisors IV, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Registration Rights Agreement]

TPG BLUEGRASS V—AIV 2, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS IV, INC.

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG BLUEGRASS V, INC.

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

BCH MANAGEMENT, LLC

By:	Bluegrass Container Holdings, LLC, its Managing Member

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Registration Rights Agreement]

TPG FOF V—A, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

TPG FOF V — B, L.P.

By:	TPG GenPar V, L.P.
its General Partner

By:	TPG Advisors V, Inc.
its General Partner

By:	/s/ Clive Bode
Name: Clive Bode

Title:	Vice President

[Signature Page to Registration Rights Agreement]

FIELD HOLDINGS, INC.

By:	/s/ Lawrence I. Field
Name: Lawrence I. Field

Title:	President

[Signature Page to Registration Rights Agreement]

JAMES AIKINS

By:

[Signature Page to Registration Rights Agreement]

GEORGE BAYLY

By:

[Signature Page to Registration Rights Agreement]

EDWARD BYCZYNSKI

By:

[Signature Page to Registration Rights Agreement]

KRISTOPHER DOVER

By:

[Signature Page to Registration Rights Agreement]

FRANK JOHNSTON

By:

[Signature Page to Registration Rights Agreement]

CURTISS KOMEN

By:

[Signature Page to Registration Rights Agreement]

KENNETH KUSHIBAB

By:

[Signature Page to Registration Rights Agreement]

BEN LANDIS

By:

[Signature Page to Registration Rights Agreement]

CRAIG LAPLANTE

By:

[Signature Page to Registration Rights Agreement]

JAMES LAURENCE

By:

[Signature Page to Registration Rights Agreement]

KRIEG LEE

By:

[Signature Page to Registration Rights Agreement]

ROBERT LEWIS

By:

[Signature Page to Registration Rights Agreement]

GARY MCDANIEL

By:

[Signature Page to Registration Rights Agreement]

MCDANIEL 2006 FAMILY TRUST

By:
Name:

Title:

[Signature Page to Registration Rights Agreement]

AL NICHOLS

By:

[Signature Page to Registration Rights Agreement]

MICHAEL NUSSBAUM

By:

[Signature Page to Registration Rights Agreement]

JAMES O’BRIEN

By:

[Signature Page to Registration Rights Agreement]

THOMAS PASTORINO

By:

[Signature Page to Registration Rights Agreement]

DAVID PIETROWICZ

By:

[Signature Page to Registration Rights Agreement]

MARK REED

By:

[Signature Page to Registration Rights Agreement]

JOHN JEFFREY SCHLACHTENHAUFEN

By:

[Signature Page to Registration Rights Agreement]

JAMES SEEFELDT

By:

[Signature Page to Registration Rights Agreement]

DONALD STURDIVANT

By:

[Signature Page to Registration Rights Agreement]

Schedule 1

Stockholders

Clayton, Dubilier & Rice Fund V Limited Partnership
c/o Clayton, Dubilier & Rice, Inc.
375 Park Avenue
New York, New York 10152
Facsimile: (212) 407-5260
Attention: Kevin J. Conway

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Facsimile: (212) 909-6836
Attention: Paul S. Bird, Esq.

EXOR Group S.A.
c/o EXOR USA Inc.
375 Park Avenue
Suite 1901
New York, NY 10152
Facsimile: (212) 355-5690
Attention: Michael J. Bartolotta

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Facsimile: (212) 757-3990
Attention: Marc E. Perlmutter, Esq.

TPG Bluegrass IV, L.P.
TPG Bluegrass IV, Inc.
TPG Bluegrass IV — AIV 2, L.P.
TPG Bluegrass V, L.P.
TPG Bluegrass V, Inc.
TPG Bluegrass V — AIV 2, L.P.
BCH Management, LLC
TPG FOF V — A, L.P.
TPG FOF V — B, L.P.
c/o Texas Pacific Group
301 Commerce Street
Suite 3300
Fort Worth, TX 76102
Attn: General Counsel

with a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile: (212) 455-2502
Attention: David J. Sorkin
                 Andrew W. Smith

Family Stockholders:

Adolph Coors, Jr. Trust dated September 12, 1969
Grover C. Coors Trust dated August 7, 1952
May Kistler Coors Trust dated September 24, 1965
Augusta Coors Collbran Trust dated July 5, 1946
Bertha Coors Munroe Trust dated July 5, 1946
Louise Coors Porter Trust dated July 5, 1946
Herman F. Coors Trust dated July 5, 1946

Coors Family Trusts
2120 Carey Avenue, Suite 412
Cheyenne, WY 82001
Facsimile: (307) 635-7430
Attention: Jeffrey H. Coors

Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976
Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976

Coors Family Trusts’ Office
c/o CBCo Mail Stop VR 900
Golden, CO 80401

Adolph Coors Foundation
4100 E. Mississippi Ave.
Suite 1850
Denver, CO 80246

In the case of each Family Stockholder with a copy to:

Thomas N. Long, P.C.
2120 Carey Avenue, Suite 300
Cheyenne, WY 82003
Facsimile: (307) 635-0413
Attention: Thomas N. Long, Esq.

Astros Stockholders:

Field Holdings, Inc.
c/o Larry Field
1500 Nicholas Boulevard
Elk Grove Village, IL 60007
Fax: 847-956-9250

James Aikins
George Bayly
Edward Byczynski
Kristopher Dover
Frank Johnston

Curtiss Komen
Kenneth Kushibab
Benjamin Landis
Craig LaPlante
James Laurence
Krieg Lee
Robert Lewis
Gary McDaniel
MCDANIEL 2006 FAMILY TRUST
Al Nichols
Michael Nussbaum
James O’Brien
Thomas Pastorino
David Pietrowicz
Mark Reed
John Jeffrey Schlachtenhaufen
James Seefeldt
Donald Sturdivant

c/o Altivity Packaging, LLC
450 E. North Avenue
Carol Stream, IL 60188

Annex G
Goldman, Sachs & Co. |  85 Broad Street |  New York, New York 10004
Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

July 9, 2007

Board of Directors
Graphic Packaging Corporation
814 Livingston Court SE
Marietta, GA 30067

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to Graphic Packaging Corporation (the “Company”) of the 139,445,038 shares (the “Stock Consideration”) of common stock, par value $0.01 per share (the “Newco Common Stock”), of New Giant Corporation, a wholly owned subsidiary of the Company (“Newco”), to be issued in the aggregate in exchange for 100% of the outstanding equity interests (the “Altivity Equity Interests”) in Bluegrass Container Holdings, LLC (“Altivity”) pursuant to the Transaction Agreement and Agreement and Plan of Merger, dated as of July 9, 2007 (the “Agreement”), by and among the Company, Altivity, TPG Bluegrass IV, L.P., TPG Bluegrass IV-AIV 2, L.P., TPG Bluegrass V, L.P., TPG Bluegrass V-AIV 2, L.P., Field Holdings, Inc., TPG FOF V-A, L.P., TPG FOF V-B, L.P., BCH Management LLC, certain other holders of Altivity Equity Interests joining the Agreement as a seller pursuant to Section 5.13 thereof, Newco and Giant Merger Sub, Inc., a wholly owned subsidiary of Newco (“Merger Sub”). We understand that pursuant to the Agreement (i) Merger Sub will be merged with and into the Company (the “Merger”) and each share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one share of Newco Common Stock and (ii) immediately following the effective time of the Merger, each holder of Altivity Equity Interests will contribute to Newco all of the Altivity Equity Interests owned by such holder in exchange for the Stock Consideration.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. An affiliate of Goldman, Sachs & Co. has entered into financing commitments to provide the Company with one third of the senior secured credit facilities in connection with the consummation of the Transaction, and has agreed to act as joint lead arranger and bookrunner in respect of the syndication of such credit facilities and the consummation of certain amendments to the Company’s existing senior secured credit facilities, in each case subject to the terms of such commitments and agreements. We expect to receive fees in connection with these financing commitments and facilities that are contingent upon their closing upon consummation of the Transaction.

In addition, we and our affiliates have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as joint book manager in connection with the refinancing of the Company’s $1,355,000,000 senior secured credit facility in May 2007. We also have provided certain investment banking and other financial services to Clayton, Dubilier and Rice, Inc.

(“CD&R”), a significant shareholder of the Company, and its affiliates and portfolio companies from time to time, including having acted as its financial advisor in connection with the sale of Kinko’s, a former portfolio company of CD&R, in February 2004; and as its financial advisor in connection with the sale of VWR International, a former portfolio company of CD&R, announced in May 2007. We also have provided certain investment banking and other financial services to TPG Capital (“TPG”), a significant equityholder of Altivity, and its affiliates and portfolio companies from time to time, including having acted as its financial advisor in connection with the acquisition of Texas Genco Holdings Inc. by TPG in December 2004; as underwriter with respect to the initial public offering of shares of common stock of Burger King Holdings, Inc., a portfolio company of TPG (“Burger King”), in May 2006; as underwriter with respect to the initial public offering of shares of common stock of J. Crew Group, Inc., a portfolio company of TPG (“J. Crew”), in June 2006; as joint bookrunner with respect to a follow on offering of shares of common stock of J. Crew in January 2007; as joint bookrunner with respect to a follow on offering of shares of common stock of Burger King in February 2007; as financial advisor to a consortium that includes TPG with respect to their proposed acquisition of Biomet, Inc, including acting as joint bookrunner and joint lead arranger with respect to the financing of such acquisition, announced in December 2006; and as financial advisor to a consortium that includes TPG with respect to their proposed acquisition of TXU Corp., announced in February 2007. We also may provide investment banking and other financial services to the Company and its affiliates and CD&R and TPG and their respective affiliates and portfolio companies in the future. In connection with the above-described services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company and its affiliates, Altivity, CD&R and TPG and their respective affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company, Altivity and affiliates and portfolio companies of CD&R and TPG for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have co-invested with CD&R and TPG and their respective affiliates from time to time and such affiliates of Goldman, Sachs & Co. have invested and may invest in the future in limited partnership units of affiliates of CD&R and TPG.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2006; audited financial statements and accompanying notes of Altivity Packaging LLC, a wholly owned subsidiary of Altivity (“Altivity Packaging”), for the two fiscal years ended December 31, 2006; the unaudited balance sheet of Altivity as of March 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and Altivity to their respective equityholders; certain internal financial analyses and forecasts for Altivity Packaging and Altivity prepared by the management of Altivity; certain internal financial analyses and forecasts for the Company prepared by its management; and certain financial analyses and forecasts for Altivity Packaging and Altivity prepared by the management of the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the management of the Company to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and Altivity regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Altivity. In addition, we have compared certain financial and stock market information for the Company and certain financial information for Altivity with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the paper-based packaging industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Altivity or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory or tax matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, nor are we expressing any opinion as to the prices at which shares of Company Common Stock or Newco Common Stock will trade at any time. We have assumed with your consent that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Altivity or on the expected benefits of the Transaction in any way meaningful to our analysis. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Company Common Stock should vote with respect to such Transaction or any other matter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Stock Consideration, taken in the aggregate, to be issued by Newco in exchange for 100% of the outstanding Altivity Equity Interests pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

(GOLDMAN, SACHS & CO.)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

New Graphic’s certificate of incorporation provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that New Graphic’s directors shall have no personal liability to New Graphic or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to New Graphic or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

New Graphic’s by-laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

The following exhibits are included as exhibits to this Registration Statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied after this exhibit. If no such information appears after an exhibit, such exhibit is filed herewith unless otherwise indicated.

Exhibit
Number	Exhibit

2.1	Transaction Agreement and Agreement and Plan of Merger, dated as of July 9, 2007, among Graphic Packaging Corporation, Bluegrass Container Holdings, LLC, Giant Merger Sub, Inc., New Giant Corporation, Field Holdings, Inc. and certain affiliates of TPG Capital, L.P. (attached hereto as Annex A).
3.1	Form of Restated Certificate of Incorporation of New Giant Corporation to be in effect as of the effective time of the merger (attached hereto as Annex B).

Exhibit
Number	Exhibit

3.2	Form of Amended and Restated Bylaws of New Giant Corporation to be in effect as of the effective time of the merger (attached hereto as Annex C).
4.1	Form of Graphic Packaging Holding Company Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (included in Exhibit 4.3).**
4.2	Form of Certificate for the Graphic Packaging Holding Company Common Stock, par value $0.01 per share.
4.3	Form of Rights Agreement to be entered into between New Giant Corporation and Wells Fargo Bank, National Association.*
4.4	Registration Rights Agreement, dated as of July 9, 2007, among Graphic Packaging Holding Company, the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., Field Holdings, Inc. and certain affiliates of TPG Capital (attached hereto as Annex F).
4.5	Stockholders Agreement, dated as of July 9, 2007, among Graphic Packaging Holding Company, the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., Field Holdings, Inc. and certain affiliates of TPG Capital (attached hereto as Annex E).
4.6	$1,355,000,000 Credit Agreement, dated as of May 16, 2007, among Graphic Packaging International, Inc., Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Alternative Currency Funding Fronting Lender, Deutsche Bank Securities Inc., as Syndication Agent, Goldman Sachs Credit Partners L.P., LaSalle Bank National Association and Morgan Stanley Senior Funding, Inc., as Co-Documentation Agents, and the several lenders from time to time party thereto. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on May 21, 2007 (Commission File No. 001-13182), and incorporated herein by reference.
4.7	Indenture, dated as of August 8, 2003, among Graphic Packaging International, Inc., as Issuer, Graphic and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.4 to Graphic’s Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.8	Indenture, dated as of August 8, 2003, among Graphic Packaging International, Inc., as Issuer, Graphic and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.5 to Graphic’s Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.9	Form of 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. (included in Exhibit 4.5). Filed as Exhibit A to the Indenture, dated as of August 8, 2003, among Graphic Packaging International, Inc., as Issuer, Graphic and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. filed as Exhibit 4.4 to Graphic’s Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.10	Form of 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. (included in Exhibit 4.6). Filed as Exhibit A to the Indenture, dated as of August 8, 2003, among Graphic Packaging International, Inc., as Issuer, Graphic and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. filed as Exhibit 4.5 to Graphic’s Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
5.1	Opinion of Alston & Bird LLP.*
8.1	Opinion of Alston & Bird LLP as to certain tax matters.
10.1	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Jeffrey H. Coors. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.2	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and David W. Scheible. Filed as Exhibit 10.3 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.

Exhibit
Number	Exhibit

10.3	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Daniel J. Blount. Filed as Exhibit 10.4 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.4	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Stephen A. Hellrung. Filed as Exhibit 10.5 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.5	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Wayne E. Juby. Filed as Exhibit 10.6 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.6	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Michael R. Schmal. Filed as Exhibit 10.7 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.7	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Robert M. Simko. Filed as Exhibit 10.8 to Graphic’s Current Report on Form 8-K filed on July 24, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.8	Employment Agreement, dated as of July 20, 2006, by and among Graphic Packaging International, Inc., Graphic and Michael P. Doss. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on September 25, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.9	Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) and incorporated herein by reference.
10.10	Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.’s Annual Report on Form 10-K filed on March 17, 2000 (Commission File No. 1-11113) and incorporated herein by reference.
10.11	2003 Riverwood Holding, Inc. Long-Term Incentive Plan. Filed as Exhibit 10.15 to Registration Statement on Form S-4 (Registration Statement No. 333-104928) filed on May 2, 2003 and incorporated herein by reference.
10.12	Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Graphic’s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 1-11113) and incorporated herein by reference.
10.13	Amendment No. 1 to Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan and Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.11 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.14	Form of Restricted Unit Agreement, dated as of August 8, 2003, between Graphic and each of Jeffrey H. Coors, David W. Scheible and Donald W. Sturdivant. Filed as Exhibit 10.12 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.15	Form of Management Stock Option Agreement entered into by and between Graphic and each of Wayne E. Juby, Michael R. Schmal, Daniel J. Blount, and Stephen A. Hellrung. Filed as Exhibit 10.13 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.16	Form of Restricted Unit Agreement entered into by and between Graphic and each of Wayne E. Juby, Michael R. Schmal, Daniel J. Blount, and Stephen A. Hellrung. Filed as Exhibit 10.14 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.17	Form of Option Cancellation Acknowledgement of Wayne E. Juby and Michael R. Schmal. Filed as Exhibit 10.15 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.18	Management Stock Option Agreement, dated as of August 8, 2003 entered into by and between Graphic and Stephen M. Humphrey. Filed as Exhibit 10.17 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

Exhibit
Number	Exhibit

10.19	Restricted Unit Agreement, dated as of August 8, 2003, entered into by and between Graphic and Stephen M. Humphrey. Filed as Exhibit 10.18 to Graphic’s Quarterly Report on Form 10-Q filed on November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.20	Form of Officers’ Salary Continuation Agreement, as amended. Filed as Exhibit 10.10 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 20, 1995 (Commission File No. 0-20704), and incorporated herein by reference.
10.21	Graphic Packaging Equity Incentive Plan, as amended and restated, effective as of March 1, 2001. Filed as Exhibit 10.9 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.22	Graphic Packaging Equity Compensation Plan for Non-Employee Directors, as amended and restated. Filed as Exhibit 10.10 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.23	ACX Technologies, Inc. Phantom Equity Plan. Filed as Exhibit 10.11 to Graphic Packaging International Corporation’s Current Report on Form 8-K filed on November 19, 1992 (Commission File No. 0-20704), and incorporated herein by reference.
10.24	Graphic Packaging Excess Benefit Plan, as restated, effective as of January 1, 2000. Filed as Exhibit 10.12 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.25	Graphic Packaging Supplemental Retirement Plan, as restated, effective as of January 1, 2000. Filed as Exhibit 10.13 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.26	ACX Technologies, Inc. Deferred Compensation Plan, as amended. Filed as Exhibit 10.15 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 7, 1996 (Commission File No. 0-20704), and incorporated herein by reference.
10.27	First Amendment to the Graphic Packaging Deferred Compensation Plan. Filed as Exhibit 10.16 to Graphic Packaging International Corporation’s Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.28	Graphic Packaging Executive Incentive Plan, as amended and restated, effective February 1, 2002. Filed as Exhibit 10.1 to Graphic Packaging International Corporation’s Quarterly Report on Form 10-Q filed on October 31, 2002 (Commission File No. 001-14060), and incorporated herein by reference.
10.29	Form of Indemnification Agreement, dated as of September 10, 2003, entered into by and among Graphic, GPI Holding, Inc., Graphic Packaging International, Inc. and each of Jeffrey H. Coors, Stephen M. Humphrey, Kevin J. Conway, G. Andrea Botta, John D. Beckett, Harold R. Logan, Jr., John R. Miller, Robert W. Tieken, B. Charles Ames (as emeritus director) and William K. Coors (as emeritus director). Filed as Exhibit 10.30 to Graphic’s Annual Report on Form 10-K filed on March 16, 2004 (Commission File No. 001-13182) and incorporated herein by reference.
10.30	2004 Stock and Incentive Compensation Plan of Graphic Packaging Corporation. Filed as Appendix B to the Company’s definitive proxy statement filed on April 5, 2004 (Commission File No. 001-13182) and incorporated herein by reference.
10.31	Amended and Restated Riverwood Holding, Inc. Stock Incentive Plan, effective May 17, 2005. Filed as Exhibit 10.38 to Graphic’s Annual Report on Form 10-K filed on March 2, 2007 (Commission File No. 001-13182) and incorporated herein by reference.
10.32	Form of Service Restricted Stock Unit Award Agreement granted on March 16, 2005 under the 2004 Stock and Incentive Compensation Plan. Filed as Exhibit 10.32 to Graphic’s Annual Report on Form 10-K filed on March 3, 2006 (Commission File No 001-13182) and incorporated herein by reference.
10.33	Graphic Packaging International, Inc. Supplemental Executive Pension Plan, effective April 7, 2006. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on April 11, 2006 (Commission File No. 001-13182) and incorporated herein by reference.
10.34	Graphic Packaging International, Inc. 2006 Management Incentive Plan. Filed as Exhibit 10.41 to Graphic’s Annual Report on Form 10-K filed on March 2, 2007 (Commission File No. 001-13182) and incorporated herein by reference.

Exhibit
Number	Exhibit

10.35	Graphic Packaging International, Inc. Severance Pay Plan. Filed as Exhibit 10.1 to Graphic’s Quarterly Report on Form 10-Q filed on May 3, 2007 (Commission File No. 001-13182) and incorporated herein by reference.
10.36	Graphic Packaging International, Inc. Management Incentive Plan. Filed as Exhibit 10.2 to Graphic’s Quarterly Report on Form 10-Q filed on May 3, 2007 (Commission File No. 001-13182) and incorporated herein by reference.
10.37	Agreement Regarding Settlement of Stock Options dated as of March 28, 2007, by and between Graphic and Stephen M. Humphrey. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on March 29, 2007(Commission File No. 001-13182) and incorporated herein by reference.
10.38	Promissory Note from Stephen M. Humphrey to Riverwood International Corporation, dated as of November 18, 1999, as amended December 19, 2001.*
10.39	Master Services Agreement dated November 29, 2007 by and between Graphic Packaging International, Inc. and Perot Systems Corporation. Filed as Exhibit 10.1 to Graphic’s Current Report on Form 8-K filed on December 5, 2007 (Commission file 001-13182) and incorporated herein by reference.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm for Graphic Packaging Corporation.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm for BCH.
23.3	Consent of Alston & Bird LLP (included in Exhibits 5.1 and 8.1).*
24.1	Powers of Attorney of Directors and Officers of New Graphic.*
99.1	Consent of George V. Bayly.*
99.2	Consent of John D. Beckett.*
99.3	Consent of G. Andrea Botta.*
99.4	Consent of Jeffrey H. Coors.*
99.5	Consent of Kevin J. Conway.*
99.6	Consent of Kelvin L. Davis.*
99.7	Consent of Jeffrey Liaw.*
99.8	Consent of Harold R. Logan, Jr.*
99.9	Consent of Michael G. MacDougall.*
99.10	Consent of John R. Miller.*
99.11	Consent of David W. Scheible.*
99.12	Consent of Robert W. Tieken.*
99.13	Consent of Goldman, Sachs & Co.
99.14	Form of Proxy Card.
99.15	Consent of Jack A. Fusco.*

* Previously filed.

Item 22.	Undertakings

The undersigned hereby undertakes the following:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(B) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(C) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(ii) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(iv) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(v) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.(vi) (A) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(vii) The registrant undertakes that every prospectus: (A) that is filed pursuant to paragraph A immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(vii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(ix) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(x) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Graphic being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on December 6, 2007.

NEW GIANT CORPORATION

By:	/s/ Daniel J. Blount
Daniel J. Blount
Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Title	Date

* David W. Scheible		President, Chief Executive Officer and Director (Principal Executive Officer)	December 6, 2007

/s/ Daniel J. Blount Daniel J. Blount		Chief Financial Officer and Director (Principal Financial Officer)	December 6, 2007

* Deborah R. Frank		Vice President and Controller (Principal Accounting Officer)	December 6, 2007

* Stephen A. Hellrung		Director	December 6, 2007

*By	/s/ Daniel J. Blount Daniel J. Blount Attorney-In-Fact, pursuant to Power of Attorney, dated August 31, 2007